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As filed with the Securities and Exchange Commission on November 10, 2005

Registration No. 333-128694

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Masisa S.A.
(Exact name of Registrant as specified in its charter)

Masisa S.A.
(Translation of the Registrant's name in English)

The Republic of Chile (Jurisdiction of incorporation)	Not Applicable (I.R.S. Employer Identification No.)

Avenida Apoquindo 3650, Piso 10
Las Condes
Santiago, Chile
(56-2) 350-6000
(Address and telephone number of Registrant's principal executive offices)

Terranova Forest Products, Inc.
900 Circle Seventy-five Parkway, Suite 720
Marietta, Georgia 30339
(770) 405-2600
(Address and telephone number for agent for service)

Copies to:

Richard M. Kosnik, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3437	Nicholas A. Kronfeld, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4950

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 10, 2005

Prospectus

7,948,850 American Depositary Shares

Each American Depositary Share represents 50 common shares

We are offering 7,948,850 ADSs, or their equivalent in common shares, in a global offering. Of the 7,948,850 ADSs being offered,                   are being offered by the international underwriters in the United States and in other jurisdictions outside of the United States and Chile, and the equivalent of                  ADSs are being offered by the Chilean underwriters in a concurrent offering in Chile in the form of shares of common stock.

In addition, separate from these offerings, we expect to make two preemptive rights offerings pursuant to Chilean law to our existing holders of common stock and American depositary shares at the same price per share of common stock and American depositary share as this offering. The preemptive rights offerings must remain open for at least 30 days.

Our ADSs are listed on the New York Stock Exchange under the symbol "MYS" and our common shares are listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaiso Stock Exchange under the symbol "Masisa". On November 9, 2005, the last reported sale price of our ADSs on the New York Stock Exchange was US$10.78 per ADS.

	Per ADS	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Masisa S.A., before expenses	$	$

Grupo Nueva S.A. and Inversiones Forestales Los Andes S.A., as Selling Shareholders, are granting the international underwriters an option, exercisable within 30 days of the date of this prospectus, to purchase up to an aggregate of                           additional ADSs at the public offering price, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any.

Investing in our ADSs involves risks. See "Risk factors" beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan Securities Inc. expects to deliver the ADSs to purchasers on or about                           , 2005.

JPMorgan

Deutsche Bank Securities	Santander Investment

                           , 2005

Table of contents

Summary
The offering
Summary financial data
Risk factors
Cautionary statement concerning forward-looking information
Presentation of financial and other information
Use of proceeds
Market information
Dividends and dividend policy
Capitalization
Dilution
Selected financial data
Unaudited pro forma financial information
Management's discussion and analysis of financial condition and results of operations
Business
Preemptive rights offerings
Exchange rates
Exchange controls
Directors and senior management
Director compensation
Employees
Principal shareholders
Related party transactions
Description of share capital
Description of american depositary receipts
Material contracts
Taxation
Underwriters
Other expenses of the issuance and distribution
Legal matters
Experts
Where you can find more information
Service of process and enforcement of civil liabilities
Index to the consolidated financial statements

Summary

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk factors" and "Forward-looking statements" sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Our company

We are a leading vertically integrated Latin American forestry and wood products company. Our main products include wood boards, solid wood products, sawn lumber and logs. We grow and harvest timber in plantations located in some of the fastest tree growth rate areas in the world and sell our manufactured products primarily to the construction and furniture industries, mainly in Latin America and the United States, as well as to customers in other markets such as Europe and Asia. Our planted forests provide us with a sustainable low cost source of raw material that can be used to manufacture many of our products, particularly solid wood products. In 2004, 62% of our sales were in investment grade countries, Chile, Mexico and the United States, which accounted for 17%, 16% and 29%, respectively, of our sales in that year. The rest of Latin America accounted for 34% of our sales in 2004 with Argentina, Brazil, Venezuela and Colombia accounting for 7%, 14%, 6% and 2%, respectively, of our sales in that year. The remaining 4% of our sales in 2004 was from exports to 50 countries outside of Latin America and the United States. We produced 3.8 million cubic meters of forest products in 2004, generating US$651 million of net sales, US$95 million of operating income and US$56.8 million of net income. For the six months ended June 30, 2005, we produced 1.9 million cubic meters of forest products, generating US$354 million of net sales, US$48 million of operating income and US$21.6 million of net income.

Increasing environmental concerns around the world have made planted timber a more desirable resource in the forest products industry. Masisa owns 244,139 hectares of planted timber plantations including 136,893 hectares in some of the fastest tree growth rate areas in the world such as Chile, Brazil and Argentina, giving us access to a sustainable, low-cost source of raw material. Our forests are managed under international environmental standards, including the International Organization for Standardization's (ISO) 14,001 certification and compliance certifications from the Forestry Stewardship Council (FSC), allowing the Company better access to developed world markets in which compliance with such standards is often of interest to consumers. We expect that the progressive maturity of our forests in Chile will allow us to increase our annual harvest resulting in a higher volume of wood production. Additionally, due to consistent forest management practices that we have followed for more than a decade, we expect to improve the quality of our harvested wood, allowing us to add higher quality products to our product mix. We expect that the combination of improved quality and increased volume of our annual timber harvest will lead to increased operating income and cash flow.

Masisa is a leading wood board producer in Latin America with an annual installed capacity of 2.3 million cubic meters, which accounts for 18% of the region's installed capacity. Our principal board products include MDF (medium density fiberboard), particle board and OSB

(oriented strand board) which are mainly sold in the Latin American region. In sawn lumber, Masisa also is a competitor in the region, with an annual installed capacity of 730,000 cubic meters. Sawn lumber is sold primarily in the Mexican market. Masisa produces value-added products such as solid wood pine doors, finger-joint mouldings and MDF mouldings with a current annual installed capacity of 45,000, 175,000 and 214,000 cubic meters as of September 2005, respectively. These products are sold principally in the United States.

In Latin America, Masisa's forest holdings and industrial capacity are complemented by a substantial distribution network of independently owned stores selling our products called "Placacentros Masisa™". The Placacentro concept has been successful in developing our customer base to include more small to medium sized businesses. The network has grown from 49 stores in 2000 to 220 stores in 2004 and 259 stores as of September 21, 2005. Placacentro stores, which are present in 10 countries in the Latin America region, are oriented toward independent furniture manufacturers and small contractors. Placacentro stores offer a variety of products related to furniture manufacturing and provide related services, such as computer aided furniture design, and customized board sizing and drilling, improving our customers' productivity. The Placacentro stores are operated under agreements that require them to maintain certain quality and service standards, and ensure that a majority of the products sold through their stores are Masisa brand products, but do not require the payment of license or similar fees to us.

In the United States, Masisa has a presence through its subsidiary Terranova Forest Products, Inc. (now using the trademark Masisa USA). In this market, Masisa sells approximately one million solid wood pine doors per year as well as finger-joint and MDF mouldings. Furthermore, in the United States, Terranova Forest Products, Inc. owns and operates a MDF moulding plant in order to source customers that value short lead-time deliveries. We also participate in the structural panels market, selling OSB produced in our Brazilian operation. We distribute our products in the United States principally through Masonite as well as wholesale building products distributors such as Builders First Source, OrePack, Weyerhaeuser and others, that resell our products to retailers.

Our competitive strengths

•	Quality low cost forest resources. Most of our forest holdings are located in some of the fastest tree growth rate areas in the world such as Chile, Argentina and Brazil. These forests have varying age profiles and we expect that their progressive maturity will allow us to increase our annual harvest in the future. Additionally, due to consistent forest management practices that we have followed for more than a decade, we expect to improve the quality of our harvested wood, allowing us to add higher quality products to our product mix. The location of our forests in fast growth rate areas lowers our raw materials cost, providing us with an important competitive advantage compared to competitors that rely on raw materials from plantations in slower tree growth rate regions.
Due to increasing environmental concerns around the world, and as industrial capacity has started to match industrial forest availability, planted timber plantations have become a strategic asset.

•
Modern manufacturing facilities and competitive operations. 48% of our board production capacity, 72% of our moulding production capacity and 86% of our saw mill capacity were built after 2000. Our primary production facilities are located in Chile, Brazil, Argentina and Venezuela where our forests are located. Modern manufacturing facilities, access to low cost raw material, economies of scale derived from the overall size of our operations, and the relatively low labor costs in the Latin American countries in which we operate, provide us with a competitive cost structure.
•
Leading producer of wood boards in Latin America. We have approximately 18% of the total installed board production capacity in the region, and a capacity approximately 26% greater than our next closest competitor as of September 2005. This regional footprint provides us with commercial flexibility to optimize production and product sales destinations within the region, based on the dynamics of the different Latin American markets.
•
Established and expanding distribution network. Our Placacentro distribution network has proved successful in Latin America, resulting in growth from 49 stores in 2000 to 220 stores in 2004 and 259 stores as of September 21, 2005. Placacentro stores, which are oriented toward independent furniture manufacturers and small contractors, offer a variety of products and related services aimed at improving our customers' productivity and allow us to be closer to a broad customer base.
•
Geographic diversification. We sell our products in every major economy in Latin America as well as the United States. Our largest market, the United States, represents no more than 30% of our sales and our largest Latin American market represents no more than 16% of our sales. This geographic diversification diminishes to a certain extent our vulnerability to market downturns in any one country.
•
Significant cost advantages in value-added wood products. We are able to capitalize on rapid forest growth and low manufacturing costs to achieve a cost advantage in supplying the North American market compared to manufacturers that serve the North American market from other regions in the world.

Our strategy

Our business goal is to be a low-cost integrated Latin America forestry and wood products company with planted timber plantations in rapid growth regions, a competitive industrial capacity, a strong distribution network in Latin America and an important presence in the United States, Europe and Asia. The key elements of our strategy include:

•	Maximize the value of our forests. We plan to maximize and strengthen (i) our position as an integrated Latin American forestry company with managed forest plantations in fast growing regions and (ii) our ability to fully utilize all tree by-products throughout our production processes.

As an increasing portion of our plantations reach maturity over the coming years, we expect to increase our annual harvest, thereby increasing our volume of wood production. Additionally, our consistent forest management practices are expected to result in the harvesting of higher quality wood, as a result of which we expect to add higher quality products to our product mix.

As an integrated company, we strive to maximize the complete use of all portions of the trees harvested. Different parts of the trees are used to produce different products ranging from wood doors to solid wood mouldings and lumber. Even the by-products of various production processes, such as sawdust and chips, are used in the production of wood boards.

As part of the optimization of our forestry holdings, in November 2004 we sold approximately 12,000 hectares of radiata pine forest in Chile, with an average age of 12 years, at a price of approximately US$73 million, or approximately US$6,100/ha.
•
Capitalize on Latin America's growth opportunities. We believe that the increasing use of wood boards in the furniture industry in Latin America, combined with the un-met demand for housing in the countries in the region, will drive future growth. Based on growth prospects in the region, we are evaluating the construction of new industrial facilities in Chile and Brazil.
We plan to leverage our leading presence in Latin America as well as our Placacentros network to capture growth opportunities in the region.
•
Expand and leverage our distribution network. We plan to maintain a strong customer-focused approach throughout the production and distribution chain and continue to build upon our strong distribution network.
We intend to continue to build our Placacentro network and reach 400 Placacentro stores in the region by the end of 2007.

We plan to leverage our Placacentro network by offering a broader product mix, including our solid wood products such as sawn lumber and other related products and services targeted to the furniture and construction industries.
•	Move into higher value-added products. Expand our offerings of higher margin products in the North American market.
•
Develop new markets for solid wood products. We plan to direct an increasing portion of our solid wood products, historically directed mainly to the United States market, to Latin America and to other markets such as Europe or Southeast Asia.
•
Focus on sustainable development practices. Ensure that our forestry assets and production facilities and processes are maintained and operated in accordance with various internationally accepted sustainable development and socially responsible development principles. This strategy is intended to reduce our environmental compliance risks and to allow us to provide certain products in accordance with various international environmental standards that are increasingly demanded by end customers.

Our challenges

Our business is subject to a number of risks which you should consider before investing in our ADSs. Several of these risks, which are discussed in more detail in "Risk factors", are the following:

•	Dependence on a limited number of U.S. distributors and customers. We are dependent to a significant degree on a small number of third-party distributors to achieve our sales in the United States.
•
Dependence on a limited number of Brazilian log and raw wood material suppliers. We are dependent upon third parties in Brazil to supply an adequate amount of quality logs and raw wood materials at competitive prices for use in our production of OSB and solid wood products.
•
Concentration of OSB sales in the U.S. market, and a Brazilian OSB market in an early stage of development. Most of our sales of OSB products have been into the U.S. market. In addition, the Brazilian OSB market remains in an early stage of development.
•
Highly cyclical industries and markets and wide fluctuations of demand and prices. Our industry and certain of the markets in which we operate are highly cyclical, and the prices of and demand for many of our products, which are sold primarily to the furniture and construction industries, are subject to wide fluctuations.
•	Potential general strikes and work stoppages. In Latin America, we face from time-to-time potential general strikes and work stoppages.
•
Import and export restrictions and unavailability of maritime transport. Our ability to make, transport and sell our products in some of our key markets could be affected by import and export restrictions as well as the general market unavailability of maritime transport.

Our relationship with Grupo Nueva

We are controlled by our majority shareholder, Grupo Nueva S.A., a part of a larger group of affiliated investment companies held by Nueva Holding, Inc., which provides us with strategic and management guidance and assistance. As part of the Grupo Nueva group, we adhere to certain common management philosophies and practices with the other group companies, including practices that promote sustainable development of our forestry assets and the social environment in the communities in which our operations are located.

In July 2002, Forestal Terranova S.A., our predecessor forestry company controlled by the Grupo Nueva group, acquired a controlling interest in Masisa S.A., our predecessor board products company. Throughout the remainder of 2003 and 2004, Forestal Terranova (subsequently renamed Terranova S.A.) expanded the relationship and coordination of operations between the two companies in order to improve their respective efficiency, strength and financial performance. In May 2005, in order to consolidate and further leverage each company's strengths, Masisa S.A. was merged into Terranova S.A., which was subsequently renamed Masisa S.A. As a result of this merger, Grupo Nueva S.A. owns 59.5% of our outstanding shares.

Recent developments

Results of operations

Nine months ended September 30, 2005.    On October 27, 2005, we announced our consolidated financial results for the third quarter and nine months ended September 30, 2005. The following summarizes select items in our unaudited consolidated financial results for the nine months ended September 30, 2005. This summary should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2005, our audited consolidated financial statements for the year ended December 31, 2004, and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus.

	Nine months ended September 30, (unaudited)
(in millions of US$, except where noted)	2004	2005

Net sales	$475.7	$549.9
Gross margin	138.8	149.7
Operating income	73.5	70.1
Non-operating results	(28.1)	(28.7)
Net income(1)	26.2	27.7
Depreciation, amortization and depletion(2)	51.5	55.7
Net sales growth %	—	15.6%
Gross margin %*	29.2%	27.2%
Operating income margin %*	15.4%	12.7%
Net income margin %*	5.5%	5.0%

*
Amounts are expressed as percentages of net sales.

(1)
Due to the incorporation of Masisa into and with the Company and the resulting effect on minority interest, net income for the nine months ended September 30, 2004 and September 30, 2005 are not comparable. Please see the discussion on Minority Interest included elsewhere in this prospectus.

(2)
Depletion, which is included in costs of sales, are costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Net sales increased 15.6% to US$549.9 million in the nine months ended September 30, 2005 compared to US$475.7 million in the nine months ended September 30, 2004. The increase was due mainly to higher average prices while total volume declined slightly. Gross margin increased to US$149.7 million, or 27.2% of net sales, in the nine months ended September 30, 2005 compared to US$138.8 million, or 29.2% of net sales, in the nine months ended September 30, 2004. The increase was mainly due to higher sales, however, gross margin as a percentage of sales declined due to proportionally higher costs of sales resulting from higher raw material costs. Operating income decreased to US$70.1 million, or 12.7% of net sales, in the nine months ended September 30, 2005 compared to US$73.5 million, or 15.4% of net sales, in the nine months ended September 30, 2004. While selling and administrative expenses increased in proportion to the increase in sales, operating income decreased mainly due to proportionally higher costs of sales resulting from higher raw material costs.

Non-operating results were a loss of US$28.7 million in the nine months ended September 30, 2005 compared to a loss of US$28.1 million in the nine months ended September 30, 2004. Despite a decrease in operating income, net income increased to US$27.7 million, or 5.0% of net sales, in the nine months ended September 30, 2005. Net income was US$26.2 million, or 5.5% of net sales, in the nine months ended September 30, 2004. Net income for the nine months ended September 30, 2005 was affected by an increase of US$9.9 million in income tax expense mainly due to a foreign exchange gain resulting from the appreciation of the Brazilian real and its effect on the U.S. dollar denominated liabilities of our Brazilian subsidiaries. This increase impairs our tax losses in Brazil and may result in tax payments in future periods. Net income in the nine months ended September 30, 2005 is not comparable to net income in the nine months ended September 30, 2004 due to the incorporation of the former Masisa into and with the Company during the nine months ended September 30, 2005 and the resulting elimination of the associated minority interest expense.

Third quarter developments.    During the third fiscal quarter, compared to the second fiscal quarter, we experienced higher physical volume sales of OSB, finger-joint and MDF mouldings in the United States. We also experienced higher physical volume sales of MDF, principally in Chile, Brazil and Argentina, and sawn lumber and particle board in Mexico. In the Chilean local market, we experienced higher prices for particle board and MDF boards. In the United States market, we experienced increased prices for OSB and mouldings at the end of the fiscal quarter. In addition, costs for resins and energy, mainly in Chile, Brazil and Mexico, increased in the third fiscal quarter compared to the second fiscal quarter and consolidated selling and administrative expenses increased as a result of the appreciation of various Latin American currencies. In the third quarter, total debt increased by US$28.1 million, and cash and cash equivalents increased by US$31.2 million.

Acquisition of minority interests in subsidiaries holding forestry assets.    On October 27, 2005, we announced an investment of up to US$59.2 million in cash for the purchase of minority interests in our subsidiaries Forestal Tornagaleones S.A. and Forestal Argentina S.A. These subsidiaries hold forestry assets in Chile and Argentina. We currently own 60.45% of the outstanding equity securities of Forestal Tornagaleones, and Forestal Tornagaleones owns 50.1% of the outstanding equity securities of Forestal Argentina S.A. On October 26, 2005, we entered into an agreement with the holder of a significant minority interest in each of these companies to acquire that holder's 34.5% interest in the common equity securities of Forestal Tornagaleones for approximately US$29.9 million in cash and its 29.2% interest in the common equity securities of Forestal Argentina for approximately US$14.5 million in cash. Under the Forestal Argentina shareholders' agreement, the minority shareholders have a right to purchase the interest of the significant minority shareholder and a right to sell their interests together with the interest of the significant minority shareholder. The significant minority shareholder has notified the remaining minority shareholders of the purchase agreement with us, and requested that the other minority shareholders give notice regarding whether or not they intend to exercise their purchase or sale rights under the shareholders' agreement. We also made an offer to the remaining minority shareholder of Forestal Tornagaleones to purchase their interests at the same price per share of common equity that will be paid to the significant minority shareholder. Our obligation to purchase the significant minority shareholder's interests in these two companies is not contingent on the acceptance of our offer to purchase made to the other minority shareholders or the exercise of the sale rights under the shareholders' agreement. If all minority shareholders sell to us their interests in these two companies, the total purchase price for all outstanding minority interests in the common equity securities of

Forestal Tornagaleones and Forestal Argentina will be approximately US$34.3 million and US$24.8 million, respectively. The closing of the purchases of the minority interests in Forestal Tornagaleones is expected to occur on or about November 15, 2005. The closing of the purchase of the significant minority interest in Forestal Argentina is subject to obtaining an unqualified approval of the transaction by the Comisión de Defensa de Libre Competencia of Argentina, which could take up to three months.

New medium-term credit facility.    In the fourth quarter of 2005, we are seeking to enter into a syndicated, six-year, term loan for an amount between US$100 million and US$150 million with Rabobank International, as administrative agent. It is our intention that Masisa Overseas Ltd. will be the borrower and that Masisa S.A., Masisa Argentina S.A. and Masisa do Brazil Ltda. will guarantee the term loan. Borrowing under the term loan will bear interest at LIBOR plus a margin of between 0.35% and 0.65% per year depending on our long-term foreign currency rating. Principal under the loan is due and payable in six semiannual installments starting 42 months after the closing date of the credit facility, with 20% due in the first year of repayment, 30% due in the second year of repayment and the remaining 50% due in the final year of repayment. Borrowings under the term loan will be used to refinance a portion of our existing short- and medium-term indebtedness.

Chilean bond offering.    We will seek to complete a public issuance of up to UF5.5 million principal amount of fixed rate bonds in the Chilean market in the fourth quarter of 2005. The principal amount is equivalent to approximately US$180.5 million as of November 3, 2005. The issuance is expected to be in two series, one for an amount of up to UF2.5 million, maturing in up to 10 years, and the other for an amount of up to UF3.0 million, maturing in up to 25 years. The aggregate amount of the two series will be no greater than UF5.5 million. The proceeds of these bonds will be used to repay financial obligations.

The offering

Securities offered	We are offering 7,948,850 ADSs, or their equivalent in common shares, in a global offering. Of the 7,948,850 ADSs being offered, are being offered by the international underwriters in the United States and in other jurisdictions outside of the United States and Chile, and the equivalent of ADSs are being offered by the Chilean underwriters in a concurrent offering in Chile in the form of shares of common stock. We refer to the offering outside Chile as the "international offering" and to the offering in Chile as the "Chilean offering". We refer to the international offering together with the Chilean offering as the "global offering" or the "combined offering." In addition, as described below, we are making two separate preemptive rights offerings under Chilean law for an aggregate amount of 270,636,484 common shares (or the equivalent of approximately 5,412,729 ADSs), after giving effect to waivers from our controlling shareholders. No allocation of the ADSs and common shares has been made between the two offerings as of the date of this preliminary prospectus. The eventual allocation, which will be made at the time the ADSs offered hereby are sold, will be determined based on relative demand at the time and may result in the ADSs or equivalent common shares being distributed predominantly in Chile or outside Chile.
The preemptive rights offerings
On August 29, 2005, our shareholders resolved to increase the Company's capital by 650,000,000 shares, equivalent to 13,000,000 ADSs. In order to carry out the capital increase, we are required by Chilean law to make a preemptive rights offering to our existing shareholders. In that preemptive rights offering we will be offering holders of shares of our common stock the right to subscribe for newly issued shares of common stock. In addition, we will make a separate simultaneous preemptive rights offering in which we will offer holders of our common stock the right to subscribe for 18,078,984 shares of common stock currently held as treasury shares. In this document we refer to these two offerings together as the "preemptive rights offerings." In each preemptive rights offering, holders of our shares of common stock will have the right to subscribe to the newly issued shares or the treasury shares, as applicable, in proportion to their holdings of shares of common stock on the fifth Chilean business day (including Saturday for this purpose) prior to the commencement of that preemptive rights offering. Both preemptive rights offerings are expected to commence on the date of this prospectus and will end 30 days thereafter. On October 13, 2005, we filed a registration statement on Form F-1 under the Securities Act of 1933 relating to the preemptive rights offerings.

In addition, although we are not required to do so, in both preemptive rights offerings we will offer to our holders of ADSs, as of the applicable record date, rights to subscribe for ADSs relating to newly issued shares and treasury shares at common stock.

In order to make shares available for sale in the combined offering, our controlling shareholders, which hold approximately 59.5% of our outstanding shares, have indicated their intention to waive their rights to subscribe for any of the newly issued shares or treasury shares of common stock in the preemptive rights offerings. The closing of the combined offering is conditioned on receipt of this waiver. Our controlling shareholders are not obligated to waive any of their preemptive rights nor will our controlling shareholders receive any consideration for the waiver of preemptive rights.

The price at which shares of common stock will be offered in the preemptive rights offerings will be the same as the price at which shares of common stock are being offered in the Chilean offering and the price at which the ADSs are being offered in the international offering (adjusting for the Chilean peso/U.S. dollar exchange rate and the ratio of shares of common stock to ADSs).

A maximum of 263,312,750 newly issued shares of common stock and 7,323,734 treasury shares of common stock (including the shares represented by ADSs) will be available for subscription in the preemptive rights offerings (after taking into account the waiver of preemptive rights by our controlling shareholders with respect to the newly issued and treasury shares). The sale of ADSs and shares in the combined offering is conditioned upon the waiver by our controlling shareholders of their rights to subscribe for newly issued and treasury shares pursuant to the preemptive rights offerings.

Over-allotment option
The Selling Shareholders are granting the international underwriters an option, exercisable within 30 days, to purchase up to an aggregate of additional shares of common stock, representing ADSs, solely for the purpose of covering over-allotments, if any.
Use of proceeds
We estimate that the net proceeds to us from the combined offering, based on an assumed offering price of US$10.78 per ADS (being the last reported sale price of our ADSs on the New York Stock Exchange on November 9, 2005), and after deducting underwriting discounts and estimated expenses, would be approximately US$82.3 million. We estimate that the net proceeds from the preemptive rights offerings, based on an equivalent offering price, would be approximately US$58.3 million, assuming the offers are fully subscribed.

We intend to use the net proceeds of the combined offering and the preemptive rights offerings for the construction of a new MDF plant in Chile and, over the next three years, for additional projects under consideration, but not yet approved, including a new MDF plant in Brazil, a plywood plant in Chile and forestry acquisitions or investments in Chile, Argentina and Brazil.
Lock-up
We, our officers and directors and our controlling shareholders have agreed not to sell any shares other than in the combined offering and the preemptive rights offerings for a period of 90 days after execution of the underwriting agreements for the combined offering without the prior approval of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. has advised us that it has no present intention or arrangement to release any of the securities subject to a lock-up agreement and any future request for such a release will be considered in light of the particular circumstances surrounding the request. See "Underwriters."

Shares outstanding immediately prior to and following the preemptive rights offerings and the combined offering
	Immediately prior to the preemptive rights offerings and the combined offering, our issued and outstanding capital stock consisted of 5,030,981,033 shares of common stock (excluding treasury shares) but including shares represented by ADSs. See "Description of share capital". The following table summarizes the number of shares that will be outstanding after giving effect to the combined offering and the exercise of preemptive rights to purchase newly issued and treasury shares assuming waiver by the controlling shareholders:
	No exercise of preemptive rights	5,428,423,533
	Full exercise of preemptive rights to purchase treasury shares	5,435,747,267
	Full exercise of preemptive rights to purchase newly issued shares	5,691,736,283
	Full exercise of preemptive rights to purchase newly issued shares and treasury shares	5,699,060,017

Controlling shareholders
The following table summarizes the percentage of our outstanding shares that will be held by our controlling shareholders after giving effect to the combined offering, the exercise of preemptive rights to purchase newly issued shares and treasury shares and the over-allotment option, assuming that our controlling shareholders do not exercise any of their preemptive rights to subscribe for newly issued and treasury shares:
	Over-allotment option
	No Exercise	Full Exercise
No exercise of preemptive rights	55.1%
Full exercise of preemptive rights to purchase newly issued shares(1)	52.6%
Full exercise of preemptive rights to purchase newly issued shares and treasury shares(2)	52.5%
(1) Assumes full exercise of preemptive rights by all shareholders other than the controlling shareholders to purchase newly issued shares.
(2) Assumes full exercise of preemptive rights by all shareholders other than the controlling shareholders to purchase newly issued shares and treasury shares.

As long as the controlling shareholders beneficially own a majority of the outstanding shares of common stock, they will be able to elect a majority of our directors and to determine the outcome of the voting on substantially all actions that require shareholder approval. See "Principal shareholders" and "Description of share capital — Shareholders' meetings and voting rights".

Dividends	The owners of ADSs will be entitled to receive dividends to the same extent as the owners of shares of common stock. Holders of ADRs on the applicable record dates will be entitled to receive dividends paid on the shares of common stock represented by the ADSs evidenced by such ADRs. Dividends received by holders of ADRs will be paid in U.S. dollars net of currency exchange expenses of the Depositary and will be subject to Chilean withholding tax, currently imposed at the rate of 35% (which may be subject to credits in certain cases as described under "Taxation"). Pursuant to Chilean law, we are generally required to pay annual dividends equal to not less than 30% of our consolidated net income for the year, unless otherwise approved by unanimous vote of all issued and outstanding shares. See "Dividends and dividend policy", "Description of share capital", "Description of American Depositary Receipts" and "Taxation".
Voting rights
Holders of common stock are entitled to one vote per share of common stock. Subject to Chilean law and the terms of the deposit agreement among us and The Bank of New York and the holders of the ADSs, holders of ADSs will have the right to instruct The Bank of New York how to vote the number of shares of common stock represented by their ADSs. See "Description of share capital" and "Description of American Depositary Receipts".
New York Stock Exchange symbol for the ADSs	"MYS"
The ADSs
Each ADS represents 50 shares of our common stock held by Banco Santander–Chile, as custodian of The Bank of New York, the Depositary. The ADSs will be evidenced by American depositary receipts, or ADRs.
Risk factors	See "Risk factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Our principal executive office is located at Avenida Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile. Our telephone number is 56-2-350-6000 and our website is www.masisa.com. Information on our website is not incorporated into this prospectus and is not part of this prospectus.

14

Summary financial data

        Set forth below is summary financial data for our company as of and for the years ended December 31, 2000 through 2004 and the six months ended June 30, 2004 and 2005. In July 2002, we acquired a controlling interest in, and began fully consolidating, our former subsidiary Masisa S.A. Additionally, in May 2005 our former subsidiary Masisa S.A. merged into and with us, with effect for accounting purposes as of January 1, 2005. These transactions affect the comparability of the summary data for the periods presented. For more information, see our historical consolidated financial statements and the notes to those financial statements.

						As of and for the six months ended June 30,
	As of and for the year ended December 31,
(in millions of US$, except where noted)
	2000	2001	2002	2003	2004	2004	2005

						(unaudited)
Income statement date:
Chilean GAAP:
Net sales	$123.8	$151.8	$295.0	$480.1	$651.0	$303.5	$354.0
Operating income	8.0	15.7	28.7	21.6	95.1	42.2	47.6
Non-operating results, net	(4.4)	(3.9)	(6.1)	(47.5)	(11.2)	(9.6)	(18.6)
Income taxes	(2.4)	6.1	1.7	0.6	(11.7)	(8.0)	(8.9)
Net income(1)	5.4	21.5	21.0	(20.0)	56.8	16.0	21.6
Net earnings (loss) per share(1)(2)	0.002	0.008	0.007	(0.006)	0.014	0.004	0.005
Net earnings per ADS(1)(3)	0.10	0.39	0.36	(0.30)	0.72	0.20	0.26
Dividends per share(2)	0.001	0.0004	—	—	—	—	0.013
Dividends per ADS(3)	—	—	—	—	—	—	0.63
U.S. GAAP:
Net sales	—	—	—	485.9	651.0	303.5	354.0
Operating income	—	—	—	12.9	138.2	46.1	48.6
Net income	—	—	—	(30.2)	71.4	23.7	23.9
Basic and diluted earnings per share	—	—	—	(0.009)	0.018	0.006	0.006
Net earnings per ADS(3)	—	—	—	(0.45)	0.91	0.30	0.29
Weighted average number of shares (in thousands)	2,736,238	2,756,838	2,940,285	3,391,168	3,918,428	3,918,428	4,107,928
Balance sheet data:
Chilean GAAP:
Total assets	878.4	956.4	1,630.1	1,854.5	1,880.5	1,808.7	1,875.4
Long-term liabilities	116.8	95.2	377.8	518.4	533.9	511.5	469.5
Shareholders' equity	624.3	648.9	656.6	730.6	778.1	751.8	989.0
U.S. GAAP:
Shareholders' equity	$—	$—	$—	$520.6	$574.9	$—	$799.0
Other financial data:
Depreciation, amortization and depletion(4)	—	—	41.3	63.5	70.6	33.4	35.7
Capital expenditures	—	—	41.6	42.9	46.1	23.0	34.3
Additional information:
Physical volume sales (thousands of cubic meters(5)	—	—	1,687.2	3,040.3	3,788.4	1,920.0	1,928.0
Average price per cubic meter(5)	—	—	170	152	166	153	179

(1)
Under Chilean GAAP, the acquisition of the 47.566% minority interest of Masisa was accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. Historical financial statements for the periods prior to the merger reflect the minority interest ownership of Masisa and are not restated. Therefore, net income for the six months ended June 2004 and June 2005 are not comparable.

(2)
Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23 to the Consolidated Financial Statements.

(3)
Per ADS amounts are determined by multiplying per share amounts by 50, because one ADS is equal to 50 shares of common stock. Masisa (formerly Terranova) ADSs began to trade on August 5, 2005.

(4)
Depletion, which is included in costs of sales, represents the amortization of capitalized forestry costs. These costs are attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

(5)
Includes MDF, particle board, finger-joint mouldings, OSB, sawn lumber, solid wood doors, MDF mouldings and saw and pulp logs.

Risk factors

A decision to invest in our shares or ADSs involves certain risks. Below, we discuss those risks which we consider to be key risks related to

•
our business,

•
our forestry operations,

•
Chile,

•
our operations outside of Chile and,

•
the securities markets and the ownership of our ADSs and shares.

You should read carefully these risk factors before deciding whether to invest in our company.

Risks relating to our business

Our dependence on a small number of key third party distributors, customers and retailers to distribute our products in the United States may affect our profitability.

Most of our solid wood door sales in the United States are currently made through Masonite International Corporation. Our other solid wood products in the United States market are sold through Masonite and a limited number of other key distributors and customers. During the six months ended June 30, 2005, Masonite and our second largest distributor in the United States accounted for approximately 34% and 6% of our U.S. net sales, respectively, and approximately 9% and 2% of our consolidated net sales, respectively. The distributors perform various tasks in the supply chain of our products to the United States. Our profitability might be negatively affected if our present relationship with our key distributors, customers and retailers were disrupted or became unstable. Furthermore, alternatives to the present distribution process could impose on us substantial risk and cost.

A significant percentage of our employees are unionized and work slowdowns, work stoppages or strikes could adversely affect our results of operations.

Approximately 62%, 5%, 75% and 34% of our employees in Chile, Brazil, Venezuela and Mexico, respectively, are covered by collective bargaining agreements with labor unions. Most of these collective bargaining agreements have terms of two to four years, although collective bargaining agreements in Mexico have a term of one year. We experienced work stoppages and strikes lasting 45 days in Venezuela as part of the nationwide strikes in 2003, which delayed the start-up of operations at our Venezuela plant, decreased our operating result and cash flows and, consequently, adversely affected our results of operations for 2003. If a work slowdown, a work stoppage or strike were to occur prior to or upon the expiration of our various collective bargaining agreements, that work slowdown, stoppage or strike could adversely affect our sales and cash flows and have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience manufacturing problems in some business units and supply chains due to a lack of supply of quality logs.

We depend on a large supply of logs to produce our wood products. Mexico, one of our main markets, lacks an adequate supply of indigenous logs, so we import logs from Brazil to our

Mexican production facilities. However, Mexico places a high tariff on wood imported from Brazil. A substantial rise in tariffs on wood products may threaten our business in the Mexican market. In addition, we may not be able to continue to secure quality logs as raw material for our products in Brazil and other countries in which our production facilities are located. Indeed, we are already experiencing shortages in Brazil. If we lose our supply of quality logs, we might not be able to find adequate new suppliers of such logs. A rise in tariffs placed on imported wood products in the Mexican market or a loss of supply of quality logs in Brazil and other countries in which our production facilities are located could adversely affect our operations.

We are dependent on the furniture and construction industries and lower than expected growth or a downturn in demand for our products in those industries could adversely affect our results of operations.

The sales of our products are dependent to a significant degree on the level of activity in the furniture manufacturing and construction industries. We expanded our production capacity for medium-density fiberboard ("MDF"), particle board, oriented strand board ("OSB") and MDF mouldings in the expectation of growth in demand. Because of the cyclicality of demand for our products, we may have short- or long-term overcapacity as a result of this expansion and other capital expenditures, and decreased demand for wood products may result in an inability to maximize our productive resources. Furthermore, it is possible that the expected growth in demand from companies in the furniture manufacturing and construction industries may not occur. The demand for such products can be adversely affected by several factors, including decreases in the level of new residential construction activity, which is subject to changes in economic conditions, increases in interest rates, decreases in population and other factors. Additionally, weakness in the economies of countries in which we sell our products, especially in the United States, as well as any downturn or continuation of current downturns in these economies, is likely to have a material adverse effect on the construction, home building and remodeling industries, as well as on the demand for furniture items manufactured with our products.

Our dependence, to a large extent, on maritime transport may at times affect our ability to deliver products to the United States and other offshore markets.

We depend highly on maritime means to transport products to the United States, Mexico and other offshore markets. In 2004, increased demand from companies in China and other countries for container space on ships at times caused space on international maritime shipping vessels to be limited and difficult to secure. We have at times experienced difficulty in arranging shipping from our Latin American operations to export markets. We have no control over established marine shipping routes and the present routes that transport ships use may not continue to be used by maritime transport services. Increases in fuel prices may also increase our shipping costs. In addition, the products we transport to the United States, Mexico and other markets may not reach market in marketable condition. Moreover, strict security measures regarding maritime transport into the United States, which may be implemented in the future, may increase the cost of shipping our products to the United States and Mexico. These challenges to the maritime transport of our products to the United States, Brazil, Mexico and other offshore markets could cause an adverse effect on our profitability.

We face significant competition in the markets in which we sell our products, and increased competition from new competitors or increased production capacity by existing competitors could adversely affect both our share of our markets as well as the price at which we sell our products.

Currently, we face strong competition from competitors in all of the countries and regions in which we operate and, in the case of our solid wood products, from other foreign competitors from other regions of the world, such as South Africa and China. In particular, Chinese manufacturers have in recent years increased their manufacturing capacity for solid wood doors and mouldings, which has created pricing pressure on these products. In addition, we may face increased competition as a result of existing competitors, such as those in China, increasing their production capacity. An increase in competition in our markets could adversely affect both our share of those markets and the price at which we are able to sell our products.

We depend on free international trade and the absence of import and export restrictions in our principal markets.

Our ability to compete effectively in our principal markets could be materially and adversely affected by a number of factors relating to government regulation of trade. Exchange rate manipulation, subsidies or the imposition of increased tariffs or other trade barriers could materially impact our ability to move raw materials and/or finished products across national borders. If our ability to make, transport or sell our products competitively in one or more of our principal export markets were to be impaired by any of these developments, it could be difficult for us to re-allocate our products to other markets on equally favorable terms and our business, financial condition and results of operations could be adversely affected.

Some of our key products, such as OSB, experience high price volatility, and prolonged or severe weakness in the markets for OSB, particularly in the United States market, could adversely affect our financial condition and results of operations.

OSB is a globally traded commodity product and is subject to competition from manufacturers worldwide. Historical prices for OSB have been volatile, and we, like other participants in the building products industry, have limited influence over the timing and extent of price changes for OSB. Product pricing is significantly affected by the relationship between supply and demand in the building products industry. Demand is also subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. We are not able to predict with certainty market conditions and selling prices for our products and prices for OSB may decline from current levels. A prolonged and severe weakness in the markets for OSB, particularly in the United States market, could adversely affect our financial condition and results of operations. We face additional exposure to these risks due to the concentration of our OSB sales into the United States market and the fact that the OSB market in Brazil, where our OSB production facility is located, remains undeveloped.

The majority of raw wood materials and resins used to produce our board products are supplied by outside mills and companies.

Our boards are produced by combining wood chips, wood shavings, strands and sawdust. We procure the majority of the raw wood materials that we use to manufacture our boards from unaffiliated companies in Chile, Argentina, Mexico and Brazil in accordance with long standing relationships between us and the suppliers. We may not be able to maintain these relationships and continue to secure the raw materials to produce our boards. In addition, the prices we pay for raw materials may increase as a result of higher fuel costs paid by our suppliers. An inability to secure the raw materials used in the production of our boards or to transport such materials in a cost-effective manner could have an adverse effect on our operations.

Currency devaluations and foreign exchange fluctuations may adversely affect us.

We are exposed, both in terms of assets and liabilities, to fluctuations in the value of foreign currency. Changes in the value against the U.S. dollar of the Chilean peso and other currencies in which we complete transactions, such as Argentinean pesos, Brazilian reales, Mexican pesos, Venezuelan bolivares and Colombian pesos, among others, could adversely affect our financial condition and results of operations. The Chilean peso, Argentinean peso, Brazilian real, Mexican peso, Venezuelan bolivar and Colombian peso, among others, have each been subject to large nominal devaluation events in the past. The value of any of these currencies against the U.S. dollar may fluctuate significantly in the future. Historically, a significant part of our indebtedness has been denominated in U.S. dollars and certain of our revenues and operating expenses have been denominated in local currencies. As a result, fluctuations in the local currency/U.S. dollar exchange rate may affect our financial condition and results of operations. For example, as a result of the Argentinean peso devaluation that occurred between December 2001 and January 2002, we recognized a loss of US$4.7 million in our 2001 consolidated financial statements related to our assets and liabilities denominated in the Argentinean peso. In addition, a decrease in the value of the U.S. dollar against the currencies of other countries from which we export products can also hurt our sales margins on sales of such products.

We may not be able to satisfy our financing requirements.

Our ability to satisfy our capital expenditure needs and debt service requirements depends in large part on our ability to generate funds internally. We might not be able to satisfy our capital expenditure and debt service requirements in the future if we are not able to generate internally sufficient funds or, alternatively, to obtain access to capital markets for sufficient amounts and at acceptable costs. Our total short and long term debt as of June 30, 2005 was US$636.6 million, and our financial expenses during the first six months of 2005 were US$18.7 million. Based on our debt profile and existing interest rate swaps as of June 30, 2005, we estimate that a 1% increase in interest rates would result in an increase in financial expenses of approximately US$2.7 million per year.

Changes in environmental regulations to which we are subject could adversely affect our business, financial condition, results of operations and prospects.

We are subject to extensive and changing international, national and local environmental laws concerning, among other things, health, the handling and disposal of wastes and discharges into the air and water. During 2002, 2003, 2004 and the six months ended June 30, 2005, we spent on a consolidated basis US$0.9 million, US$5.7 million, US$3.2 million and US$0.9 million, respectively, on environmental projects related to complying with environmental regulation. We expect to continue to make the necessary expenditures to comply with such environmental requirements.

Chilean environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. Chilean environmental legislation to which we are subject includes Ley No. 19,300

Sobre Bases Generales del Medio Ambiente (the "Chilean Environmental Law"). Under the Chilean Environmental Law, we are required to conduct environmental impact studies of any future projects or activities that may affect the environment. The regulations also establish procedures for private citizens to object to the plans or studies submitted by project owners. Future developments in the establishment or implementation of environmental requirements, or in the interpretation of such requirements, could result in substantially increased capital, operating or compliance costs or otherwise adversely affect our business, financial condition, results of operations and prospects.

Our activities in Brazil, Argentina, Venezuela and Chile are subject to their respective Brazilian, Argentinean, Venezuelan and Chilean environmental legislation including regulation by municipal, provincial and federal governmental authorities. Currently effective and contemplated legislation and regulations in these jurisdictions govern, among other matters, public health, the handling and disposal of waste products and discharges into the air, soil and water. Additionally, we may be subject to forestry management, endangered species and other environmental regulations in these jurisdictions. We have made and expect to continue to make capital and operating expenditures to manage our existing operations in these jurisdictions in accordance with environmental laws.

Changes in such laws, or the interpretation of such laws, may require us to incur significant unforeseen capital or operating expenditures to comply with such requirements. The occurrence of such events could have an adverse effect on our business, financial condition, results of operations and prospects.

We may not be able to maintain present favorable tax treatment or exemptions from certain tax payments in certain jurisdictions in which we operate.

One driving force behind some of our recent consolidation and reorganization efforts has been the goal of achieving more favorable tax treatment in certain jurisdictions in which we operate. It is possible that local governments in certain municipalities may levy higher taxes on us or our products in the future. In addition, we may not be able to maintain important exemptions from certain tax regimes in the various jurisdictions in which we operate. If we were to lose such favorable tax treatment in these jurisdictions, we estimate that the effect would be to increase our income tax expense by approximately US$2.3 million annually. Currently, Chilean tax authorities are challenging our treatment of certain losses related to our Venezuelan subsidiaries in previous tax years. We estimate the challenge by Chilean tax authorities would affect US$30.4 million of our deferred taxes, recoverable taxes and tax losses already utilized. See Note 21 to our Consolidated Financial Statements. Unfavorable tax treatment of our company in the future or an increase in the taxes levied on us, may cause an adverse effect on our results of operations.

Risks factors relating to our forestry operations

Adverse climate conditions, wind storms, fires, disease, pests and other natural threats could adversely affect our forests.

Our forests are subject to a number of naturally occurring threats such as adverse climate, wind, fire, disease and other pests. Damage caused by strong windstorms, such as uprooting and stem breakage, is considered by management to be a major natural risk to our forests. Fire is a risk to all of our forests, warehouses and operations. Accumulation of combustible raw materials and possible deficiencies in our preparation for fires could cause fire hazards and no preventative measures can provide assurance that fires will not occur. We may experience fire in the future and such a fire may materially adversely affect us. Disease and pests are another risk to our forests and plantations. Disease or pests may have a material adverse effect on our forests and plantations in the future. Other risks to our forests include, but are not limited to, losses caused by earthquakes, floods and other non-man-made catastrophic events.

We may experience difficulties with the quality of service provided by some of our contractors and our forestry operations could be adversely affected.

We rely on third-party contractors to develop and administer a substantial portion of our forestry operations. The services provided by third-party contractors focus on maintenance and repair services as well as harvesting and trucking, among others. In various countries where we operate, we are involved in developing services by contracting companies that assist us in achieving these operational goals. If our service contractors do not continue to fulfill past quality levels, or if our contractual relationships become the subject of litigation or regulation, our forestry operations could be adversely affected.

Risks relating to Chile

Political and economic developments in Chile may adversely affect us.

Our business strategies, financial condition and results of operations could be adversely affected by changes in policies of the Chilean government, other political developments in or affecting Chile, and regulatory and legal changes or administrative practices of Chilean authorities, over which we have no control. In addition, Chile's recent rates of gross domestic product growth may not continue in the future, and future developments in or affecting the Chilean economy could impair our ability to proceed with our business plan or materially adversely affect our business, financial condition or results of operations.

Inflation could adversely affect the value of our ADSs and financial condition and results of operations.

In the past, Chile has experienced high levels of inflation and significant changes in the levels of inflation. For example, in the late 1980s and in 1990, Chile's inflation rate exceeded 20%. Although recent inflation levels in Chile have been below 5%, high levels of inflation in the future could adversely affect the Chilean economy and have an adverse effect on our results of operations and, indirectly, the value of our common shares and of our ADSs. We estimate, for example, that a 1% increase in the annual inflation rate in Chile not accompanied by a devaluation of the Chilean Peso against the U.S. Dollar would reduce our consolidated gross margin as a percentage of sales by approximately 0.2 percentage points. See "Management's discussion and analysis of financial condition and results of operations."

Conflict with native communities in Chile could threaten a portion of our forestry assets.

Chilean law protects the rights of indigenous people. Since 1992, disputes have arisen among Chile's indigenous communities and the forestry industry. We are currently named in three land disputes with communities claiming rights to ancestral lands or rights based on titles granted by decree at the beginning of the 19th Century. These disputes could imply partial or total overlap with our legal titles to the land involved in such disputes. During 2002, 2003, 2004 and

2005, we have been in negotiations with several communities and their representatives in order to resolve and avoid possible conflicts. It is possible that we might not be able to resolve the ongoing disputes with native communities in Chile. A deterioration of our relationship with indigenous peoples of Chile could affect our forestry operations and have an adverse effect on our company.

Energy shortages and increased energy costs could adversely affect our business.

Starting in April 2004 and continuing to the present, Argentina began restricting deliveries of natural gas to Chile due to supply and distribution problems in Argentina, Chile's principal supplier. Such restrictions have led to reduced supplies of natural gas to Chilean electricity producers, particularly during winter months. A significant portion of Chile's electricity is produced from natural gas. Shortages of natural gas have forced and could continue to force Chile's electric utilities to use costlier petroleum based fuels to produce electricity or could cause disruptions in the supply of electricity. While we do not use material amounts of natural gas directly, electricity represents approximately 7% of our production costs in Chile, and as we renew our long-term electricity contracts in Chile in the coming years, we may incur higher electricity costs. In addition, Chile and Brazil have each experienced energy shortages or disruptions in the past. Higher electricity costs or disruptions in the supply of electricity or natural gas could adversely affect our financial condition and results of operations.

Risks relating to operations outside of Chile

The market price of our securities may be adversely affected by developments in other emerging markets.

        The market value of securities of Chilean companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Chilean issuers regardless of whether or not economic conditions in Chile are comparable to those countries. Events in other countries, particularly Argentina, Venezuela and other emerging market countries, could adversely affect the market value of, or market for, our common stock or ADSs.

Our Venezuela operations are subject to unstable political and economic conditions.

The Republic of Venezuela has been experiencing political and economic turmoil, including labor strikes and demonstrations. The current Venezuelan administration has advanced policies resulting in significant government involvement in the economy, including the creation of new government ministries to manage the housing, small-business and other sectors of the economy. The government has also occasionally seized foreign assets in recent years, raising concerns about the expropriation or impairment of foreign investments. The implications and results of the political, economic and social instability in Venezuela are uncertain at this time, but the instability could have an adverse effect on our business.

Foreign exchange controls established by the Venezuelan government limit our ability to exchange currency at market rates.

On January 21, 2003, the Venezuelan government suspended the trading of foreign currency for five business days and controls on foreign currency exchange were established on

February 5, 2003. Initial rules governing foreign currency trading were approved by the Venezuelan government to provide for an exchange control regime in Venezuela based on a single mandatory system. A series of exchange agreements between the Ministry of Finance and the Central Bank of Venezuela established the system for administration of foreign exchange and fixed the official exchange rate for purchases and sales of Venezuelan bolivars by the Central Bank of Venezuela

The new rules restrict our access to foreign exchange and limit our ability to transfer excess funds out of Venezuela. In addition, these rules relating to exchange controls could result in an artificially high value being placed on the local currency. As of June 29, 2005, foreign currency activities have not been fully normalized and requests for approval for foreign currency exchange continue to be limited. The official selling exchange rate has previously been revised and remains subject to periodic revision and adjustment by the Central Bank of Venezuela. Dividend payments and foreign transfers of income from capital and interest, to individuals and corporations must be registered with the Superintendencia de Inversiones Extranjeras (Foreign Investment Superintendency). Like other companies exporting from Venezuela, our Venezuelan subsidiaries must return to Venezuela the proceeds generated by their exports. The proceeds returned to Venezuela must be exchanged at an official exchange rate, which during the first six months of 2005, was approximately 22% lower than the average month-end market rate for that period. During the first six months of 2005, we estimate that this requirement decreased our earnings in Venezuela by approximately US$4.4 million.

A continuation of adverse Argentinean political and economic conditions after the recent economic crisis in Argentina may have a direct and adverse impact on our Argentinean operations.

From 1999 until 2002, the Argentinean economy was in an economic recession. In 2002, the Argentinean economy experienced critical difficulties. During the first six months of 2002, the Argentinean government eliminated the U.S. dollar-Argentinean peso parity resulting in a devaluation of Argentina's currency in 2002 of 237%. Additionally, the Argentinean government imposed restrictions on cash withdrawals from bank accounts, on transfers of funds from Argentinean to foreign accounts and publicly announced its inability to pay its debt to foreign lenders. During 2002, Argentina also experienced higher rates of unemployment and a general inflation of prices. Consequently, Argentina's "country risk" rose to record high levels. In 2003, the economy began to recover and some of the government financial restrictions were lifted.

Because our business strategy in Argentina is to some extent focused on anticipated growth in demand for particle board and MDF, if Argentina's economic environment does not continue to improve or if demand for products and services remains depressed, our Argentinean operations and results of operations could be further negatively affected.

Brazilian political and economic conditions may have a direct and adverse impact on our Brazilian operations.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in monetary, fiscal, taxation, credit, tariff, wage and price controls and other policies in order to influence the course of Brazil's economy. Intervention by the Brazilian government in the Brazilian economy, and economic weakness in the Brazilian economy, could reduce demand for our products and otherwise adversely affect our business and operations in Brazil.

Mexican political and economic conditions may have a direct and adverse impact on our Mexican operations.

The Mexican national elections held in July 2000 ended 71 years of rule of the Institutional Revolutionary Party with the election of president Vicente Fox, a member of the National Action Party, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Such multi-party rule is still relatively new in Mexico and could result in economic or political conditions that materially and adversely affect our business and operations in Mexico. In addition, in recent history, Mexico has experienced periods of slow or negative economic growth, high inflation and large devaluations in the Mexican peso. Similar events in the future could adversely affect our Mexican operations and our results of operations or financial condition in general.

Risk factors relating to the securities markets and the ownership of our ADSs and shares

The significant share ownership of our controlling shareholders may have an adverse effect on the future market price of our ADSs and shares.

Grupo Nueva S.A. ("Grupo Nueva"), a Chilean holding company formerly known as Compañía de Inversiones Suizandina S.A., beneficially owns directly, and indirectly through its subsidiary Inversiones Forestales Los Andes S.A., in the aggregate 59.5% of our outstanding shares. A disposition by Grupo Nueva of a significant number of our shares, or the perception that such a disposition might occur, could adversely affect the trading price of our shares on the Santiago Stock Exchange ("Bolsa de Comercio de Santiago"), the Valparaíso Stock Exchange ("Bolsa de Corredores de Valparaíso") and the Chilean Electronic Stock Exchange ("Bolsa Electrónica de Chile") as well as the market price of our ADSs on the New York Stock Exchange.

Our controlling shareholders are able to exercise significant control over our company, and also own a significant minority interest in many of our international subsidiaries which could result in conflicts of interest.

Grupo Nueva is in a position to direct our management and to determine the result of substantially all matters to be decided by majority vote of our shareholders, including the election of a majority of the members of our board of directors, determining the amount of dividends distributed by us (subject to the legally mandated minimum of 30% of net income), adopting certain amendments to our by-laws, enforcing or waiving our rights under existing agreements, leases and contractual arrangements and entering into agreements with entities affiliated with Grupo Nueva. As a result, circumstances may occur in which the interests of Grupo Nueva could be in conflict with your interests as a holder of our ADSs or shares. Grupo Nueva may have interests in pursuing or preventing acquisitions, divestitures or other transactions where, in their judgement, such action would be in our best interests, even though such action may not be in the best interests of our minority shareholders.

Grupo Nueva also owns a direct 40% interest in Inversiones Internacionales Terranova S.A. ("IITSA"), which holds directly and indirectly substantially all of our interest in some of our international subsidiaries. As certain of our international operations are held through Inversiones Internacionales Terranova S.A., in which we own a 60% interest, our ability to direct these operations may be affected by the rights of Grupo Nueva as a minority shareholder. In addition, conflicts of interest may arise between us and Grupo Nueva as a result of its ownership interest in our shares and the shares of Inversiones Internacionales Terranova S.A.

Our status as a controlled company and a foreign private issuer exempts us from certain of the corporate governance standards of the New York Stock Exchange, limiting the protections afforded to investors.

We are a "controlled company" and a "foreign private issuer" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a controlled company is exempt from certain New York Stock Exchange corporate governance requirements. In addition, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain New York Stock Exchange corporate governance requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee's purpose and responsibilities, (3) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee's purpose and responsibilities and (4) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken. We currently use these exemptions and, following this offering, intend to continue using these exemptions. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all New York Stock Exchange corporate governance requirements.

Currency devaluations, foreign exchange fluctuations and foreign currency conversion costs may adversely affect the U.S. dollar value of any cash distributions made to ADS holders in respect of ADSs.

If the value of the Chilean peso falls relative to the U.S. dollar, the value of the ADSs and any distributions to be received from the Depositary for the ADSs could be adversely affected. Cash distributions made in respect of the ADSs are received by the Depositary in Chilean pesos, are then converted by the Depositary into U.S. dollars at the then prevailing exchange rate and distributed to the holders of the ADRs evidencing those ADSs. In addition, the Depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to ADSs.

There may be a lack of liquidity and market for our shares and ADSs.

Prior to the merger of Terranova S.A., and its subsidiary Masisa S.A., in May 2005 there was no public market for our shares outside Chile or for our ADSs. We have applied for and obtained permission to list our ADSs on the New York Stock Exchange. However, we do not yet know whether an active trading market for our ADSs will develop or be sustained following the listing of our ADSs. In addition, the small size of the Chilean equities market, its low liquidity in general, its increased volatility compared to major securities markets in the United States and the concentrated ownership of our shares in particular, may impair the ability of an ADS holder to sell in the Chilean market on the Santiago Stock Exchange, the Valparaíso Stock Exchange or the Chilean Electronic Stock Exchange, on which our shares are traded, the Masisa shares obtained upon withdrawal of such shares from the Masisa ADR facility in the amount and at the price and time that holder desires, and could increase the volatility of the price of our ADSs. This offering may not enhance the liquidity of the trading market for our ADSs, particularly if the ADSs and equivalent common shares are allocated in material part to the Chilean offering.

Chile imposes controls on foreign investment and repatriation of investments that may affect your investment in, and earnings from, our ADSs, and may impose additional controls or restrictions in the future.

Equity investments into Chile from abroad are subject to the requirement that investors provide Chile's Central Bank with information related to such equity investments and conduct any operations in connection with the repatriation of investments and earnings on them within Chile's Mercado Cambiario Formal, or Formal Exchange Market. See "Exchange controls."

Owners of ADSs are entitled to receive dividends on the underlying shares to the same extent as the holders of shares. Dividends received by holders of ADSs will be converted into U.S. dollars and distributed net of foreign currency exchange fees and expenses and fees of the Depositary and will be subject to Chilean withholding tax, currently imposed at a rate of 35% (subject to credits in certain cases as described under "Taxation—Taxation of dividends"). If for any reason, including changes in Chilean laws or regulations, the Depositary were unable to convert Chilean pesos to U.S. dollars, investors may receive dividends and other distributions, if any, in Chilean pesos.

Additional Chilean restrictions applicable to the holders of our ADSs and other foreign investors in Chile could be imposed in the future. The Central Bank of Chile has the authority to impose at any time certain controls, restrictions or obligations on foreign investors in Chile. Such restrictions could include, but are not limited to, the requirement to obtain the Central Bank of Chile's prior approval for the repatriation of the proceeds from the disposition of shares underlying the ADSs or the payment of dividends. We cannot advise you as to the duration or impact of any such restrictions if imposed.

Preemptive rights may be unavailable to ADS holders or U.S. holders of shares in certain circumstances and, as a result, U.S. owners of shares or ADSs would be subject to potential dilution.

The Ley sobre Sociedades Anónimas No. 18,046 and the Reglamento de Sociedades Anónimas, which we refer to in this document collectively as the Chilean Corporations Law, require us,

whenever we issue new shares for cash and sell treasury shares, to grant preemptive rights to all of our shareholders (including shares represented by ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. It is possible that, in connection with any future issuances of shares, we may not be able to offer shares to U.S. owners of shares or ADSs pursuant to preemptive rights granted to our shareholders and, as a result such U.S. owners of shares or ADSs would be subject to potential dilution.

We will not be able to offer shares to ADS holders or U.S. holders of shares pursuant to preemptive rights that we grant to our shareholders in connection with any future issuance of shares or sale of treasury shares unless a registration statement under the U.S. Securities Act of 1933, as amended (the "Securities Act"), is effective with respect to such rights and shares, or an exemption from the registration requirements of the Securities Act is available.

On October 13, 2005, we filed a registration statement on Form F-1 under the Securities Act relating to the preemptive rights offerings we are conducting in connection with this offering. However, we may not file registration statements under the Securities Act with respect to future preemptive rights offerings and an exemption from the registration requirements of the Securities Act may not be available. If owners of ADSs are unable to exercise preemptive rights because a registration statement has not been filed, the Depositary will attempt to sell such owners' preemptive rights and distribute the net proceeds of the sale (net of the depositary's fees and expenses) to the owners of the ADSs, provided that a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. It is possible that a secondary market in preemptive rights may not develop in connection with any future issuance of shares or, if such a market does develop, a premium may not be able to be realized on their sale.

If preemptive rights cannot be sold, they will expire, and owners of ADSs will not realize any value from the grant of such preemptive rights. In either case, the equity interest in us of the owners of ADSs would be diluted proportionately.

ADR holders may not be able to effect service of process on, or enforce judgements or bring original actions against us, our directors or executive officers, which may limit the ability of holders of ADRs to seek relief against us.

We are a Chilean corporation. None of our directors are residents of the United States and most of our executive officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. As a result, it may be difficult for ADR holders to effect service of process outside Chile upon us or our directors and executive officers or to bring an action against us or such persons in the United States or Chile to enforce liabilities based on U.S. federal securities laws. It may also be difficult for ADR holders to enforce in the United States or in Chilean courts judgements obtained in United States courts against us or our directors and executive officers. For a description of these limitations, see "Service of Process and Enforcement of Civil Liabilities."

ADR holders may not be able to exercise withdrawal rights that are granted by the Chilean Corporations Law to registered shareholders of publicly traded Chilean corporations.

Under the Chilean Corporations Law, if any of the following resolutions is adopted by our shareholders at any extraordinary shareholders meeting, dissenting shareholders have the right to withdraw from Masisa and to require us to repurchase their shares, subject to the fulfillment of certain terms and conditions. A dissenting shareholder is a shareholder who either attends the shareholders meeting and votes against a resolution which results in a withdrawal right or, if absent from the shareholders meeting, a shareholder who notifies the company in writing within 30 days of the shareholders meeting of his opposition to the resolution and that he is exercising his right to withdraw from the company.

The resolutions that result in a shareholder's right to withdraw are the following:

•
the transformation of Masisa into a different type of legal entity;

•
the merger of Masisa with or into another company;

•
the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets;

•
the granting of security interests or personal guarantees to secure or guarantee third parties' obligations exceeding 50% of our assets, except with regard to our subsidiaries;

•
the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the right to withdraw only accrues to dissenting shareholders of the class or classes of shares adversely affected;

•
the amendment of our bylaws to correct any formal defect in our incorporation, or any amendment of our bylaws that grants a shareholder a right to withdraw;

•
the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation; and

•
any other causes as may be established by Chilean law and our bylaws (our bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation, such as Masisa, have the right to withdraw if a person acquires 2/3 or more of the outstanding voting stock of the company and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their rights to withdraw. However, the right of withdrawal described in the previous sentence does not apply in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term.

ADR holders own a beneficial interest in shares held by the Depositary bank and, accordingly, they are not listed as shareholders on the share registry of the Company. The Depositary will not exercise withdrawal rights on behalf of ADR holders. Accordingly, in order to ensure a valid exercise of withdrawal rights, an ADR holder must cancel his ADRs and become a registered shareholder of the Company no later than the date which is five Chilean business days before the shareholders' meeting at which the vote which would give rise to withdrawal rights is taken, or the applicable record date for withdrawal rights that arise other than as a result of a shareholder vote. Withdrawal rights must then be exercised in the manner prescribed in the notice to shareholders that is required to be sent to shareholders of Chilean public companies advising such holders of their right of withdrawal. If an event occurs that gives rise to withdrawal rights, ADR holders will have a limited time to cancel their ADRs and to become registered shareholders of the Company prior to the record date for the shareholders meeting or other event giving rise to such withdrawal rights. If an ADR holder does not become a registered shareholder of the Company prior to such record date he will not be able to exercise the withdrawal rights available to registered shareholders.

Chile has different corporate disclosure and accounting standards than those you may be familiar with in the United States and you may receive less information about us, and the information about us available to you will not be the same as the information available to shareholders of a comparable U.S. company.

There are important differences between Chilean and U.S. accounting and financial reporting standards. As a result, Chilean financial statements and reported earnings generally differ in important respects from those reported based on U.S. accounting and reporting standards. As a foreign private issuer, we are permitted to present our financial statements under Chilean GAAP, with a reconciliation to U.S. GAAP, in our Securities Act registration statements and in our filings under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). We present our financial statements under Chilean GAAP as permitted and, accordingly, the information available to you will differ from the information that would be available to you if we prepared our financial statements under U.S. GAAP. For a description of the principal differences between Chilean GAAP and U.S. GAAP as such differences relate to us, see Note 23 to our Consolidated Financial Statements contained elsewhere in this document.

In addition, Chilean disclosure requirements differ from those in the United States in some important respects. For example, Chilean law does not require us to disclose our officers' compensation on an individual basis and, as a foreign private issuer, we are permitted to report such compensation on an aggregate basis in our Securities Act registration statements and in our Exchange Act filings. Also, Chilean legal restrictions on insider trading and price manipulation are different from those in the United States and in certain respects the Chilean securities markets are not as highly regulated and supervised as the U.S. securities markets.

U.S. securities laws do not require us to disclose as much information to investors as a U.S. issuer is required to disclose, and you may receive less information about us than you might otherwise receive from a comparable U.S. company.

The corporate disclosure requirements applicable to us may not be equivalent to the requirements applicable to a U.S. company and, as a result, you may receive less information about us than you might otherwise receive in connection with a comparable U.S. company. We are subject to the periodic reporting requirements of the Exchange Act that apply to non-U.S.

issuers. The periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. For example:

•
We are required only to file an annual report on Form 20-F but we are not required to file any quarterly reports. A U.S. registrant must file an annual report on Form 10-K and three quarterly reports on Form 10-Q.

•
We are required to file current reports on Form 6-K but the information that we must disclose in those reports is governed primarily by Chilean law disclosure requirements and may differ from Form 8-K's current reporting requirements imposed on a U.S. issuer.

•
We are not subject to the proxy requirements of Exchange Act Section 14 and our officers, directors and principal shareholders are not subject to the short swing insider trading reporting and recovery requirements under Exchange Act Section 16.

Chilean law provides for fewer and less well-defined shareholders' rights.

Our corporate affairs are governed by our estatutos (which serve the combined function of the articles of incorporation and the bylaws of a U.S. corporation), and the laws of Chile. Under such laws and our estatutos, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. For example, our shareholders would not be entitled to appraisal rights in the event of a merger or other business combination undertaken by us. See "Description of share capital—Memorandum and articles of association—Shareholders' meetings and voting rights" and "—Dividend and liquidation rights."

Cautionary statement concerning
forward-looking information

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that include statements regarding the intent, belief or current expectations of our directors and officers with respect to our future operating performance, both before and after the consummation of the offerings. Such statements include any forecasts, projections and descriptions of anticipated cost savings or other synergies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those described in such forward-looking statements included in this document, depending upon a number of factors many of which are beyond our control. Those factors include, but are not limited to,

•
our ability to implement our business plan and changes to our business, plans and operations,

•
the nature and extent of future competition in our principal markets,

•
official political, economic and demographic developments in Chile, the United States, Argentina, Brazil, Mexico, Venezuela, Colombia and other markets. See "Management's discussion and analysis of financial condition and results of operations" for further discussion of factors that could cause such material differences,

•
trends affecting our financial condition or results of such operations, and

•
the factors discussed under "Risk factors" beginning on page 15.

The occurrence of any such factors not currently expected by us would significantly alter the results set forth in these statements and could cause the price of our shares to decline.

You should not place undue reliance on such statements, which speak only as of the date on which they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. Except to the extent required by U.S. federal securities laws, we do not have any obligation or intention to release publicly any revisions to such forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the "Risk factors" section of this prospectus beginning on page 15.

Presentation of financial and other information

Masisa S.A. is a publicly held corporation (sociedad anónima abierta) organized under the laws of Chile.

We changed our name to Masisa S.A. on May 31, 2005 as part of our merger with our former subsidiary, which was known as Masisa S.A. before that merger. Prior to that merger, our name was Terranova S.A. Except as otherwise specifically noted, when in this document we refer to "Terranova" or "Terranova S.A." we are referring to ourselves and our consolidated subsidiaries prior to our merger with our former subsidiary Masisa S.A. Prior to the consummation of that merger of Masisa into and with Terranova, Terranova owned 52.43% of the shares of Masisa and Masisa was one of Terranova's consolidated subsidiaries. When we describe Terranova we include our former subsidiary Masisa S.A. and its consolidated subsidiaries in that description.

When in this prospectus we refer to the "Selling Shareholders" we are referring collectively to Grupo Nueva S.A. and Inversiones Forestales Los Andes S.A., our controlling shareholders. For more information on Grupo Nueva S.A. and Inversiones Forestales Los Andes S.A., and the Grupo Nueva group of which they form a part, see "Business—The Grupo Nueva group and our management framework."

When in this prospectus we refer to "Masisa" or "Masisa S.A." with respect to any date after the merger on May 31, 2005, those terms, together with the terms "we", "our", "us" and the "Company" refer to our merged company and its consolidated subsidiaries. When we refer to "Masisa" or "Masisa S.A." with respect to any date before May 31, 2005, we mean our former subsidiary Masisa S.A. and its consolidated subsidiaries before its merger into and with us, and separate from the other businesses of Terranova S.A.

In this document, unless otherwise specified, all references to "Chilean pesos," "pesos" or "Ch$" are to Chilean pesos, references to "U.S. dollars," "dollars" or "US$" are to United States dollars, references to the "Consumer Price Index" or "CPI" are to the Indice de Precios al Consumidor published by the Chilean Instituto Nacional de Estadísticas ("Chilean National Institute of Statistics") and references to "UF" or "Unidades de Fomento" are to Unidades de Fomento, a Chilean financial index adjusted for changes in the CPI. The Company publishes its financial statements in U.S. dollars. Unless otherwise specified, financial data in our consolidated financial statements and elsewhere in this document are presented in accordance with accounting principles generally accepted in Chile ("Chilean GAAP"). Chilean GAAP differs in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). Note 23 of our Consolidated Financial Statements ("Note 23") provides a description of the principal differences between Chilean GAAP and U.S. GAAP, and contains a reconciliation to U.S. GAAP of our total shareholders' equity as of December 31, 2004 and 2003 and our net income for the two years ended December 31, 2004.

For the convenience of the reader, certain amounts have been translated from Chilean pesos into U.S. dollars at the rate specified herein. U.S. dollar equivalent information related to transactions described in this document is based on the Dólar Observado (the "Observed Exchange Rate") in effect at the relevant time of such transactions. No representation is made that the Ch$ or US$ amounts shown in this document could have been or could be converted into US$ or Ch$, as the case may be, at any particular rate. The Observed Exchange Rate, as would be used for accounting purposes, for November 9, 2005 was Ch$531.30 = US$1.00. See

"Exchange rates" for information regarding historical exchange rates since January 2000. The UF on December 31, 2004 had a value of Ch$17,317.05.

Each "hectare" or "ha" equals approximately 2.471 acres, each "kilometer" equals approximately 0.621 miles, each "cubic meter" or "m3" equals approximately 35.315 cubic feet or 1.308 cubic yards and each "metric ton" equals 1,000 kilograms or approximately 2,205 pounds.

Percentages and certain amounts contained in this information statement and prospectus have been rounded for ease of presentation. Any discrepancies in any figure between totals and the sums of the amounts presented are due to rounding Market Information.

We have prepared this prospectus on the basis of information which we have or have obtained from sources we believe to be reliable. You are urged to consult your own legal, tax and business advisors regarding an investment in our shares of common stock or ADSs.

No person is authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Use of proceeds

We estimate that the net proceeds from the combined offering, based on an assumed offering price of US$10.78 per ADS (being the last reported sale price of our ADSs on the New York Stock Exchange on November 9, 2005), after deducting underwriting discounts and estimated expenses, would be approximately US$82.3 million. We estimate that the net proceeds from the preemptive rights offerings would be approximately US$58.3 million assuming the offers are fully subscribed at an equivalent price per share. We will not receive any proceeds from the exercise of the over-allotment option.

We intend to use approximately US$82 million of the net proceeds of the combined offering and the preemptive rights offerings to finance the construction of a new MDF plant in Chile and the remainder to finance all or a portion of capital expenditures over the next three years for projects under consideration, but not yet approved, including a new MDF plant in Brazil estimated to cost approximately US$80 million, a plywood plant in Chile estimated to cost approximately US$60 million, and forestry acquisitions or investments in Chile, Argentina and Brazil.

Our controlling shareholders have indicated their intention to waive their right to subscribe for newly issued shares and treasury shares to which they would otherwise be entitled in the preemptive rights offerings. We cannot assure you that the preemptive rights offerings will be fully or even partially subscribed by other shareholders entitled to participate in the rights offerings. Consequently, our net proceeds may be limited to the net proceeds of the combined offering which may limit our ability to finance additional capital expenditures and acquisitions.

Market information

Our shares of common stock are traded in Chile on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, and the Valparaíso Stock Exchange (collectively referred to as the Chilean Stock Exchanges). Since August 5, 2005, our ADSs, each representing 50 shares of common stock, have been listed on the New York Stock Exchange (NYSE) under the symbol "MYS". The Bank of New York is the Depositary with respect to the ADSs.

The table below shows the high and low daily closing prices of our common shares in Chilean pesos on the Santiago Stock Exchange for the last five years. The table also shows the high and low daily closing prices of our ADSs on the New York Stock Exchange.

	Share Prices on the Santiago Stock Exchange				ADS Prices on the NYSE(2)
	Ch$ per Share(1)				US$ per ADS
	High		Low		High		Low

2000	Ch$	97.64	Ch$	52.07	US$	—	US$	—
2001		62.92		39.06		—		—
2002		79.20		50.99		—		—
2003		78.11		62.92		—		—
2004		156.00		64.01		—		—
2003
1st Quarter		78.11		65.09		—		—
2nd Quarter		78.11		64.88		—		—
3rd Quarter		70.52		62.92		—		—
4th Quarter		72.25		64.01		—		—
2004
1st Quarter		71.60		64.01		—		—
2nd Quarter		83.75		69.43		—		—
3rd Quarter		138.90		83.50		—		—
4th Quarter		156.00		140.01		—		—
2005
1st Quarter		155.20		132.40		—		—
2nd Quarter		150.00		123.99		—		—
3rd Quarter		150.00		124.00		13.35		11.48
May		140.50		123.99		—		—
June		139.00		127.00		—		—
July		147.00		132.00		—		—
August		150.00		125.00		13.35		11.48
September		142.01		122.00		13.14		11.65
October		139.00		119.00		13.19		11.00
November(3)	Ch$	120.00	Ch$	108.00	US$	10.90	US$	10.30

(1)
Chilean pesos per share reflect nominal price at trade date per share of Common Stock; the price has not been restated in constant Chilean pesos.

(2)
We listed our ADSs on the New York Stock Exchange on August 5, 2005. Before that date we did not have any ADSs issued and outstanding.

(3)
Through November 9, 2005.

Sources: Santiago Stock Exchange Official Quotations Bulletin; NYSE.

At September 30, 2005, ADRs evidencing 2,339,934 ADSs were outstanding (equivalent to 111,996,682 common shares or 2.23% of the total number of outstanding shares).

On May 10, 2005, the closing sales price for our shares on the Santiago Stock Exchange was Ch$137.0 per share or the equivalent of US$11.94 per ADS, translated at the then-current Observed Exchange Rate of Ch$573.66 = US$1.00. The Observed Exchange Rate is reported daily by the Central Bank. We listed our ADSs on the New York Stock Exchange on August 5, 2005. Before that date, we did not have any ADSs issued and outstanding.

On August 26, 2005, the closing sales price for our shares on the Santiago Stock Exchange was Ch$128.50 per share or the equivalent of US$11.80 per ADS, translated at the then-current Observed Exchange Rate of Ch$544.43 = US$1.00. On the New York Stock Exchange, the closing sales price was US$11.75 per ADS on such date.

On November 9, 2005, the closing sales price for our shares on the Santiago Stock Exchange was Ch$114.00 per share or the equivalent of US$10.73 per ADS, translated at the then-current Observed Exchange Rate of Ch$531.30 = US$1.00. On the New York Stock Exchange, the closing sales price was US$10.78 per ADS on such date.

Dividends and dividend policy

The Company's dividend policy is determined from time to time by its Board of Directors and announced at the annual shareholders' meeting, which is generally held in March or April. Shareholder approval of the dividend policy is not required. However, each year the Board must submit for approval at the annual shareholders' meeting a declaration of the final dividend corresponding to the preceding year. Dividends are not price level adjusted between the end of the preceding year and the date of the declaration of the final dividend. As required by the Chilean Corporations Law, unless otherwise approved by unanimous vote of holders of our Common Stock, we must distribute a cash dividend in an amount equal to at least 30% of the Company's consolidated net income for that year (on a Chilean GAAP basis), unless and except to the extent we have a deficit in retained earnings.

Dividends are paid to shareholders of record on the fifth Chilean business day preceding the date set for payment of the dividend. The holders of the ADRs on the applicable record dates for the ADSs are entitled to participate fully in all dividends declared after their acquisitions of the ADSs, subject to payment of the applicable taxes. For additional information, see "Taxation."

Prior to August 5, 2005, we did not have any ADSs issued and outstanding. Accordingly, no dividends have been paid in respect of ADSs for previous years.

At our Annual General Shareholders meeting held on April 13, 2005 the Board of Directors proposed, and the shareholders approved, a dividend policy calling for dividends not lower than 30% and not higher than 50% of the Company's net income in 2004 and for future years. In addition, the Company's shareholders approved a dividend equal to approximately 38% of the Company's 2004 net income.

Because we did not generate sufficient income in 2002 or 2003 for the payment of the minimum annual dividend of 30% of net income we did not pay a dividend with respect to the 2002 or 2003 fiscal years.

The following table sets forth the dividends paid to shareholders of record for other preceding five years:

Year Declared	Dividend Paid Ratio(1)	Dividend per Share(2)		Dividend per ADS(3)

2000	0.2026	US$	0.001	US$	—
2001	0.1899		0.0004		—
2002	—		—		—
2003	—		—		—
2004	—		—		—
2005	0.918	US$	0.013	US$	0.63

(1)
The Dividend Paid Ratio is calculated as dividends paid in the current year divided by net income in the previous year.

(2)
Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23 to the Consolidated Financial Statements.

(3)
We listed our ADSs on the New York Stock Exchange on August 5, 2005. Before that date we did not have any ADSs issued and outstanding. Per ADS amounts are determined by multiplying per share amounts by 50, because one ADS is equal to 50 shares of common stock.

Capitalization

The following table sets forth the cash and cash equivalents, short-term debt and total capitalization of our company at June 30, 2005, on an actual basis in accordance with Chilean GAAP and as adjusted to give effect to the combined offering and preemptive rights offerings (assuming full exercise of preemptive rights under the preemptive rights offerings and, separately assuming, no exercise of preemptive rights under the preemptive rights offerings). Our company's indebtedness and capitalization at August 31, 2005 is similar in all material respects to our indebtedness and capitalization at June 30, 2005. Assuming a public offering price of US$10.78 per ADS (being the last reported sale price of our ADSs on the New York Stock Exchange on November 9, 2005) in the international offering, and an equivalent Ch$114.55 per common share (US$0.22 assuming an exchange rate of Ch$531.30 = US$1.00) in the Chilean offering and preemptive rights offerings, the net proceeds (after deducting underwriting discounts and estimated expenses) of the combined offering and preemptive rights offerings would be US$140.6 million. This table should be read together with our year-end financial statements and Unaudited Condensed Consolidated Financial Statements included elsewhere in this registration statement.

At June 30, 2005 (in thousands of US$)	Actual		As Adjusted for the Combined Offering and No Exercise of Preemptive Rights	As Adjusted for the Combined Offering and Full Exercise of Preemptive Rights

	(unaudited)
Cash and cash equivalents	$32,587	(1)	$114,875	$173,225
Short-term debt
Short-term bank debt	101,390		101,390	101,390
Current portion of long-term debt	73,250		73,250	73,250
Current portion of bonds and promissory notes	47,433		47,433	47,433
Current portion of other long-term borrowings	271		271	271
Total short-term debt	222,344		222,344	222,344
Long-term debt:
Long-term bank debt(2)	156,102		156,102	156,102
Bonds and promissory notes
5.00% bonds A due 2009	90,554		90,554	90,554
6.00% bonds B due 2024	30,206		30,206	30,206
5.00% bonds C due 2008	30,000		30,000	30,000
8.06% Private Placement B due 2008	18,000		18,000	18,000
5.00% bonds A due 2010	67,275		67,275	67,275
6.25% bonds B due 2024	21,205		21,205	21,205
Other long-term borrowings	939		939	939
Total long-term debt	414,281		414,281	414,281
Shareholders' equity
Paid-in capital	696,481		778,769	837,119
Other reserves	159,379		159,379	159,379
Retained earnings	133,102		133,102	133,102
Total Shareholders' equity	988,962		1,071,250	1,129,600
Total capitalization(3)	$1,625,587		$1,707,875	$1,766,225

(1)
Our cash and cash equivalents increased to US$55.2 million at August 31, 2005 due to normal operating and financing activities.

(2)
Includes long-term agreements expiring in 2008 which are collateralized by forest plantations and land with a book value of US$20.6 million.

(3)
Total capitalization includes total short-term debt, total long-term debt and total shareholders' equity.

Dilution

At June 30, 2005, our company had a net tangible book value under Chilean GAAP of US$1,030,613,000, or US$0.20 per common share and US$10.24 per ADS. Tangible book value under Chilean GAAP represents net stockholders equity less goodwill plus negative goodwill. After giving effect to the combined offering and assuming a public offering price of US$10.78 per ADS (based on the last reported sale price of our ADSs on the New York Stock Exchange on November 9, 2005) and full exercise of the preemptive rights under the preemptive rights offerings at an equivalent price per share (using net proceeds after deducting underwriting discounts and estimated expenses), the net tangible book value would be US$1,171.3 million, or US$10.28 per ADS and the immediate dilution to purchasers of ADSs in the offering would be US$0.50 per ADS. Dilution, for this purpose, represents the difference between the price per ADS paid by purchasers in the offering and pro forma net tangible book value per ADS at June 30, 2005.

The following table illustrates the per ADS dilution as of June 30, 2005:

(in US$)

Offering price per ADS	$10.78
Net tangible book value per ADS as of June 30, 2005	10.24
Increase in net tangible book value per ADS attributable to the combined offering and the preemptive rights offerings	0.03
Pro forma net tangible book value per ADS after giving effect to the combined offering and the preemptive rights offerings	10.28
Dilution to purchasers per ADS	$0.50

Immediately following the combined offering and the preemptive rights offerings we will have 5,699,060,017 common shares outstanding (assuming full exercise of preemptive rights under the preemptive rights offerings by all shareholders other than our controlling shareholders). Investors in the combined offering and the preemptive rights offerings will own shares or ADSs representing an aggregate of 668,078,984 common shares (or 11.7% of the outstanding shares) for which they will have paid an aggregate amount of US$144.0 million (before deducting underwriting discounts and estimated expenses), or an average price of US$0.22 per share.

Selected financial data

The following information has been derived from our audited financial statements as of and for the years ended December 31, 2000 through 2004 and from our unaudited financial statements as of and for the six months ended June 30, 2004 and 2005. The financial statements are prepared in accordance with Chilean GAAP which differs in certain significant respects from U.S. GAAP. Note 23 to our Consolidated Financial Statements provides a description of the material differences between Chilean GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of net income and shareholders' equity as of and for the years ended December 31, 2003 and 2004. The following information is only a summary and you should read it together with the historical financial statements and related notes contained in this prospectus. The interim financial statements as of and for the six months ended June 30, 2004 and 2005 may not be indicative of the results we will obtain from the fiscal year 2005 or for any other period. Under Chilean GAAP, the merger between Masisa S.A and Terranova S.A. has been accounted for as a merger of commonly controlled companies as of January 1, 2005. For more information regarding the accounting treatment of the merger under Chilean GAAP, see "Management's discussion and analysis of financial condition and results of operations—Critical accounting policies—Differences between Chilean GAAP and U.S. GAAP." As such, the historical financial statements for the periods prior to the merger have not been restated under Chilean GAAP.

	As of and for the year ended December 31,					As of and for the six months ended June 30,
(in millions of US$, except where noted)
	2000	2001	2002	2003	2004	2004	2005

						(unaudited)
Income statement date:
Chilean GAAP:
Net sales	$123.8	$151.8	$295.0	$480.1	$651.0	$303.5	$354.0
Operating income	8.0	15.7	28.7	21.6	95.1	42.2	47.6
Non-operating results, net	(4.4)	(3.9)	(6.1)	(47.5)	(11.2)	(9.6)	(18.6)
Income taxes	(2.4)	6.1	1.7	0.6	(11.7)	(8.0)	(8.9)
Net income(1)	5.4	21.5	21.0	(20.0)	56.8	16.0	21.6
Net earnings (loss) per share(1)(2)	0.002	0.008	0.007	(0.006)	0.014	0.004	0.005
Net earnings per ADS(1)(3)	0.10	0.39	0.36	(0.30)	0.72	0.20	0.26
Dividends per share(2)	0.001	0.0004	—	—	—	—	0.013
Dividends per ADS(3)	—	—	—	—	—	—	0.63
U.S. GAAP:
Net sales	—	—	—	485.9	651.0	303.5	354.0
Operating income	—	—	—	12.9	138.2	46.1	48.6
Net income	—	—	—	(30.2)	71.4	23.7	23.9
Basic and diluted earnings per share	—	—	—	(0.009)	0.018	0.006	0.006
Net earnings per ADS(3)	—	—	—	(0.45)	0.91	0.30	0.29
Weighted average number of shares (in thousands)	2,736,238	2,756,838	2,940,285	3,391,168	3,918,428	3,918,428	4,107,928
Balance sheet data:
Chilean GAAP:
Total assets	878.4	956.4	1,630.1	1,854.5	1,880.5	1,808.7	1,875.4
Long-term liabilities	116.8	95.2	377.8	518.4	533.9	511.5	469.5
Shareholders' equity	624.3	648.9	656.6	730.6	778.1	751.8	989.0
U.S. GAAP:
Shareholders' equity	$—	$—	$—	$520.6	$574.9	$—	$799.0

Other financial data:
Depreciation, amortization and depletion(4)	—	—	41.3	63.5	70.6	33.4	35.7
Capital expenditures	—	—	41.6	42.9	46.1	23.0	34.3
Additional information:
Physical volume sales (thousands of cubic meters)(5)	—	—	1,687.2	3,040.3	3,788.4	1,920.0	1,928.0
Average price per cubic meter(5)	—	—	170	152	166	153	179

(1)
Under Chilean GAAP, the acquisition of the 47.566% minority interest of Masisa was accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. Historical financial statements for the periods prior to the merger reflect the minority interest ownership of Masisa and are not restated. Therefore, net income for the six months ended June 2004 and June 2005 are not comparable.

(2)
Under Chilean GAAP, there are no authoritative pronouncements relating to the calculation of earnings per share. For comparative purposes, the calculation has been based on the same number of weighted average shares outstanding as used for the U.S. GAAP calculation. For more information see Note 23 to the Consolidated Financial Statements.

(3)
Per ADS amounts are determined by multiplying per share amounts by 50, because one ADS is equal to 50 shares of common stock. Masisa (formerly Terranova) ADSs began to trade on August 5, 2005.

(4)
Depletion, which is included in costs of sales, represents the amortization of capitalized forestry costs. These costs are attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

(5)
Includes MDF, particle board, finger-joint mouldings, OSB, sawn lumber, solid wood doors, MDF mouldings and saw and pulp logs.

Unaudited pro forma financial information

The following pro forma financial information of the Company gives effect to the merger with its former subsidiary, Masisa S.A. through the issuance of shares of the merged Company and the payment of cash instead of fractional shares.

The pro forma financial information is presented in accordance with preparation guidelines specified by the SEC. The pro forma presentation is intended to reflect the hypothetical impact on the historical financial statements if the merger transaction had occurred, with respect to the income statement as of January 1, 2004, the beginning of the pro forma period. This pro forma presentation does not give effect to any changes that may have been anticipated by management in 2004 to achieve consolidated cost savings nor other changes that may result from implementation of operational or strategic changes.

Accounting treatment

The unaudited pro forma adjustments, which are based on available information and certain assumptions we believe are reasonable in the circumstances, are described in the accompanying notes. Under Chilean GAAP, the transaction, including the acquisition of the 47.566% minority interest of Masisa, was accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. Accordingly, Masisa was treated as if it had always been part of the Company, and the historical values of the Masisa assets and liabilities were combined with the Company's. Historical financial statements for periods prior to the merger are not restated under Chilean GAAP.

Under US GAAP the acquisition of the 47.566% minority interest of Masisa was accounted for in accordance with the purchase method of accounting. As such, the acquired 47.566% minority interest of our former subsidiary Masisa S.A. was incorporated into the Company (formerly known as Terranova S.A.) using the purchase price as determined based on the market value of the Company's shares offered in accordance with the step acquisition method for the newly acquired interest of our former subsidiary. The book values of individual assets and liabilities were adjusted to their fair values on the acquisition date for the proportional interest of our former subsidiary that was acquired. The Company is in the process of finalizing the determination of these fair values and further adjustments may be required. From a U.S. GAAP perspective, goodwill and intangible assets with indefinite lives are not amortized. The footnotes that follow the pro forma information provide additional explanation of the presentation.

We have prepared and presented the pro forma financial information in accordance with Chilean GAAP, which differs in some respects from U.S. GAAP. See "Notes to the unaudited pro forma financial information" and Note 23 of our Consolidated Financial Statements for a description of the material differences between Chilean GAAP and U.S. GAAP, included elsewhere in this document. We have also prepared a reconciliation to U.S. GAAP pro forma net income. See "Note B to the Unaudited Pro Forma Information".

The pro forma financial information of the Company is for informational purposes only and does not represent the Company's financial position or results of operations as of any date or for any period, nor does it project the Company's financial position or results of operations as of any future date or for any future period.

You should read this unaudited pro forma financial information in conjunction with our Audited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

Masisa S.A. (formerly Terranova S.A.) and subsidiaries

unaudited pro forma statement of income for the year

ended December 31, 2004

(in thousands US $)	Consolidated income statement	Proforma adjustment		Proforma under Chilean GAAP

Operating Results
Net sales	$651,000	$—		$651,000
Cost of sales	(461,778)	—		(461,778)

Gross margin	189,222	—		189,222
Selling and administrative expenses	(94,105)	—		(94,105)

Operating income	95,117	—		95,117

Non-Operating Results
Financial income	1,920	—		1,920
Share of income (loss) from unconsolidated affiliates	1,333	—		1,333
Other non-operating income	47,252	—		47,252
Amortization of goodwill	(792)	—		(792)
Amortization of negative goodwill	3,325	—		3,325
Financial expenses	(39,294)	—		(39,294)
Other non-operating expenses	(21,767)	—		(21,767)
Foreign exchange (losses) gains and price-level restatements	(3,187)	—		(3,187)

Non-operating results	(11,210)	—		(11,210)

Income before minority interest and income taxes	83,907	—		83,907
Minority interest	(15,401)	19,773	(A)	4,372
Income tax expense	(11,728)	—		(11,728)

Net income for the year	$56,778	$19,773		$76,551

See Notes to the unaudited pro forma financial information

Masisa S.A. (formerly Terranova S.A.) and subsidiaries

Notes to the unaudited pro forma financial information

Basis of presentation

We have prepared the unaudited pro forma financial information of the Company based on the historical audited financial statements of the Company as of December 31, 2004 and the unaudited financial information as of and for the six-months ended June 30, 2005.

The following adjustments have been made to the unaudited pro forma financial information for the year ended December 31, 2004:

Note A. Adjustments to the unaudited pro forma statement of income

To reverse the minority interest effects associated with the purchase of 47.566% of Masisa, a subsidiary already consolidated by the Company.

Note B. Accounting treatment of the merger for U.S. GAAP and related pro forma adjustments

Under U.S. GAAP, we accounted for the transaction under the purchase method of accounting in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations" (SFAS No. 141). The acquired 47.566% of Masisa assets and liabilities were adjusted to give effect to the purchase price paid by the Company. Since the proportional interests of assets, including intangibles, and liabilities of Masisa were adjusted to their proportional fair value at the acquisition date and the purchase price exceeded the amount of such fair value, the excess was recorded as goodwill. SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for U.S. GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

Set forth below is the reconciliation of pro forma net income for the year ended December 31, 2004 under Chilean GAAP to the corresponding amount that would have been reported in accordance with U.S. GAAP. This is for presentational purposes only. For a description of the material differences between Chilean GAAP and U.S. GAAP, see Note 23 to our Consolidated Financial Statements included elsewhere in this document.

Reconciliation to U.S. GAAP of pro forma net income:

At December 31, 2004

ThUS$
Pro forma net income (loss) as of shown under Chilean GAAP	76,551
Historical U.S. GAAP adjustments in Company as disclosed in Note 23 to our Consolidated Financial Statements	14,628
Reversal of minority interest associated with historical U.S. GAAP adjustments of Masisa	149
Acquisition of 47.566% of Masisa—amortization of fair value of assets and liabilities	2,322
Deferred tax effects of amortization of fair value assets and liabilities	(395)

Pro forma net income under U.S. GAAP	93,255

Six-month period ended June 30, 2005

ThUS$
Pro forma net income as of shown under Chilean GAAP	21,550
Effect of U.S. GAAP adjustments	7,420

Pro forma net income under U.S. GAAP	28,970

Pro forma earnings per share:

Year ended December 31, 2004

US$
Basic and diluted pro forma earnings per share under Chilean GAAP	0.0152

Basic and diluted pro forma earnings per share under U.S. GAAP	0.0185

Pro forma weighted average number of shares of common stock outstanding (in thousands)	5,030,981

Six-month period ended June 30, 2005

US$
Basic and diluted pro forma earnings per share under Chilean GAAP	0.00428

Basic and diluted pro forma earnings per share under U.S. GAAP	0.00576

Pro forma weighted average number of shares of common stock outstanding (in thousands)	5,030,981

Earnings per share has been calculated by dividing pro forma net income by the pro forma weighted-average number of common shares outstanding based on the exchange of the number of the Company shares that holders of Masisa shares received.

Management's discussion and analysis of financial condition and results of operations

Introduction

The Management's Discussion and Analysis of Financial Condition and Results of Operations begins with a brief Overview of our business and products, the most important events affecting our financial performance for the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002 and other issues which are material to a reader's understanding of the information presented in this section. The Overview concludes with our business outlook for the second half of 2005 and an overview of significant factors affecting the comparability of our historical results of operations and financial condition for each of the periods compared in our Results of Operations discussion. This is followed by a discussion of our Results of Operations for the six months ended June 30, 2005 compared to the same period in 2004 and for the year ended December 31, 2004 compared to the same period in 2003 and for the year ended December 31, 2003 compared to 2002. The next section provides an analysis of our Liquidity and Capital Resources, including changes in our balance sheet and cash flows, and discusses our financial commitments. The last two sections discuss the impact of currency devaluation on our results and our critical accounting policies.

The following discussion is based upon, and should be read in conjunction with, our Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements, including the Notes thereto, included elsewhere in this document. This section contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the "—Business outlook" section. These uncertainties and risk factors could cause actual results to differ materially from those described in the forward-looking statements.

Overview

Business and products

•
Our primary source of revenue is the sale of MDF, particle board, mouldings, sawn lumber, OSB and solid wood doors.

Our business strategy is to be an integrated Latin American forestry and wood products company with plantations in rapid growth regions, a competitive industrial capacity, a strong distribution channel in Latin America and an important presence in the United States. We have production facilities in six principal markets — the United States, Mexico, Chile, Argentina, Brazil and Venezuela — with access to environmentally-friendly, long-term, low-cost supplies of wood. Although we also export to other Latin American and world-wide markets, our performance in our principal markets is, and will continue to be, fundamental to our strategy and results of operations. In an effort to diversify, we have recently expanded our distribution channels to non-principal markets, such as Peru, Ecuador and Colombia, by opening new commercial offices and increasing the number of Placacentro stores throughout Latin America. We are also actively seeking to incorporate into our product mix higher margin products such as melamine-laminated wood paneling and expand into new products that have significant synergies with our core boards business. For example, we are studying the possibility of producing and selling plywood.

•
Regional economic conditions have a significant impact on our business.

Demand for our products is influenced significantly by growth in the construction and furniture industries, which are highly correlated with regional economic conditions. Our most important market currently, and in our strategy for the future, is the United States. The strength of the U.S. construction and home renovation industries in recent years has had a significant positive effect on demand for our solid wood doors, mouldings and OSB, in particular. Additionally, the strength of the U.S. economy helps stimulate the Mexican economy, leading to increased levels of housing starts and increased demand for our sawn lumber and board products in that market. Latin America, our primary market for boards, has recently shown strong economic growth resulting in increased market demand and pricing for our board products.

•
Most of our products are commodity products and subject to regional competition from manufacturers and to a certain extent worldwide competition.

We could be affected by the entrance of new competition or the addition of new capacity in the regions where we produce and sell our products and such new competition or increased capacity could adversly affect our revenues and result in our loss of market share. In addition, although the recent import substitution of particle board from Argentina has largely stopped, there can be no assurance that economic downturns in Latin America and our other markets will not lead to the import by competitors of low cost substitution products into the markets in which we sell our products. Also, in Brazil, we are the only OSB producer. There can be no assurance that competitors will not enter this market and adversely affect OSB prices and our results.

•
Prices for our products have historically been volatile and we, like other competitors in the industry, have limited control over the degree and timing of price fluctuations of our products.

To a certain extent, product pricing depends on the supply of building products in the regions in which we sell our products. We have in the past experienced price pressure in the Chilean particle board market due to imports from Argentina and industry over capacity in certain regions such as Chile. In addition, prices for our products are also influenced by world-wide prices, which until the second half of 2003 were relatively depressed. Towards the end of 2003 and during the year ended December 31, 2004, we benefited from relatively higher OSB prices in the U.S. market; however, OSB prices trended lower in that market during the first half of this year. Market prices have increased for OSB since Hurricane Katrina, however, these increases may be short-term.

•
Our sales and transactions occur in a number of markets and represent a portfolio of currencies.

The majority of our sales and transactions are indexed to U.S. dollars in the short- and medium-term, although currency depreciation in any particular market can significantly decrease net sales when translated into U.S. dollars. However, devaluation can also increase competitiveness and ability to export, although at generally lower prices than in the local market. Currency exchange volatility significantly influences our results of operations and has, in recent years, been especially volatile. Currency volatility is often correlated with regional economic conditions but can also be affected by world events such as terrorism and global economic shocks.

Impact of general economic conditions

As explained above, regional economic conditions have a significant impact on our results of operations. The table below presents the GDP growth rates for each of our most important markets in addition to forecasts by the International Monetary Fund for growth in 2005 and 2006.

	Year ended December 31,			Projected
	2002	2003	2004	2005	2006

United States	1.9%	3.0%	4.4%	3.6%	3.6%
Chile	2.2%	3.3%	6.0%	6.1%	5.4%
Argentina	(10.9)%	8.8%	9.0%	6.0%	3.6%
Venezuela	(8.9)%	(7.7)%	17.3%	4.6%	3.8%
Brazil	1.9%	0.5%	5.2%	3.7%	3.5%
Mexico	0.6%	1.6%	4.4%	3.7%	3.3%

Source: International Monetary Fund, World Economic Outlook Report, April 2005

Business outlook

We do not expect significant changes in market conditions during the remainder of 2005 except that, as a consequence of the damage caused by Hurricane Katrina in the United States, we think demand for construction materials, could strengthen, leading to better market conditions for our board and solid wood export products. For example, since Hurricane Katrina there has been a short-term increase in OSB prices. In addition, we expect continued stability in Argentina to improve product pricing as a result of increasing demand in Argentina, preventing a resurgence of import pressure in Chile.

However, several factors could negatively impact our performance during the remainder of 2005. Prices for our products periodically increase and decrease in what we refer to as "price cycles," which are highly unpredictable. The price cycles with respect to OSB, in particular, are subject to high volatility both in terms of the variation in high and low prices as well as the short time periods over which prices typically rise and fall. Recently, OSB and MDF moulding prices have fallen in the United States. Because a significant part of our growth has come from export sales of OSB and MDF mouldings, a decline in OSB and MDF moulding prices could adversely affect our results of operations. We have in the past experienced difficulty in arranging shipping from our Latin American operations to export markets. Because exports have recently contributed significantly to our growth, future difficulties in arranging adequate shipping for our products could adversely affect our results of operations. Higher oil prices could increase the cost of resin, an important raw material for boards production and the projected slow down in regional economies that could affect demand for our products.

Significant factors affecting the comparability of our historical results of operations and financial condition

The following is a summary of the most significant factors that affected our results for each of the periods compared in our Results of Operations discussion, which follows this Overview. Although these are not the only factors which affected our results, we believe these factors are key to understanding our financial performance for the periods specified.

Six months ended June 30, 2005:

•
Lower OSB price cycle in the United States leading to reduced OSB volumes and sales.

•
High and steadily rising oil prices during 2005, leading to further price increases for the adhesives we use to manufacture board products.

•
Currency appreciation, particularly in Chile and Brazil, increasing SG&A, labor and other local raw material costs.

•
Continued market strength in the Argentinean and Chilean board markets.

•
Oversupplied conditions in the U.S. finger-joint market and increased shipments of MDF mouldings to the U.S. market due to increased production capacity in Argentina and Chile.

Year ended December 31, 2004:

•
Higher OSB prices cycles in the United States during the first quarter of 2004, declining moderately in the second and third quarter and increasing again in the fourth quarter.

•
Strong demand and high prices for MDF mouldings in the United States, particularly during the second and third quarters of 2004.

•
Economic recovery in Argentina, strong growth in Brazil's economy, and significant growth in each of Mexico and Chile, thereby improving demand for our products.

•
High and steadily rising oil prices during 2004, leading to price increases for the adhesives we use to manufacture board products.

•
High freight costs resulting from high oil prices and scarcity of container and shipping availability.

Year ended December 31, 2003:

•
Pricing pressure in particle board and MDF during the first half of the year.

•
Significant price pressure on finger-joint mouldings and solid wood products in general in the United States.

•
Economic recovery in Argentina and stabilization of regional currencies, leading to greater demand and higher prices for our products and decreased low cost imports of particle board from Argentina into Chile.

•
Higher OSB prices in the United States in the second half of 2003.

Year ended December 31, 2002:

•
Delayed start-up phase at Fibranova in Venezuela during which costs continued to accrue but no material revenue was generated.

•
Flat market for solid wood doors and finger-joint mouldings in the United States.

•
Consolidation of Masisa into our results effective July 1, 2002.

•
Low cost imports from Argentina into Chile, which put price pressure on Masisa's Chilean sales, particularly of particle board.

•
Economic crisis in Argentina, which was reflected in our results of operations as a result of the consolidation of Masisa's financial results beginning July 1, 2002.

Results of operations

Consolidated

The discussion below analyzes and compares on a consolidated level the period-on-period comparisons of our results of operation for the six months ended June 30, 2005 to June 30, 2004 and for the year ended December 31, 2004 to 2003 and the year ended December 31, 2003 to 2002. A more detailed understanding of our business segments and product performance can be obtained by reading the geographic segments and product sections that follow. The following table summarizes our consolidated financial results for the periods indicated. Under Chilean GAAP, the merger between Masisa S.A. and Terranova S.A. has been accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. As such, the historical financial statements for the periods prior to the merger are not restated under Chilean GAAP.

	Year ended December 31,			Six months ended June 30, (unaudited)
(in millions of US$, except where noted)	2002(1)	2003	2004	2004	2005

Net sales	$295.0	$480.1	$651.0	$303.5	$354.0
Gross margin	80.1	105.9	189.2	83.5	98.3
Operating income	28.7	21.6	95.1	42.2	47.6
Non-operating results	(6.1)	(47.5)	(11.2)	(9.6)	(18.6)
Net income(2)	21.0	(20.0)	56.8	16.0	21.6
Depreciation, amortization and depletion(3)	41.3	63.5	70.6	33.4	35.7
Physical volume sales (thousands of cubic meters)(4)	1,687.2	3,040.3	3,788.4	1,920.0	1,928.0
Average price per cubic meter (US$)(4)	170	152	166	153	179
Net sales growth %	—	62.8%	35.6%	—	16.6%
Gross margin %*	27.1%	22.1%	29.1%	27.5%	27.8%
Operating income margin %*	9.7%	4.5%	14.6%	13.9%	13.5%
Net income margin %*	7.1%	(4.2%)	8.7%	5.3%	6.1%

*
Amounts are expressed as percentages of net sales.

(1)
Our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

(2)
Due to the incorporation of Masisa into and with the Company and the resulting effect on minority interest, net income for the six months ended June 2004 and June 2005 are not comparable. Please see the discussion on Minority Interest below for further information.

(3)
Depletion, which is included in costs of sales, are costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

(4)
Includes MDF, particle board, finger-joint mouldings, OSB, sawn lumber, solid wood doors, MDF mouldings and saw and pulp logs.

Six months ended June 30, 2005 compared to the same period in 2004

Net sales increased 16.6% to US$354.0 million in the six months ended June 30, 2005 compared to US$303.5 million in the six months ended June 30, 2004. The increase was due mainly to strong or moderate growth in net sales across all our geographic segments and for most of our products, with the exception of OSB. The average price of our principal wood products per cubic meter in the six months ended June 30, 2005 was US$179 compared to US$153 per cubic meter in the six months ended June 30, 2004. Consolidated sales of our principal wood products by physical volume increased 0.4% to 1,928.0 thousand cubic meters in the six months ended June 30, 2005, compared to 1,920.0 thousand cubic meters in the six months ended June 30, 2004.

Gross margin increased from US$83.5 million, or 27.5% of net sales, in the six months ended June 30, 2004 to US$98.3 million, or 27.8% of net sales, in the six months ended June 30, 2005. This was mainly due to increased net sales, partially offset by higher raw material costs and energy costs leading to higher average costs of sales. We expect gross margin for the full 2005 fiscal year to decrease slightly from the gross margin for the first half of that year.

Selling and administrative expenses totaled US$50.7 million, or 14.3% of net sales, for the six months ended June 30, 2005, representing a 22.5% increase from US$41.3 million, or 13.6% of net sales, for the six months ended June 30, 2004. This increase was due primarily to significantly increased sales, local currency appreciation and merger related expenses.

Operating income increased by 12.9% to US$47.6 million, or 13.5% of net sales, in the six months ended June 30, 2005 compared to US$42.2 million, or 13.9% of net sales, in the six months ended June 30, 2004. The increase in operating income is attributable mainly to higher gross margin partially offset by higher selling and administrative expenses.

Non-operating results worsened from a loss of US$9.6 million in the six months ended June 30, 2004 to a loss of US$18.6 million in the six months ended June 30, 2005. Foreign exchange losses were US$2.7 million in the six months ended June 30, 2005 compared to a foreign exchange gain of US$8.9 million for the same period in 2004. The foreign exchange gain in the six months ended June 30, 2004 was due principally to the effect of the depreciation of the Chilean peso on our debt denominated in UF which did not recur to such an extent in the same period in 2005. We use derivative instruments, such as swaps or cross currency contracts, which are based directly or indirectly upon interest rates and currencies, to manage and reduce the risk inherent in currency and interest rate fluctuations. Financial income increased 48.9% from US$1.2 million in the six months ended June 30, 2004 to US$1.7 million in the same period in 2005 due to higher interest earning cash balances. Share of income from unconsolidated affiliates was flat in the six months ended June 30, 2005 compared to the same period in 2004. Other non-operating income decreased 14.8% from US$2.7 million in the six months ended June 30, 2004 to US$2.3 million in the same period in 2005 mainly due to higher insurance loss reimbursements in the earlier period. Amortization of goodwill was flat in the six months ended June 30, compared to the same period in 2004. Amortization of negative goodwill increased 11.2% from US$1.5 million in the six months ended June 30, 2004 to US$1.7 million in the same period in 2005. Financial expense decreased 5.7% from US$19.8 million in the six months ended June 30, 2004 to US$18.7 million in the same period in 2005 mainly due to reduced levels of debt. Other non-operating expenses decreased 29.6% from US$4.3 million in the six months ended June 30, 2004 to US$3.0 million in the same period in 2005 due mainly to a provision for a non-operational doubtful account taken in 2004.

Minority interest benefit was US$1.4 million in the six months ended June 30, 2005 compared to an expense of US$8.5 million in the same period in 2004. This reflects primarily losses at our Venezuelan subsidiaries and the incorporation of the former Masisa into and with the Company during the six months ended June 30, 2005 and the resulting elimination of the associated minority interest expense.

Income tax expense increased 11.4% to US$8.9 million in the six months ended June 30, 2005 compared to US$8.0 million in the same period in 2004. This was mainly due to higher income before taxes.

We reported net income of US$21.6 million, or 6.1% of net sales, in the six months ended June 30, 2005 compared to net income of US$16.0 million, or 5.3% of net sales, in the six months ended June 30, 2004. While our operating income was higher in the six months ended June 30, 2005 compared to the same period in 2004, our non-operating losses were significantly greater and more than offset our higher operating income. However, as a result of the incorporation of the former Masisa into and with the Company and the resulting elimination of the associated minority interest expense, our net income increased.

Year ended December 31, 2004 compared to 2003

Net sales increased 35.6% to US$651.0 million in 2004 compared to US$480.1 million in 2003. The increase was due mainly to higher average prices and significantly higher physical volume sales across a majority of our product and geographic segments. The average price of our principal wood products per cubic meter in 2004 was US$166 compared to US$152 per cubic meter in 2003. Consolidated sales of our principal wood products by physical volume increased 24.6% to 3,788.4 thousand cubic meters in 2004, compared to 3,040.3 thousand cubic meters in 2003.

Gross margin increased from US$105.9 million, or 22.1% of net sales, in 2003 to US$189.2 million, or 29.1% of net sales, in 2004. This was mainly due to higher sales and increased gross margin as a percentage of sales due to higher average prices while average costs of sales decreased slightly.

Selling and administrative expenses totaled US$94.1 million, or 14.5% of net sales, in 2004, representing an 11.6% increase from US$84.3 million, or 17.6% of net sales, in 2003. This increase was due primarily to higher selling expenses associated with significantly increased sales and merger related expenses.

Operating income increased by 340.4% to US$95.1 million, or 14.6% of net sales, in 2004 compared to US$21.6 million, or 4.5% of net sales, in 2003. The increase in operating income is attributable mainly to significantly higher sales and gross margin.

Non-operating results improved from a loss of US$47.5 million in 2003 to a loss of US$11.2 million in 2004 principally due to a significant one-time gain on the sale of forests, and a decrease in foreign exchange losses and despite a significant increase in other non-operating expenses. The table below summarizes the principle components of our non-operating results.

Year ended December 31,
(in millions of US$)	2003	2004

NON-OPERATING RESULTS
Financial income	$3.9	$1.9
Share of income from unconsolidated affiliates	0.8	1.3
Other non-operating income	5.9	47.3
Amortization of goodwill	(0.9)	(0.8)
Amortization of negative goodwill	3.0	3.3
Financial expenses	(40.0)	(39.3)
Other non-operating expenses	(7.3)	(21.8)
Price-level restatements	(0.2)	0.5
Foreign exchange (losses) gains	(12.5)	(3.7)

Non-operating results	$(47.5)	$(11.2)

Financial income declined 50.3% to US$1.9 million in 2004 from US$3.9 million in 2003 due to lower interest earning average cash balances. Share of income from unconsolidated affiliates increased 76.6% to US$1.3 million in 2004 from US$0.8 million in 2003 principally due to higher income from our investment in Oxinova. Other non-operating income increased to US$47.3 million in 2004 from US$5.9 million in 2003 mainly due to a gain of $42.0 million on the sale of approximately 21,000 hectares of our Chilean forests to an affiliate of Arauco. For more information on the sale of these forest assets, see "Business — Forestry operations — Distribution of forestry assets." Additionally, we recognized a gain on the sale of goods and services and compensation from insurance due to damages to our plant in Venezuela. Amortization of goodwill declined 16.5% to US$0.8 million in 2004 from US$0.9 million in 2003 mainly due to the conclusion of the amortization period in 2003 of our investment in Maderas y Paneles S.A. Amortization of negative goodwill increased 11.2% to US$3.3 million in 2004 from US$3.0 million in 2003 mainly due to the acquisition of Terranova International in October 2003. Financial expense decreased slightly to US$39.3 million in 2004 from US$40.0 million in 2003. Other non-operating expenses increased 197.6% to US$21.8 million in 2004 from US$7.3 million in 2003 due mainly to the following:

•
US$9.2 million provision for idle assets.    During the fourth quarter of 2004 we recognized a US$4.9 million provision for wood scanners in Chile and Brazil that after a testing period and negotiations with the supplier were determined to be unusable for their intended purpose. The provision was for the total cost of the equipment. Additionally, we recognized a provision for US$1.0 million during 2004 as a result of obsolete particle board line equipment in Masisa Mexico. The equipment was partially used to recondition a different particle board line and the remaining balance was completely written off since the expected recoverable value is negligible. We recognized a provision for US$0.6 million during 2004 for equipment on Masisa Argentina's impregnation line considered obsolete. The provision was for the entire book value of the equipment. The remaining provisions were for various obsolete plant and equipment in Terranova Chile and Venezuela and were for the entire book value of such equipment since the expected recoverable value is negligible.

•
US$2.8 million write off for doubtful non-operational accounts.    We recognized a write off for a doubtful loan to our unconsolidated affiliate.

•
US$2.1 million in severance indemnities.    During the fourth quarter of 2004, several executives either left the company or transferred to affiliates of the company which triggered contractual severance payments.

Price-level restatements were US$0.5 million in 2004 compared to a loss of US$0.2 million in 2003 but do not materially affect our results of operations. Foreign exchange losses were US$3.7 million in 2004 compared to a foreign exchange loss of US$12.5 million in 2003 due mainly to the impact of the appreciation of the Chilean peso on our debt issued in UF.

Minority interest expense was US$15.4 million in 2004 compared to a benefit of US$5.2 million in 2003.

Income tax expense was US$11.7 million in 2004 compared to a benefit of US$0.6 million in 2003 due to significant increase in income before minority interest and income taxes. Income tax expense increased despite the recognition of a tax loss from a previous period of US$10.3 million which reduced our tax expense in 2004.

We reported net income of US$56.8 million, or 8.7% of net sales, in 2004 compared to net loss of US$20.0 million, or 4.2% of net sales, in 2003. The increase in net income in 2004 compared to 2003 reflects significantly improved sales, operating income and non-operating results offset by higher income tax expense.

Year ended December 31, 2003 compared to 2002

With respect to the discussion below, the reader should note that our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002 and therefore year-over-year comparisons are not meaningful.

Net sales increased 62.8% to US$480.1 million in 2003 compared to US$295.0 million in 2002. Physical volume sales of our principal wood products increased by 80.2% from 1,687.2 thousand cubic meters in 2002 to 3,040.3 thousand cubic meters in 2003. Gross margin increased 32.2% from US$80.1 million in 2002 to US$105.9 million in 2003. Selling and administrative expenses increased 64.2% to US$84.3 million in 2003 from US$51.4 million in 2002.

The increase in net sales, physical volume of sales, gross margin, and selling and administrative expenses is due mainly to the consolidation of Masisa's financial results into Terranova's beginning July 1, 2002. However, gross margins declined from 27.1% of net sales in 2002 to 22.1% of net sales in 2003 mainly due to lower average prices for our products. Average prices of our principal wood products per cubic meter decreased 9.7% to US$158 in 2003 from US$175 in 2002.

Despite the increase in our net sales and gross margins, operating income decreased by 24.7% to US$21.6 million in 2003 compared to US$28.7 million in 2002. While year-over-year comparisons are not meaningful, the underlying factors affecting our operating income during 2003 were:

•
weakness in Terranova's business segments, particularly in Venezuela, where we experienced production problems, and in Chile, which suffered from lower finger-joint moulding and solid wood door prices for its exports to the United States,

•
lower average prices for our solid wood products, and

•
higher selling and administrative expenses due to local currency appreciation in Argentina and in Chile towards the end of the year.

Non-operating results decreased from a loss of US$6.1 million in 2002 to a loss of US$47.5 million in 2003. The change in non-operating results is due mainly to the consolidation of Masisa's financial results into Terranova's beginning the second half of 2002. While year-over-year comparisons are not meaningful, the underlying factors affecting our non-operating results were:

•
a net increase of US$21.4 million in foreign exchange losses in 2003 compared 2002 related to our Terranova business, and

•
an increase of US$16.7 million in interest expense due to an increase in newly issued debt as well as the incorporation of Masisa's debt which also increased in 2003.

Minority interest benefit was US$5.2 million in 2003 compared to an expense of US$3.3 million in 2002.

Income tax benefit was US$0.6 million in 2003 compared to a benefit of US$1.7 million in 2002.

We reported a net loss of US$20.0 million, or 4.2% of net sales, in 2003 compared to net income of US$21.0 million, or 7.1% of net sales, in 2002. The significant decrease in net income in 2003 compared to 2002 reflects our lower operating and non-operating results as discussed above.

Geographic Segments

The following discusses our results of operations by geographic segments based on the location in which the sale is originated, as reported in Note 23(2)(e) of the Consolidated Financial Statements. You should also note that since the merger of our former subsidiary Masisa into and with us, we have been in the process of implementing, but have not yet completed, a reorganization of our businesses into three divisions: the Boards Division, the Solid Wood Division and the Forestry Division. For certain corporate level management purposes, as of the date of this document we group our geographic segments by country of origin only. However, our historical financial segment presentation for periods ending on and before December 31, 2004 remain grouped by the former "Terranova" and "Masisa" businesses that existed prior to our merger on May 31, 2005 and represent the way management viewed our business. Accordingly, our period-on-period comparisons for our geographic segments for such annual periods are grouped and discussed by the former "Terranova" and "Masisa" business divisions.

You should also note that some of our geographic segments include significant inter-company sales, especially in Chile, Brazil and Venezuela. To better understand our business and results of operations we have included inter-company sales separately in the tables below.

Six Months ended June 30, 2005 and 2004 compared by geographic segment

United States

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$60.2	$86.8
Inter-company sales	—	—
Net sales	60.2	86.8
Gross margin	6.3	6.5
Selling and administrative expenses	(3.9)	(5.7)
Operating income	2.4	0.8
Depreciation, amortization and depletion(1)	$0.4	$0.2
Net sales growth %	—	44.2%
Gross margin % *	10.4%	7.5%
Operating income margin % *	4.0%	0.9%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In the United States, net sales increased 44.2% to US$86.8 million in the six months ended June 30, 2005 compared to US$60.2 million for the same period in 2004. The sales increase was due mainly to the strong growth in physical volume sales of MDF mouldings from 15.9 thousand cubic meters as of June 30, 2004 to 44.8 thousand cubic meters as of June 30, 2005 and the introduction of OSB and MDF mouldings from our Latin American operations through Masisa USA's commercial network starting in February 2005. Prior to February 2005, OSB from Brazil was sold by Masisa directly to third party distributors. Gross margin increased slightly to US$6.5 million, or 7.5% of net sales, during the six months ended June 30, 2005 compared to US$6.3 million, or 10.4% of net sales, for the same period in 2004. Gross margin as a percentage of sales declined due to the introduction of OSB and MDF moulding through Masisa USA's commercial network described above. Operating income decreased to US$0.8 million, or 0.9% of net sales, in the six months ended June 30, 2005 compared to US$2.4 million, or 4.0% of net sales, in the same period in 2004. The decrease in operating income is attributable to the reduction in gross margin which offset an increase in physical volume sales, as discussed above, the increasing outbound freight expenses resulting from higher overall volumes and increased fuel prices, as well as increased payroll expense due to a larger sales force and logistics team.

Chile

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$67.6	$63.9
Inter-company sales	43.5	47.9
Net sales	111.1	111.8
Gross margin	23.1	28.8
Selling and administrative expenses	(15.1)	(16.4)
Operating income	7.9	12.4
Depreciation, amortization and depletion(1)	$12.5	$12.7
Net sales growth %	—	0.6%
Gross margin % *	20.7%	25.8%
Operating income margin % *	7.1%	11.1%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In Chile, net sales increased slightly by 0.6% to US$111.8 million in the six months ended June 30, 2005 compared to US$111.1 million for the same period in 2004. Gross margin increased to US$28.8 million, or 25.8% of net sales, during the six months ended June 30, 2005 compared to US$23.1 million, or 20.7% of net sales, for the same period in 2004. This increase is due mainly to increased sales of higher margin MDF mouldings and higher prices for our other products, despite slightly higher production costs. The increase in sales was also due in part to the appreciation of the Chilean peso relative to the U.S. dollar. Operating income increased to US$12.4 million, or 11.1% of net sales, in the six months ended June 30, 2005 compared to US$7.9 million, or 7.1% of net sales, in the same period in 2004. The increase in operating income is attributable to higher gross margin partially offset by a higher selling and administrative expenses resulting from an increase in our workforce and the strengthening of the Chilean peso relative to the U.S. dollar.

Brazil

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$58.1	$51.7
Inter-company sales	15.6	28.4
Net sales	73.7	80.1
Gross margin	25.1	20.6
Selling and administrative expenses	(5.8)	(7.0)
Operating income	19.3	13.6
Depreciation, amortization and depletion(1)	$8.1	$9.7
Net sales growth %	—	8.7%
Gross margin % *	34.1%	25.7%
Operating income margin % *	26.2%	17.0%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In Brazil, net sales increased 8.7% to US$80.1 million in the six months ended June 30, 2005 compared to US$73.7 million for the same period in 2004. The increase was due mainly to higher prices in the local boards market and a shift in our MDF product mix to higher priced laminated MDF, which was partially offset by lower prices for OSB in the U.S. export market and lower production of MDF due to plant maintenance in January 2005. The increase in sales was also due in part to the appreciation of the Brazilian real relative to the U.S. dollar. Gross margin decreased to US$20.6 million, or 25.7% of net sales, during the six months ended June 30, 2005 compared to US$25.1 million, or 34.1% of net sales, for the same period in 2004. Despite an increase in net sales, gross margin declined due to lower OSB prices and higher costs for wood and resin and the appreciation of the Brazilian real relative to the U.S. dollar. Operating income decreased to US$13.6 million, or 17% of net sales, in the six months ended June 30, 2005 compared to US$19.3 million, or 26.2% of net sales, in the same period in 2004. The decrease in operating income is attributable to lower gross margin and higher selling and administrative expense due to the strengthening of the Brazilian real relative to the U.S. dollar.

Venezuela

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$18.9	$34.4
Inter-company sales	17.1	16.3
Net sales	36.0	50.7
Gross margin	8.8	10.8
Selling and administrative expenses	(5.7)	(7.0)
Operating income	3.1	3.8
Depreciation, amortization and depletion(1)	$7.3	$7.2
Net sales growth %	—	40.9%
Gross margin % *	24.5%	21.3%
Operating income margin % *	8.6%	7.6%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In Venezuela, net sales increased 40.9% to US$50.7 million in the six months ended June 30, 2005 compared to US$36.0 million for the same period in 2004. The increase was due mainly to higher physical volume sales in the local board market, which results in higher average prices compared to our export prices, and to a lesser extent, increased physical volume sales of sawn lumber. Gross margin increased to US$10.8 million, or 21.3% of net sales, during the six months ended June 30, 2005 compared to US$8.8 million, or 24.5% of net sales, for the same period in 2004. This increase is due mainly to higher sales; however, we experienced increased production costs due to higher prices for resin partially offsetting these higher sales. Operating income increased to US$3.8 million, or 7.6% of net sales, in the six months ended June 30, 2005 compared to US$3.1 million, or 8.6% of net sales, in the same period in 2004. The increase in operating income is attributable to higher gross margin offset by higher selling and administrative expenses as a result of a new collective labor agreement and higher in-land freight costs.

Mexico

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$49.7	$56.1
Inter-company sales	—	0.1
Net sales	49.7	56.2
Gross margin	8.2	9.8
Selling and administrative expenses	(5.0)	(6.3)
Operating income	3.2	3.5
Depreciation, amortization and depletion(1)	$0.8	$0.8
Net sales growth %	—	13.1%
Gross margin % *	16.5%	17.5%
Operating income margin % *	6.5%	6.3%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In Mexico, net sales increased 13.1% to US$56.2 million in the six months ended June 30, 2005 compared to US$49.7 million for the same period in 2004. The increase was due mainly to higher physical volume sales of MDF board and to a lesser extent, higher physical volume sales of particle board and sawn lumber and higher sawn lumber prices, and occurred in spite of lower physical volume sales of OSB. Gross margin increased to US$9.8 million, or 17.5% of net sales, during the six months ended June 30, 2005 compared to US$8.2 million, or 16.5% of net sales, for the same period in 2004. This increase is due mainly to higher net sales partially offset by higher raw material costs. Operating income increased to US$3.5 million, or 6.3% of net sales, in the six months ended June 30, 2005 compared to US$3.2 million, or 6.5% of net sales, in the same period in 2004. The increase in operating income is attributable to higher gross margin partially offset by higher selling and administrative expenses as a result of higher warehousing expenses and provisions for doubtful receivable accounts. We expect both our gross margin and operating income to decrease slightly for the full 2005 fiscal year from their levels for the first half of the year.

Argentina

Six months ended June 30,
(in millions of US$, except percentages)	2004	2005

Net sales to third parties	$34.3	$39.0
Inter-company sales	6.1	9.6
Net sales	40.4	48.6
Gross margin	8.9	12.2
Selling and administrative expenses	(4.0)	(4.6)
Operating income	4.8	7.6
Depreciation, amortization and depletion(1)	$4.4	$5.1
Net sales growth %	—	20.3%
Gross margin % *	21.9%	25.1%
Operating income margin % *	11.9%	15.6%

*
Amounts are expressed as percentages of net sales.

(1)
Depletion, which is included in costs of sales, consists of costs attributed to timber harvested and are determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. See Note 2 to our Consolidated Financial Statements.

Six months ended June 30, 2005 compared to the same period in 2004.    In Argentina, net sales increased 20.3% to US$48.6 million in the six months ended June 30, 2005 compared to US$40.4 million for the same period in 2004. The increase was due mainly to a continued improvement in the Argentinean local market and overall high board volumes, somewhat offset by weaker export sales of MDF mouldings in the United States. The improved local market for boards has allowed us to reduce our lower margin export sales, leading to improved board pricing. Gross margin increased to US$12.2 million, or 25.1% of net sales, during the six months ended June 30, 2005 compared to US$8.9 million, or 21.9% of net sales, for the same period in 2004. This increase is due mainly to higher net sales, as discussed above, which were partially offset by increased cost of sales due to higher resin and wood prices. Operating income increased to US$7.6 million, or 15.6% of net sales, in the six months ended June 30, 2005 compared to US$4.8 million, or 11.9% of net sales, in the same period in 2004. The increase in operating income is attributable to higher sales and gross margin partially offset by a moderate increase in selling and administrative expenses due to, among other things, higher export expenses.

Years ended December 31, 2004, 2003 and 2002 compared by geographic segment

With respect to the discussion below, the reader should note that the our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002 and therefore year-over-year comparisons are not meaningful for certain segments, as footnoted.

Terranova USA

Year ended December 31, (in millions of US$, except percentages)	2002	2003	2004

Net sales to third parties	$119.5	$118.0	$139.6
Inter-company sales	—	—	—
Total net sales	119.5	118.0	139.6
Gross margin	10.2	9.9	15.6
Selling and administrative expenses	(8.1)	(8.2)	(8.9)
Operating income	2.1	1.7	6.7
Depreciation	$0.7	$0.7	0.7
Net sales growth %	—	(1.2)%	18.2%
Gross margin % *	8.5%	8.4%	11.2%
Operating income margin % *	1.8%	1.5%	4.8%

*
Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003.    In the United States, net sales increased 18.2% to US$139.6 million in 2004 compared to US$118.0 million in 2003. The increase was due mainly to a moderate increase in the price of finger-joint mouldings and higher physical volume sales of our solid wood doors. While average prices of our solid wood door sales decreased slightly during the period, they began to recover beginning in the second quarter of 2004. Gross margin increased from US$9.9 million, or 8.4% of net sales, in 2003 to US$15.6 million, or 11.2% of net sales, in 2004. This increase is due mainly to increased sales as described above and higher sales of MDF moulding that we produce in our U.S. plant, which contributes to a higher gross margin as a percentage of sales. Operating income increased to US$6.7 million, or 4.8% of net sales, in 2004 compared to US$1.7 million, or 1.5% of net sales, in 2003. The increase in operating income is attributable to higher sales and gross margin partially offset by a moderate increase in selling and administrative expenses.

Year ended December 31, 2003 compared to 2002.    In the United States, net sales decreased 1.2% to US$118.0 million in 2003 compared to US$119.5 million in 2002. The decrease is due mainly to lower finger-joint moulding and solid wood door prices which were partially offset by higher finger-joint moulding physical volume sales. Gross margin was US$10.2 million, or 8.5% of net sales, in 2002 compared to US$9.9 million, or 8.4% of net sales, in 2003. Operating income decreased to US$1.7 million, or 1.5% of net sales, in 2003 compared to US$2.1 million, or 1.8% of net sales, in 2002. The decrease in operating income is attributable to lower sales and higher administrative expenses which includes selling and local transportation expenses that increase with higher physical volume sales.

Terranova Chile

Year ended December 31, (in millions of US$, except percentages)	2002	2003	2004

Net sales to third parties	$7.7	$10.7	$13.6
Inter-company sales	93.7	66.8	82.0
Total net sales	101.4	77.5	95.6
Gross margin	29.2	19.3	20.9
Selling and administrative expenses	(12.5)	(15.9)	(15.1)
Operating income	16.7	3.4	5.8
Depreciation	$6.2	$6.1	$5.4
Net sales growth %	—	(23.6)%	23.4%
Gross margin %*	28.8%	24.8%	21.8%
Operating income margin %*	16.5%	4.3%	6.1%

*    Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003.    In Chile, net sales increased 23.4% to US$95.6 million in 2004 compared to US$77.5 million in 2003. This was due mainly to higher sales to Masisa USA and an increase in sales of sawn and pulp logs that resulted from selling damaged trees knocked down during a severe wind storm. Gross margin was US$19.3 million, or 24.8% of net sales, in 2003 compared to US$20.9 million, or 21.8% of net sales, in 2004. Despite higher finger-joint moulding prices in the U.S. market, our gross margin as a percentage of sales declined due to a US$4.1 million write-off of certain timber stands whose actual cost was greater than the estimated real harvest value, and selling lower margin damaged sawn and pulp logs. Operating income increased to US$5.8 million, or 6.1% of net sales, in 2004 compared to US$3.4 million, or 4.3% of net sales, in 2003. This was mainly due to lower selling and administrative expenses that resulted from cost savings from a reduction in our workforce which we carried out as part of the reorganization of our business units in 2003, which were offset by merger related expenses in the fourth quarter of 2004.

Year ended December 31, 2003 compared to 2002.    In Chile, net sales decreased 23.6% to US$77.5 million in 2003 compared to US$101.4 million in 2002. This was due mainly to lower sales to Masisa USA which experienced price declines in both solid wood doors and finger-joint mouldings, despite a shift to a higher value-added mouldings. Gross margin decreased from US$29.2 million, or 28.8% of net sales, in 2002 to US$19.3 million, or 24.8% of net sales, in 2003. This decrease is due mainly to lower net sales and a shift in product mix to high value-added finger-joint mouldings with higher average production costs. Operating income decreased to US$3.4 million, or 4.3% of net sales, in 2003 compared to US$16.7 million, or 16.5% of net sales, in 2002. The decrease in operating income is attributable to lower gross margin and higher selling and administrative expenses due to the reorganization of our business units in Chile beginning in September 2003. As part of the reorganization, we incurred US$0.6 million in consulting expenses and implemented a workforce reduction plan that resulted in US$2.0 million in severance payments. The restructuring was completed in 2003. Additionally, the strengthening of the Chilean peso relative to the U.S. dollar towards the end of the year increased our selling and administrative expenses.

Terranova Brazil

Year ended December 31, (in millions of US$, except percentages)	2002	2003	2004

Net sales to third parties	$1.4	$1.2	$3.9
Inter-company sales	32.0	28.9	33.0
Net sales	33.4	30.1	36.9
Gross margin	7.7	4.0	10.1
Selling and administrative expenses	(1.9)	(3.2)	(2.7)
Operating income	5.8	0.8	7.4
Depreciation	$2.9	$3.3	$3.4
Net sales growth %	—	(10.0)%	22.8%
Gross margin %*	23.0%	13.2%	27.3%
Operating income margin %*	17.4%	2.5%	20.1%

*    Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003.    In Brazil, net sales increased 22.8% to US$36.9 million in 2004 compared to US$30.1 million in 2003. This was due mainly to higher finger-joint moulding sales to Masisa USA as a result of higher finger-joint moulding prices in the U.S. market. Gross margin increased from US$4.0 million, or 13.2% of net sales, in 2003 to US$10.1 million, or 27.3% of net sales, in 2004. This increase is due mainly to higher net sales as discussed above while average costs were flat and physical volume sales of finger-joint mouldings declined. Operating income increased to US$7.4 million, or 20.1% of net sales, in 2004 compared to US$0.8 million, or 2.5% of net sales, in 2003. The increase in operating income is attributable to higher gross margin.

Year ended December 31, 2003 compared to 2002.    In Brazil, net sales decreased 10% to US$30.1 million in 2003 compared to US$33.4 million in 2002. This decrease is due mainly to lower finger-joint moulding prices as reflected in lower sales to Masisa USA which were partially offset by higher physical volume sales as well as lower sales of door parts to Terranova Chile. Gross margin decreased from US$7.7 million, or 23% of net sales, in 2002 to US$4.0 million, or 13.2% of net sales, in 2003. This decrease is due to the following factors:

•
Terranova Brazil began producing a more premium finger-joint moulding with higher average production costs,

•
Our finger-joint moulding prices declined by 7.2%, despite producing and selling a more premium product, and

•
Lower sales of higher margin door parts.

Operating income decreased to US$0.8 million, or 2.5% of net sales, in 2003 compared to US$5.8 million, or 17.4% of net sales, in 2002. The decrease in operating income is attributable to significantly lower gross margins and higher selling and administrative expenses. Selling and administrative expenses were higher as a result of abnormally high product returns from the United States due to manufacturing defects which have not continued in 2004.

Terranova Venezuela

Year ended December 31, (in millions of US$, except percentages)	2002	2003	2004

Net sales to third parties	$11.6	$24.0	$45.0
Inter-company sales	28.2	33.3	49.2
Net sales	39.8	57.3	94.3
Gross margin	8.5	(0.4)	17.8
Selling and administrative expenses	(6.4)	(11.1)	(13.5)
Operating income	2.1	(11.5)	4.4
Depreciation	$2.3	$7.5	$11.0
Net sales growth %	—	44.0%	64.6%
Gross margin %*	21.4%	0.6%	18.9%
Operating income margin %*	5.3%	(20.0)%	4.6%

*    Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003.    In Venezuela, net sales increased 64.6% to US$94.3 million in 2004 compared to US$57.3 million in 2003. The increase is due mainly to the incorporation of twelve months of board sales in 2004 versus only nine months during 2003 when our board plant was in a start-up phase from January to March. Additionally, net sales of sawn lumber to Terranova Mexico increased due to significantly higher physical volume sales that were partially offset by lower prices. Gross margin increased from a loss of US$0.4 million, or 0.6% of net sales, in 2003 to US$17.8 million, or 18.9% of net sales, in 2004. This increase is due mainly to higher net sales and the incorporation of full period results for our board sales. Also, high average production costs and low prices for our board products during 2003 were reversed during 2004 as our board business moved towards profitability. However, the increase in our gross margin was partially offset by a shift from shaved sawn lumber to lower margin rough sawn lumber. Operating income increased from a loss of US$11.5 million, or 20% of net sales, in 2003 to US$4.4 million, or 4.6% of net sales, in 2004. The increase in operating income is attributable to higher sales and gross margins. However, selling and administrative expense increased as a result of fully incorporating our board operations administrative expenses and higher selling expenses due to increased physical volume sales.

Year ended December 31, 2003 compared to 2002.    In Venezuela, net sales increased 44% to US$57.3 million in 2003 compared to US$39.8 million in 2002. Our MDF and particle board plant was in a start-up phase during 2002 and the first three months of 2003. Therefore a significant portion of our sales increase in 2003 compared to 2002 reflects the increase in production as our plant moved towards full capacity, despite a slowdown in the first quarter of 2003 due to a general strike in Venezuela. Gross margin decreased from US$8.5 million, or 21.4% of net sales, in 2002 to a loss of US$0.4 million, or 0.6% of net sales, in 2003. This decrease is due mainly to production difficulties at our board plant resulting in high costs of production. Prior to April 2003, these costs were reflected as a debit to shareholders' equity. Operating income decreased from US$2.1 million, or 5.3% of net sales, in 2002 to a loss of US$11.5 million, or 20% of net sales, in 2003. The decrease in operating income is attributable to significantly lower gross margin and the incorporation of selling and administrative expenses from our board business that were previously recorded as a charge to shareholders' equity.

Terranova Mexico

Year ended December 31, (in millions of US$, except percentages)	2002	2003	2004

Net sales to third parties	$23.4	$36.3	$48.1
Inter-company sales	5.4	1.4	9.4
Net sales	28.7	37.6	57.5
Gross margin	0.7	2.2	5.8
Selling and administrative expenses	(2.6)	(3.2)	(3.7)
Operating income	(1.8)	(1.1)	2.1
Depreciation	$0.1	$0.3	$0.2
Net sales growth %	—	30.9%	52.9%
Gross margin %*	2.6%	5.7%	10.2%
Operating income margin %*	(6.4)%	(2.9)%	3.7%

*    Amounts are expressed as percentages of net sales.

Year ended December 31, 2004 compared to 2003.    In Mexico, net sales increased 52.9% to US$57.5 million in 2004 compared to US$37.6 million in 2003. The increase is due mainly to higher physical volume sales and prices of sawn lumber, some of which is imported from Terranova Venezuela. Gross margin increased from US$2.2 million, or 5.7% of net sales, in 2003 to US $5.8 million, or 10.2% of net sales, in 2004. This increase is due mainly to higher sales which were partially offset by increased overseas shipping costs. Operating income increased from a loss of US$1.1 million, or 2.9% of net sales, in 2003 to US$2.1 million, or 3.7% of net sales, in the year ended December 31,2004. The increase in operating income is attributable to higher gross margin which was partially offset by higher selling and administrative expenses due to higher volume sales.

Year ended December 31, 2003 compared to 2002. In Mexico, net sales increased 30.9% to US$37.6 million in 2003 compared to US$28.7 million in 2002. The increase is due mainly to substantially higher physical volume sales of sawn lumber. The increase in physical volume sales was partially offset by lower prices due to a shift in product mix to green lumber from dried lumber and a decrease in sales of MDF. Gross margin increased from US$0.7 million, or 2.6% of net sales, in 2002 to US$2.2 million, or 5.7% of net sales, in 2003. This increase is due mainly to higher sales of sawn lumber. Gross margin as a percentage of sales increased due to the fact that our prices and costs of sales fell in tandem. Operating income increased from a loss of US$1.8 million, or 6.4% of net sales, in 2002 to a loss of US$1.1 million, or 2.9% of net sales, in 2003. The increase in operating income is attributable to higher gross margin which was partially offset by higher selling expenses due to higher physical volume sales and a bad debt write down of US$0.5 million.

Masisa Chile

Year ended December 31, (in millions of US$, except percentages)	2002(1)	2003	2004

Net sales to third parties	$53.6	$103.9	$121.0
Inter-company sales	8.5	13.5	23.6
Net sales	62.1	117.5	144.7
Gross margin	18.5	27.9	36.1
Selling and administrative expenses	(7.5)	(17.9)	(21.1)
Operating income	11.0	10.0	15.0
Depreciation	$5.4	$11.5	$11.2
Net sales growth %	—	89.1%	23.2%
Gross margin %*	29.8%	23.8%	24.9%
Operating income margin %*	17.8%	8.5%	10.4%

*    Amounts are expressed as percentages of net sales.

(1)   Our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Year ended December 31, 2004 compared to 2003.    In Chile, net sales increased 23.2% to US$144.7 million in 2004 compared to US$117.5 million in 2003. This was due mainly to higher physical volume sales and average prices in both particle board and MDF in the local market. We have benefited from strong economic growth in Chile leading to a surge in the construction sector. In addition, Argentina's strong economic recovery has reduced import price pressure. Gross margin increased from US$27.9 million, or 23.8% of net sales, in 2003 to US$36.1 million, or 24.9% of net sales, in 2004. This was due mainly to increased sales offset by average costs increases as a result of higher raw material costs such as resin and wood. Operating income increased to US$15.0 million, or 10.4% of net sales, in 2004 compared to US$10.0 million, or 8.5% of net sales, in 2003. This was mainly due to higher gross margin partially offset by higher selling expenses due to increased sales, merger related expenses and a moderate appreciation of the Chilean peso relative to the U.S. dollar.

Year ended December 31, 2003 compared to 2002.    In Chile, net sales increased 89.1% to US$117.5 million in 2003 compared to US$62.1 million in 2002. Gross margin increased from US$18.5 million, or 29.8% of net sales, in 2002 to US$27.9 million, or 23.8% of net sales, in 2003. Operating income decreased to US$10.0 million, or 8.5% of net sales, in 2003 compared to US$11.0 million, or 17.8% of net sales, in 2002. The increase in net sales and gross margin is due mainly to the consolidation of Masisa's financial results into Terranova's beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, gross margin as a percentage of sales declined significantly due to the following underlying factors:

•
lower average board prices and lower physical volume board sales resulting from continued import pressure from Argentina especially from particle board imports during the first half of 2003,

•
higher production costs due to production problems in our MDF board plant, as a result of introducing new technology in the first quarter of the year, and

•
higher raw material costs.

Despite higher sales and gross margin, operating income decreased in 2003 compared to 2002. Selling and administrative expenses increased mostly as a result of incorporating Masisa's financial results into Terranova's beginning July 1, 2002. However, underlying this increase were higher expenses during 2003 as a result of US$1.0 million for corporate consulting projects. The first project, amounting to US$0.6 million, was undertaken to improve the Company's long-term business strategy. The second project, amounting to US$0.4 million, was undertaken to analyze the Company's optimum corporate ownership structure.

Masisa Argentina

Year ended December 31, (in millions of US$, except percentages)	2002(1)	2003	2004

Net sales to third parties	$20.7	$58.6	$77.7
Inter-company sales	8.1	10.3	13.1
Net sales	28.8	68.9	90.8
Gross margin	3.7	12.0	23.2
Selling and administrative expenses	(4.0)	(7.6)	(8.6)
Operating income	(0.3)	4.4	14.6
Depreciation	$4.6	$8.1	$8.4
Net sales growth %	—	139.5%	31.9%
Gross margin %*	12.8%	17.4%	25.6%
Operating income margin %*	(1.1)%	6.5%	16.1%

*      Amounts are expressed as percentages of net sales.

(1)   Our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Year ended December 31, 2004 compared to 2003.    In Argentina, net sales increased 31.9% to US$90.8 million in 2004 compared to US$68.9 million in 2003. The increase was due mainly to the continued economic recovery in Argentina leading to higher physical volume sales and prices in the local market for both particle board and MDF. Local particle board prices increased by more than 18% and local MDF prices rose more than 7% in 2004. Additionally, Masisa Argentina began selling significant quantities of our new MDF mouldings to the U.S. market towards the end of 2003 and which continued to increase steadily throughout 2004. Gross margin increased from US$12.0 million, or 17.4% of net sales, in 2003 to US$23.2 million, or 25.6% of net sales, in 2004. This increase is due mainly to increased sales and higher margins resulting from strong recovery in prices in particle board and MDF and an increase in sales of higher margin MDF mouldings. Operating income increased to US$14.6 million, or 16.1% of net sales, in 2004 compared to US$4.4 million, or 6.5% of net sales, in 2003. The increase in operating income is attributable to higher gross margin partially offset by higher selling expenses due to increased sales.

Year ended December 31, 2003 compared to 2002.    In Argentina, net sales increased 139.5% to US$68.9 million in 2003 compared to US$28.8 million in 2002. Gross margin increased from US$3.7 million, or 12.8% of net sales, in 2002 to US$12.0 million, or 17.4% of net sales, in 2003. Operating income increased to US$4.4 million, or 6.5% of net sales, in 2003 compared to a loss of US$0.3 million, or 1.1% of net sales, in 2002. The increase in net sales, gross margin and operating income is due mainly to the consolidation of Masisa's financial results into Terranova's beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting our Masisa Argentina segment during 2003 were:

•
recovery in the Argentinean market, especially in the second half of 2003, after the economic crisis in 2002,

•
improvement in industries such as construction, which suffered greatly during the crisis,

•
higher average prices and physical volume sales,

•
higher gross margins resulting from the recovery of the local market, that replaced lower margin exports sales, and

•
moderate appreciation of the Argentinean peso relative to the U.S. dollar.

Masisa Brazil

Year ended December 31, (in millions of US$, except percentages)	2002(1)	2003	2004

Net sales to third parties	$24.1	$70.4	$114.0
Inter-company sales	1.0	3.4	4.7
Net sales	25.1	73.8	118.7
Gross margin	4.2	19.3	43.8
Selling and administrative expenses	(2.0)	(6.5)	(9.1)
Operating income	2.2	12.9	34.7
Depreciation	$2.9	$5.3	$7.2
Net sales growth %	—	193.7%	61.0%
Gross margin %*	16.9%	26.2%	36.9%
Operating income margin %*	8.9%	17.4%	29.2%

*      Amounts are expressed as percentages of net sales.

(1)   Our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Year ended December 31, 2004 compared to 2003.    In Brazil, net sales increased 61% to US$118.7 million in 2004 compared to US$73.8 million in 2003. The increase is due mainly to strong demand and pricing for OSB exports to the United States and significantly higher physical volume sales of MDF in the local market. OSB prices in the United States increased by approximately 65%. Gross margin increased from US$19.3 million, or 26.2% of net sales, in 2003 to US$43.8 million, or 36.9% of net sales, in 2004. This increase is due mainly to higher sales and an expansion of the gross margin as a percentage of sales due to higher OSB prices in the United States. Operating income increased to US$34.7 million, or 29.2% of net sales, in 2004 compared to US$12.9 million, or 17.4% of net sales, in 2003. The increase in operating income is attributable to the substantially higher gross margin that was only partially offset by increased selling expenses and a moderate appreciation of the Brazilian real relative the U.S. dollar.

Year ended December 31, 2003 compared to 2002.    In Brazil, net sales increased 193.7% to US$73.8 million in 2003 compared to US$25.1 million in 2002. Gross margin increased from US$4.2 million, or 16.9% of net sales, in 2002 to US$19.3 million, or 26.2% of net sales, in 2003. Operating income increased to US$12.9 million, or 17.4% of net sales, in 2003 compared to

US$2.2 million, or 8.9% of net sales, in 2002. The increase in net sales, gross margin and operating income is due mainly to the consolidation of Masisa's financial results into Terranova's beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting our Masisa Brazil segment during 2003 were a significant recovery in the price of MDF boards in the domestic market and a sales increase of OSB boards both in Brazil as well as abroad, taking advantage of substantial OSB price increases in the U.S. market towards the end of 2003.

Masisa Mexico

Year ended December 31, (in millions of US$, except percentages)	2002(1)	2003	2004

Net sales to third parties	$10.8	$34.8	$55.4
Inter-company sales	—	0.1	0.2
Net sales	10.8	34.9	55.6
Gross margin	1.5	5.0	12.2
Selling and administrative expenses	(2.5)	(6.8)	(7.0)
Operating income	(1.0)	(1.8)	5.2
Depreciation	$0.3	$0.9	$1.0
Net sales growth %	—	223.1%	59.4%
Gross margin %*	13.7%	14.4%	21.9%
Operating income margin %*	(9.2)%	(5.2)%	9.3%

*      Amounts are expressed as percentages of net sales.

(1)   Our results of operations for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Year ended December 31, 2004 compared to 2003.    In Mexico, net sales increased 59.4% to US$55.6 million in 2004 compared to US$34.9 million in 2003. The increase is due mainly to significantly higher physical volume sales and moderately higher prices for particle board and MDF. In addition to producing and selling particle board, Masisa Mexico also distributes and sells MDF and OSB imported from Masisa's other subsidiaries. Gross margin increased from US$5.0 million, or 14.4% of net sales, in 2003 to US$12.2 million, or 21.9% of net sales, in 2004. This increase is due mainly to higher sales and higher particle board prices which increased gross margins as percentage of sales. Operating income increased from a loss of US$1.8 million, or 5.2% of net sales, in 2003 to US$5.2 million, or 9.3% of net sales, in 2004. The increase in operating income is attributable to higher gross margin and that was only partially offset by a small increase in selling and administrative expenses.

Year ended December 31, 2003 compared to 2002.    In Mexico, net sales increased 223.1% to US$34.9 million in 2003 compared to US$10.8 million in 2002. Gross margin increased from US$1.5 million, or 13.7% of net sales, in 2002 to US$5.0 million, or 14.4% of net sales, in 2003. Operating income decreased from a loss of US$1.0 million, or 9.2% of net sales, in 2002 to a loss of US$1.8 million, or 5.2% of net sales, in 2003. The increase in net sales and gross margin is due mainly to the consolidation of Masisa's financial results into Terranova's beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. , the underlying factors affecting our Masisa Mexico segment during 2003 were:

•
Masisa Mexico production replacing Mexican sales that previously were filled by imports from other Masisa countries,

•
an increase in exports to the United States, and

•
significantly higher selling and administrative expenses due mainly to non-recurring expenses associated with developing Masisa Mexico's administrative infrastructure and incorporating Masisa Mexico into our global operations.

Product Sections

MDF

	Year ended December 31,			Six months ended June 30,
	2002(1)	2003	2004	2004	2005

Net sales (millions of US$)	$80.4	$154.6	$215.9	$99.5	$120.6
Physical volume sales (thousands of cubic meters)	449.9	783.5	931.6	471.4	423.3
Average price per cubic meter (US$)	179	197	232	211	285
% of consolidated net sales	27.3%	32.2%	33.2%	32.8%	34.1%
Net sales growth %	—	92.3%	39.6%	—	21.2%
Volume growth %	—	74.1%	18.9%	—	(10.2)%
Price change %	—	10.4%	17.4%	—	35.0%

(1)   Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    MDF sales generated US$120.6 million, or 34.1% of our total net sales, in the six months ended June 30, 2005 compared to US$99.5 million, or 32.8% of net sales, for the same period in 2004. MDF physical volume sales decreased by 10.2% from 471.4 thousand cubic meters for the six months ended June 30, 2004 to 423.3 thousand cubic meters compared to the same period in 2005. This decrease in physical volume sales is mainly attributable to weaker demand in the Chilean local market, greater use of raw MDF for MDF mouldings and lower sales in the Brazilian market partially offset by higher sales in the Venezuelan market. Average prices in U.S. dollars for consolidated MDF sales increased 35.0% to US$285 per cubic meter in the six months ended June 30, 2005, compared to US$211 in the six months ended June 30, 2004. The increase in MDF prices is mainly due to an increase in market prices for MDF in all of our principal markets.

Year ended December 31, 2004 compared to 2003.    MDF sales generated US$215.9 million, or 33.2% of our total net sales, in 2004 compared to US$154.6 million, or 32.2% of net sales, in 2003. MDF physical volume sales increased by 18.9% from 783.5 thousand cubic meters in 2003 to 931.6 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to strong demand in all our principal markets, especially in Argentina as result of its continued economic recovery and in Brazil as a result of an increase in the overall market for MDF. Average prices in U.S. dollars for consolidated MDF sales increased 17.4% to US$232 per cubic meter in 2004, compared to US$197 in 2003. The increase in MDF prices is mainly due to strong demand in all our principal markets offsetting, in the case of Brazil, an increase in competition.

Year ended December 31, 2003 compared to 2002.    MDF sales reached US$154.6 million, representing 32.2% of our total net sales for 2003. In 2002, MDF sales totaled US$80.4 million or 27.3% of our total net sales. MDF physical volume sales increased 74.1% from 449.9 thousand cubic meters in 2002 to 783.5 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa's financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting market demand were a recovery in the Argentinean local market and continued growth in Brazil which offset weakness in Chile. Prices recovered strongly in both Argentina and Brazil, as a result of strong demand and currency appreciation relative to the U.S. dollar in the local markets. Average prices in U.S. dollars for consolidated MDF sales increased 10.4% to US$197 per cubic meter in 2003, compared to US$179 in 2002.

Particle board

	Year ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005

Net sales (millions of US$)	$46.7	$100.6	$125.9	$60.5	$72.2
Physical volume sales (thousands of cubic meters)	301.9	608.2	649.7	330.0	343.3
Average price per cubic meter (US$)	155	165	194	183	210
% of consolidated net sales	15.8%	20.9%	19.3%	19.9%	20.4%
Net sales growth %	—	115.3%	25.2%	—	19.4%
Volume growth %	—	101.5%	6.8%	—	4.0%
Price change %	—	6.9%	17.2%	—	14.7%

(1) Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    Particle board sales generated US$72.2 million, or 20.4% of our total net sales, in the six months ended June 30, 2005 compared to US$60.5 million, or 19.9% of net sales, for the same period in 2004. Particle board physical volume sales increased by 4% from 330.0 thousand cubic meters for the six months ended June 30, 2004 to 343.3 thousand cubic meters compared to the same period in 2005. The small increase in physical volume sales is mainly attributable to improved overall market conditions in our local markets. Average prices in U.S. dollars for consolidated particle board sales increased 14.7% to US$210 per cubic meter in the six months ended June 30, 2005, compared to US$183 in the six months ended June 30, 2004. The increase in particle board prices is mainly due to improved local market conditions in Argentina and Chile that allowed us to reduce lower margin export sales.

Year ended December 31, 2004 compared to 2003.    Particle board sales generated US$125.9 million, or 19.3% of our total net sales, in 2004 compared to US$100.6 million, or 20.9% of net sales, in 2003. Particle board physical volume sales increased by 6.8% from 608.2 thousand cubic meters in 2003 to 649.7 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to strong demand in all our principal markets, especially Argentina as a result of its continued economic recovery. Average prices in U.S. dollars for consolidated particle board sales increased 17.2% to US$194 per cubic meter in 2004, compared to US$165 in 2003. The increase in particle board prices is mainly due to strong demand in all our principal markets.

Year ended December 31, 2003 compared to 2002.    Particle board sales generated US$100.6 million, or 20.9% of our total net sales, for 2003 compared to US$46.7 million, or 15.8% of net sales, for 2002. Particle board physical volume sales increased by 101.5% from 301.9 thousand cubic meters in 2002 to 608.2 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa's financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, the underlying factors affecting market demand were the recovery in the Argentinean market and strong growth in Peru. The strength in these two markets was partially offset by weakness in Chile. Average prices in U.S. dollars for consolidated particle board sales increased 6.9% to US$165 per cubic meter in 2003, compared to US$155 in 2002. The increase in particle board prices is mainly due to higher prices in Argentina and Brazil and a moderate appreciation of currencies relative to the U.S. dollar in those local markets.

Finger-joint mouldings

	Year ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005

Net sales (millions of US$)	$66.4	$75.6	$81.4	$36.1	$40.4
Physical volume sales (thousands of cubic meters)	157.7	193.7	171.6	88.3	80.1
Average price per cubic meter (US$)	421	390	474	409	505
% of consolidated net sales	22.5%	15.8%	12.5%	11.9%	11.4%
Net sales growth %	—	14.0%	7.6%	—	12.0%
Volume growth %	—	22.8%	(11.4)%	—	(9.3)%
Price change %	—	(7.2)%	21.5%	—	23.5%

Six months ended June 30, 2005 compared to the same period in 2004.    Finger-joint mouldings sales generated US$40.4 million, or 11.4% of our total net sales, in the six months ended June 30, 2005 compared to US$36.1 million, or 11.9% of net sales, for the same period in 2004. Finger-joint mouldings physical volume sales decreased by 9.3% from 88.3 thousand cubic meters for the six months ended June 30, 2004 to 80.1 thousand cubic meters compared to the same period in 2005. This decrease in physical volume sales is mainly attributable to excess inventory that affected overall finger-joint moulding market demand during the first quarter of 2005. Average prices in U.S. dollars for consolidated finger-joint mouldings sales increased 23.5% to US$505 per cubic meter in the six months ended June 30, 2005, compared to US$409 per cubic meter in the six months ended June 30, 2004. The increase in finger-joint moulding prices is mainly due to strong demand in the U.S. construction sector, and to the expiration during 2004 of some fixed price agreements with customers that were established during lower price cycles in 2003.

Year ended December 31, 2004 compared to 2003.    Finger-joint moulding sales generated US$81.4 million, or 12.5% of our total net sales, in 2004 compared to US$75.6 million, or 15.8% of net sales, in 2003. Finger-joint moulding physical volume sales decreased by 11.4% from 193.7 thousand cubic meters in 2003 to 171.6 thousand cubic meters in 2004. This decrease in physical volume sales is mainly attributable to a shift in Chilean production to solid wood doors. Average prices in U.S. dollars for consolidated finger-joint moulding sales increased 21.5% to US$474 per cubic meter in 2004, compared to US$390 in 2003. The increase in finger-joint moulding prices is mainly due to strong demand in the U.S. construction sector and the resulting recovery from depressed prices during 2002 and 2003. All of our finger-joint moulding production and sales are from Terranova.

Year ended December 31, 2003 compared to 2002.    Finger-joint moulding sales generated US$75.6 million, or 15.8% of our total net sales, for 2003 compared to US$66.4 million, or 22.5% of net sales, for 2002. Finger-joint moulding physical volume sales increased by 22.8% from 157.7 thousand cubic meters in 2002 to 193.7 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable to increased demand in the United States due to lower prices from greater competition and supply. Average prices in U.S. dollars for consolidated finger-joint moulding sales decreased 7.2% to US$390 per cubic meter in 2003, compared to US$421 in 2002. The decrease in finger-joint moulding prices is mainly due to a depressed price cycle as a result of increased competition from Chile and Brazil which increased market volatility and market supply. All of our finger-joint moulding production and sales are from Terranova.

OSB

	Year ended December 31,			Six months ended June 30,
	2002(1)	2003	2004	2004	2005

Net sales (millions of US$)	$5.6	$27.7	$53.4	$29.4	$25.8
Physical volume sales (thousands of cubic meters)	57.1	178.1	241.6	125.6	119.8
Average price per cubic meter (US$)	99	155	221	234	215
% of consolidated net sales	1.9%	5.8%	8.2%	9.7%	7.3%
Net sales growth %	—	389.6%	93.3%	—	(12.3)%
Volume growth %	—	211.7%	35.7%	—	(4.6)%
Price change %	—	57.1%	42.5%	—	(8.1)%

(1) Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    OSB sales generated US$25.8 million, or 7.3% of our total net sales, in the six months ended June 30, 2005 compared to US$29.4 million, or 9.7% of net sales, for the same period in 2004. OSB physical volume sales decreased by 4.6% from 125.6 thousand cubic meters for the six months ended June 30, 2004 to 119.8 thousand cubic meters compared to the same period in 2005. This decrease in physical volume sales is mainly attributable to reduced exports of OSB from Brazil to the U.S. market. Average prices in U.S. dollars for consolidated OSB sales decreased 8.1% to US$215 per cubic meter in the six months ended June 30, 2005, compared to US$234 in the six months ended June 30, 2004. The decrease in OSB prices is mainly due to a lower price cycle in the U.S., our principal market for OSB.

Year ended December 31, 2004 compared to 2003.    OSB sales generated US$53.4 million, or 8.2% of our total net sales, in 2004 compared to US$27.7 million, or 5.8% of net sales, in 2003. OSB physical volume sales increased by 35.7% from 178.1 thousand cubic meters in 2003 to 241.6 thousand cubic meters in 2004. This increase in physical volume is mainly attributable to strong demand for OSB in the United States for construction. Average prices in U.S. dollars for consolidated OSB sales increased 42.5% to US$221 per cubic meter in 2004, compared to US$155 in 2003. The increase in OSB prices is mainly due to strong demand in the United States in the housing construction sector. All of our OSB sales and production are from our Masisa Brazil segment.

Year ended December 31, 2003 compared to 2002.    OSB sales in 2003 reached US$27.7 million or 5.8% of our net sales compared to only US$5.6 million or 1.9% of net sales in 2002. This represents an increase of 389.6% in net sales and an increase of 211.7% in physical volume sales. In 2003, we sold 178.1 thousand cubic meters of OSB compared to 57.1 thousand cubic meters in 2002. This increase in physical volume sales is partially due to the consolidation of Masisa's financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, a significant part of this increased was mainly due to increased production and sales from the Brazilian OSB plant which became fully operational in the fourth quarter of 2002. Also, we were able to take advantage of an increase in OSB prices in the U.S. market towards the end of the year to increase export sales. All of our OSB sales and production are from our Masisa Brazil segment.

Sawn lumber

	Year ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005

Net sales (millions of US$)	$26.3	$37.2	$56.0	$27.8	$32.3
Physical volume sales (thousands of cubic meters)	153.6	240.7	299.7	138.2	162.1
Average price per cubic meter (US$)	171	155	187	201	199
% of consolidated net sales	8.9%	7.7%	8.6%	9.2%	9.1%
Net sales growth %	—	41.6%	50.5%	—	16.1%
Volume growth %	—	56.7%	24.5%	—	17.3%
Price change %	—	(9.6)%	20.9%	—	(1.1)%

Six months ended June 30, 2005 compared to the same period in 2004.    Sawn lumber sales generated US$32.3 million, or 9.1% of our total net sales, in the six months ended June 30, 2005 compared to US$27.8 million, or 9.2% of net sales, for the same period in 2004. Sawn lumber physical volume sales increased by 17.3% from 138.2 thousand cubic meters for the six months ended June 30, 2004 to 162.1 thousand cubic meters compared to the same period in 2005. This increase in physical volume sales is mainly attributable to strong demand for sawn lumber in Venezuela and Mexico. Average prices in U.S. dollars for consolidated sawn lumber sales were flat in the six months ended June 30, 2005, compared to the six months ended June 30, 2004.

Year ended December 31, 2004 compared to 2003.    Sawn lumber sales generated US$56.0 million, or 8.6% of our total net sales, in 2004 compared to US$37.2 million, or 7.7% of net sales, in 2003. Sawn lumber physical volume sales increased by 24.5% from 240.7 thousand cubic meters in 2003 to 299.7 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to higher sawn lumber sales to Mexico from Venezuela as well as from our Forestal Argentina subsidiary. Average prices in U.S. dollars for consolidated sawn lumber sales increased 20.9% to US$187 per cubic meter in 2004, compared to US$155 in 2003. The increase in sawn lumber prices is mainly due to a general recovery in the wood market.

Year Ended December 31, 2003 compared to 2002.    Sawn lumber sales generated US$37.2 million, or 7.7% of our total net sales, for 2003 compared to US$26.3 million, or 8.9% of net sales, for 2002. Sawn lumber physical volume sales increased by 56.7% from 153.6 thousand cubic meters in 2002 to 240.7 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable growth in our Mexican sales. There was not a significant effect resulting from the incorporation of Masisa's sales during the second half of 2002. Average prices in U.S. dollars for sawn lumber sales decreased 9.6% to US$155 per cubic meter in 2003, compared to US$171 in 2002. The decrease in sawn lumber prices is mainly due to depressed wood market conditions.

Solid wood doors

	Year ended December 31,			Six months ended June 30,
	2002	2003	2004	2004	2005

Net sales (millions of US$)	$40.2	$32.8	$37.9	$17.7	$17.9
Physical volume sales (thousands of cubic meters)	39.1	36.1	42.6	22.0	18.6
Average price per cubic meter (US$)	1,028	909	889	805	965
% of consolidated net sales	13.6%	6.8%	5.8%	5.8%	5.1%
Net sales growth %	—	(18.3)%	15.3%	—	1.1%
Volume growth %	—	(7.6)%	17.8%	—	(15.6)%
Price change %	—	(11.6)%	(2.2)%	—	19.8%

Six months ended June 30, 2005 compared to the same period in 2004.    Solid wood doors sales generated US$17.9 million, or 5.1% of our total net sales, in the six months ended June 30, 2005 compared to US$17.7 million, or 5.8% of net sales, for the same period in 2004. Solid wood doors physical volume sales decreased by 15.6% from 22.0 thousand cubic meters for the six months ended June 30, 2004 to 18.6 thousand cubic meters compared to the same period in 2004. This decrease in physical volume sales is mainly attributable to lower demand from a principal distributor in the United States. Average prices in U.S. dollars for consolidated solid wood door sales increased 19.8% to US$965 per cubic meter in the six months ended June 30, 2005, compared to US$805 in the six months ended June 30, 2004. The increase in solid wood door prices is mainly due to a price renegotiation with our principal door distributor during the second and third quarters of 2004.

Year ended December 31, 2004 compared to 2003.    Solid wood door sales generated US$37.9 million, or 5.8% of our total net sales, in 2004 compared to US$32.8 million, or 6.8% of net sales, in 2003. Solid wood door physical volume sales increased by 17.8% from 36.1 thousand cubic meters in 2003 to 42.6 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to a recovery in demand for premium door products in the United States. Average prices in U.S. dollars for consolidated solid wood door sales decreased 2.2% to US$889 per cubic meter in 2004, compared to US$909 in 2003. The decrease in solid wood door prices is mainly due to continued competitive pressure from premium door producers in Brazil and South Africa. All of our solid wood door production and sales are from Terranova.

Year ended December 31, 2003 compared to 2002.    Solid wood door generated US$32.8 million, or 6.8% of our total net sales, for 2003 compared to US$40.2 million, or 13.6% of net sales, for 2002. Solid wood door physical volume sales decreased by 7.6% from 39.1 thousand cubic meters in 2002 to 36.1 thousand cubic meters in 2003. This decrease in physical volume sales is mainly attributable to lower demand from a principal distributor in the United States. Average prices in U.S. dollars for consolidated solid wood door sales decreased 11.6% to US$909 per cubic meter in 2003, compared to US$1,028 in 2002. The decrease in solid wood door prices is mainly due to competitive pressure from premium door producers in Brazil and South Africa. All of our solid wood door production and sales are from Terranova.

MDF mouldings

	Year ended December 31,			Six months ended June 30,
	2002(1)	2003	2004	2004	2005

Net sales (millions of US$)	$11.9	$16.6	$32.8	$10.8	$20.7
Physical volume sales (thousands of cubic meters)	30.0	48.1	90.3	34.2	47.0
Average price per cubic meter (US$)	396	345	363	317	440
% of consolidated net sales	4.0%	3.5%	5.0%	3.6%	5.8%
Net sales growth %	—	39.7%	97.9%	—	90.7%
Volume growth %	—	60.6%	87.8%	—	37.4%
Price change %	—	(13.0)%	5.4%	—	38.8%

(1) Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    MDF moulding sales generated US$20.7 million, or 5.8% of our total net sales, in the six months ended June 30, 2005 compared to US$10.8 million, or 3.6% of net sales, for the same period in 2004. MDF moulding physical volume sales increased by 37.4% from 34.2 thousand cubic meters for the six months ended June 30, 2004 to 47.0 thousand cubic meters compared to the same period in 2005. This increase in physical volume sales is mainly attributable to new MDF moulding capacity in Chile and Argentina, as well as an enhanced marketing and sales effort in the United States. Average prices in U.S. dollars for consolidated MDF moulding sales increased 38.8% to US$440 per cubic meter in the six months ended June 30, 2005, compared to US$317 in the six months ended June 30, 2004. The increase in MDF moulding prices is mainly due to enhanced marketing and sales efforts.

Year ended December 31, 2004 compared to 2003.    MDF moulding sales generated US$32.8 million, or 5% of our total net sales, in 2004 compared to US$16.6 million, or 3.5% of net sales, in 2003. MDF moulding physical volume sales increased by 87.8% from 48.1 thousand cubic meters in 2003 to 90.3 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to the additional sales of MDF mouldings from Argentina whose production did not reach full capacity until the end of 2003. Average prices in U.S. dollars for consolidated MDF moulding sales increased 5.4% to US$363 per cubic meter in 2004, compared to US$345 in 2003. The increase in MDF mouldings prices was primarily due to strong construction demand for mouldings and constrained supply as a result of limited shipping availability into the United States from moulding producing countries.

Year ended December 31, 2003 compared to 2002.    MDF mouldings generated US$16.6 million, or 3.5% of our total net sales, for 2003 compared to US$11.9 million, or 4% of net sales, for 2002. MDF moulding physical volume sales increased by 60.6% from 30.0 thousand cubic meters in 2002 to 48.1 thousand cubic meters in 2003. This increase in physical volume sales is mainly attributable to the additional sales of MDF mouldings from Argentina starting in January 2003 and reaching full capacity at the end of 2003. Average prices in U.S. dollars for consolidated MDF mouldings decreased 13% to US$345 per cubic meter in 2003, compared to US$396 in 2002. The decrease in our average MDF mouldings prices are mainly due to the additional sales of Argentina's MDF mouldings at a lower price compared to MDF mouldings produced in the United States.

Sawn and pulp logs

	Year ended December 31,			Six months ended June 30,
	2002(1)	2003	2004	2004	2005

Net sales (millions of US$)	$9.1	$18.2	$27.1	$12.2	$14.9
Physical volume sales (thousands of cubic meters)	498.0	951.9	1,361.4	710.4	733.8
Average price per cubic meter (US$)	18	19	20	17	20
% of consolidated net sales	3.1%	3.8%	4.2%	4.0%	4.2%
Net sales growth %	—	99.0%	49.3%	—	21.7%
Volume growth %	—	91.1%	43.0%	—	3.3%
Price change %	—	4.1%	4.4%	—	17.8%

(1) Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    Sawn and pulp log sales generated US$14.9 million, or 4.2% of our total net sales, in the six months ended June 30, 2005 compared to US$12.2 million, or 4.0% of net sales, for the same period in 2004. Sawn and pulp log physical volume sales increased slightly by 3.3% from 710.4 thousand cubic meters for the six months ended June 30, 2004 to 733.8 thousand cubic meters compared to the same period in 2005. Average prices in U.S. dollars for consolidated sawn and pulp log sales increased 17.8% to US$20 per cubic meter in the six months ended June 30, 2005, compared to US$17 in the six months ended June 30, 2004. Our sawn and pulp log prices were depressed during the six months ended June 30, 2004 due to selling a higher volume of lower priced logs as a result of thinning our forests. We thin our forests by harvesting young trees to reduce tree density per hectare and thereby optimize production.

Year ended December 31, 2004 compared to 2003.    Sawn and pulp log sales generated US$27.1 million, or 4.2% of our total net sales, in 2004 compared to US$18.2 million, or 3.8% of net sales, in 2003. Sawn and pulp log physical volume sales increased by 43.0% from 951.9 thousand cubic meters in 2003 to 1,361.4 thousand cubic meters in 2004. This increase in physical volume sales is mainly attributable to sales that resulted from selling damaged trees knocked down during a severe wind storm in Chile as well as a general trend of having more saw and log capacity than our wood products production requires. We expect to continue to increase our sales of sawn and pulp logs to third parties. Average prices in U.S. dollars for consolidated sawn and pulp log sales were US$20 per cubic meter in 2004, compared to US$19 in 2003.

Year ended December 31, 2003 compared to 2002.    Sawn and pulp log sales generated US$18.2 million, or 3.8% of our total net sales, for 2003 compared to US$9.1 million, or 3.1% of net sales, for 2002. Sawn and pulp log physical volume sales increased by 91.1% from 498.0 thousand cubic meters in 2002 to 951.9 thousand cubic meters in 2003. This increase in physical volume sales is due mainly to the consolidation of Masisa's financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. Average prices in U.S. dollars for consolidated sawn and pulp log sales decreased 4.1% to US$19 per cubic meter in 2003, compared to US$18 in 2002.

Other products

Other products include principally wood chips, sawdust, door parts, Masisa's fiberboard doors and wood plies.

	Year ended December 31,			Six months ended June 30,
	2002(1)	2003	2004	2004	2005

Net sales (millions of US$)	$8.4	$16.9	$20.6	$9.4	$9.2
% of consolidated net sales	2.8%	3.5%	3.2%	3.1%	2.6%
Net sales growth %	—	100.7%	22.3%	—	(2.3)%

(1) Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Six months ended June 30, 2005 compared to the same period in 2004.    Other product sales generated US$9.2 million, or 2.6% of our total net sales, in the six months ended June 30, 2005 compared to US$9.4 million, or 3.1% of net sales, for the same period in 2004.

Year ended December 31, 2004 compared to 2003.    Other products sales generated US$20.6 million, or 3.2% of our total net sales, in 2004 compared to US$16.9 million, or 3.5% of net sales, in 2003. The increase in other product sales was due mainly to higher sales of wood chips, wood plies and door parts while fiberboard door sales were flat.

Year ended December 31, 2003 compared to 2002.    Other products sales generated US$16.9 million, or 3.5% of our total net sales, in 2003 compared to US$8.4 million, or 2.8% of net sales, in 2002. This increase in net sales is due mainly to the consolidation of Masisa's financial results in Terranova beginning the second half of 2002. Year-over-year comparisons are therefore not meaningful. However, underlying the increase in sales were higher wood chip and sawdust sales while fiberboard door sales were flat.

Liquidity and capital resources

Overview

Our principal sources of liquidity are existing cash balances, cash generated from operations and our ability to borrow under credit facilities. Except with respect to the offering described in this prospectus, we are not seeking to raise new net long-term capital as we believe current cash reserves and operating sources are sufficient to cover our planned capital expenditures and working capital requirements. Therefore, our financing activities relate principally to replacing our existing long-term credit sources as they periodically mature or when cost of debt may be reduced. However, if our planned capital expenditures change or increase, we may need to seek additional financing.

The most significant financing events during the six months ended June 30, 2005 were nine new short-term bank loans for an aggregate amount of US$68.7 million, which were mainly used to pay maturing debt and dividends. Total debt was reduced by US$12.9 million in the first six months of 2005. The company ended this period with cash and a cash equivalent balance of US$32.6 million.

The most significant financing events during 2004 were five new long-term bank loans for an aggregate amount of US$47 million and the sale of US$73.2 million in forestry assets in Chile not deemed necessary for current operations. Cash generated in operating activities during the year and part of proceeds from the sale of forestry assets were used to pay or prepay short and long term financial debt, which was reduced by US$95.9 million during 2004. Although the company intended to further reduce financial debt, some of the maturing debt could not be prepaid in December 2004 due to contractual restrictions. The company ended the year with cash and a cash equivalent balance of US$58.5 million, which was mainly used to pay or prepay maturing debt during the first half of 2005.

The most significant financing events during 2003 involved the issuance of public bonds by each of Terranova and Masisa, in aggregate amounts equal to US$148.8 million and US$91.2 million, respectively, and a capital increase by Terranova of US$90.6 million. Proceeds from the bonds and capital increase were used primarily to repay then existing bank and other borrowings with December 2003 and 2004 maturities.

Dividend payments and the payment to shareholders of Terranova and Masisa that exercised their rights to withdraw from the respective company in which they held shares, which arose as a result of the merger of Terranova with Masisa, were financed by Terranova with existing cash balances and by Masisa with existing cash balances and new short-term borrowings.

Operating activities

Our net cash provided by operating activities was US$37.4 million for the six months ended June 30, 2005 compared to US$29.9 million for the same period in 2004. The increase in net cash provided by operating activities in the six months ended June 30, 2005 is explained in part by a 33.3% increase in collections from US$319.9 million in the six months ended June 30, 2004 to US$426.4 million in the same period in 2005, which was mostly offset by a 36.8% increase in payments to suppliers, from US$273.2 million in the six months ended June, 30 2004 to US$373.6 million in the same period in 2005. The increase in collections is explained by the growth in net sales, as a result of the increases in volume sales, in conjunction with overall higher prices. Cash payments to suppliers also increased as a consequence of higher volumes produced and sold. Additionally, financial revenues increased from US$2.2 million in the six months ended June 30, 2004 to US$4.0 million in the same period in 2005 and interest paid decreased from US$19.3 million in the six months ended June 30, 2004 to US$16.3 million in the same period in 2005.

Our net cash provided by operating activities was US$49.8 million for the year 2004, compared to US$9.8 million for the same period in 2003. The increase in net cash provided by operating activities in 2004 is mainly explained by a 38% increase in collections, from US$530.3 million in 2003 to US$734.0 million in 2004, which was partially offset by a 34% increase in payments to suppliers, from US$486.0 million in 2003 to US$650.5 million in 2004. The increase in collections is explained by the growth in net sales, as a result of the increases in volume sales, in conjunction with overall higher prices. Cash payments to suppliers also increased as a consequence of higher volumes produced and sold. During 2004 the Company reduced cash disbursements for interest payments, income taxes payments and VAT payments compared to 2003. Interest expense disbursements were reduced from US$36.3 million in 2003 to US$31.5 million in 2004. Reductions of interest payments are the consequence of:

•
having a lower consolidated financial debt,

•
the fact that the issuance expenses of the bonds issued by Masisa and Terranova were paid during 2003, and

•
an environment with lower interest rates.

Income tax payments have been reduced from US$13.9 million in 2003 to US$6.9 million in 2004, mainly due to the net loss experienced by the company during 2003. The corporate restructuring of Terranova in 2003 (merger of Millalemu S.A., Andinos S.A. and Forestal Terranova S.A.) permitted the Company to optimize its use of VAT tax credits in Chile. The Chilean tax authorities have challenged our treatment of these losses. For more information, see Note 21 to our Consolidated Financial Statements. Other income received is attributable primarily to VAT recovery due to exports. VAT recovery was lower in 2004, since stronger Latin American economies led the company to substitute exports for higher margin domestic sales. Net working capital rose as a consequence of higher sales. There were no material credit policy changes during this period.

Our net cash provided by operating activities was US$9.8 million in 2003 compared to US$30.5 million for the same period in 2002. Volume sales increased mainly due to the incorporation of a full year of Masisa's results, which started to consolidate with Terranova as of July 1, 2002. Overall prices fell during 2003, which had a negative impact on operating margins. Interest payments increased in 2003 as a consequence of higher financial debt level for the purchase of Masisa and incorporating Masisa's interest payments for the full year. Higher disbursements for income taxes were required in 2003 since the company had profits during 2002. Other income received refers mainly to VAT recovery due to exports. Net working capital needs rose as a consequence of higher sales. There were no material credit policy changes during this period.

See, "Consolidated Statements of Cash Flows" for the six months ended June 30, 2005 and 2004 at page F-77 and for the years ended December 31, 2004 and 2003 at page F-5.

Investing Activities

The table below summarizes our significant capital spending by geographic segment for the six months ended June 30, 2005.

Six months ended June 30, (in millions of US$)	2005

United States	$0.4
Chile	16.5
Venezuela	2.7
Brazil	10.1
Mexico	1.2
Argentina	3.3
Other	0.1

Total	$34.3

Most of our capital expenditures incurred during the six months ended June 30, 2005 were funded with internal cash generation, short-term and long-term bank loans.

Our significant capital expenditures during the six months ended June 30, 2005 were as follows:

•
In the United States: an aggregate of US$0.4 million for various small projects;

•
In Chile: US$6.8 million for timberland planting and management; US$2.3 million in roads, bridges and other forestry investments; US$1.3 million for a jesso mouldings line; and US$0.6 million for two jesso application lines;

•
In Venezuela: US$1.2 million for timberland planting and management; US$0.4 million for an impregnation line; US$0.3 million for repairs to office buildings damaged by fire; US$0.2 million to modify an MDF gas extraction system; and US$0.2 million for a formaldehyde extraction system;

•
In Brazil: US$3.5 million for timberland planting and management; US$2.8 million for a defibrator; US$2.7 million for a wood fiber extracting machine; and US$0.2 million for forestry roads;

•
In Mexico: an aggregate of US$1.2 for various small projects; and

•
In Argentina: US$1.3 million for timberland planting and management; US$0.9 million for the second moulding line; US$0.2 million for a conveyor rollers system; and US$0.1 million for a particle board scrubber.

The remaining capital expenditures were related to various smaller projects.

A significant portion of Masisa's planned US$54.9 million of capital expenditures for 2005 have been made. For the remainder of 2005, Masisa plans to make aggregate capital investments of approximately US$14.3 million in Chile, US$5.3 million in Venezuela, US$0.6 million in Argentina and US$0.4 million in the United States. All of these investments will be financed from operating cash flow. In Chile, the principal investments are expected to include the beginning phase in the construction of a new MDF plant, new forest plantations, upgrading the moulding plant, environmental impact reduction equipment, a board density measurement device, a sawdust recovery system and gas escape equipment. In Venezuela, the investment plan includes a new impregnation line, new forest plantations and forest protection. In Argentina, the investment plan includes new forest plantations, a dry gluing line, MDF and particle board scrubbers and plant road improvements. In the United States, the investments are expected to include converting a plant to plaster and a wood recycling system.

In addition to our planned investments described above, we are in the advanced stages of studying several additional investments including an MDF plant in Brazil, a plywood plant in Chile and new forestry plantations in Chile and Brazil. As part of the normal course of our business, we continue to review investment and acquisition opportunities in North America, Latin America and other regions in the world.

The table below summarizes our significant capital spending by geographic segment for 2002, 2003 and 2004.

Year ended December 31, (in millions of US$)	2002	2003	2004

Terranova Business:
United States	$0.3	$0.4	$0.1
Chile	15.6	11.9	12.5
Venezuela	6.3	3.3	4.3
Brazil	4.8	1.2	5.2
Mexico	0.5	—	—
Masisa Business:
Chile	4.3	10.9	8.1
Argentina	3.8	3.5	6.7
Brazil	4.6	9.2	7.0
Mexico	1.4	2.5	2.1
Other	—	0.1	—

Total	$41.6	$42.9	$46.1

Terranova Business

Most of our capital expenditures incurred during 2002, 2003 and 2004 were funded with internal cash generation, short-term and long-term bank loans.

Our significant capital expenditures in 2004 were as follows:

•
In Chile: US$7.1 million for the planting of timberland; US$1.7 million for forest plantation roads; US$1.3 million in capitalized interest; US$0.5 million for air ventilation ducts and filters for the moulding line; US$0.3 million for implementation of SAP R/3 version 4.06C; US$0.3 million for mouldings machinery; and US$0.3 million for a plastic wrapping machine and Ripsaw;

•
In Brazil: US$2.1 million for new buildings; US$1.3 million for the planting of timberland; and US$1.1 million for new factory layout; and

•
In Venezuela: US$1.9 million for the planting of timberland; US$0.7 million for the effluent treatment plant; US$1.0 million for conveyor belts and Placacentros and US$0.6 million for a ventilation system and thermal isolating unit.

The remaining capital expenditures were related to various smaller projects.

Our significant capital expenditures in 2003 were as follows:

•
In Chile: US$7.6 million for the planting of timberland; US$1.5 million for forest plantation roads; and US$0.7 million for machines and equipment, increasing painting line capacity and installation of air ventilation ducts and filter for the moulding line;

•
In Brazil: US$0.8 million for the acquisition, installation and replacement of two moulding units; and US$0.3 million for sawmill improvements and reconditioning;

•
In Venezuela: US$1.8 million for the planting of timberland; US$0.7 million for machine and equipment; US$0.4 million for a ventilation system and thermal isolating unit; and US$0.1 million for the effluent treatment plant; and

•
In the United States: US$0.3 million for a vacuum coater.

The remaining capital expenditures were related to various smaller projects.

Significant capital expenditures in 2002 were as follows:

•
In Chile: US$6.0 million for the planting of timberland; US$4.6 million for capitalized interest; US$1.8 million to increase capacity, improve the air filter system and install brushes on painting lines; US$1.1 million for new drying chambers; US$0.8 million for forest plantation roads; US$0.7 million for a second sawmill log entrance;

•
In Brazil: US$2.1 million for the acquisition and installation of six moulding lines from Masisa USA; US$1.3 million for the planting of timberland; US$0.8 million for new buildings;

•
In Venezuela: US$3.2 million for the acquisition and installation of a new painted moulding line; US$2.0 million for new machine and equipment related to the new moulding line; US$2.8 million for the construction of an effluent plant, cafeteria and dormitories; US$1.0 million for the start-up of a saw mill; US$0.7 million for heavy vehicle machinery; US$0.5 million for sheds and storage areas; US$0.4 million for computer equipment;

•
In Mexico: US$0.5 million for the construction of administrative offices; and

•
In the United States: US$0.1 million for a vacuum coater.

The remaining capital expenditures were related to various smaller projects.

Masisa Business

Masisa's significant capital expenditures in 2004 were as follows:

•
In Chile: US$2.9 million for the planting and maintenance of timberland; US$1.5 million for a MDF mouldings line; US$0.7 million in set-up and office furniture expenses for our new administrative offices; US$0.7 million for machinery replacement parts; and US$0.6 million for buildings related to the MDF mouldings line;

•
In Brazil: US$4.3 million for the acquisition, planting and maintenance of timberland; US$0.8 million for machines and equipment for the OSB line; and US$0.4 million for a second MDF defibering machine;

•
In Argentina: US$2.3 million for the planting and maintenance of timberland; US$2.1 million for moulding line equipment and buildings; and US$0.5 million for machinery replacement parts; and

•
In Mexico: US$1.2 million for a new board forming line; US$0.4 million for a laminating line; and US$0.1 million for a sanding machine.

The remaining capital expenditures were related to various smaller projects.

Masisa's significant capital expenditures in 2003 were as follows:

•
In Chile: US$3.8 million for the acquisition, planting and maintenance of timberland; and US$2.8 million for the addition of a new melamine line;

•
In Brazil: US$4.4 million for the planting of timberland;

•
In Argentina: US$1.9 million for the acquisition, planting and maintenance of timberland; and

•
In Mexico: US$2.4 million for machinery and equipment.

The remaining capital expenditures were related to various smaller projects.

Masisa's significant capital expenditures in 2002 were as follows:

•
In Chile: US$2.4 million for the purchase of new administrative offices; US$1.2 million for a dryer;

•
In Brazil: US$1.6 million for timberland maintenance;

•
In Argentina: US$1.6 million in forest and plantation management and US$1.2 million for machine and equipment for the second MDF line; and

•
In Mexico: US$0.8 million for additions of buildings, machinery and equipment for our particle board plant.

The remaining capital expenditures were related to various smaller projects.

Financing Activities

The most significant financing activities of Masisa are its long-term borrowings and long-term financing facilities, since short-term debt is mainly raised and repaid to adjust short-term needs to cash availability. Accordingly, the following paragraphs describe the long-term borrowings Masisa subscribed and/or repaid during the indicated periods. No seasonal factors materially affect our financing activities.

Masisa's principal financing activities in the first six months of 2005 related mainly to paying maturing long-term borrowings and dividends with cash and new short-term borrowings. Our short-term borrowings and long-term borrowings maturing within one year increased by US$85.7 million during the first six months of 2005, from US$136.6 million on December 31, 2004. Our significant new short-term borrowings during the same six-month period were bank loans, for an aggregate amount of US$55.3 million in Export Financing Loans and an aggregate amount of US$13.4 million in Venezuelan Bolivar loans. Significant repayment of long-term borrowings during the first six month period included the payment of US$38.2 million of partial maturities of long term debt and US$9.0 million of a partial maturity of a private placement. Dividends paid in the first six month period were US$52.1 million.

Masisa's principal financing activities in the year 2004 related mainly to reducing short-term borrowings, replacing maturing long-term borrowings and the sale of approximately 21,000 hectares of our Chilean forests for US$73.2 million. Our short-term borrowings and long-term borrowings maturing within one year declined by US$80.9 million during 2004, from US$217.6 million on December 31, 2003 to US$136.6 million on December 31, 2004. Significant repayments of short-term borrowings in 2004 included repaying an aggregate amount of US$53.3 million relating to several bank financings. Significant repayments of long-term borrowings during 2004 included the repayment of US$28.5 million to Rabobank Ireland and the payment of US$21.0 million of partial maturities of long term debt and US$9.0 million of a partial maturity of a private placement. Our significant new long-term borrowings during 2004 were five bank loans, including a borrowing from Kreditanstalt Fur Weideraufbau for US$19.0 million, a borrowing of US$12.5 million from BCI, a borrowing of US$12.5 million from Rabobank Nederland, a borrowing of US$2.0 million from Itau BBA, and a borrowing of US$1.0 million from HSBC. For more information on the sale of forest assets, see "Business—Forestry operations—Distribution of forestry assets."

Masisa's principal financing activities in 2003 related mainly to replacing existing long-term borrowings maturing in late 2003 and 2004. The largest new borrowings were the two successful public issuances of fixed rate bonds in the Chilean market, one issued by Terranova in three series for a total amount of US$148.8 million in August 2003 and another issued by Masisa consisting in two series totaling US$91.2 million in December 2003. In addition, we obtained a new loan from The Bank of Nova Scotia for US$25.0 million in January 2003 and a loan from Itau BBA for US$4.0 million. The remainder of new borrowings related to various short-term debt obligations. Significant repayments of long-term borrowings during 2003 included the US$49.7 million Citibank N.A. bank borrowing, the US$45.0 million bridge loan granted by Banco Santander, Rabobank and Corpbanca, a US$3.0 million Banco de Chile bank borrowing, and the US$25.0 million payment with respect to the partial maturity of a private placement.

Masisa's principal financing activities in 2002 were the subscription of a bridge loan with Rabobank, Banco Santander and Corpbanca for US$45.0 million in connection with the acquisition of the controlling interest in Masisa, a syndicated loan with Banco Santander for US$65.0 million, a US$8.0 million loan from HSBC in Brazil and two long-term bank loans, one from Comerica Bank for US$15.0 million, used to finance the acquisition of the Mexican particle board plant, and the other from Banco de Chile New York for US$15.0 million, which we used to prepay short-term debt.

As of June 30, 2005, Masisa's total debt, calculated as the sum of short-term bank borrowings, the current portion of long-term bank borrowings, the current portion of bonds and promissory notes, the current portion of other long-term borrowings, long-term bank borrowings, bonds and promissory notes, and other long-term borrowings, was US$636.6 million, compared to total debt of US$646.6 million as of June 30, 2004. Of the total debt as of June 30, 2005, US$222.3 million was short-term debt plus the current portion of long-term debt, compared to US$160.6 million as of June 30, 2004.

As of December 31, 2004, Masisa's total debt, calculated as the sum of short-term bank borrowings, the current portion of long-term bank borrowings, the current portion of bonds and promissory notes, the current portion of other long-term borrowings, long-term bank borrowings, bonds and promissory notes, and other long-term borrowings, was US$622.8 million, compared to total debt of US$718.7 million as of December 31, 2003. Of the total debt in 2004, US$136.6 million was short-term debt plus the current portion of long-term debt, compared to US$217.6 million in 2003. For more details regarding short- and long-term financings and their respective restrictive covenants, please see Notes 14, 15 and 16 of our Consolidated Financial Statements included elsewhere in this information statement and prospectus.

In addition, total financial liabilities, calculated as total debt less financial assets (cash, time deposits and marketable securities), amounted to US$605.4 million as of June 30, 2005, compared to US$564.3 million as of December 31, 2004 and US$655.0 million as of December 31, 2003.

As of June 30, 2005, our subscribed capital was US$696.5 million, representing 5,049,060,017 shares. On April 14, 2005, the shareholders of the Company approved a capital increase in connection with the merger with its former majority owned subsidiary Masisa S.A. In connection with the increase in share capital, 1,131 million shares were issued representing US$112.7 million of paid-in capital. There were no common stock capital increases during 2004. On April 23, 2003, the shareholders of Forestal Terranova approved a capital increase of 990.9 million shares (adjusted to reflect merger of Forestal Terranova S.A. and Terranova S.A.) which were subscribed and paid for a total amount of US$90.6 million.

Liquidity

At June 30, 2005 and 2004, December 31, 2004, 2003, and 2002, Masisa's ratio of current assets to current liabilities was 1.47:1.00, 1.68:1.00, 2.05:1.00, 1.44:1.00 and 1.17:1.00, respectively.

Total current assets were US$466.0 million, US$398.9 million, US$467.7 million, US$433.3 million and US$323.9 million on June 30, 2005 and 2004, December 31, 2004, 2003, and 2002, respectively.

The 16.8% increase in current assets between June 30, 2004 and June 30, 2005 was mainly due to an increase in time deposits, sundry debtors and inventories all due to higher sales. The 7.9% increase in current assets between December 31, 2003 and December 31, 2004 was mainly due to an increase in time deposits from the remaining proceeds from the sale of forestry assets and accounts receivable and inventories, due to higher sales. The 33.8% increase in current assets between December 31, 2002 and December 31, 2003 was mainly due to:

•
an increase in cash and deposit reserves held from a bond Masisa issued in December 2003 specifically to repay bank borrowings, some of which were paid in the first quarter of 2004,

•
the reclassification in the short-term of the long-term time deposit that matured in May 2004, and

•
increased inventories mainly due to the start up of the OSB plant in Brazil and the particle board plant in Mexico during 2003.

Total current liabilities were US$317.9 million, US$237.3 million, US$228.6 million, US$300.4 million and US$276.8 million on June 30, 2005 and 2004, December 31, 2004, 2003 and 2002, respectively. The 34% increase in current liabilities between June 30, 2004 and June 30, 2005 was mainly due to the change in classification to short-term obligations of long-term obligations maturing in a year, an increase in short-term bank borrowings and dividends paid, offset by cash generation. The decrease of 23.9% of current liabilities between December 31, 2003 and December 31, 2004 was mainly due to a decrease in short-term bank borrowings and in the short-term portion of long-term bank borrowings, principally due to the repayment of short term debt with proceeds from the sale of forestry assets and the partial repayment of Masisa's fixed rate bond issuance with cash generated internally. The increase of 8.5% in current liabilities between December 31, 2002 and December 31, 2003 was mainly due to the classification in the short-term of US$75.7 million of long-term debt maturing during 2004, partially offset by the repayment of short-term debt with the proceeds of Terranova's fixed bond issuances and capital increase.

Off-balance sheet arrangements

We have guaranteed certain debt of our un-consolidated Venezuela subsidiary, Oxinova C.A., of which IITSA has a 49% ownership interest. As of June 30, 2005, the outstanding balance of the guaranteed Oxinova credit facility with the Banco Chile was US$4.9 million, maturing on November 2006.

Other than the guarantees described in the previous paragraph, we do not have any other off-balance sheet arrangements including any transactions, agreements or other contractual arrangements involving any other unconsolidated entity under which we have:

•
made guarantees;

•
a retained or a contingent interest in transferred assets;

•
an obligation under derivative instruments classified as equity; or

•
any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

See Note 21 to the Consolidated Financial Statements for a more detailed discussion of contingencies, including guarantees.

Contractual obligations

The following table summarizes our significant long-term contractual obligations as of September 30, 2005.

Payments due by period (in millions of US$)	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years

Long-term debt obligations	$558.8	$118.6	$268.0	$103.9	$68.3
Capital lease obligations	—	—	—	—	—
Operating lease obligations(1)	10.8	2.1	2.7	2.5	3.5
Purchase obligations(2)	216.8	18.2	36.4	36.4	125.8
Other long-term liabilities on the company's balance sheet under GAAP	—	—	—	—	—

Total Contractual Obligations	$786.4	$138.9	$307.1	$142.8	$197.6

(1)
Operating lease obligations include long-term forestry land lease agreements in Masisa Brazil and our short and long-term office and facility leases. For information regarding our leased properties, see "Business — Description of properties."

(2)
Purchase obligations include a long-term resin supply contract with Oxinova in Venezuela that requires us to purchase a minimum amount of resin yearly and a long-term forestry rights contract with the government of Venezuela that requires us to purchase and harvest a minimum amount of timber yearly. In the case of the long-term forestry rights contract, we pay fines if we do not purchase and harvest the minimum amount. During 2002, 2003 and 2004, we did not purchase the minimum required amount. We paid a fine for the amount of US$0.5 million for 2002 but have not yet received a fine for 2003 or 2004 as we are in the process of renegotiating our contract with the Venezuelan government. Given the relatively small amounts of the fines, we do not feel this materially affects our business.

Impact of inflation and devaluation

Our operating expenses and costs have not been significantly affected by changes in the local currency-U.S. dollar exchange rate given that most of our costs, principally the cost of raw materials (logs and wood) and other inputs, such as resin, spare parts and energy, have acquisition prices that are either denominated in U.S. dollars or indexed to the U.S. dollar. On the other hand, a significant portion of our revenues are denominated in U.S. dollars and in cases of sales in local markets where we have manufacturing facilities, local market prices are driven by international prices which in turn are either indexed or closely related to the dollar variation.

The principal effects of changes in the local currency-U.S. dollar exchange rate are manifested in certain monetary assets and liabilities denominated in local currencies, which have been subject to periods of exposure to exchange rate fluctuations and have had material effects in our results of operations. These effects have principally resulted from exposure to exchange rate fluctuations with respect to the Chilean peso, Argentinean peso, Brazilian real, Venezuelan Bolivar and Mexican peso. Specifically, we recorded a charge for US$1.7 million in the six months ended June 30, 2005 and US$2.4 million for the same period in 2004 associated with recoverable taxes denominated in Venezuelan bolivares. We recorded a charge for US$0.8 million in the six months ended June 30, 2005 and US$1.2 million for the same period in 2004 as a result of the depreciation of the Chilean peso against the U.S. dollar associated with certain accounts receivables denominated in Chilean pesos. We recognized a gain for US$4.4 million in the six months ended June 30, 2005 and US$12.6 million for the same period in 2004 due to our bonds denominated in UF.

Critical accounting policies

A summary of our significant accounting policies is included in Note 2 of the Consolidated Financial Statements, which are included in this information statement and prospectus. The preparation of financial statements requires our management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying footnotes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results and require management's most subjective judgments. Our most critical accounting policies and estimates are described below.

Property, plant and equipment

The key judgments Masisa must make under the property, plant, and equipment policy include the estimation of the useful lives of its various asset types, the election to utilize primarily the straight-line method for recording depreciation, management's judgment regarding appropriate capitalization or expensing of costs related to fixed assets, and its determination that no impairment exists.

Property, plant, and equipment is stated on Masisa's balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. In estimating the useful lives and expected residual value of fixed assets, Masisa has primarily relied on actual experience with similar plant and equipment and recommendations from engineers and manufacturers. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation expense and the resulting carrying amount of net property, plant, and equipment can vary significantly depending on the method elected.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Masisa's evaluation of whether an expenditure related to property, plant, and equipment substantially improves and/or increases the useful life of an asset and is appropriately capitalized as an addition to the asset's cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as its financial position.

Property, plant, and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires Masisa's estimate of future cash flows generated by each asset or group of assets. In addition, Masisa must make assumptions regarding product pricing, raw material costs, volumes of product sold, and growth rates to analyze the future cash flows for asset impairment assessments. If our estimates of projected undiscounted future cash flows were too high by 10%, there would be no impact on the reported value of property, plant and equipment test for impairment on our Consolidated Balance Sheet.

Management believes that the estimates of future cash flows are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

Forests

Masisa determines the value of its forests by a technical appraisal process. Masisa appraises the value of its forests annually, based on the expected present value of future cash flows to be generated by its forests. This discounted cash flow analysis takes into account the forecasted harvests for the upcoming years based on tree growth and fluctuations in the cost and price of wood products.

Masisa initially carries a new plantation at the historical cost including tree development and forest maintenance. When the technical appraisal indicates that the value of a plantation has changed because it begins to have commercial value, Masisa accounts for this by increasing or decreasing forestry plantations (which is a part of property, plant and equipment) and making a corresponding increase or decrease to the forestry reserves component of shareholders' equity.

At the end of each year, Masisa moves to inventory the appraised value of trees it expects to harvest in the next twelve months. Masisa carries these trees in inventory at appraised value until harvesting. No reduction in shareholders' equity is made when standing trees are moved to inventory in anticipation of harvesting.

The reserve is reversed from shareholders' equity and from Masisa's assets when the forestry plantation is sold.

When Masisa appraises the value of its forests it makes judgments about estimated growth rates, current market conditions and statistical techniques. The value of Masisa's forests is significant and, accordingly, the results of these judgments can have material affects on the reported amounts of assets and shareholders' equity on Masisa's balance sheet. If the estimated appraised value of our timber resources were too high by 10%, our net equity and the reported value of our forests assets would be overstated by US$32.1 million and US$51.2 million, respectively. However, there would be no impact on our reported net income as the changes to fair values of forests has no impact on earnings as discussed above.

Depletion

Depletion, or costs attributed to timber harvested, is recorded as trees are harvested. Depletion rates are adjusted annually. Depletion rates are determined by each identifiable farm block and computed by dividing the original cost of the timber less previously recorded depletion by the total timber volume that is estimated to be harvested over the harvest cycle. The length of the harvest cycle varies by geographic region and species of timber. The depletion rate calculations do not include an estimate for future silviculture costs associated with existing stands, future reforestation costs associated with a stand's final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

Significant estimates and judgments are required to determine the volume of timber available for harvest over the harvest cycle. Some of the factors affecting the estimates are changes in weather patterns, the effect of fertilizer and pesticide applications, changes in environmental regulations and restrictions that may limit Masisa's ability to harvest certain timberlands, changes in harvest plans, the scientific advancement in seedling and growing technology, and changes in harvest cycles.

We adjust our depletion rates annually on January 1 of each year. On January 1, 2005 we adjusted our depletion rates by 4.7%. As such, had our estimated volume of timber harvested at December 31, 2004 been estimated too high by 4.7%, our reported cost of sales for the six months ended June 30, 2005 would have been understated by 1.4%.

Inventories

Inventories of finished goods, forests and plantations in the process of exploitation, materials and supplies are stated at the lower of direct production cost or market (net realizable value), primarily using the average cost method. Finished goods include certain indirect costs as appropriate. Determination of the net realizable value of each component of inventory is based on the current invoice price. Forests and plantations in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods. Our inventory reserves at June 30, 2005 amounted to US$3.9 million which represents 1.9% of our total inventory of finished goods, materials and supplies. Additionally, our inventory write-downs for the six months ended June 30, 2005 represented 1% of our cost of sales during the same period. Had our inventory reserves and write-downs been underestimated by 10%, our cost of sales would not be materially affected.

Deferred income tax

Effective January 1, 2000, the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletin No. 60 of the Chilean Institute of Accountants. The effects of deferred income taxes at January 1, 2000, which were not previously recorded, are recognized in income beginning in 2000 as the temporary differences reverse. Under Technical Bulletin No. 60, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will be realized. In making this determination, Masisa considers both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results. If our projections of taxable income were too high by 10% there would be no impact on the balance of our reported valuation allowance at June 30, 2005.

Differences between Chilean GAAP and U.S. GAAP

Our Consolidated Financial Statements are prepared in accordance with Chilean GAAP, which differs in certain significant respects from U.S. GAAP. See Note 23 to our Consolidated Financial Statements included in this prospectus for a discussion of these differences and their effect on our results of operations.

Our net income/(loss) determined under U.S. GAAP would have been US$71.4 million in 2004 and a net loss of US$30.2 million in 2003, as compared with net income under Chilean GAAP of

US$56.8 million in 2004, and a net loss of US$20.0 million in 2003. These differences could be material to the financial information presented in accordance with Chilean GAAP. The main differences affecting the determination of net income include the different treatment for acquisition accounting and related amortization of goodwill, capitalization of interest and exchange differences, adjustments for differences in the deferred tax provision as calculated under U.S. GAAP, and certain expenses related to derivative instruments that do not qualify as hedging relationships under U.S. GAAP.

Shareholders' equity determined under U.S. GAAP would have been US$574.9 million in 2004, and US$520.6 million in 2003, as compared with shareholders' equity under Chilean GAAP of US$778.1 million in 2004, US$730.6 million in 2003, principally due to adjustments for the revaluation of timber resources, capitalization of interest, the impact of changes in reporting and functional currency, provisions for deferred income taxes and goodwill amortization.

On May 31, 2005, the merger by incorporation of our former subsidiary Masisa S.A. into and with the Company became effective (See Note 1 to the unaudited condensed financial statements included in this document). Under Chilean GAAP, the transaction, including the acquisition of the 47.566% minority interest of Masisa, was accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. Accordingly, Masisa was treated as if it had always been part of the Company, and the historical values of the Masisa assets and liabilities were combined with the Company's. Historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Under US GAAP the acquisition of the 47.566% minority interest of Masisa was accounted for in accordance with the purchase method of accounting. The acquired 47.566% minority interest of our former subsidiary Masisa S.A. was incorporated into the Company (formerly known as Terranova S.A.) using the purchase price as determined based on the market value of the Company's shares offered in accordance with the step acquisition method for the newly acquired interest of our former subsidiary. The book values of individual assets and liabilities were adjusted to their fair values on the acquisition date for the proportional interest of our former subsidiary that was acquired. The Company is in the process of finalizing the determination of these fair values and further adjustments may be required. From a U.S. GAAP perspective, goodwill and intangible assets with indefinite lives are not amortized.

Quantitative and qualitative disclosure about market risk

Qualitative disclosure

We are subject to the market risk that losses could occur in the values of financial instruments from fluctuations in interest rates, foreign currency exchange rates and commodity prices. We are exposed to these risks in the normal course of our business due to our use of certain financial instruments and transactions in various foreign currencies. Based on current market conditions, our Chief Executive Officer and Chief Financial Officer establish policies for new loans, derivative contracts, time deposits, marketable securities and securities with resale agreements and policies.

New long-term loans for financing new investments, or refinancing existing long-term loans, must be approved by the Company's Board of Directors. In each country where we have operations, management is able to incur new short-term loans to finance working capital needs in the normal course of business. Intercompany loans between our subsidiaries, or within our subsidiaries, are settled with fixed interest rates, on a case-by-case basis.

Our Chief Executive Officer and Chief Financial Officer from time to time establish policies to manage our financial risk. Hedging interest rate exposure and foreign currency risk through the use of derivative contracts is specifically considered for purposes of managing such risks. Derivative instruments, such as swaps or cross currency contracts, which are based directly or indirectly upon interest rates and currencies, are used by the Company to manage and reduce the risk inherent in currency and interest rate fluctuations. We do not utilize derivative instruments for speculative purposes. Interest rate swap instruments utilized are transaction-specific so that a specific debt instrument or contract determines the amount, maturity and other terms of the hedge while currency instruments are either transaction specific or based on anticipated cash flows from operations.

Quantitative disclosure

Interest rate risk

Our primary interest rate risk exposures arise from our U.S. dollar long-term fixed rate bank borrowings and private placement, our bond liabilities denominated in UF and other variable long-term liabilities. Assuming other factors are held constant, interest rate changes generally affect the fair value of fixed rate debt, but do not impact the carrying value, earnings or cash flows. Of our long-term interest bearing debt, as of December 31, 2004, 52.1% was fixed rate debt and 47.9% was variable compared to 44.2% and 55.8% for the year ended 2003. We have entered into several interest rate swaps on a portion of our variable debt for a total notional amount of US$69.6 million. At December 31, 2004, the fair value of our swaps resulted in a liability of US$1.3 million. The following table provides information as of December 31, 2004 about our interest-earning assets and liabilities, including our long-term debt, our bonds and our private placement with U.S. insurance companies and other institutional investors, which are sensitive to changes in interest rates, based upon their respective contractual maturity dates.

(in thousands of US$)	2005	2006	2007	2008	2009	Thereafter	Total	Estimated fair Market Value

Interest earning assets
US$ denominated fixed rate (short and long term):
Time deposits	$43,586	$—	$—	$—	$—	$—	$43,586	$43,586
Weighted average interest rate	2.0%
Chilean peso denominated
Marketable securities	1,265	—	—	—	—	—	1,265	1,265
Weighted average interest rate	3.0%
Venezuelan Bolivares denominated:
Time deposits	553	—	—	—	—	—	553	553
Weighted average interest rate	3.5%
Interest bearing liabilities
Fixed Rate:(1)
Chilean peso — UF denominated bank debt	1,414	2,648	—	—	—	—	4,062	5,555
Weighted average interest rate	6.7%
Bonds and other long-term borrowings:
Chilean peso — UF denominated	15,600	46,601	46,601	46,601	32,103	65,779	253,286	261,677
Weighted average interest rate	5.2%
Private placement, bonds and other long-term borrowings — US	$9,433	9,000	9,000	39,000	—	—	66,433	67,034
Weighted average interest rate	6.7%
Variable Rate:
US$ denominated bank debt	92,283	67,107	55,711	55,739	8,980	—	279,820	279,820
Weighted average interest rate	3.7%
Venezuelan Bolivares bank debt	17,791	—	—	—	—	—	17,791	17,791
Weighted average interest rate	17.8%
Derivative contracts
Interest rate Swaps US$(2)
Pay fixed, receive variable (6M Libor)
Amounts to be paid	2,867	967	—	—	—	—	3,834	1,464
Weighted average interest fixed rate	4.7%
Expected amounts to be received	1,657	683	—	—	—	—	2,339
Weighted average variable rate expected	3.3%
Cross Currency Swaps(3)
Pay USD, receive UF
Amounts to be paid	8,445	7,382	5,460	3,538	1,616	568	27,008
Weighted average interest fixed rate USD	6.5%
Expected amounts to be received	6,934	6,280	4,813	3,240	1,557	574	23,398	8,378
Weighted average variable fixed rate UF	4.9%
Pay MXN receive USD(3)
Amounts to be paid	2,439	2,317	1,829	1,341	854	366	9,145	460
Weighted average interest fixed rate MXN	11.8%
Expected amounts to be received	1,240	1,178	930	682	434	186	4,650
Weighted average interest fixed rate USD	6.2%

(1)
The UF-dollar exchange rate differs from the Chilean peso dollar exchange rate in that the UF automatically adjusts in accordance with Chilean inflation.

(2)
The fair value of swaps is determined based on bank confirmations. The related expected payments and receipts were determined based on these fair values utilizing a weighted average variable rate expected to match this fair value.

(3)
Amounts were calculated utilizing the fair value of the swap contract as determined by the bank and the exchange rate of the related currency against the US dollar as published by the Central Bank of Chile at December 31, 2004.

Foreign currency risk

We are subject to foreign currency exchange rate risks associated with assets and liabilities and transactions in currencies other than our functional currency. We periodically enter into foreign exchange contracts when deemed necessary to "hedge" or offset the risk of loss due to currency fluctuations of assets and liabilities and transactions denominated in foreign currencies. When hedging foreign currency exposures, our practice is to hedge such exposures with foreign exchange forward contracts denominated in the same currency and with similar critical terms as the underlying exposure, and therefore, the instruments are effective at generating offsetting changes in the earnings and fair value. Additionally, a portion of our subsidiaries' operating revenues and assets and liabilities are in currencies that differ from our functional currency. However, since both their operating revenues and expenses are in the same currency, this creates a partial natural hedge. The following table summarizes the financial instruments, as well as assets and liabilities, denominated in the stated currencies we hold as of December 31, 2004, based upon their respective contractual maturity dates:

(in thousands of US$)	2005	2006	2007	2008	2009	Thereafter	Total	Estimated fair Market Value

Assets
Chilean Peso	86,582						86,582
Mexican Peso	33,652						33,652
Venezuelan Bolivar	19,230						19,230
Other currencies non US Dollar	56,113						56,113

Liabilities
Chilean Peso (excluding debt)	44,440						44,440
Mexican Peso	12,210						12,210
Venezuelan Bolivar (excluding debt)	24,297						24,297
Other currencies non US Dollar	18,660						18,660
Chilean Peso UF denominated bank debt(1)	1,414	2,648	—	—	—	—	4,062	5,555
Weighted average interest rate	6.7%
Bonds and other long term borrowings:
Chilean Peso—UF denominated	15,600	46,601	46,601	46,601	32,103	65,779	253,289	261,677
Weighted average interest rate	5.2%
Venezuelan Bolivar bank debt	17,791	—	—	—	—	—	17,791	17,791
Weighted average interest rate	17.8%

Derivative Contracts
Pay USD, receive UF(2)
Amounts to be paid	8,445	7,382	5,460	3,538	1,616	568	27,008
Weighted average interest fixed rate USD	6.5%
Expected amounts to be received	6,934	6,280	4,813	3,240	1,557	574	23,398	8,378
Weighted average variable fixed rate UF	4.9%
Pay MXN, receive USD(2)
Amounts to be paid	2,439	2,317	1,829	1,341	854	366	9,145	460
Weighted average interest fixed rate MXN	11.8%
Expected amounts to be received	1,240	1,178	930	682	434	186	4,650
Weighted average variable fixed rate USD	6.2%

(1)
The UF-dollar exchange rate differs from the peso-dollar exchange rate in that the UF automatically adjusts in accordance with Chilean inflation and is tied in part to the peso-dollar debt.

(2)
Amounts were calculated utilizing the fair value of the swap contract as determined by the bank and the exchange rate of the related currency against the US dollar as published by the Central Bank of Chile at December 31, 2004.

Business

Information on the company

History and development of the company

We are a sociedad anónima abierta, or publicly-held corporation, organized under the laws of Chile. We were incorporated into our present form on October 31, 2003 under the name Terranova S.A. Our predecessor company, Forestal Terranova S.A. was incorporated on August 2, 1994. In April 2005, the shareholders of Terranova S.A. and Masisa S.A. approved the merger of the two companies with Terranova as the surviving entity. At the same shareholder meetings, the shareholders of each company approved changing the merged company's name to Masisa S.A., our legal and commercial name. For additional information regarding the merger see "—The merger of Terranova and Masisa" in this same section.

We are controlled by our majority shareholder, Grupo Nueva S.A., formerly known as Compañía de Inversiones Suizandina S.A. Grupo Nueva S.A. is a Chilean holding company and is part of a larger group of affiliated investment companies, held by Nueva Holding, Inc. Our legal domicile is Santiago, Chile and our principal executive office is located at Avenida Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile. Our telephone number is +56 (2) 350-6000. Our agent in the United States is Terranova Forest Products, Inc., which is located at 900 Circle Seventy-five Parkway, Suite 720, Atlanta, Georgia 30339. Terranova Forest Products, Inc. now conducts its business under the name Masisa USA.

Through our operating subsidiaries we cultivate and manage forestry assets, supply raw materials such as saw logs, pulp logs and chips to our industrial affiliates, and operate sawmills and board and moulding plants. We are leading producers of particle board, MDF and OSB in Latin America and produce and sell finger-joint mouldings, MDF mouldings, solid wood interior rail and stile doors in the United States. Our principal production facilities are located in Chile, Argentina, Venezuela and Brazil. We also have smaller production facilities in Mexico and the United States. The principal markets for our products are the United States, Chile, Mexico, Brazil, Venezuela and Argentina. No seasonal factors materially affect our products.

Our principal products include:

•	MDF,	•	solid pine wood interior rail and stile doors,
•	particle boards,	•	OSB,
•	finger-joint mouldings,	•	MDF mouldings, and
•	sawn lumber,	•	sawn and pulp logs.

Our history began in the 1970s with a sawmill operation in southern Chile. In the years up to 2002, through acquisitions and other transactions, we and our predecessor companies expanded our forestry assets in Chile, Venezuela and Brazil; acquired and established manufacturing and marketing capabilities in the markets of northern Latin America and the United States in order to allow us to more efficiently utilize our forestry resources; and worked to improve the coordination and management of those resources. During this period, we expanded our operations within Chile to include additional sawmills and facilities to manufacture MDF and market skin and moulded doors. Outside Chile, we significantly expanded to add forestry assets in Venezuela and Brazil, sawmills in Venezuela and Brazil, board manufacturing facilities in Brazil, Argentina and Venezuela, a moulding plant in the United States and distribution and marketing operations in the United States and numerous markets in northern Latin America. As of 2002, our forestry assets and manufacturing operations were held directly and indirectly through our predecessor, Forestal Terranova, with our U.S. operations being coordinated through Forestal Terranova's subsidiary, Masisa USA, and our non-Chilean subsidiaries and affiliates being held by, and their products marketed through, Terranova Internacional S.A., also known as TISA.

In January 2001, Forestal Terranova subscribed to approximately 81 million newly issued shares of Masisa, giving it an approximate 8.8% interest in Masisa. In July 2002, Forestal Terranova acquired Maspanel's 43.16% interest in Masisa and became Masisa's controlling shareholder with 51.9% of Masisa's total shares then paid and outstanding. Effective as of July 1, 2002, Forestal Terranova began consolidating Masisa into its financial results. On May 27, 2003, Forestal Terranova increased its ownership interest in Masisa to 486,861,555 shares (52.43%) of common stock through open market purchases on the Santiago Stock Exchange.

Forestal Terranova decided to expand the relationship between Terranova and Masisa in order to make use of their respective resources and systems in a manner that would improve the efficiency, strength and financial performance of both companies. As part of that process, Forestal Terranova entered into a support services agreement with Masisa effective as of January 1, 2003, pursuant to which Masisa assumed the management of Forestal Terranova's Venezuelan subsidiary, Fibranova C.A. Under that agreement, Forestal Terranova retains ownership of the land, land rights, plant and equipment and Masisa manages the production process as well as the marketing and distribution of the finished products. For more information on the terms of this agreement, see "Related party transactions."

As a result of the Fibranova support services agreement with Masisa, many of Forestal Terranova's marketing and sales affiliates became redundant with the sales and marketing operations Masisa carried out through Fibranova as well as with Masisa's own marketing and sales network in the northern Latin American region. Accordingly, Forestal Terranova decided to discontinue its separate marketing and sales efforts through several of its northern Latin American subsidiaries and affiliates. In 2003, Forestal Terranova discontinued the operation of Terranova Argentina S.A. as well as its joint venture with Masisa in Masnova de México.

During the first quarter of 2003, Gonzalo Zegers and Alejandro Droste resigned from their positions as Chief Executive Officer of Masisa and Chief Financial Officer of Masisa do Brasil Limitada ("Masisa Brasil") and were appointed Chief Executive Officer and Chief Financial Officer of Forestal Terranova, respectively. During that same time period and throughout the remainder of 2003, many of the officers and senior management of Forestal Terranova and its subsidiaries were replaced with officers and management drawn from Masisa and from outside the Forestal Terranova group.

On September 30, 2003, Suizandina and Forestal Terranova, the owners of 40% and 60%, respectively, of the shares of Terranova International S.A., or TISA, approved a stock split and spin-off of TISA into two separate companies, TISA and Inversiones Internacionales Terranova S.A., or IITSA. As a result of the stock split and spin-off, Suizandina and Forestal Terranova each held 40% and 60%, respectively, of each of TISA and IITSA. Before the stock split and spin-off, substantially all of the international subsidiaries of Forestal Terranova were held through TISA.

Immediately after the stock split and spin-off all of the international subsidiaries previously held by TISA were held by IITSA and all of the tax losses of the international subsidiaries were held by TISA. Following this reorganization and stock split, TISA was renamed Terranova S.A.

On October 14, 2003, Suizandina sold all of its shares of Terranova except one to Forestal Terranova. On October 31, 2003, the shareholders of Forestal Terranova and Terranova S.A. each approved the merger of Forestal Terranova into and with its subsidiary Terranova S.A. with Terranova being the surviving company. As a result of the merger, Terranova S.A. succeeded to all of the shares of Forestal Millalemu S.A. and Andinos S.A. that were previously held by Forestal Terranova and, accordingly, held 100% of the shares of each of Millalemu and Andinos. Pursuant to Chilean law, each of Millalemu and Andinos was automatically dissolved at the time they became wholly owned subsidiaries and Terranova succeeded to all of their assets and liabilities.

The merger of Terranova and Masisa

On April 12 and April 13, 2005, respectively, the shareholders of our former majority-owned subsidiary Masisa S.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Chile, and Terranova S.A., our predecessor and also a publicly-held corporation organized under the laws of Chile, approved the merger by incorporation of the former Masisa into and with Terranova. At the same shareholder meetings of Masisa and Terranova at which the merger was approved, the shareholders of each company also approved changing the name of the merged company from Terranova S.A. to Masisa S.A.

The completion of the merger was subject to certain conditions, established at the respective Extraordinary Shareholders' Meetings of Masisa and Terranova to approve the merger, with respect to the exercise of withdrawal rights. Those conditions were satisfied and the merger became effective on May 31, 2005. As a consequence, the company known as Masisa before May 31, 2005 no longer exists. Terranova's name was changed to Masisa at the effective time of the merger and continues as the surviving entity and is the legal successor of the former Masisa for all purposes.

Corporate structure

As indicated in the following charts, we and a number of our subsidiaries conduct manufacturing operations. However, most of our sales to third parties are made through Masisa USA, Terranova Mexico S.A. de C.V., Masisa Chile, Masisa Argentina, Masisa Brazil, Masisa Mexico, Masisa Peru, Masisa Ecuador, Fibranova C.A., Andinos C.A. and Masisa Colombia. The principal exceptions are Forestal Tornagaleones and Forestal Argentina, which are directly responsible for selling their own products.

Our group's business structure, as of August 31, 2005, is set forth in the following chart:

The following table shows on a consolidated basis our direct and indirect ownership interest in each of our subsidiaries and affiliates that formed a part of our group as of June 30, 2005 as well as the country of incorporation for each such subsidiary and affiliate. Unless specifically noted otherwise, our ownership interest in each subsidiary and affiliate as of June 30, 2005 was equal to our proportionate voting power in that entity.

			Ownership interest
			June 30, 2005			June 30, 2004
	Country of incorporation
Company			Direct	Indirect	Total	Total

Inversiones Internacionales Terranova S.A.	Chile		60.00	0.00	60.00	60.00
Masisa S.A.	Chile		0.00	0.00	0.00	52.43
Terranova Forest Products, Inc. (Masisa USA)	U.S. (South Carolina	)	25.12	44.928	70.048	70.048
Terranova Panamá S.A.	Panama		0.00	60.00	60.00	60.00
Terranova de Venezuela S.A.	Venezuela		0.00	60.00	60.00	60.00
Corporación Forestal Venezuela S.A.	Venezuela		0.00	59.97	59.97	59.97
Forestal Terranova México S.A. de C.V.	Mexico		0.00	59.994	59.994	59.994
Corporación Forestal Guayamure C.A.	Venezuela		0.00	51.00	51.00	51.00
Masisa Madeiras Ltda. (formerly Terranova Brasil Ltda.)	Brazil		0.00	59.994	59.994	59.994
Masisa Colombia S.A. (formerly Terranova Colombia S.A.).	Colombia		0.00	59.994	59.994	59.994
Corporación Forestal Imataca C.A.	Venezuela		0.00	60.00	60.00	60.00
Andinos C.A.	Venezuela		0.00	60.00	60.00	60.00
Fibranova C.A.(1)	Venezuela		0.00	60.00	60.00	60.00
Inversiones Coronel Limitada	Chile		99.98	0.02	100.00	52.43
Masisa Inversiones Limitada	Chile		99.997	0.003	100.00	52.43
Masisa Partes y Piezas Limitada	Chile		99.80	0.20	100.00	52.43
Forestal Tornagaleones S.A.	Chile		60.45	0.00	60.45	31.696
Masisa Concepción Ltda.	Chile		0.01	99.99	100.00	52.43
Masisa Overseas LTD.	Cayman Islands		100.00	0.00	100.00	52.43
Maderas y Sintéticos del Perú S.A.C.	Peru		99.01	0.89	99.90	52.378
Maderas y Sintéticos México S.A. de C.V.	Mexico		0.001	99.999	100.00	52.43
Madera y Sintéticos Servicios S.A. de C.V.	Mexico		1.00	99.00	100.00	52.43
Masisa do Brasil Ltda.	Brazil		0.001	99.999	100.00	52.43
Forestal Argentina S.A.	Argentina		0.00	30.287	30.287	15.88
Masisa Argentina S.A.	Argentina		0.00	100.00	100.00	52.43
Masisa Ecuador S.A.	Ecuador		0.10	99.90	100.00	52.43
Masnova S.A de C.A.	Mexico		0.00	80.00	80.00	56.215

(1)   Management, operations and sales were conducted by Masisa S.A. during 2005 and 2004.

The Grupo Nueva group and our management framework

We are controlled by the Grupo Nueva group, or Nueva Holding, Inc., a Panamanian company, which through its Chilean subsidiaries Grupo Nueva S.A. and Inversiones Forestales Los Andes S.A., owned a 76.38% interest in us prior to the merger between us and our former subsidiary Masisa. As a result of the merger, Grupo Nueva S.A. beneficially owns in the aggregate approximately 59.5% of the outstanding shares of the merged company. Grupo Nueva S.A. is, directly and indirectly, a wholly owned subsidiary of Nueva Holding, Inc. Inversiones Forestales Los Andes, is, directly and indirectly, a wholly owned subsidiary of Grupo Nueva S.A. In addition, Grupo Nueva owns directly a 40% interest in our subsidiary IITSA and, as a result, owns 40% of the IITSA's interest in many of our indirect international subsidiaries. For information regarding the percentage of our outstanding shares that will be held by our controlling shareholders after giving effect to the combined offering, see "The rights offering."

As part of the Grupo Nueva group, we adhere to certain common management philosophies with the other Grupo Nueva companies. These include adhering to management and business practices which promote sustainable development of our forestry assets and of the social environment in the communities in which our operations are located. The Grupo Nueva group provides to us suggested management guidelines with respect to strategic planning, budget formulation and control, financial policies, internal audits, eco-efficiency, environmental performance, social responsibility, health and safety, human resources, legal matters, public relations communications, and information technology.

Business strategy

Our business goal is to be a low-cost integrated Latin America forestry and wood products company with planted timber plantations in rapid growth regions, a competitive industrial capacity, a strong distribution network in Latin America and an important presence in the United States, Europe and Asia. The key elements of our strategy include:

•
Maximize the value of our forests.    We plan to maximize and strengthen (i) our position as an integrated Latin American forestry company with managed forest plantations in fast growing regions and (ii) our ability to fully utilize all tree by-products throughout our production processes.

Three of our plantation locations, Chile, Argentina and Brazil, are among the countries with the fastest average annual tree growth rates in the world. Our Venezuelan plantation provides trees that grow at a slower rate but produce lumber with better mechanical properties that can be used when higher resistance is needed. As an increasing portion of our plantations reach maturity over the coming years, we expect to increase our annual harvest, thereby increasing our volume of wood production. Additionally, our consistent forest management practices are expected to result in the harvesting of higher quality wood, as a result of which we expect to add higher quality products to our product mix.

As an integrated company, we strive to maximize the complete use of all portions of the trees harvested. Different parts of the trees are used to produce different products ranging from wood doors to solid wood mouldings and lumber. Even the by-products of various production processes, such as sawdust and chips, are used in the production of wood boards.

As part of the optimization of our forestry holdings, in November 2004 we sold approximately 12,000 hectares of radiata pine forest in Chile, with an average age of 12 years, at a price of approximately USUS$73 million, or approximately USUS$6,100 per hectare.

•
Capitalize on Latin America's growth opportunities. We believe that the increasing use of wood boards in the furniture industry in Latin America, combined with the un-met demand for housing in several of the countries in the region, will drive future growth. Based on growth prospects in the region, we are evaluating the construction of new industrial facilities in Chile and Brazil.

We plan to leverage our leading presence in Latin America as well as our Placacentros network to capture growth opportunities in the region.

•
Expand and leverage our distribution network.    We plan to maintain a strong customer-focused approach throughout the production and distribution chain and continue to build upon our strong distribution network.

We particularly aim to focus upon our well-established Placacentro distribution network. We work closely with our customers in the construction and furniture manufacturing industries to offer solutions to problems they face and to better satisfy their needs. We intend to continue to develop Masisa's Placacentro program in Chile, Brazil, Argentina, Peru, Mexico, Ecuador, Paraguay, Colombia, Venezuela and Uruguay and to extend the Placacentro concept to new countries as well. We intend to reach 400 Placacentros stores in the region by the end of 2007. We plan to leverage our Placacentro network by offering a broader product mix, including our solid wood products such as sawn lumber and other related products and services targeted to the furniture and construction industries.

We believe that expansion of this program will further enhance Masisa's brand names and the distribution of its products. In addition, we intend to use our Terranova Forest Product distribution network and staff in the United States to better understand our customers' needs and adapt appropriately our product designs and manufacturing and distribution processes. We will also leverage our Terranova Forest Product's distribution channels in the United States to market and sell our board products, especially OSB and MDF mouldings.

•
Develop new markets for solid wood products. We plan to direct an increasing portion of our solid wood products, historically directed mainly to the United States market, to Latin America and to other markets such as Europe or Southeast Asia.

•
Focus on sustainable development practices. Ensure that our forestry assets and production facilities and processes are maintained and operated in accordance with various internationally accepted sustainable development and socially responsible development principles. This strategy is intended to reduce our environmental compliance risks and to allow us to provide certain products in accordance with various international environmental standards that are increasingly demanded by end customers.

The business activities within our group are based on the principle of environmentally and socially responsible development. Environmentally, this means we seek more efficient uses of raw materials and by-products and continuous improvement in the environmental impact of each of our group's companies. This strategy is intended to reduce our environmental compliance risks and to allow us to provide certain products in accordance with various international environmental standards that are increasingly demanded by end customers. With respect to our social responsibility, it is our goal that our businesses and operations have a positive impact on the communities in which we operate and that we maintain healthy relations with our employees and other stakeholders.

Operational organization

Prior to the merger between Terranova and Masisa, our businesses were organized by geographic segments within each of Terranova and its subsidiary Masisa. For example, we had a "Chile" segment for Terranova and a separate "Chile" segment for Masisa. Our operations within each of those geographic segments were managed by country heads with administrative, financial and treasury, marketing and related support services being provided out of Terranova's and Masisa's respective corporate offices.

Since the merger, we have combined our operations in each significant jurisdiction in which we operate, resulting in only one segment with respect to each such jurisdiction. We continue to manage our operations within each geographic segment through a country head with responsibility for the overall operations in that jurisdiction, including the manufacturing, marketing and distribution of all products, as well as responsibility for the financial performance of our activities in that jurisdiction. Operations, sales and marketing services and assistance with respect to boards, solid wood and forestry products are provided to each country head by senior officers in our corporate offices who are organized into divisions—boards, solid wood and forestry—and who have company-wide responsibility for the products in their areas. General administrative, financial and treasury, and related support services are provided throughout the Company from our corporate offices. We are continuing to review the combined organization and expect such review will result in additional changes in our reporting structure and changes in management and officer positions.

As part of the reorganization of our operations following our recent merger, we intend to further modify our structure to create three separate divisions for boards, solid wood and forestry products. If this aspect of the reorganization is completed, the result will be that we will have new segments corresponding to these three divisions.

Facilities and offices

The map below illustrates the location of our principal offices, forests, production facilities and Placacentros as of August 31, 2005. For information regarding our offices, plantations, forests, production and processing facilities, see "—Description of properties" in this section.

Sales Office
Mouldings Plant
Boards Plant
Sales Office
Sales Office
Sawmill
Mouldings Plant
Boards Plant
Forest
Sales Office
Sales Office
Sales Office
Forest
Sales Office
Mouldings Plant
Sawmill
Boards Plant
Sales Office
Forest
Door Plant
Sawmill
Mouldings Plant
Boards Plant
Forest
Mouldings Plant
Sales Office
Boards Plant
Placacentro

Description of properties

The following tables show our material properties, excluding our forestry holdings, as of August 31, 2005 and includes information regarding the size (in square meters) and use of the properties, as well as whether the properties are leased, owned or used pursuant to service agreements. Service agreements are contracts to use a variable amount of space or services in a facility managed by a service provider and therefore do not constitute a lease. For information regarding our forestry holdings, see "—Forestry operations—Land ownership and rights" in this section.

	LAND/PROPERTIES
Location	Leased/Owned	Size (square meters)

Chile
Administrative Offices
Santiago—Apoquindo	Owned	1,565
Santiago—Santa Maria	Owned	1,515
Production Facilities
Cabrero—Solid Wood	Owned	56,064
Chillán	Owned	17,377
Cabrero—Boards	Owned	26,391
Concepción—Chiguayante	Owned	12,321
Concepción—Mapal	Owned	28,877
Valdivia	Owned	37,651
Valdivia—Carlos Puschmann	Owned	12,429
Distribution Centers and Warehouses
Antofagasta	Service	2,125
Concepción	Owned	3,009
Concepción—Cintac	Service	7,000
Santiago	Service	10,000
Valdivia	Service	3,176
Brazil
Administrative Offices
Curitiba	Leased	339
Paraná	Owned	(included in production facilities)
Rio Grande do Sul	Leased	80
Santa Catarina	Owned	2,062
Production Facilities
Paraná	Owned	29,456
Santa Catarina	Owned	42,553
Distribution Centers and Warehouses
Novo Hamburgo	Leased	4,200
Paraná	Owned	(included in production facilities)
Colombia
Administrative Offices
Santa Fe de Bogotá	Leased	385
Distribution Centers and Warehouses
Cucuta	Service	4,500
Bogotá	Service	510

	LAND/PROPERTIES
Location	Leased/Owned	Size (square meters)

Mexico
Administrative Offices
México D.F.—Boards	Leased	271
México D.F.—Solid Wood	Leased	170
Production Facilities
Durango	Owned	32,000
Distribution Centers and Warehouses
Altamira, Tamaulipas—Boards	Leased	10,000
Altamira, Tamaulipas—Solid Wood	Owned	8,200
Durango	Owned	12,600
México D.F.	Leased	1,500
United States
Administrative Offices
Wando, South Carolina	Owned	1,672
Atlanta, Georgia	Leased	100
Production Facilities
Wando	Owned	10,405
Distribution Centers and Warehouses
Baltimore, Maryland	Service	3,716
Hanahan, Illinois	Service	3,176
Wando, South Carolina	Owned	7,804
Long Beach, California	Leased	2,230
Houston, Texas	Service	3,716
Venezuela
Administrative Offices
Bolivar	Leased	283
Production Facilities
Estado Anzoátegui	Leased	43,000
Distribution Centers and Warehouses
Estado de Carabobo	Leased	12,000
Argentina
Administrative Offices
Buenos Aires	Leased	700
Production Facilities
Entre Ríos	Owned	57,400
Distribution Centers and Warehouses
Entre Ríos	Service	1,800
Peru
Administrative Offices
Lima	Leased	136
Distribution Centers and Warehouses
Lima	Service	3,000
Ecuador
Administrative Offices
Guayaquil	Leased	90
Distribution Centers and Warehouses
Guayaquil	Service	3,000

A discussion of environmental issues that affect our business generally is presented below under "—Environmental regulation".

Principal products

The following table sets forth the sales of each of our principal products as a percentage of our total consolidated sales for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005.

OUR PRODUCTS
	Year ended December 31,			Six months ended June 30,
(as a percentage of consolidated sales)	2002(1)	2003	2004	2004	2005

MDF	27.3%	32.2%	33.2%	32.8%	34.1%
Particle board	15.8%	20.9%	19.3%	19.9%	20.4%
Finger-joint mouldings	22.5%	15.8%	12.5%	11.9%	11.4%
Sawn lumber	8.9%	7.7%	8.6%	9.2%	9.1%
OSB	1.9%	5.8%	8.2%	9.7%	7.3%
Solid-wood doors	13.6%	6.8%	5.8%	5.8%	5.1%
MDF mouldings	4.0%	3.5%	5.0%	3.6%	5.8%
Sawn and pulp logs	3.1%	3.8%	4.2%	4.0%	4.2%
Other products(2)	2.8%	3.5%	3.2%	3.1%	2.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)   Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

(2)   Includes principally wood chips, sawdust, door parts, Masisa's fiberboard doors and wood plies.

MDF (Medium Density Fiberboard)

MDF is manufactured by removing the fibers from wood chips, mixing the wood fiber pulp with adhesives and forming the mixture into flat sheets which are dried, heated, pressed, cooled, cut to size and finished. MDF has broad applications in furniture, cabinet and millwork manufacturing. Machining qualities make MDF well-suited for the production of pieces with critically shaped and profiled edges. Its uniformly dense surface gives superior results when grain-printed or painted. MDF shapes and routs with precision, drills easily and cuts cleanly. It is an effective core material for high-pressure laminates, fast-cycle melamine and veneers. MDF is more versatile than particle board. However, compared to the production of particle board, the MDF production process requires higher-quality wood, a greater quantity of adhesives and more energy. Due to its resulting higher production costs, MDF generally commands a higher price than particle board of the same thickness. We produce all the standard thicknesses and densities of MDF, including thin-MDF, some melamine-laminated MDF and a small amount of wood-veneered MDF. Melamine-laminated MDF is MDF covered on one or both sides with paper impregnated with melamine, a plastic laminate. We also produce a high density MDF to be used for flooring. We market our MDF under the brand name "MDF Masisa." For the year ended December 31, 2004, MDF sales represented 33.2% of our consolidated net sales compared to 32.2% for the same period in 2003. For the six months ended June 30, 2005, MDF sales represented 34.1% of our consolidated net sales compared to 32.8% for the same period in 2004.

Particle board

Raw particle board is manufactured by mixing wood chips, wood shavings and sawdust with adhesives and rolling or pressing the mixture into large flat sheets of varying sizes and thickness, which are then cut, quality-analyzed and packaged. Raw particle board is used in a variety of applications in the construction industry, such as ceilings, floors and closets, and is also widely used in the manufacture of furniture. We produce different types of raw particle board that are marketed under the brand names "Placa Masisa," "Masisa Panel," "Ecoplac," "Facilplac" and "HR100." We also produce melamine-laminated particle boards which are raw particle boards covered on one or both sides with paper impregnated with melamine. Melamine-laminated boards are widely used in the manufacture of furniture and cabinets and are also used in construction for walls, counters and in other applications. Melamine-laminated board sales generate a higher margin than raw particle board sales. For the year ended December 31, 2004, particle board sales accounted for 19.3% of our consolidated net sales revenue compared to 20.9% for the same period in 2003. For the six months ended June 30, 2005, particle board sales represented 20.4% of our consolidated net sales compared to 19.9% for the same period in 2004.

Particle board competes, in certain uses, with gypsum and asbestos-cement boards, as well as solid wood, plywood, fiber board (including both hard board and MDF) and OSB. MDF and particle board are competing products in some applications in the furniture industry. Lumber and gypsum board are the main competing products in the construction industry. Plywood may also be substituted for particle board, MDF and OSB in certain applications.

Finger-joint mouldings

Finger-joint mouldings are produced from small pieces of recycled wood which have been cut and dried. The drying process is followed by a shining procedure in which any knots, imperfections or irregularities are corrected. The wood pieces are then joined, shaped and packaged for distribution. We offer four types of mouldings including raw mouldings, painted mouldings, jesso mouldings and stiles. These mouldings are ornamental strips used to decorate a surface, and are often used to accent or emphasize the ornamentation of a structure or to conceal surface areas or angle joints. For the year ended December 31, 2004, finger-joint moulding sales represented 12.5% of our consolidated net sales revenue compared to 15.8% for the same period in 2003. For the six months ended June 30, 2005, finger-joint mouldings sales represented 11.4% of our consolidated net sales compared to 11.9% for the same period in 2004.

Sawn lumber

We produce green and kiln dried sawn lumber from timber harvested from forestry plantations. The timber is sawn into logs, debarked and classified according to its diameter and length. The lumber is sawn into various shapes and sizes. Andinos produces high quality dried lateral wood from the outer portion of the log for re-manufacturing process and lower quality dried center wood, from the center portion of the log. The lateral wood is used for manufacturing finger-joint mouldings, door frames, boards, sidings, furniture and doors. The center wood is used for manufacturing, packaging and construction. The slower growth rate of the Caribbean pine from our Venezuelan forest plantations results in a high quality grade that commands a premium price in Mexico and Venezuela. For the year ended December 31, 2004, sales of sawn lumber represented 8.6% of our consolidated net sales revenue compared to 7.7% for the same period in 2003. For the six months ended June 30, 2005, sawn lumber sales represented 9.1% of our consolidated net sales compared to 9.2% for the same period in 2004.

OSB (Oriented strand board)

OSB is structural panel board manufactured from small logs and lumber scraps. The logs are debarked, sawn and reduced to thin wood strands. The strands are put into a drying machine to remove humidity from the wood in order to avoid shrinkage and swelling during use. The dried wood strands are placed into a blending machine where they are mixed with chemical adhesives. The resin-blended strands are then mechanically aligned into several layers in a forming line, with each layer laid down separately along the conveyor belt, to build up a mat. This mat is compressed and heated in the main press to form the boards. The compressed and heated boards are then cooled and finished. OSB's outstanding physical-mechanical properties make the boards highly suitable for use in applications requiring great structural resistance, such as those that occur in the construction and packaging industries. Our Masisa OSB is marketed under the "Masisa OSB" brand name, and is manufactured at Masisa's Brazilian plant. For the year ended December 31, 2004, OSB sales represented 8.2% of our consolidated net sales compared to 5.8% for the same period in 2003. For the six months ended June 30, 2005, OSB sales represented 7.3% of our consolidated net sales compared to 9.7% for the same period in 2004.

Solid wood doors

We manufacture solid wood interior stile and rail doors in Chile, and market them under the brand name "Terranova". Our doors are 1 3/8 inches thick and are manufactured in a range of heights and widths to fit standard doorways and closets. Terranova doors are available in French, bi-fold, six panel, Soriana and Sevillana styles. The doors are manufactured from solid pine wood with engineered stiles and rails that are edge-glued, finger-jointed and laminated with clear veneer. They are also available with solid raised panels with a characteristic double hip pattern, emphasizing the relief. Our solid wood doors are distributed throughout the United States by Masonite International Corporation. For the year ended December 31, 2004, door sales represented 5.8% of our consolidated net sales revenue compared to 6.8% for the same period in 2003. For the six months ended June 30, 2005, door sales represented 5.1% of our consolidated net sales compared to 5.8% for the same period in 2004.

MDF mouldings

We manufacture our MDF mouldings from superior, ultra-light MDF (32 pounds per cubic foot density) which makes them comparable to any standard wood moulding. Their light weight substantially reduces the cost disadvantages associated with transportation, handling and installation of standard density MDF mouldings. We manufacture primed and un-primed MDF mouldings on priming lines yielding high quality waterborne priming. We offer a wide range of patterns for our mouldings, including the casing and base, crowns, jambs and S4S boards. We produce MDF mouldings in 7, 8, 10, 14 and 16 foot lengths. For the year ended December 31, 2004, MDF moulding sales represented 5% of our consolidated net sales revenue compared to 3.5% for the same period in 2003. For the six months ended June 30, 2005, MDF moulding sales represented 5.8% of our consolidated net sales compared to 3.6% for the same period in 2004.

Sawn and pulp logs

We sell sawn and pulp logs directly and through our subsidiaries Terranova Venezuela, Masisa Madeiras, Forestal Tornagaleones, Forestal Argentina and Masisa do Brasil. The sawmill cuts and sizes the wood and assesses the best cutting plan for each log. For the year ended December 31, 2004, sawn and pulp log sales represented 4.2% of our consolidated net sales revenue compared to 3.8% for the same period in 2003. For the six months ended June 30, 2005, sawn and pulp log sales represented 4.2% of our consolidated net sales compared to 4% for the same period in 2004.

Other products

Other products include principally wood shavings, wood chips, sawdust, door parts, Masisa's fiberboard doors and pine veneer wood plies. Masisa manufactures fiberboard doors in Chile, which are marketed under the brand name "Exit". The manufacture of Masisa's doors is the most labor intensive of its businesses. Masisa's doors are made with a cardboard honeycomb core. Our wood shavings, wood chips and sawdust are byproducts of our sawmill and industrial operations and sold to pulp manufacturers and other third party manufacturers. Wood plies, which we sell to third parties, are sheets of solid wood coiled off of saw logs and serve as the principal raw material for plywood.

On a consolidated basis, all of our "other products" accounted for 3.2% of our consolidated sales for the year ended December 31, 2004 and 3.5% for the same period in 2003 and 2.6% for the six months ended June 30, 2005 compared to 3.1% for the same period in 2004.

Wood products sales

The following table shows our sales of our principal wood products by physical volume in cubic meters for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005.

CONSOLIDATED SALES OF OUR PRINCIPAL WOOD PRODUCTS
	Year ended December 31,			Six months ended June 30,
(in thousands of cubic meters)	2002(1)	2003	2004	2004	2005

MDF	449.9	783.5	931.6	471.4	423.3
Sawn and pulp logs	498.0	951.9	1,361.4	710.4	733.8
Particle board	301.9	608.2	649.7	330.0	343.3
Sawn lumber	153.6	240.7	299.7	138.2	162.1
OSB	57.1	178.1	241.6	125.6	119.8
Finger-joint mouldings	157.7	193.7	171.6	88.3	80.1
MDF mouldings	30.0	48.1	90.3	34.2	47.0
Solid wood doors	39.1	36.1	42.6	22.0	18.6

(1)   Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

Total sales of our principal wood products increased by 0.4% in volume during the six months ended June 30, 2005 compared to the same period in 2004 and increased by 24.6% in volume in 2004 as compared to 2003. These sales are dependent, to a significant extent, on the state of the economies in the United States, Mexico, Chile, Venezuela, Argentina and Brazil, our principal markets. In particular, sales of our processed wood products are related to the levels of activity in the construction and furniture industries in those countries. Construction activity is subject to cyclical fluctuations due to changes in economic conditions, interest rates, population growth and other economic and demographic factors. An economic downturn in any of those countries is likely to materially adversely affect its construction industry and, accordingly, sales of our products.

The "do-it-yourself", new residential construction industry and re-modeling industry in the United States as well as the construction and pallet manufacturing industries in Mexico are the principal end-users of our solid wood products. The furniture manufacturing industries in Chile, Argentina, Mexico, Brazil and Venezuela are the principal users of our board products. The boards are marketed in Colombia, Peru, Ecuador and Uruguay. See "Management's discussion and analysis of financial condition and results of operations."

The international market for our processed wood products is highly competitive in terms of price and quality. We compete with producers from the United States, Canada, Chile, Brazil, New Zealand, China and South Africa. Competitive factors within a market area generally include price, species and grade of the logs used in the production of the end-product, proximity to wood consuming facilities and ability to meet customers' requirements. Environmental certification has also become a point of differentiation. In numerous markets and in the United States in particular, wood products manufacturers are increasingly encouraged or required to supply environmentally certified finished product. Our production facilities and plantations have been certified under ISO 14,001 and OHSAS 18,001, and our plantations have received the Forest Stewardship Certification (FSC). The FSC certifies that the wood in a product, whether a finished product or an intermediate product, is produced in accordance with FSC standards.

Markets and distribution

We segment our company by country within each of our "solid wood and forestry" and "boards" business groups. These country segments include, for our solid wood and forestry businesses, the United States, Chile, Brazil, Mexico and Venezuela, and for our board businesses, Chile, Argentina, Brazil and Mexico.

In the United States, we operate through our subsidiary Masisa USA. In this market, we sell approximately one million solid wood pine doors per year as well as finger-joint and MDF mouldings. We also participate in the structural panels market, selling OSB produced in our Brazilian operation. We distribute our products in the United States principally through regional distributors such as Masonite that resell our products to retailers.

In Latin America, Masisa commenced its Placacentro program in 1991 in order to broaden its distribution channels, increase demand for its products and remain in close contact with its customers. Placacentros are independently owned and operated retail furniture supply stores. Placacentro stores are required to carry the full range of Masisa's products and to display such products in the manner directed by Masisa. Placacentro owners receive technical assistance from Masisa and are permitted to carry other manufacturers' products with certain limitations. Masisa derives no license fees or revenues from Placacentro stores other than through the sale of its products. Placacentros are an important part of Masisa's marketing strategy of maintaining close ties to furniture manufacturers and retail customers. The goal of this strategy is to increase the per capita consumption of Masisa's products and to create competitive advantages to address current and future competition. Masisa has developed its Placacentro distribution network in Chile, Mexico, Brazil, Argentina, Peru, Ecuador, Colombia, Venezuela, Paraguay and Uruguay. As of September 21, 2005, 51 Placacentros stores were open in Chile, 39 in Argentina, 21 in Peru, 35 in Brazil, 62 in Mexico, 13 in Ecuador, 3 in Paraguay, 17 in Colombia, 17 in Venezuela and 1 in Uruguay. The Company expects to open a total of approximately 36 new stores primarily in these and also other Latin American countries during the rest of 2005.

The following table sets forth our aggregate sales as a percentage of total sales in each of our principal markets by destination for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005.

OUR MARKETS
	Year ended December 31,			Six months ended June 30,
(as a percentage of consolidated sales)	2002(1)	2003	2004	2004	2005

United States	40.8%	27.4%	29.2%	28.3%	27.6%
Chile	15.5%	18.2%	16.8%	17.1%	15.7%
Mexico	14.8%	15.5%	16.1%	15.9%	15.7%
Brazil	9.6%	15.8%	14.1%	14.2%	13.7%
Argentina	2.8%	6.0%	6.7%	6.1%	7.3%
Venezuela	4.2%	4.9%	6.0%	5.3%	8.7%
Other countries	12.3%	12.3%	11.1%	13.2%	11.5%

Total:	100.0%	100.0%	100.0%	100.0%	100.0%

(1)   Figures for 2002 reflect the consolidation of Masisa's results of operations beginning July 1, 2002.

The following table sets forth our aggregate sales for each of these business segments for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 and 2005.

OUR MARKETS
	Year ended December 31,			Six months ended June 30,
(net sales in millions of US$)	2002(1)	2003	2004	2004	2005

United States	$120.4	$131.4	$190.0	$85.9	$97.6
Chile	45.7	87.3	109.3	51.9	55.4
Mexico	43.7	74.6	105.1	48.2	55.5
Brazil	28.3	76.0	91.6	43.0	48.5
Argentina	8.2	28.6	43.4	18.4	25.7
Venezuela	12.4	23.3	39.0	16.2	30.7
Other countries	36.2	58.9	72.6	39.9	40.6

Total:	$295.0	$480.1	$651.0	$303.5	$354.0

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

United States

General

For the 12 months ended June 30, 2005, GDP grew 3.7%, inflation was 1.8% and the trade balance deficit was US$679.8 billion. At June 30, 2005, the unemployment rate was 5%. The U.S. economy experienced moderate growth because of an increase in customer demand and business investment spending.

The following table shows our sales of solid wood doors, MDF and finger-joint mouldings, MDF, OSB and other products in the United States in dollars for the periods indicated.

UNITED STATES PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Solid Wood and Forestry
Finger-joint mouldings	$66.4	$75.6	$81.4	$36.0	$40.4
Solid wood doors	39.6	32.3	37.3	17.4	17.6
Boards
OSB	—	5.9	30.8	18.6	16.4
MDF mouldings	11.9	14.8	32.6	10.8	20.6
MDF	$1.0	$2.6	$4.2	$1.1	$1.6

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

Marketing and distribution

The United States is Masisa's most significant market on both a consolidated and unconsolidated basis as measured by aggregate sales. Our total sales in the United States on a consolidated basis for the six months ended June 30, 2005 represented 27.6% of our total sales compared to 28.3% for the same period in 2004. Our total consolidated sales in the United States for the year ended December 31, 2004 represented 29.2% of total sales compared to 27.4% in 2003. This increase was primarily due to increased OSB sales partially offset by a decrease in those sales during the first half of 2005.

Most of our products are sold in the United States through approximately 60 customers that serve primarily the "do-it-yourself" and new residential construction industries. The U.S. do-it-yourself market is heavily consolidated and is dominated by large chain retailers such as Home Depot, Lowes and Menards.

Solid wood and forestry

Our eight largest customers for solid wood products, in terms of sales revenue, accounted for approximately 83% and 84% of sales for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, in the United States. The largest customer did not account for more than 36% and 53% of such sales during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. Our principal U.S. solid wood customers are Masonite International, Builders First Source, Jim White, Lumber Sales Inc., Wholesale Millwork, Inc., Boston Cedar & Millwork, Jeld-Wen Imports, East Coast Millwork Dist. and Southwest Moulding Company.

We cannot assure you that, under current market conditions, the loss of our largest distributor or customer would not have a material adverse effect on us. We store our products primarily in three warehouses located at Wando, South Carolina, Baltimore, Maryland, and Houston, Texas. We ship our products from U.S. warehouses to our customers primarily by truck. Shipments are delivered to our distribution centers by ship from our production facilities in Chile, Brazil, Argentina and Venezuela.

Finger-Joint Mouldings Market.    We manufacture solid wood finger-joint mouldings which are sold in the United States. Our total sales of finger-joint mouldings during the six months ended June 30, 2005 were US$40.4 million compared to US$36.0 million during the same period in 2004. This increase in finger-joint moulding sales was due primarily to increased prices, partially offset by lower volume sales. Our total sales of finger-joint mouldings in 2004 were US$81.4 million compared to US$75.6 million in 2003. In 2004, prices for finger-joint mouldings in the United States increased from 2003 primarily as a result of strong market demand, especially as a result of new residential home construction.

We currently produce our finger-joint mouldings at our Cabrero plant in Chile and our Rio Negrinho plant in Brazil. The market for finger-joint mouldings in the United States is highly competitive. In general, we are able to produce solid wood finger-joint mouldings at our Chilean and Brazilian plants at a low cost relative to U.S. and Canadian manufacturers. Additionally, due to the light weight of these products, freight prices from our South American plants are comparatively low and we are able to sell our mouldings in the United States at competitive prices. Our principal competitors in the finger-joint mouldings market are Arauco, Braspine, Woodgrain and Sierra Pacific.

Solid Wood Doors Market.    We manufacture residential interior solid wood stile and rail doors which are sold in the United States, which is considered a niche market. Our total solid wood door sales during the six months ended June 30, 2005 were US$17.6 million compared to US$17.4 million during the same period in 2004. The increase was due primarily to increased prices, partially offset by lower physical volume sales. Our total solid wood door sales in the United States in 2004 were US$37.3 million compared to US$32.3 million in 2003. This increase is primarily due to higher physical volume sales. However, we expect pricing pressure from large distributors such as Masonite may continue, as well as other factors, to affect our door prices in the U.S. market.

All of the solid wood doors we sell in the United States are manufactured at our production facilities in Chillán, Chile. Solid wood door sales in the United States is a competitive market. Our principal competitors in this market are Swartland, Woodgrain, Frameport and Sincol.

Boards

Our eight largest customers for board products, in terms of sales revenue, accounted for approximately 79% and 66% of sales for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively, in the United States. The largest customer did not account for more than approximately 39% and 12% of such sales during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. It is important to note that these numbers are not exactly comparable, because in 2004 each of our Chilean, Brazilian and Argentinian subsidiaries sold its products through different brokers while in 2005 they are selling only through Masisa USA. Our principal U.S. board customers are Masonite International, Weyerhaeuser, Conex Forest Products Inc., Orepac, North Pacific Lumber Co., Southwest Moulding Company, Bluelinx Corporation, Viking Forest Products Llc. and W.M.Tinder Inc.

We cannot assure you that, under current market conditions, the loss of our largest distributor or customer would not have a material adverse effect on us. We store our products primarily in three warehouses located at Wando, South Carolina, Baltimore, Maryland and Houston, Texas. We ship our products from U.S. warehouses to our customers primarily by truck. Shipments are delivered to our distribution centers by ship from our production facilities in Chile, Brazil, Argentina and Venezuela.

MDF Moulding Market.    We manufacture MDF mouldings which are sold in the United States. Our total sales of MDF mouldings during the six months ended June 30, 2005 were US$20.6 million compared to US$10.8 million during the same period in 2004. This increase in sales of approximately 91% is principally due to the increase in production capacity in both our Argentina and Chilean production facilities and better sales prices principally based on our improved and experienced sales team. Our total sales of MDF mouldings in 2004 were US$32.6 million compared to US$14.8 million in 2003. In 2004, demand for MDF mouldings in the United States exceeded available production capacity. This led to increasing prices for our MDF mouldings during that period. Additional production capacity added by other MDF producers during the first half of 2005 led to a moderate decrease of prices for MDF mouldings during that period. We believe that increased market production of MDF mouldings will provide U.S. consumers with a comparatively cheaper alternative to finger-joint mouldings and that increases in sales of MDF mouldings will partially offset a decline in lineal finger-joint mouldings sales.

We currently produce the MDF mouldings that we sell in the United States at the Masisa USA plant in Wando, South Carolina and our Masisa plants in Argentina and Chile. The market for mouldings in the United States is highly competitive. In general, we are able to produce MDF mouldings at our Chilean and Argentinean plants at a low cost relative to U.S. and Canadian manufacturers. Additionally, due to the light weight of these products, freight prices from our South American plants are comparatively low and we are able to sell our mouldings in the United States at competitive prices. Our principal competitors in the MDF mouldings market are PacTrim, Arauco (Trupan), Sierra Pine, Polincay and Corza.

Commission Sales.    In May 2004, Masisa USA entered into a sales commission agreement with Masisa to market and distribute Masisa's board products in the United States. Masisa USA currently sells Masisa's MDF mouldings under this contract. This contract is still in force.

Beginning in 2005, Masisa Brazil began marketing most of its OSB sales in the United States through Masisa USA. Our OSB sales in the United States increased by 421.9% in dollar terms, from US$5.9 million in 2003 to US$30.8 million in 2004 principally due to the record high prices for OSB in the United States and higher volume. Our total volume sales of OSB during the six months ended June 30, 2005 were US$16.4 million compared to US$18.6 million during the same period in 2004.

Chile

General

For the 12 months ended June 30, 2005, GDP grew 5.8%, inflation was 3% and the trade balance surplus was US$8.9 billion. At June 30, 2005, the unemployment rate was 8.7%. Chile's economy experienced decent growth because of generally improved global economic conditions and increased commodity prices. However, the unemployment rate in Chile remained relatively high.

The following table shows our sales of solid wood doors, sawn and pulp logs, MDF, particle board and OSB in Chile in dollars for the periods indicated.

CHILE
PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Solid Wood and Forestry
Sawn and pulp logs	$ 7.3	$13.5	$18.2	$ 9.0	$ 9.6
Solid wood doors	0.6	0.5	0.5	0.3	0.4
Boards
Particle board	19.5	41.4	49.9	24.6	28.4
MDF	13.6	21.7	34.7	14.2	12.6
OSB	$ 0.5	$ 2.5	$ 1.4	$ 0.7	$ 1.1

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

Solid wood and forestry marketing and distribution

Most of the solid wood and forestry products that we sell in Chile are sawn and pulp logs which we sell to pulp and other manufacturers. Our three largest customers, in terms of sales revenue, accounted for approximately 68% and 49% of sales in Chile in during the six months ended June 30, 2005 and 2004, respectively. The largest customer did not account for more than approximately 59% of such sales. Our principal Chilean customers are CMPC CELULOSA S.A., Paneles Arauco S.A., SODIMAC S.A. and Madegom Ltda. Our products are shipped mainly by truck to domestic customer locations.

Sawn and Pulp Logs Market.    Our solid wood and forestry businesses sell sawn and pulp logs to manufacturers in Chile. Our total sawn and pulp log sales for the six months ended June 30, 2005 were US$9.6 million compared to US$9.0 million for the same period in 2004. Our total sawn and pulp log sales in 2004 were US$18.2 million compared to US$13.5 million in 2003.

All of the sawn and pulp logs we sell in Chile are harvested at our Chilean plantations. Our principal competitors in this market are Arauco and CMPC.

Solid Wood Doors Market.    We sell a relatively small number of residential interior rail and stile solid wood doors in Chile. Our total solid wood door sales in Chile were US$0.4 million for the six months ended June 30, 2005 compared to US$0.3 million for the same period in 2004. Our total solid wood door sales in Chile were US$0.5 million in each of 2004 and 2003.

Boards marketing and distribution

Most of our board products are sold in Chile through approximately 170 independent distributors serving the construction and furniture manufacturing industries. A small portion of our board products are sold directly to furniture manufacturers. Our 30 largest board customers, in terms of sales revenue, accounted for approximately 78% and 79% of sales for the six months ended June 30, 2005 and in 2004, respectively. The largest customer did not account for more than approximately 13% and 12% of such sales for the six months ended June 30, 2005 and in 2004, respectively. Our principal Chilean customers for board products are Arauco Distribución S.A., Easy S.A., Electrocom S.A., Maderama, Paneles Arauco S.A., Maderas Imperial Ltda., Polincay Export Ltda., Silva y Compañía Ltda., Sodimac S.A., Yousef Comercial Ltda. In the first half of 2005, furniture continued to be one of the leading products imported to Chile, competing with the furniture products of Chilean producers which form a significant part of our customer base. Specifically, "ready-to-assemble" furniture products are becoming an increasingly popular import in Chile, although they account for a relatively small portion of current furniture sales in Chile. We work through our Placacentros to assist our customers in developing ways to use our products to respond to changing market conditions. Although we believe that, under current market conditions, the loss of any one distributor or customer would not have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. Masisa's products are stored in four warehouses and sales offices throughout Chile and are shipped mainly by truck to domestic customer locations. Shipments to the Antofagasta warehouse, in the northern part of Chile, are also delivered by ship.

As of September 21, 2005, there were 51 Placacentro stores in Chile. Masisa does not expect to open any new Placacentro stores in Chile during 2005. The Placacentro chain is the largest chain of stores in the country in terms of sales to furniture manufacturers and small contractors. Of Masisa's volume sales in the Chilean market during the six months ended June 30, 2005 and in the year ended December 31, 2004, approximately 24% and 25%, respectively, were to Placacentros. The remainder were direct sales and sales to other distributors.

Particle Board Market.    We manufactures raw, melamine-laminated and wood-veneered particle board in Chile. Our total particle board sales during the six months ended June 30, 2005 were US$28.4 million compared to US$24.6 million for the same period in 2004 due to increased prices and value sales. Our total particle board sales in 2004 increased to US$49.9 million from US$41.4 million in 2003 due to higher physical volume sales and prices.

Río Itata, which has an installed production capacity of approximately 30,000 cubic meters per year, is the only competitor in the particle board production industry in Chile. The excess of local supply over local demand is exported.

Due to the economic crisis in Argentina in 2002, which reduced particle board consumption in Argentina to nearly half its 2001 level, and the devaluation of the Argentinean peso, some

Argentinean manufacturers began to export part of their production to the Chilean market. This resulted in price pressure for all competitors in Chile. We believe that the excess capacity in particle board production in Chile and the resulting price pressure, combined with high transport costs for particle board imports, are the primary factors that discouraged imports to Chile of particle boards in previous years. The situation experienced in 2002 was unique and as the Argentinean economy and consumption began to recover in the second half of 2003 and continued its recovery during 2004, the situation started to return to prior levels. However, there can be no assurance that significant price pressure from imports of particle board into Chile will not occur in the future.

MDF Market.    Masisa manufactures MDF board in Chile. The Chilean MDF market is relatively undeveloped compared to the European and North American markets. Although the first Chilean MDF plant did not begin production until 1988, the market has exhibited strong growth since then. Nevertheless, Chilean MDF producers devote most of their production to exports. Our total MDF board sales for the six months ended June 30, 2005 decreased to US$12.6 million compared to US$14.2 million for the same period in 2004 mostly due to a decrease in physical volume sales partially offset by higher prices. Our total MDF board sales in 2004 increased to US$34.7 million compared to US$21.7 million in 2003 as a result of higher physical volume sales and prices.

Masisa's only established competitor in the Chilean MDF market is Paneles Arauco S.A. which has an annual production capacity of approximately 390,000 cubic meters.

Mexico

General

For the 12 months ended June 30, 2005, GDP grew 3.1%, year to year, inflation was 4.2% and the trade balance deficit was US$9.6 billion. At June 30, 2005, the unemployment rate was 3.5%. Mexico's economy is expected to continue to grow because of the increase in demand from the U.S., Mexico's principal trading partner. The economic recovery has contributed to greater demand for wood products and higher wood prices.

The following table shows our sales of sawn lumber, MDF, particle board and OSB in Mexico in dollars for the periods indicated.

MEXICO
PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Solid Wood and Forestry
Sawn lumber	$20.2	$34.5	$46.3	$21.8	$22.7
Boards
MDF	14.8	16.8	22.4	10.7	15.4
Particle board	7.3	15.3	21.7	10.2	11.5
OSB	$ 0.5	$ 3.0	$ 3.4	$ 2.0	$ 1.1

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

Solid wood and forestry marketing and distribution

We sell most of our sawn lumber in Mexico either directly or through independent distributors to the construction and pallet manufacturing industry. Our 25 largest customers, in terms of sales revenue, accounted for approximately 70% and 78% of sales in the six months ended June 30, 2005 and in 2004, respectively. The largest customer did not account for more than approximately 19% and 16%, respectively, of such sales during such periods. Our principal customers in Mexico are Losifra S.A. de C.V., Maderera Nasa S.A. de C.V., Maderas y Empaques Para Cada Uso, S.A. de C.V., Productora de Tarimas del Sur S.A., Productos Maderables Goles de RLMI, Promotora de Resistencias SA de C.V. Although we do not believe that during such periods, under current market conditions, the loss of any one distributor or customer would have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. In addition to our own products, we also sell sawn wood produced by third parties, principally located in Chile. Our products are stored in two warehouses and two sales offices in Durango, Mexico and are shipped mainly by truck to domestic customer locations. The sawn lumber we sell in the Mexican market is harvested and processed primarily in Chile. A smaller amount of the sawn lumber we sell in Mexico is harvested and processed in Venezuela.

Sawn lumber.    Mexico is the principal market in which we market our sawn lumber. Mexico does not have well developed forestry resources and, as a result, our principal competitors in this market are also importers. Our total sawn lumber sales during the six months ended June 30, 2005 were US$22.7 million compared to US$21.8 million during the same period in 2004. Our total sawn lumber sales in 2004 were US$46.3 million compared to US$34.5 million in 2003. The increase is primarily due to higher physical volume sales and prices.

Sales of sawn lumber in Mexico is a highly competitive market. Our principal competitor in this market is Arauco. The Mexican market has a good but limited national supply system as well. We plan to expand our market share for our sawn lumber in Mexico by selling it through our Placacentro network. We believe sales through the Placacentros will enable us to reach the small business and independent manufacturing segment in Mexico which we do not presently serve in any significant amount.

Board marketing and distribution

In August 2001, Masisa established Maderas y Sintéticos de México S.A. de C.V. ("Masisa Mexico") as a vehicle for entering the Mexican wood products market. On January 8, 2002, Masisa Mexico acquired a particle board plant located in Durango, Mexico, from MacMillan Guadiana, a subsidiary of the U.S. forestry company, Weyerhaeuser Company Limited. This plant has an installed capacity of 120,000 cubic meters per year. With this acquisition, Masisa now supplies particle boards to the Mexican market mainly from the Durango plant's production. Masisa imports MDF and OSB into the Mexican market from its plants in Chile, Argentina and Brazil, and also from the Fibranova plant in Venezuela. Our net board sales in Mexico for the six months ended June 30, 2005 and for the year ended December 31, 2004 represented 7.9% and 7.3%, respectively, of our consolidated net sales.

Because Mexico has a population more than six times larger than Chile's, board consumption levels that are currently substantially smaller than Chile's and a growing scarcity and increasing cost of sawn lumber (the principal competing product of Masisa's wood boards), we believe the

Mexican market has substantial potential for increased consumption of wood board, whether produced locally at the Durango plant or imported from Masisa plants in Chile, Argentina, Brazil or Venezuela.

Currently, Masisa sells particle board and MDF to Mexican furniture manufacturers directly and through distributors, with a total of approximately 251 customers. For the six months ended June 30, 2005 and for the year ended December 31, 2004, approximately 82% and 81%, respectively, of Masisa's sales revenue in the Mexican market was generated by the 63 principal customers, and the largest single customer did not account for more than approximately 4% and 10%, respectively, of these sales. Masisa's principal distributors of board in Mexico are Mexicana Pacific S.A. de C.V., Triplay Tableros de Ecatepec S.A., Triplay y Laminados Pega, Aglomerados y Triplay Vic S.A. de C.V., Promotora Grocer S.A. de C.V., Rodríguez Gamboa Francisco Javier, Industrial Maderera Puente de Vigas, Tableros y Melaminas Zaragoza S.A., Triplay y Aglomerados del Pacífico, Industria Forestal de Occidente.

In 2003 and 2004, Masisa successfully expanded its Placacentros network in Mexico. Masisa Mexico opened 62 stores throughout the country as of September 21, 2005, and expects to open approximately 8 new stores in Mexico during the rest of 2005. We intend to open an additional 20 Placacentros in Mexico in 2006. Masisa estimates that the furniture industry in Mexico represents approximately 80% of particle board and MDF consumption in that country, and that approximately 50% of the furniture market is comprised of small and medium-sized manufacturers. For the six months ended June 30, 2005 and for the year ended December 31, 2004, approximately 36% and 34%, respectively, of Masisa Mexico's total volume sales were made through Placacentros.

MDF Market.    Masisa has traditionally supplied the Mexican MDF market from its Chilean facilities, and to a lesser degree, Argentinean facilities. Since 2002, the Fibranova plant in Venezuela has also exported MDF to Mexico. Our total sales of MDF for the six months ended June 30, 2005 were US$15.4 million compared to US$10.7 million for the same period in 2004. Our total sales of MDF in 2004 were US$22.4 million compared to US$16.8 million in 2003. The increase during 2004 and as of June 30, 2005 against as of June 30, 2004 was due mainly to higher physical volume sales and prices. Our principal competitors in this market are Paneles Arauco S.A., MJB S.A. de C.V. and Maderas Conglomeradas S.A. de C.V.

Particle Board Market.    Particle board consumption in Mexico is relatively low. Our total sales of particle board for the six months ended June 30, 2005 were US$11.5 million compared to US$10.2 million for the same period in 2004. Our total sales of particle board in 2004 were US$21.7 million compared to US$15.3 million for the same period in 2003. The increase during 2004 and as of June 30, 2005 against as of June 30, 2004 was due mainly to higher physical volume sales and prices. Our main competitors in this market are Paneles Ponderosa S.A. de C.V., Rexcel S.A. de C.V., and Duraplay S.A. de C.V.

Brazil

General

For the 12 months ended June 30, 2005, GDP grew 3.9%, inflation was 6.3% and the trade balance surplus was US$38.3 billion. At June 30, 2005, the unemployment rate was 9.4%.

During 2004, the Brazilian economy experienced a moderate recovery following a mild contraction in 2003.

The following table shows our sales of sawn and pulp logs, sawn lumber, MDF, particle boards and OSB in Brazil in dollars for the periods indicated.

BRAZIL
PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Solid Wood and Forestry
Sawn and pulp logs	$ 1.1	$ 2.3	$ 4.3	$ 1.6	$ 2.7
Boards
MDF	17.1	47.0	65.5	29.4	35.3
OSB	3.9	13.6	10.7	5.4	5.2
Particle board	$ 5.0	$11.1	$ 9.2	$ 5.0	$ 4.0

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

Solid wood and forestry marketing and distribution

The majority of the solid wood and forestry products produced by our businesses in Brazil are sold in export markets. Our total sawn and pulp log sales during the six months ended June 30, 2005 were US$2.7 million compared to US$1.6 million during the same period in 2004. This increase is principally due to higher prices and appreciation of local currency against the US dollar. Our total sawn and pulp log sales in 2004 were US$4.3 million compared to US$2.3 million in 2003. All of the sawn and pulp logs we sell in Brazil are harvested at our plantations and processed at our sawmills in Rio Negrinho, Brazil.

Board marketing and distribution

Masisa established Masisa Brazil in 1995. Masisa Brazil has already achieved a significant position as a particle board and MDF supplier to southern Brazil's furniture industry. Particle board is supplied and delivered to the Brazilian market principally by truck from Masisa Argentina's Concordia plant. The strategic location of the Concordia Plant and the establishment of MERCOSUR have made Brazil a favored market for Masisa Argentina's exports. In the past, MDF was supplied to the Brazilian market from both the Argentinean Concordia plant and the Chilean Mapal plant, but since 2001 these exports have been gradually replaced by production from the new MDF plant located in Ponta Grossa, Brazil.

Our combined sales in Brazil of particle board, MDF and OSB reached US$44.5 million for the six months ended June 30, 2005, representing a 11.9% increase compared to the same period in 2004. This was mostly due to a Brazilian currency appreciation against the US dollar and higher board prices. Our combined sales of the same products in Brazil reached US$85.5 million in 2004, representing a 19.1% increase compared to 2003.

Due to the large size of Brazilian manufacturers, sales in Brazil are primarily made directly to the manufacturers. There are generally no independent distributor chains for these materials. However, in order to meet the needs of carpenters, architects and decorators, Masisa has established a sales and marketing network that has been in place since 1996. In addition, in 2004 Masisa opened six new Placacentro stores in the central and southern regions of Brazil, as part of its policy of developing distribution networks as a strategy for penetrating the markets where it is present. Masisa has opened 35 Placacentro stores in Brazil as of September 21, 2005, and expects to open approximately 7 new stores in Brazil during the rest of 2005. For the six months ended June 30, 2005 and for the year ended December 31, 2004, approximately 21% and 17%, respectively, of all the Masisa Brazil's sales were through Placacentros.

Masisa is expending considerable effort to develop its sales in Brazil by, among other activities, opening distribution warehouses, expanding its client base and participating in promotional activities, expositions and trade shows. Masisa also believes that adapting finance and administrative management to local conditions is necessary to successfully compete in Brazil. Accordingly, in late 1997, Masisa established a finance and administrative office in Curitiba, Paraná. Although we believe that market prospects for MDF and OSB in Brazil are good, there can be no assurance that Masisa will be able to operate its Brazilian plants profitably.

Currently, Masisa sells MDF and OSB through 270 and 70 distributors, respectively, in Brazil. For the six months ended June 30, 2005 and for the year ended December 31, 2004, approximately 21% and 20%, respectively, of Masisa's sales revenue in the Brazilian market was generated by 20 of its customers and our largest single customer did not account for more than approximately 2% of those sales. Masisa's principal customers in Brazil are A. Romanzza Moveis Ltda., Bertolini S/A, Leo Madeiras Maq. e Ferrag. Ltda., Madcompen o Atacadao Comp. Ltda., and Todeschini S/A Industria e Comercio.

MDF Market.    Based in part on Masisa's experience in the Argentinean market, we believe that the MDF market will expand rapidly in Brazil as MDF becomes more widely available as a result of the new domestic MDF production capacity in Brazil. Our total sales of MDF increased 20.2% to US$35.3 million for the six months ended June 30, 2005 from US$29.4 million for the same period in 2004. Our total sales of MDF increased by 39.4% to US$65.5 million in 2004 from US$47.0 million in 2003. The increase was mainly due to an increase in the overall market for MDF and the mentioned currency appreciation.

Our principal competitors in Brazil's MDF market are Duratex, Tafisa Brasil, Placas do Paraná and the Isdra Group.

OSB Market.    As the first and only producer of this kind of boards in Brazil, Masisa is currently involved in the introduction phase for this product. Our total sales of OSB decreased by 4% to US$5.2 million for the six months ended June 30, 2005 from US$5.4 million for the same period in 2004. This decrease was mainly because most of our production was redirected to other markets. Our total sales of OSB decreased by 21% to US$10.7 million in 2004 from US$13.6 million in 2003. This decrease is due mainly to an increase in exports of OSB to the U.S. market resulting in a proportionate decrease in sales of our OSB in Brazil.

Particle Board Market.    Particle board consumption in Brazil is relatively low. Since Brazil has a population more than ten times greater than that of Chile, Masisa views Brazil as an attractive market for particle board. Our total sales of particle board decreased by 19.6% to US$4.0 million for the six months ended June 30, 2005 from US$5.0 million for the same period in 2004. Our total sales of particle board decreased by 17.1% to US$9.2 million in 2004 from US$11.1 million for the same period in 2003. The decreases during 2004 and as of June 30, 2005 were mainly due to a reduction in imports from Masisa Argentina as Masisa Argentina increased particle board sales in Argentina due to a recovery in the Argentinean local market.

Our principal competitors in this market include Duratex, Satipel, Berneck, Placas do Paraná, Eucatex and Tafisa.

Venezuela

General

For the 12 months ended June 30, 2005, GDP grew 11.1% and the trade balance surplus was US$24.7 billion. At June 30, 2005, the unemployment rate was 11.8%. At August 31, 2005, the annual rate of inflation was 14.8%. During the 12 months ended June 30, 2005, Venezuela's economy experienced strong growth due to increased oil revenue and general economic recovery following economic instability during 2003. This growth has increased demand and prices for wood products. No assurance can be given that this level of growth will continue, or that political and economic developments in Venezuela will not deteriorate. See "Risk factors—Risks relating to operations outside of Chile—Our Venezuela operations are subject to adverse political and economic conditions."

VENEZUELA
PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Solid Wood and Forestry
Sawn lumber	$6.0	$ 2.6	$ 7.3	$3.0	$ 6.7
Boards
MDF	0.6	13.6	24.1	9.5	19.0
Particle board	$4.6	$ 6.2	$ 7.6	$3.5	$ 4.6

Marketing and distribution

We sell most of our products in Venezuela through 37 independent distributors serving the construction industry. Our 20 largest solid wood and forestry product customers, in terms of sales revenue, accounted for approximately 53% and 80% of our solid wood and forestry sales in Venezuela for the six months ended June 30, 2005 and in the year ended December 31, 2004, respectively. Our largest solid wood and forestry products customer did not account for more than approximately 7% or 11% of such sales, respectively. Our principal solid wood products customers in Venezuela are Aserradero El Sol C.A., Casamania Ferreteria C.A., and Madenova C.A.

Our 20 largest board product customers, in terms of sales revenue, accounted for approximately 52% and 79% of our board sales in Venezuela for the six months ended June 30, 2005 and in the year ended December 31, 2004, respectively. Our largest board products customer did not account for more than approximately 8% or 12% of such sales, respectively. Our principal board products customers in Venezuela are Aserradero El Sol C.A., Casamania Ferreteria C.A., and Madenova C.A.

Although we do not believe that, under current market conditions, the loss of any one distributor or customer would have a material adverse effect on us, there can be no assurance that any such loss in the future will not have such a material adverse effect. Our products are stored in two warehouses, at our Macapaima plant and in Puerto Cabello, and one sales office in Caracas, Venezuela and are shipped mainly by truck to domestic customer locations. The wood products we sell in the Venezuelan market are produced at our Fibranova-Macapaima plant in Anzoátegui, Venezuela.

In 2003 and 2004, Masisa successfully expanded its Placacentros network in Venezuela. Masisa Venezuela had opened 17 stores throughout the country as of September 21, 2005, and expects to open approximately 8 new stores in Venezuela during the rest of 2005. We intend to open an additional 10 Placacentros in Venezuela in 2006.

Solid wood and forestry

Sawn lumber market. We sell sawn lumber to distributors and pallet manufacturers and other industries in Venezuela. Our total sales of sawn lumber for the six months ended June 30, 2005 were US$6.7 million compared to US$3.0 million for the same period in 2004. Our total sawn lumber sales in 2004 were US$7.3 million compared to US$2.6 million in 2003. The increase during 2004 and the first half of 2005 is primarily due to a decrease in supply of native timber species that compete with our lumber for market share and an increase in demand by pallet manufacturers for the food industry.

All of the sawn lumber we sell in Venezuela is harvested at our plantations in the Uverito area, and processed at our Andinos sawmill, in the Macapaima complex in Anazoátegui, Venezuela. The sawn lumber market in Venezuela had historically been dominated by wood species native to Venezuela and imported radiata pine from Chile. Caribbean pine wood is relatively new to the Venezuelan market but is growing fast due to its high quality and demand for quality wood from the construction and pallet manufacturing industries. We believe demand from pallet manufacturers will be more important in the coming years due to the fact that the distribution industries are increasingly converting to palletized systems and new regulations in packaging. Our principal competitors in this market are smaller volume local sawmills including Pinoven, Forestal Soledad and Aserradero Carabobo.

Boards

MDF market. We sell MDF to distributors in Venezuela. Our total sales of MDF for the six months ended June 30, 2005 were US$19.0 million compared to US$9.5 million for the same period in 2004. The increase was due primarily to higher volume sales and prices. Our total MDF sales in 2004 were US$24.1 million compared to US$13.6 million for the same period in 2003. Prices and physical volume sales were significantly higher. The increase is primarily due to the incorporation of full year results from our Venezuelan board operations and improved domestic economic conditions. In addition, domestic consumption has recovered significantly following two years of recession.

All of the MDF board we sell in Venezuela is produced at our Fibranova-Macapaima plant in Anzoátegui, Venezuela. We believe we have an advantage in this market as a domestic competitor. We also believe sales through Placacentros will enable us to grow sales significantly.

Particle board market. Our businesses sell raw and melamine-coated particle board to distributors in Venezuela. Our total sales of particle board for the six months ended June 30, 2005 were US$4.6 million compared to US$3.5 million for the same period in 2004. The increase was primarily due to higher volume sales. Our total particle board sales in 2004 were US$7.6 million compared to US$6.2 million in 2003. Prices and physical volume sales were significantly higher. The increase is attributable primarily to the same factors leading to the increase in MDF sales discussed above. As with MDF, domestic consumption has recovered significantly following two years of recession.

All of the particle board we sell in Venezuela is produced at our Fibranova-Macapaina plant in Anzoátegui, Venezuela. Sales of particle board in Venezuela declined greatly in 2002 and 2003 as a result of economic instability and a general economic recession. The market began to improve in 2004, and we are focusing on developing our boards and melamine products.

Argentina

General

For the 12 months ended June 30, 2005, GDP grew 8.6%, inflation was 9% and the trade balance surplus was US$11.4 billion. At June 30, 2005, the unemployment rate was 12.1%. The Argentinean economy showed strong growth in the period after several years of economic crisis. After depreciating by 237% in 2002, the Argentinean peso appreciated moderately in 2003 and has since stabilized. Additionally, most of the restrictions on cash withdrawals from bank accounts and on transfers of funds from Argentinean to foreign accounts that were imposed during the 2002 economic crisis had been lifted by the end of 2003. In June 2005, the government finished the process of renegotiating most of its defaulted debt. As a result, Argentina's risk ratings improved. Although 2003 and 2004 demonstrated that the economic situation in Argentina has improved, no assurance can be given that governmental measures or other factors will continue to improve Argentina's economy or that general improvement in its economy will lead to an increase in the demand for particle board and/or MDF.

The following table shows our MDF, particle board, OSB and MDF mouldings sales in the Argentinean market for the periods indicated.

ARGENTINA PRINCIPAL WOOD PRODUCTS SALES
	Year ended December 31,			Six months ended June 30,
(in millions of US$)	2002(1)	2003	2004	2004	2005

Boards
MDF	$4.3	$14.7	$21.4	$9.4	$12.6
Particle board	2.9	10.6	15.8	6.7	9.4
OSB	0.4	1.6	1.9	0.9	0.9
MDF mouldings	$—	$0.1	$0.2	$0.1	$0.1

(1)
Figures for 2002 reflect the consolidation of our former subsidiary Masisa's results of operations beginning July 1, 2002.

Marketing and distribution

We sell particle board and MDF to Argentinean furniture manufacturers through approximately 150 distributors. For the six months ended June 30, 2005 and for the year ended December 31, 2004, approximately 69% of Masisa's sales revenue in the Argentinean market was generated by the 20 principal distributors. The largest customer did not account for more than approximately 10% and 9%, respectively, of these sales during such periods. Masisa's principal distributors in Argentina are Cencosud S.A., Distribuidora Aglolam S.A., Distribuidora Placasur S.A., Madergold S.A., Distribuidora Argentina de Chapas S.A.C., Sacheco S.A., Dolinsky S.A., NBC Maderas S.R.L., Amiano S.R.L. and Trumar S.A.I.C.

Given the successful development of Masisa's Placacentro program in Chile and Peru, Masisa Argentina started to develop this distribution channel in 2000. As of September 21, 2005, 39 stores have been opened in Argentina. Masisa Argentina expects to open approximately three new stores in Argentina in the rest of 2005. Of Masisa's sales in Argentina during the six months ended June 30, 2005 and during 2004, approximately 41% and 42% were through Placacentros.

We are pursuing several strategies in Argentina to encourage the use of Masisa's particle board and MDF products in lieu of other materials. As in Chile, Masisa holds regular meetings with Argentinean furniture manufacturers, offers service and technical assistance to these consumers and regularly participates in trade fairs and furniture shows. In addition, Masisa offers technical training courses for Masisa-product installers.

We have focused its marketing efforts on furniture and cabinet manufacturers and on the construction industry. After the devaluation of the Argentinean peso in 2002 and in response to the adverse macroeconomic scenario in Argentina, Masisa Argentina redirected the majority of production from its Argentinean operations to export markets primarily in Brazil, Mexico, the United States and the Far East. However, with the recovery of the Argentinean local market, this trend has been reversed.

MDF Market. We have continued to actively develop the market for this product through advertising campaigns, events held directly with our customers and our participation in trade shows, all of which are designed to demonstrate the board's quality and multiple uses for furniture manufacturers, architects and decorators.

Masisa is the largest MDF manufacturer in the Argentinean market. Our total MDF board sales for the six months ended June 30, 2005 were US$12.6 million compared to US$9.4 million for the same period in 2004. Our total MDF board sales in 2004 were US$21.4 million compared to US$14.7 million in 2003. As in the case of particle board, the increase in sales during 2004 and through June 30, 2005 was due to higher demand for these products as a result of the economic recovery in Argentina that began in 2003 and continued through 2005. The large increase in sales in 2003 followed a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of MDF to exports. The Argentinean MDF market was a fast-growing market that expanded approximately 530% between 1995 and 1999. However, the economic crisis of 2002 adversely affected the market. In 2003 and 2004, the market expanded rapidly compared to 2002. We believe the positive growth trend in the economy will continue in the short-term and that the market for wood board products will continue to recover as a result. However, there can be no assurance that the economy will continue to recover or that sales of wood board products will increase as a result. Consumption is still below its pre-crisis levels and historic highs. In the first half of 2002, Alto Paraná (Paneles Arauco) began operations at its new MDF plant in Argentina. In addition to Alto Paraná, there is only one other competitor in this market, Tableros Guillermina S.A.

During 2002, due primarily to its increased competitiveness in foreign markets as a result of Argentina's currency devaluation and Masisa Argentina's ability to utilize Masisa's business networks abroad, approximately 68% of Masisa Argentina's consolidated net sales of particle boards and MDF were exports, primarily to Brazil, as well as other export markets. Although this allowed Masisa to partially offset the effects of the Argentinean crisis and avoid shutting down any of its production lines, due to the lower margins for Masisa Argentina's products in exports markets compared with Argentinean markets under normal economic conditions, Masisa has returned and will continue to return to domestic Argentinean sales as the

Argentinean market continues its recovery. There can be no assurance that favorable economic conditions in Argentina will enable Masisa's profits to recover their pre-crisis levels.

Particle Board Market. Argentina has more than twice the population of Chile and has a significant housing deficit. However, following the devaluation of its currency on January 2002, Argentina's per capita income was reduced to half of its pre-devaluation levels. The low per capita consumption is primarily the result of this economic crisis. As Argentina's economy has recovered, demand for Masisa's products has begun to recover as well. We expect that future demand for Masisa's products in Argentina will be largely dependent upon the growth of the Argentinean economy and particularly on the growth of the Argentinean construction and furniture manufacturing industries.

Masisa is one of the three largest particle board manufacturers in the Argentinean market. Masisa's principal Argentinean competitors in particle board are Faplac S.A., Sadepan Latinoamericana S.A. and Cuyoplacas S.A. The other smaller Argentinean particle board producers, such as Tableros del Paraná S.A. have a minimal market presence and use older and less efficient technology than Masisa utilizes at its Concordia facility. We also believe Masisa's cost of production is lower than that of its Argentinean competitors. As in Chile, however, particle board products compete with other types of board products, such as gypsum, as well as solid wood and plywood.

Our total particle board sales in 2004 increased to US$15.8 million compared to US$10.6 million in 2003, due to higher demand for these products as a result of the economic recovery in 2004. Our total particle board sales for the six months ended June 30, 2005 were US$9.4 million compared to US$6.7 million for the same period in 2004. The large increases in sales in 2004, in 2003 and through June 30, 2005 follow a steep decline in 2002, when, in order to minimize the impact of the devaluation, Masisa Argentina shifted the main part of its domestic sales of particle board to exports.

Other markets

Colombia

We sell particle board and MDF products into the Colombian market mainly through exports from Venezuela. Our particle board sales in Colombia increased by 62% from US$3.0 million for the six months ended June 30, 2004 compared to US$4.9 million for the same period in 2005. Our particle board sales in Colombia increased by 119.5% from US$2.7 million in 2003 to US$6.0 million in 2004. The growth of such sales in 2004 and as of June 30, 2005 was principally due to strong demand. Our MDF board sales in Colombia increased by 47% from US$4.1 million for the six months ended June 30, 2004 to US$6.0 million for the same period in 2005 Our MDF board sales in Colombia increased by 72.6% in dollar terms, from US$5.5 million in 2003 to US$9.5 million in 2004. As in the case of particle board, the increase in MDF board sales during 2004 and through June 30, 2005 was principally due to strong demand.

As of September 21, 2005, 17 Placacentros stores have been opened in Colombia. We expect to open approximately 5 new stores in Colombia during the remainder of 2005.

Peru

We sell particle board and MDF products into the Peruvian market mainly through exports from Chile. We established our Peruvian subsidiary, Masisa Peru, in 1999 to conduct commercial and distribution activities in that country.

Our board sales in Peru increased by 50% from US$5.0 million for the six months ended June 30, 2004 to US$7.6 million for the same period in 2005. Our board sales in Peru increased by 26.6% from US$9.2 million in 2003 to US$11.6 million in 2004. The increase in board sales during 2004 and through June 30, 2005 was principally due to deeper market penetration of MDF board products, and strong demand for particle board.

As of September 21, 2005, 21 Placacentros stores have been opened in Peru. We expect to open approximately 1 new store in Peru during the remainder of 2005 and 5 new stores in Peru in 2006.

Other

Our board businesses generally achieve higher margins from the sale of their principal products in the markets in which they participate directly (Chile, Argentina, Brazil, Peru and Mexico) than from exports through third parties. Accordingly, our board businesses have traditionally preferred to satisfy demand in these markets first, and then export any surplus products. However, we have built a solid business network outside the markets in which we directly participate in order to diversify our market risk and to enable us to respond promptly to changes in market conditions in Chile, Argentina, Brazil, Peru and Mexico. After the political and economic crisis began in Argentina in 2002, we utilized this export network and experience to substitute sales to foreign markets for lost sales in the Argentinean market. This was possible as a result of the increased competitiveness of products produced in Argentina resulting from the currency devaluation in that country.

Approximately 11.5% of our total consolidated revenues for the six months ended June 30, 2005 were derived from U.S., Chilean, Mexican, Brazilian, Venezuelan and Argentinean export sales to markets other than the United States, Chile, Mexico, Brazil, Venezuela and Argentina, compared to the approximately 13.2% represented by such sales for the same period in 2004. Approximately 11.1% of our total consolidated revenues in 2004 were derived from U.S., Chilean, Mexican, Brazilian, Venezuelan and Argentinean export sales to markets other than the United States, Chile, Mexico, Brazil, Venezuela and Argentina, compared to the approximately 12.3% represented by such sales in 2003.

Production

We own and operate production facilities in Chile, Venezuela, Brazil, Argentina, the United States and Mexico. Our Chilean production facilities are located in Cabrero, Coronel, Chiguayante, Valdivia and Chillán. Our Venezuelan production facilities are located in Macapaima, near the city of Puerto Ordaz in the southern part of the state of Anzoátegui. Our Brazilian production facilities are located in Rio Negrinho in the State of Santa Catarina and Ponta Grossa in the State of Paraná. Our Argentinean production facilities are located in Concordia, in the province of Entre Ríos. Our U.S. production facilities are located in Wando (Charleston), South Carolina. Our Mexican production facilities are located in Durango, in the state of Nuevo León.

Our production by country

Chile

The following table shows the product and the installed annual production capacity in cubic meters as of June 30, 2005, for each of our Chilean production lines.

CHILE WOOD PRODUCTS PRODUCTION LINES(1)
Plant	Line	Product	Annual installed capacity(2)

Cabrero (Solid wood)	Sawmill	Various	360,000
	Finger-joint mouldings	Finger-joint mouldings	110,000
Cabrero (Boards)	MDF	MDF	160,000
	MDF mouldings	MDF mouldings	34,000
Chiguayante (Boards)	Line 1	Particle board	90,000
	Laminating	Melamine board	45,000
Chillán (Solid wood)	Doors	Solid wood doors	45,000
Mapal (Boards)	Line 1	Particle board	95,000
	Line 2	Particle board	65,000
	MDF	MDF	140,000
	Laminating	Melamine board	110,000
Puschmann (Boards)	Line 1	Particle board	90,000
Valdivia (Boards)	Line 1	Particle board	90,000
	Laminating	Melamine board	35,000
	Veneering	Wood-veneered board	40,000
	Doors	Fiberboard doors	500,000

(1)
Masisa added 34,000 cubic meters of MDF moulding capacity in the third quarter of 2005.

(2)
Units are in cubic meters, except fiberboard doors, which are in square meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Cabrero (Solid Wood). Our Cabrero solid wood facilities are located in city of Cabrero, Chile. Its operations include a sawmill and wood drying unit and plants for the production of finger-joint mouldings and solid wood doors.

Sawmill. The sawmill was constructed during 2000 and reached full operational capacity in May of 2001. It was constructed to replace our then-existing Cabrero sawmill which we had operated for 15 years and which we still partially operate. The new mill is a state-of-the-art facility equipped with a software control system that provides automatic control of the production line and allows for a high speed production line. The software system also uses special scanners and sensors for the cutting of wood and offers automatic packaging. With this new equipment, the volume of processed wood has increased by 89 cubic meters per hour to 106.8 cubic meters per hour, and the yield of wood per log has increased by 1%. Maintenance costs have also increased due to the technological change, but the labor requirement has fallen from around 180 people to approximately 52 people. Since the sawmill entered into full operation, it has increased wood processing volumes and volumetric output with a corresponding decrease in byproducts production. The mill currently has a maximum annual yield of 360,000 cubic meters of sawn wood, the majority of which is used in the production of finger-joint mouldings and solid wood doors.

The solid wood industrial complexes also include drying facilities in Cabrero. Their annual operational capacity is sufficient to dry most saw lumber currently produced at the Cabrero sawmill. This enables us to manufacture our wood products with kiln-dried wood with a moisture content of 12% or less.

Finger-joint moulding plant. The finger-joint moulding plant has an annual production capacity of approximately 110,000 cubic meters. We designed and constructed this plant to produce high-quality linear mouldings and doorframes of various styles intended for use in interior architecture. Within these product lines, we manufacture products meeting a variety of standardized design specifications as well as custom made products designed and finished according to specifications supplied by our customers.

Cabrero (Boards). Our former subsidiary, Masisa, acquired this plant, formerly called Fibranova, from our predecessor, Forestal Terranova, in September 2000. The plant has been operating since August 1992. It has a single MDF board line with an annual production capacity of 160,000 cubic meters. Additionally, in order to produce a greater quantity of value added products, we added an MDF moulding line with an annual production capacity of 34,000 cubic meters which began production in June 2004. In August 2005 a new MDF moulding line was added to this facility, doubling our production capacity to 68,000 cubic meters per year.

Chiguayante. Our Chiguayante facility is located 16 miles from our Mapal facility. The Chiguayante facility has a single particle board line with an annual production capacity of approximately 90,000 cubic meters. We upgraded the facility in 1994 so that particle board manufactured at Chiguayante would be similar in quality to that produced at the Mapal facility. During 1998, automation and improvements to instruments were made in order to allow Chiguayante's production lines to operate with greater electronic support.

The Chiguayante plant also has a melamine-laminating line with an annual production capacity of approximately 45,000 cubic meters.

Chillán. The door plant, located in the city of Chillán, has an annual production capacity of approximately 45,000 cubic meters of solid wood doors. This plant was designed to manufacture products primarily for the United States and other North American markets. Its principal products are solid raised-panel pine wood interior stile and rail doors. Our solid wood doors have a standardized height of 6 feet 8 inches (2.033 meters) and thickness of 1 3/8 inches (35 millimeters). We produce our solid wood doors in a range of widths and market them for use as interior and closet doors. The stiles and rails are composed of a finger-jointed center and face made of laminated clear pine. The panels are edge-glued solid wood pieces with a double-hip profile. This structure gives the door substantial stability.

Mapal. Our Mapal industrial site, which is located in Coronel near the city of Concepción, 320 miles south of Santiago, has two particle board lines, one MDF line and one melamine-laminating line, which includes a melamine impregnating line. The two particle board production lines have an aggregate annual production capacity of approximately 160,000 cubic meters: one for thin particle board (65,000 cubic meters per year capacity) and another for thicker boards (95,000 cubic meters per year capacity). The MDF line commenced operations in January 1996, and has a production capacity of approximately 140,000 cubic meters of MDF per year. The melamine paper impregnating line produces all of the melamine paper used by our

Mapal and Chiguayante melamine-laminating lines. The Mapal facility laminates a portion of its total particle board and MDF production.

A new melamine-laminating line in the Mapal plant began full operations in 2003, with an annual production capacity of 110,000 cubic meters, replacing the former line. We increased melamine production capacity through this new line in response to an increase in demand generated by our developing Placacentros network as well as an anticipated increase in demand for such boards in our Chilean and export markets. The total cost of the new line was approximately US$3.3 million, all of which was internally financed.

Valdivia and Puschmann. We have two production complexes in Valdivia, a city located approximately 520 miles south of Santiago. The main facility is referred to as the "Valdivia" plant and has an annual production capacity of approximately 90,000 cubic meters of particle board. The second facility is named "Puschmann", in memory of Carlos Puschmann, a distinguished Masisa employee who passed away in 1999.

Masisa acquired the Puschmann plant in August 1998 when it purchased the assets of Tableros Nobel S.A. ("Nobel"), which was a wholly-owned subsidiary of Infodema S.A. ("Infodema"), for US$17.0 million. The Nobel assets included a particle board plant and a melamine-laminating line. The acquisition was internally financed. As part of the transaction, Masisa also extended loans to Infodema for an aggregate amount of US$4.5 million, which were secured by Infodema's manufacturing board facilities and forestry lands. The outstanding balance on the loans was repaid in 2003.

The Valdivia plant's machinery employs a particle board production process similar to that used at our facilities in Mapal and Concordia, Argentina. In addition to producing raw particle board, the Valdivia plant produces melamine-laminated boards, wood-veneered particle board and all of the fiberboard doors and wood veneer strips produced by Masisa in Chile. Additionally, the melamine-laminating line purchased from Infodema was moved to Masisa's Valdivia plant and has been operating at full capacity since February 1999.

Both the melamine-laminating line and the wood-veneering line use raw boards produced in our other plants to produce coated boards. The melamine-laminating line and the wood-veneering line have estimated annual production capacities of 35,000 cubic meters and 40,000 cubic meters, respectively. Our fiberboard door production line is located in the same facility and has an estimated annual production capacity of 500,000 square meters.

The capacity utilization rate for our sawmill production facilities in Chile was 92% in 2004, compared to 99% in 2003 and 99% in 2002. The capacity utilization rate for the first half of 2005 was 93% compared to the same 93% in the first half of 2004. The capacity utilization rate for our finger-joint moulding production facilities in Chile was 93% in 2004, compared to 94% in 2003 and 108% in 2002 and 70% in the first half of 2005 compared to 88% in the same period in 2004. The capacity utilization rate for our solid wood doors production facilities in Chile was 88% in 2004, compared to 90% in 2003 and 89% in 2002, and 83% for the first six months of 2005 compared to the same 83% in first half of 2004.

The capacity utilization rate for our particle board production facilities in Chile was 83% in 2004, compared to 75% in 2003 and 84% in 2002, and 84% for the first half of 2005 compared to 82% for the same period 2004. The capacity utilization rate for our MDF production facilities in Chile was 103% in 2004, compared to 94% in 2003 and 98% in 2002, and 95% for the first six months of 2005 compared to 100% in first half of 2004. The capacity utilization rate for our

MDF moulding production facilities in Chile, that started production in June 2004, was 82% for the first six months of 2005, compared to the same 82% of the second half of 2004. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Planned Facilities. We plan to begin construction of a new MDF plant in Chile during 2005 and estimate construction of the plant will be completed during 2007. The plan calls for the new plant to have an estimated annual production capacity of 340,000 cubic meters once it is completed and to cost an estimated US$82.0 million. It is intended for the new plant's production to be destined principally for export.

Brazil

The following table shows, for each of our Brazilian production lines, the product manufactured and the installed annual production capacity in cubic meters as of June 30, 2005.

BRAZIL WOOD PRODUCTS PRODUCTION LINES
Plant	Line	Product	Annual installed capacity(1)

Ponta Grossa (Boards)	Line 1	MDF	240,000
	OSB	OSB	350,000
	Laminating	Melamine board	110,000
Rio Negrinho (Solid wood)	Finger-joint mouldings	Finger-joint mouldings	65,000
	Sawmill	Various	220,000

(1)
Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Ponta Grossa. In December 2000, we finished the construction of our MDF production facility in the city of Ponta Grossa, in the State of Paraná, Brazil. This facility has an annual installed production capacity of 240,000 cubic meters and reached full production during the second half of 2001. The capacity utilization rate for these MDF production facilities was 108% in 2004, compared to 101% in 2003 and 89% in 2002, for the first half of 2005 this rate was 97%, compared to 107% in the same period 2004. In the same complex, we finished construction in May 2001 of a melamine-laminating plant that is used for coating MDF and particle board. Total cost was approximately US$4.0 million and was financed with cash on hand and short- and long-term bank financing. This laminating plant has an annual production capacity of approximately 110,000 cubic meters.

In November 2001, we began test production of OSB in a new plant in the Ponta Grossa industrial complex, and produced the first OSB in December 2001. The Ponta Grossa OSB plant is the first of its type in Brazil. The plant has an annual installed production capacity of 350,000 cubic meters and became fully operational during the fourth quarter of 2002. The OSB plant cost approximately US$64.0 million and was financed with cash on hand and short- and long-term bank financing. The capacity utilization rate for Masisa Brazil OSB production facilities in Brazil was 71% in 2004 and 48% in 2003, for the first half of 2005 was 85% compared to 72% in the same period 2004. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational until the fourth quarter of 2002. The OSB plant's production was adjusted to correspond to the demand generated by this product. Currently, high prices and strong demand in the United States for OSB drives our decisions as to production volume. OSB is a new product in Brazil and we expect demand in Brazil to increase as the market becomes better educated about its various uses.

Although we believe that market prospects for MDF and OSB in Brazil are good, there can be no assurance that we will be able to profitably operate our Brazilian plants or that an economic, political or market event will not adversely affect its development or operation.

Rio Negrinho.    We began operations at Masisa Madeiras Limitada ("Masisa Madeiras", formerly known as Terranova Brasil) in 1997 with the acquisition of eliotti and taeda pine plantations. The wood harvested from Masisa Madeiras' plantations is processed at its industrial installations on 20 hectares of land located in Rio Negrinho in the State of Santa Catarina, Brazil. The 32,000 square meter industrial plant includes a sawmill, a thermal plant with energy generating capacity and a finger-joint moulding processing plant.

Masisa Madeiras was an important investment by our group for a number of reasons. Brazil offers a well-developed market for forest products and is ranked as the world's eighth largest economic power with a population of approximately 177 million in 2003. Additionally, a favorable climate and year-round rainfall allow a comparatively greater rate of tree growth compared to other pine growing countries. In addition, the Rio Negrinho area provides an adequate pool of skilled labor that currently supports approximately 500 furniture factories of varying sizes. Our knowledge and experience gained in Chile enabled Masisa Madeiras to supply finger-joint mouldings, primarily to Masisa USA for sale in the United States.

During 2000, Masisa Madeiras completed its start-up phase with respect to both its forestry and industrial operations. Its industrial operations reached their full projected production capacity in 2001. Comparatively better economic conditions in Brazil for the manufacture of mouldings, as well as proximity to raw materials, led to our decision at the end of 2001 to move Masisa USA's finger-joint mouldings plant from Wando, South Carolina to Rio Negrinho in Brazil. The finger-joint moulding facility commenced operations in June 2002.

Masisa Madeiras currently has three principal product lines which are sold into the three following markets: finger-joint mouldings (United States); door parts (Chile); and sawn lumber for pallet manufacturers (Brazil).

Masisa Madeiras' mouldings plant is designed to produce mouldings which meet specifications for sale into the U.S. market. The plant's principal products are raw and primed seven, fourteen and sixteen foot finger-joint mouldings and door frames. These products are then sold through Masisa USA to distributors and wholesalers.

Currently, all door parts produced at the Rio Negrinho plant are sold to our plant in Chillán, Chile, where our solid wood doors are produced. We produce door parts in a variety of widths (e.g., 2 1/2, 5 and 5 1/2 inches), lengths (e.g., 24 1/2 and 45 inches and 7 feet), and thicknesses (e.g., 3/4, 5/4 and 6/4 inches). The total volume of door parts produced by Masisa Madeiras depends on the quality of the logs and the drying process. Currently, the Rio Negrinho plant produces up to 1,200 cubic meters per month of door components.

Wood processed and sold for use in pallet manufacturing is taken from the center of the log. Most of the wood processed by Masisa Madeiras for this purpose is sold in Brazil where it undergoes further processing or is sold directly to the end-user.

The capacity utilization rate for our finger-joint moulding production facilities in Brazil was 115% in 2004, compared to 126% in 2003 and 78% in 2002, for the first half of 2005 was 121% compared to 118% in the same period 2004. The capacity utilization rate for our sawmill production facilities in Brazil was 88% in 2004, compared to 96% in 2003 and 88% in 2002, for the first half of 2005 this rate was 90%, compared to 93% in the same period 2004.

Venezuela

The following table shows for each of our Venezuelan production lines the product manufactured and the installed annual production capacity in cubic meters as of June 30, 2005.

VENEZUELA WOOD PRODUCTS PRODUCTION LINES
Plant	Line	Product	Annual installed capacity(1)

Andinos (Solid wood)	Sawmill	Various	150,000

Fibranova (Boards)	Lines 1 & 2	Particle board	120,000
	Line 1	MDF	250,000
	Line 1	Melamine boards	60,000
	Line 1	MDF mouldings	12,000

(1)
Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Andinos C.A.    We completed construction of our Andinos sawmill in November of 2000. The sawmill is located in Puerto Ordaz in the Macapaima Industrial Complex, in the southern part of the state of Anzoátegui, Venezuela. The mill's equipment and machinery are designed to process logs of varying diameters as required by the market and custom orders, with the capacity of 150,000 cubic meters annually. The mill includes a treated log yard with a 20,000 square meter paved area and dryer kilns where we dry 100% of the production.

The pine-sawn lumber produced by the Andinos sawmill is characterized by high density, small firm knots, and greater hardness. Our sawn lumber is used primarily in the manufacturing of pallets and packages. A smaller percentage is sold for use in ceiling and furniture construction.

Fibranova C.A.    Our Fibranova plant processes intermediate wood products to produce MDF board and particle board. Its facilities are located also in Puerto Ordaz and include two processing lines for the production of particle board and MDF board, and a third line for the covering of melamine-laminated board. From January 2003 through the effective time of our merger with Masisa in 2005, this plant was administered and managed by our finger subsidiary, Masisa, pursuant to a management contract. Since the merger, the contract has been assumed by us.

The raw material used in the production process is supplied by the Caribbean pine plantations managed by Terranova Venezuela and from the chips and other by-products produced by the Andinos sawmill. Fibranova's installations have a current annual production capacity of 120,000 cubic meters of particle board, 250,000 cubic meters of MDF board, 60,000 cubic meters of melamine-laminated boards and 12,000 cubic meters of MDF mouldings.

During the same time period we also formed a joint-venture with Establecimientos Industriales Oxiquim S.A., a Chilean resins manufacturer, to set up a joint venture in Venezuela to provide resin to Fibranova C.A. production processes. The joint venture was called Oxinova C.A., a Venezuelan corporation, which began operations in July 2001 and currently produces and supplies resin to our board production plants in Venezuela.

The capacity utilization rate for our particle board production facilities in Venezuela was 78% in 2004, compared to 46% in 2003 and 64% in 2002, and 85% for the first six months of 2005 compared to 73% in first half of 2004. The capacity utilization rate for our MDF production facilities in Venezuela was 85% in 2004, compared to 57% in 2003 and 36% in 2002, for the first half of 2005 was 100% compared to 76% in the same period 2004. The capacity utilization rate for our MDF mouldings production facilities in Venezuela was 31% in 2004, compared to 11% in 2003 and 17% in 2002, for the first half of 2005 was 4% compared to 13% in the same period 2004. The capacity utilization rate for our sawmill production facilities in Venezuela was 86% in 2004, compared to 63% in 2003 and 67% in 2002, for the first half of 2005 was 94% compared to 82% in the same period 2004. In 2003, the nationwide 63 day strike in Venezuela affected our operations by causing us to temporarily halt production. As a result, production at our sawmill was reduced and the start-up of our board plant was affected.

Argentina

The following table shows, for each of our Argentinean production lines, the products manufactured and the installed aggregate annual production capacity in cubic meters as of June 30, 2005.

ARGENTINA WOOD PRODUCTS PRODUCTION LINES
Plant	Line	Product	Annual installed capacity(1)

Concordia (Boards)	Line 1	Particle board	160,000
	Line 2	Particle board	25,000
	MDF	MDF	150,000
	Thin-MDF	Thin-MDF	120,000
	Laminating	Melamine board	200,000
	Foil	Foil-lined board	48,000
	Moulding	MDF mouldings	104,000

(1)
Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Masisa Argentina's production facilities are located in Concordia, an industrial town in the Province of Entre Ríos on the Uruguay River, approximately 250 miles north of Buenos Aires, Argentina. The Concordia particle board production facility has the capacity to produce 185,000 cubic meters per year of raw particle board in two lines. The particle board line for thin particle board (under nine millimeters) has an annual production capacity of 25,000 cubic meters. The particle board line for greater board thickness has an annual production capacity of 160,000 cubic meters. The Concordia facility commenced operations in June 1994. The capacity utilization rate for Masisa Argentina's particle board production facilities was 81% in 2004 compared to 77% in 2003 and 73% in 2002, for the first half of 2005 was 74% compared to 80% in the same period 2004.

In September 1995, Masisa Argentina completed the installation of an MDF facility adjacent to its particle board facilities. In 1997, Masisa increased this MDF facility's annual production capacity from 120,000 cubic meters to 138,000 cubic meters. In 1999, Masisa further increased its production capacity to 150,000 cubic meters.

In October 2001, Masisa Argentina completed the construction of a thin-MDF plant at the Concordia Industrial Complex. The plant, which became fully operational by mid-2002, has an installed capacity of 120,000 cubic meters per year and represented an investment of approximately US$30.0 million, which was financed internally. The capacity utilization rate for Masisa Argentina's MDF production facilities was 93% in 2004 compared to 85% in 2003 and 77% in 2002, for the first half of 2005 was 83% compared to 90% in the same period 2004.

The Concordia plant also includes a melamine-laminating line with an installed capacity of 200,000 cubic meters per year, and a new foil lining process with an installed capacity of 48,000 cubic meters per year.

In March 2002, Masisa Argentina began construction of its first line of pre-painted MDF mouldings in Argentina at the Concordia Complex. The moulding line, with an estimated production capacity of 36,000 cubic meters per year, started its production in January 2003. The moulding line represents an investment of approximately US$1.8 million and was financed internally. Production at the moulding plant is primarily directed to the United States. This line became fully operational during the second quarter of 2003. An additional 36,000 cubic meters of production capacity was added during 2004. The current capacity of 104,400 cubic meters was reached in February 2005 with the addition of a new production line. The capacity utilization rate for Masisa Argentina's MDF mouldings production facilities was 91% in 2004 compared to 49% in 2003, and for the first half of 2005 was 43% compared to 96% in the same period 2004. The low utilization rate during 2003 and the first half of 2005 was due mainly to the addition of increased capacity during these periods.

Mexico

The following table shows, for each of our Mexican production lines, the product manufactured and the installed annual production capacity in cubic meters as of June 30, 2005.

MEXICO WOOD PRODUCTS PRODUCTION LINES
Plant	Line	Product	Annual installed capacity(1)

Durango	Line 1	Particle board	60,000
	Line 2	Particle board	60,000
	Laminating	Melamine board	63,600

(1)
Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

In December 2001, Masisa reached an agreement with Weyerhaeuser Company Limited to purchase from Weyerhaeuser's subsidiary, MacMillan Guadiana, a particle board plant located in the city of Durango, Mexico. Masisa completed the purchase on January 8, 2002 for approximately US$15.4 million financed with cash on hand and short- and long-term bank financing. In 2002, Masisa invested approximately US$4.0 million in technology and equipment in order to increase production and improve quality. The plant has a total installed capacity of 120,000 cubic meters per year in two independent production lines, as indicated in the table above. The plant also includes a small melamine-laminating line, with a total installed capacity of 21,600 cubic meters per year. In June 2005 the former Mapal's melamine-laminating line starts operating in Mexico, extending the capacity up to 63,600 cubic meters per year. The capacity utilization rate for Masisa Mexico's particle board production facilities was 91% in 2004 compared to 71% in 2003, for the first half of 2005 was 83% compared to 89% in the same period 2004. The capacity utilization rate in 2002 is not meaningful because the plant was not fully operational during all of 2002. Most of the 2004 and 2003 production at this plant was directed toward the local market. Although we believe that market prospects for particle board in Mexico are good, there can be no assurance that we will be able to profitably operate our Mexican plant or that economic, political or market events will not adversely affect the plant's development or operation.

United States

The following table shows, for each of our U.S. production lines, the product manufactured and the installed annual production capacity in cubic meters as of June 30, 2005.

UNITED STATES WOOD PRODUCTS PRODUCTION LINES
Plant	Line	Product	Annual installed capacity(1)

Wando, South Carolina	MDF moulding	MDF moulding	30,000

(1)
Units are in cubic meters. The annual installed capacity may vary slightly depending upon the thickness of the boards produced and other production factors. Actual production can exceed capacity because capacity is estimated assuming an average board thickness and actual board thickness may vary.

Terranova Forest Products was established to market and distribute our products in the United States as part of our strategy of locating our commercial operations as close to our customers as economically feasible. Terranova Forest Products was organized in 1993 as a joint venture with Fiberform Wood Products, Inc. under the name Fibreform Andinos Corporation. In January 1996, we purchased Fiberform's interest in the joint venture and changed its name to Terranova Forest Products.

In late 1996, Terranova Forest Products' management decided to relocate the company to the Port of Charleston, South Carolina and to construct its own facilities, including corporate offices, a reload center and manufacturing facilities for moulding and millwork products. Terranova Forest Products purchased a 20 acre industrial land site six miles from the Port of Charleston's Wando terminal in October 1997. Phase I of the project, construction of an 84,000 square foot reload center, was successfully completed, and operations began in October 1998. The capacity utilization rate for this line was 90% in 2004 compared to 67% in 2003 and 91% in 2002, for the first half of 2005 was 94% compared to 75% in the same period 2004. Terranova Forest Products' corporate offices were completed in June 1999, which allowed it to consolidate all of its U.S. operations in Wando, South Carolina. Accordingly, the Bellevue, Washington and Salem, Oregon offices were closed and key personnel relocated to Wando during June and July 1999. Terranova Forest Products made its first shipments from the new facility in July 2000. In April 2005, Terranova Forest Products moved its headquarters and marketing operations to Atlanta, Georgia in order to facilitate more efficient travel. Atlanta's Hartsfield-Jackson serves as a major connecting hub serving destinations around the globe, providing easier access to our customers throughout the U.S. and to our world headquarters in Chile. Our MDF mouldings line has a total installed capacity of 30,000 cubic meters per year.

In October 2001, we moved the finger-joint moulding plant from Terranova Forest Products' Wando location to the Masisa Madeiras facility in Rio Negrinho, Brazil. Comparatively better economic conditions in Brazil for the manufacture of mouldings, as well as proximity to raw materials, prompted our management to decide to relocate the finger-joint moulding line. Terranova Forest Products is a now doing business as Masisa USA.

Forestry operations

Overview

We and our forestry subsidiaries manage and operate the cultivation of our tree stock in our nurseries and the establishment and management of our plantations and forests, log manufacturing, log sales and marketing, log trading, transport and supply chain activities. The logs and other raw materials produced by us and our forestry subsidiaries and affiliates are sold primarily to our production and processing subsidiaries with sales to unaffiliated third parties representing 52.5% and 41.1% for the years 2004 and 2003, respectively. Our forestry operations are responsible for optimizing the harvest from our forests, while meeting the supply requirements of our production plants and principal unaffiliated customers and complying with our principles of sustainable management.

Land ownership and rights

As of December 31, 2004, our group's forestry assets included an interest in approximately 367,708 hectares of land, of which 244,139 hectares are planted with renewable trees. Of our forestry assets, approximately 256,886 hectares (69.9%) are owned by our group, and the remaining 110,822 hectares (30.1%) are held under leases, forestry rights and forestry licenses.

Our leases enable us to use the land for terms ranging from 16 to 50 years, depending on the location, which is generally the equivalent of one to two rotations. Forestry rights permit a person other than the owner to establish, manage and harvest, or simply manage and harvest, an estate of trees on the land.

Distribution of forestry assets

Our forests are located in Chile, Brazil, Venezuela and Argentina. On a consolidated basis, Caribbean, radiata/oregon and eliotti/taeda pines are softwood pine species which constitute approximately 43.9%, 34.3%, and 10.9% of our plantations, respectively. In addition, our forests also include 26,449 hectares of eucalyptus trees, equal to approximately 10.8% of our total plantations.

The following table sets out the number of hectares and types of uses of our land holdings and rights at December 31, 2004 for each of our forestry operations.

	Forestry Assets
(in hectares)	Chile	Argentina	Venezuela		Brazil	Consolidated

Total forestry holdings	143,428	47,980	148,958		27,342	367,708
Owned	143,232	47,980	40,244		25,430	256,886
Rights/Leased	196	—	108,714	(1)	1,912	110,822
Total planted land	87,710	33,415	107,246		15,769	244,139
Plantations:
Caribbean pine	—	—	107,224		—	107,224
Radiata / oregon pine	83,811	—	21		—	83,833
Taeda / elliotti pine	—	10,864	—		15,769	26,634
Eucalyptus	3,899	22,550	—		—	26,449
To be replanted	5,273	4,814	24,072		301	34,460
Protected lands	25,967	2,347	2,064		4,431	34,809
Native forests	18,307	—	—		—	18,307
Other (Araucariaconnifer)	1,095	7,405	—		5	8,505
Legal reserve	—	—	—		5,577	5,577
Roads, encampments and other uses	5,075	—	15,576		1,258	21,909

(1)
Of this amount, 65,807 hectares are held under rights agreements. The remaining 42,907 hectares are leased.

As part of our effort to match the size and location of our forestry assets with our supply needs and proximity to our production facilities, respectively, and in order to reduce financial debt we determined that we should dispose of certain land holdings in Chile's Region VII, near Talca. Accordingly, during the third and fourth quarters of 2004, we conducted a private auction for approximately 21,000 hectares of land, 12,000 of which were planted with radiata pine. On November 5, 2004, our board of directors accepted an irrevocable bid from Arauco's affiliate, Forestal Celco S.A., in the amount of US$73,558,000. On December 7, 2004, we signed a definitive agreement with Forestal Celco and completed the sale transaction for a final purchase price of US$73,284,636, or approximately US$6,100/ha.

Certain of our forestry assets in Chile and all of our forestry assets in Argentina are held through Forestal Tornagaleones S.A. and Forestal Argentina S.A., respectively. Masisa owns 60.45% of the outstanding equity securities of Forestal Tornagaleones S.A., and Forestal Tornagaleones S.A. owns 50.1% of the outstanding equity securities of Forestal Argentina S.A. On October 26, 2005, Masisa entered into an agreement with the holder of a significant minority interest in each of these companies to acquire that holder's 34.5% interest in the common equity securities of Forestal Tornagaleones S.A. for approximately US$29.9 million in cash and its 29.2% interest in the common equity securities of Forestal Argentina S.A. for approximately US$14.5 million in cash. Under the terms of the current shareholders' agreement of Forestal Argentina S.A. entered into by Masisa, the holder of the significant minority interest and the remaining minority shareholders, the minority shareholders have (i) a right of first refusal to purchase the interest of the significant minority shareholder and (ii) a tag along right to sell their interests together with the significant minority shareholder. Pursuant to such shareholders' agreement, the significant minority shareholder has delivered to the remaining minority shareholders of Forestal Argentina S.A. a notice informing them of the purchase agreement entered into with Masisa and requesting such minority shareholders to give notice of their intent to exercise or not their right of first refusal or tag along right. In the event the remaining minority shareholders decide to exercise their tag along right, Masisa will purchase their interests in Forestal Argentina S.A. at the same price per share of common equity that will be paid to the significant minority shareholder under the Forestal Argentina S.A. purchase agreement. In addition, Masisa has also made an offer to the remaining minority shareholder in Forestal Tornagaleones S.A. to purchase its interests at the same price per share of common equity that will be paid to the significant minority shareholder under the Forestal Tornagaleones S.A. purchase agreement. Masisa's obligation to purchase the significant minority shareholder's interests in these two companies is not contingent on the exercise of the tag along right by the minority shareholders of Forestal Argentina S.A. or on the acceptance of Masisa's offer to purchase made to the other minority shareholder of Forestal Tornagaleones S.A. If all minority shareholders of Forestal Argentina S.A. exercise their tag along right to sell their interests in such company and the other minority shareholder of Forestal Tornagaleones S.A. accept the offer to purchase its interest in such company, the total purchase price to be paid by Masisa for all outstanding minority interests in the common equity securities of Forestal Tornagaleones S.A. and Forestal Argentina S.A. will be approximately US$34.3 million and US$24.8 million, respectively. The closing of the purchase of the significant minority interest in Forestal Tornagaleones S.A. is expected to occur on or about November 15, 2005. The closing of the purchase of the significant minority interest in Forestal Argentina S.A. is subject to obtaining an unqualified approval of the transaction by the Comisión de Defensa de la Libre Competencia of Argentina which could take up to three months.

Forest management

Our forestry subsidiaries cultivate, administer and manage our forestry assets in Chile, Argentina, Venezuela and Brazil. We manage our forestry assets to increase overall volume of sawn logs while minimizing defects in the wood. We seek to achieve this through the use of planting, soil and site preparation, maintenance of optimum soil quality through monitoring and fertilization, underbrush control, and management of tree density through thinning and pruning. This management system increases our forests production of larger diameter trees with fewer knots and other defects and, as a result, can produce a higher overall yield of clear wood. Clear wood, whether sold to third parties as lumber or used by our production facilities to produce our processed wood products, generally commands a higher price than knotted wood.

A significant variable affecting the profitability of our forestry operations is the age at which a tree is harvested, or the "rotation length." The rotation length has a direct impact on timber quality, unit volume and economic return obtained from the investment. We currently consider our forestry management objectives, described above, to be achievable on an average rotation length of approximately 23, 24, 26 and 22 years for radiata, Caribbean, eliotti and taeda pine, respectively, and 12 years for eucalyptus. The optimal rotation length can vary depending on past management practices, the cost of capital and prevailing market conditions.

The following tables set forth the age profile by hectares of our forests at December 31, 2004 on a consolidated basis and for each of our forestry operations.

	Consolidated
Age Range (Years)	Pine	Eucalyptus	Other

(in hectares)

0 - 5	31,840	13,398	150
6 - 10	28,201	9,546	250
11 - 15	74,943	3,156	253
16 - 20	46,661	166	11
21+	35,006	183	374
Total	216,653	26,449	1,038

	Chile			Argentina
Age Range (Years)	Pine	Eucalyptus	Other	Pine	Eucalyptus	Other

(in hectares)

0 - 5	10,393	1,582	129	7,570	11,816	—
6 - 10	19,665	1,151	250	2,130	8,395	—
11 - 15	37,509	1,127	253	—	2,029	—
16 - 20	8,641	38	11	596	128	—
21+	6,592	1	368	569	182	—
Total	82,800	3,898	1,011	10,864	22,550	—

	Venezuela			Brazil
Age Range (Years)	Pine	Eucalyptus	Other(1)	Pine	Eucalyptus	Other(1)

(in hectares)

0 - 5	7,108	—	21	6,770	—	—
6 - 10	5,405	—	—	1,001	—	—
11 - 15	36,425	—	—	1,009	—	—
16 - 20	36,089	—	—	1,336	—	—
21+	22,198	—	—	5,647	—	5
Total	107,224	—	21	15,764	—	5

(1)
Other includes Oregon Pine.

Sustainable development and forestry management systems

We adhere to ISO management systems and certification under the Forestry Stewardship Council ("FSC"). FSC is an international organization funded to support environmentally appropriate, socially beneficial and economically viable management of the world's forests. The FSC certification standard is recognized by The Home Depot, one of the key end-users to which our products are marketed through Masonite in the United States.

Certification of our forest products and management systems has enabled us to access international markets such as the United States, where chain of custody certification of products is frequently preferred by customers. It has also given our products greater environmental credibility in the international marketplace by allowing our customers to readily and reliably determine that the product they are purchasing comes from a forest managed according to internationally agreed social and environmental principles and criteria.

Forest protection

Our forestry assets are exposed to risk of loss due to fire, wind, pests and disease. Accordingly, our forestry subsidiaries have established programs for the prevention and control of each of these risk factors. Our forestry operations' prevention efforts include, among others, identifying risks neighboring our forests, public education of communities located near our forests and maintenance of firebreaks. We also cooperate with other forestry companies when possible to undertake joint prevention measures with respect to pest and disease control.

Insurance

We insure our assets and operations against a variety of risks associated with our business activities. The types and amounts of coverage we maintain depend on the kind of facility or asset being insured as well as its location. These plans include insurance policies against fire damage, loss attributed to natural disasters, risks related to the construction of projects, losses resulting from delays in commencing such projects and business interruption.

In Chile, we maintain coverage of our fixed assets in an aggregate amount of US$650.9 million. This amount includes US$315.6 million for losses on our plantations and US$335.3 million for losses due to interruptions in the operations of our plants and broken equipment.

In Brazil, we maintain coverage of our fixed assets in an aggregate amount of US$323.0 million. This amount includes US$71.2 million for losses on our plantations and US$251.9 million for losses due to interruptions in the operations of our plants and broken equipment.

In Venezuela, we maintain coverage of US$259.4 million for losses due to interruptions in the operations of our plants and broken equipment. Our plantations in Venezuela are not insured because Venezuela's insurance market did not offer insurance coverage for these types of risks.

In Argentina, we maintain coverage of our fixed assets in an aggregate amount of US$249.6 million. This amount includes US$40.1 million for losses on our plantations and US$209.5 million for losses due to interruptions in the operations of our plants and broken equipment.

In Mexico, we maintain coverage of US$51.7 million for losses due to interruptions in the operations of our plants and broken equipment.

In United States, we maintain coverage of US$24.9 million for losses due to interruptions in the operations of our plants and broken equipment.

We maintain coverage of US$10.0 million for liabilities arising out of civil corporate responsibility claims.

As of June 30, 2005, a high number of our personnel have travel and life insurance.

Raw materials and suppliers

Solid wood & forestry business

The most significant direct costs associated with our solid wood products and forestry operations are adhesives, fertilizers, wood fungicides, lumber, water-based paint, plants, chemicals, logs, labor and energy.

In general, the prices of raw materials we use in our forestry operations are relatively stable. The prices of raw materials we use in our wood products operations depend on factors such as wood, pulp and oil prices and tend to fluctuate according to economic cycles and world supply. For example, wood prices in Chile decreased by approximately 7% during the six months ended June 30, 2005 due principally to the decreased wood demand because of the legally mandated closure of CELCO's Valdivia Pulp Plant and increased by approximately 15% during 2004 due to higher demand for wood based products and higher transportation costs due to higher energy costs.

Our principal suppliers in each country in which we have industrial facilities and the products or raw materials they supply to us in connection with our solid wood and forestry business are listed in the following table:

PRINCIPAL SUPPLIERS OF RAW MATERIALS FOR SOLID WOODS & FORESTRY BUSINESSES

CHILE	PRODUCT

Bellavista Ltda.	Temporary Staffing Services
Energía Verde S.A.	Energy
Cía. Sudamericana de Vapores	Transportation
Cía Chilena de Navegación Interoceánica	Transportation
Arauco Distribución S.A.	Sawn Wood
Transportes Ninhue S.A.	Transportation
Inversiones Silvoagropecuarias S.A.	Forestry Services
Masisa Madeiras Ltda.	Sawn Wood
CMPC Maderas, S.A.	Sawn Wood

BRAZIL	PRODUCT

Esterer WD GmbH & Co.	Parts
Battistela Ind. e Com. Ltda.	Wood
Clariant Colorquimíca	Chemicals
Masisa do Brasil Ltda	Wood
Sherwin-Williams Brasil Ind. Com. Ltda.	Ink
Signode Brasileira Ltda.	Metal Bands
Texaco Brasil Ltda.	Lubricants
Agip do Brasil Ltda.	Gas
Rigesa Ltda.	Wood
JMC COM. Secagem Madeiras Ltda.	Wood

MEXICO	PRODUCT

Productos Forestales S.A.	Sawn Wood
Forestal Tromen S.A.	Sawn Wood
Seaboard Marine Ltda.	Maritime Transport
Transportes Jaessa Amador S.A. de C.V.	Transport, Logistical Support and Storage
Transportaciones Industriales Gume S.A. de C.V.	Transport, Logistical Support and Storage
Despachos Aduanales Castañeda S.C.	Custom Agents
Servicios Técnicos del Transporte S.A. de C.V.	Storage

UNITED STATES	PRODUCT

Samuel Shapiro Co./IMS (Intermodal Management System)	Custom Agents Forwarding
C.H. Robinson	Transportation
Kramer Logistics	Logistics
Bryan Logistics	Logistics
Montgomery Industries, Inc.—Piedmont	Storage
SCE&G	Electricity
Valspar	MDF Primer
Alternative Staffing	Temporary Staffing

VENEZUELA	PRODUCT

Mulsersa C.A.	Labour
Servicios Evcaven C.A.	Services
Transportes Macapaima C.S.	Transportation
Maersk Logistics Venezuela, S.A.	Sea Transportation
Ewd Sägetechnik Esterer Wd Gmbh & Co	Spare Parts
Scotven C.A.	Harvesting Services
Forestal Pin-AR C.A.	Harvesting and Transportation

In the forestry sector, all operations are carried out through a select set of third-party contractors, who provide their services to our forestry subsidiaries and affiliates in accordance with the technical, legal, and administrative requirements established in our manual for service companies and the specific contracts entered into in connection with the provision of such services. The services contracted by our forestry operations range from logistical support (meals, transport, cleaning and maintenance, security, reception and dispatch of products, among others) to production activities (harvest, transport, planting, thinning, pruning, road construction, and others).

In the industrial sector, our subsidiaries and affiliates subcontract with third-party providers for a variety of services at our sawmills and manufacturing facilities. These services include, among others, packaging, separating sticks, movement of logs and lumber, and industrial cleaning. Specific contracts are established for each of these services outlining technical, economic and administrative specifications.

Boards business

The most significant direct costs associated with the production of particle board, MDF and OSB in connection with our board operations are chemicals, wood, labor and energy.

In 2004 chemical adhesives used in the production of particle board and MDF in Chile and Argentina were manufactured by the chemical plants of Georgia Pacific Resinas Ltda. (formerly GPM) and Resinas Concordia S.A., respectively. These two plants also manufactured most of the chemical catalysts used by the Company in those countries. Until early 2001, Masisa had a 50% interest in both companies under a joint venture with Georgia-Pacific. In January 2001 Masisa sold its participation in those companies to Georgia-Pacific. However, before this transaction,

Masisa Chile and Masisa Argentina reached long-term resin supply contracts with GPM and Resinas Concordia S.A. to ensure the normal supply of resins for existing and future operations, including calculations for future growth of the Company in Chile and Argentina. In Brazil, the principal chemical adhesives used in the production of MDF and OSB were supplied by Borden Química Indústria e Com. Ltd. and Synteko Produtos Químicos S.A. In Mexico, the principal chemical adhesives used in the production of the particle boards were supplied by Dynea Mexico S.A. de C.V.

We have a long-term resin supply contract with Georgia Pacific Resins Ltd. in Chile to ensure the normal supply of resins for existing and future operations, taking into account the future growth of the Company. The estimated amount of payments to be made under the contract in 2005 is US$33.0 million. The contract is not a financial obligation since it does not oblige us to purchase a minimum amount from Georgia Pacific Resins Ltd. In Argentina, Resina Concordia, an affiliate of Georgia-Pacific Resins Ltd., supplies Masisa with resin.

We believe that the market for the chemicals our board operations need is sufficiently competitive and accessible such that it could satisfy its chemical requirements through other suppliers on terms similar to those obtained from its current suppliers. There is more than one producer of chemical raw materials in each country in which we have industrial facilities, granting us flexibility as to our suppliers. We also have a number of suppliers for the raw materials used in its production processes. We believe that the loss of any one of these suppliers, individually, would not have a material adverse effect on the Company. Raw materials are also available from countries in the region as well as more distant ones, such as the United States and Japan.

Historically, Forestal Tornagaleones provided Masisa's Chilean plants with small supplies of wood. Masisa, however, has not purchased a material amount of wood from Forestal Tornagaleones since 2000. In Argentina, approximately 92% of the wood consumed by Masisa Argentina in 2003 was purchased from several unrelated saw mills and forest growers and the other 8% of the wood was purchased from Forestal Argentina. The wood consumed by Masisa for the production of MDF in Brazil was purchased either from owned forests or several unrelated saw mills and forest growers. With respect to the particle board plant in Mexico, Masisa obtains wood from suppliers that serviced the plant under its previous ownership.

We believe that adequate supplies of wood are available. We do not use material amounts of native wood for our production processes. With respect to wood supply, we have several alternatives in forestry companies, including our subsidiaries Forestal Tornagaleones and Forestal Argentina. We may also obtain supplies from the forest plantations that we own in Brazil.

The steam we use in our manufacturing operations is largely generated by burning our own scrap wood and defective wood products. Other energy requirements, such as electricity, are obtained from commercial suppliers.

In general, the prices of raw materials we use in our forestry operations are relatively stable. The prices of raw materials we use in our wood products operations depend on factors such as wood, pulp and oil prices and tend to fluctuate according to economic cycles and world supply.

Masisa's principal suppliers in Chile, Argentina, Brazil and Mexico and the products or raw materials they supply to us in connection with our board businesses, are listed in the following table:

PRINCIPAL SUPPLIERS OF RAW MATERIALS FOR BOARDS BUSINESSES

CHILE	PRODUCT

Oxiquim S.A.	Resins
Aserraderos Arauco S.A.	Wood
Derquim S.A.	Paraffin Emulsion
Interforest S.A.	Wood
Georgia-Pacific Resinas Ltda.	Resins
Masa Décor S.A.	Paper

BRAZIL	PRODUCT

Aguia Florestal Industria de Madeira	Wood
Araupel S.A.	Wood
Bayer do Brasil	Polyurethane Resins
Borden Química e Industria e Com Ltd.	Resins
Dynea Brasil S.A.	Impregnated Paper
Isogama Industria Química Ltda.	Paraffin Emulsion
Madereira Rickli Ltda	Wood
Magor Ltda	Wood
Synteko Produtos Químicos S.A.	Resins
Masisa Madeiras	Wood

ARGENTINA	PRODUCT

Forestal Argentina S.A.	Wood
H.B. Fuller Argentina S.A.I.C.	Moundings Adhesive Mouldings Adhesive
Isogama Industria Química Ltda.	Paraffin Emulsion
Lamigraf S.A.	Paper
MD Papeis Ltds.	Paper
Multilogística S.A.	Shipping Line
Resinas Concordia	Resins
Schattdecor	Paper
SIA Ltd.	Sanding Belts

MEXICO	PRODUCT

Aprovechamientos Forestales Auro	Wood
Casco Impregnated Papers	Impregnated Paper
Combustibles Industriales de Durango	Fuel
Dynea de Mexico, S.A. de C.V.	Resins
Exxonmobil de Mexico, S.A. de C.V.	Paraffin Emulsion
Masa Decor S.A.	Paper
Pinelli Universal, S.A. de C.V.	Wood
Interprint Inc.	Paper
Transportes Jaessa Amador	Transport Line
Zamudio Esquivel José Luis	Hoist Service

VENEZUELA	PRODUCT

Oxinova C.A.	Resin
Isogama	Paraffin Emulsion
Transportes Macapaima C.A.	Transportation
Coveright Surface	Melamine Impregnated Paper
Construcciones 2E-B, C.A.	Labour
Masisa Argentina S.A.	Melamine Impregnated Paper

Research and development

Our research and development efforts do not involve material expenditures, as we rely primarily on technology and equipment purchased or licensed from foreign companies.

Environmental regulation

We are dedicated to the sustainable growth of all our operations and seek to achieve a positive balance between economic, social and environmental objectives. Our business philosophy is based on sustainable development principles, and our policy is to maintain high standards of environmental performance and to make all efforts to comply with all applicable environmental laws and regulations. During 2002, 2003, 2004 and the six months ended June 30, 2005, we spent on a consolidated basis US$0.9 million, US$5.7 million, US$3.2 million and US$0.9 million, respectively, on environmental projects related to complying with environmental regulation. We expect to continue to make the necessary expenditures to comply with such environmental requirements.

Certifications: The ISO 14,001 certification is a voluntary procedure in which an operation's environmental practices are evaluated against a specified set of criteria. Our forestry and production operations have obtained or are renewing the International Organization for Standardization (the "ISO") 14,001 compliance certifications.

Additionally, all of our forestry and production operations, except our production operations in Venezuela, have obtained the Occupational Health and Safety Management System (the "OHSAS") 18,001 compliance certifications. We plan to achieve OHSAS 18,001 compliance certifications for our production operations in Venezuela by the end of 2005.

Our forestry operations and Forestal Tornagaleones also obtained Forest Stewardship Council ("FSC") compliance certifications regarding sustainable management of forestry assets. We expect our forestry operations in Argentina will achieve FSC certification during 2006. Our MDF production operations in Venezuela obtained the Chain of Custody FSC certification that allows identifying the MDF board with the FSC seal, as well as our solid wood production in Chile and Brazil, where we obtained the Chain of Custody certification under Mixed FSC seal.

In addition, in 2003 our MDF production plants in Chile and Argentina obtained the "Certificate for Recycled Content" granted by the Scientific Certification System ("SCS"). This certificate confirms that the raw material used in production comes from material recycled from other forestry processes. This practice helps reduce the demand for forestry resources, recycle materials considered waste in other lines of business and reduce manufacturing costs.

We are subject to extensive and frequently changing environmental regulation in the countries in which we operate. Such regulations cover, among other things, the discharge of water and discharges into the water and air. A discussion of some of the key environmental regulations for each country in which our most significant operations are located is set forth below.

Chile: Chilean companies, including Masisa, are subject to several national and local environmental laws, regulations, decrees and municipal ordinances concerning, among other things, discharges into air and water, handling and disposal of solid and hazardous wastes and health. Chilean environmental regulations have become increasingly stringent in recent years, particularly for the approval of new projects, and this trend is likely to continue. We have made and will continue to make substantial expenditures to comply with such environmental laws, regulations, decrees and ordinances.

We have further developed our environmental activities and compliance in Chile by subscribing, along with 13 other companies, to the Convenio de Cooperación Ambiental entre la Corporación Chilena de la Madera y la Comisión Nacional del Medio Ambiente, an environmental cooperation agreement for managing our solid wood operations in Chile. We are currently discussing a similar Agreement for the production of boards.

Chilean legislation to which we are subject includes the Chilean Environmental Basic Law (Law 19,300 of 1994), based upon article 19 No. 8 of the National Constitution, which establishes the general structure of the Chilean environmental law. Law 19,300 defines the Government agencies responsible, among other things, for evaluating environmental impact studies, overseeing the implementation of projects in accordance with their environmental impact statements and coordinating environmental regulations. These agencies are Comisión Nacional del Medio Ambiente (National Environmental Commission or "CONAMA") and Comisiones Regionales del Medio Ambiente (Regional Environmental Commissions or "COREMA"), which are agencies of the Ministerio Secretaría General de la Presidencia (the "Ministry of the Presidency").

We are subject to other regulations, such as:

•
DS 146 (Ministry of Health) on environmental noise, DS 90 (Ministry of the Presidency), DS 609 (Public Works Ministry), DFL 725 (Ministry of Health) and DS 46 (Ministry of the Presidency) on discharges to water,

•
DS 594 (Ministry of Health), DS 148 (Ministry of Health) and DS 298 (Transportation Ministry) on handling and transportation of waste and hazardous waste, and

•
DFL 1 (Ministry of Health), DFL 725 (Ministry of Health) and DS 594 (Ministry of Health) on health issues in the work place. Regulation DS 95 (Ministry of the Presidency) requires us and all companies in Chile to conduct environmental impact studies of any future projects or activities that may effect the environment.

Affected persons, including private citizens, public agencies and local governmental authorities, can sue under the Chilean Environmental Basic Law to enforce environmental compliance.  Enforcement remedies can include temporary or permanent closure of facilities and fines. Private citizens are also allowed to object to the plans or environmental impact studies submitted by project owners. While we seek to implement our business strategy by complying with environmental legislation and by being proactive with environmental matters, the application of environmental laws may have an adverse affect on our operations.

Brazil: We are subject to Brazilian environmental legislation, including regulation by municipal, provincial and federal governmental authorities. We believe that our operations are currently in material compliance with applicable local and national environmental regulations. In addition, because our production processes are based on wood from planted trees and because substantially all of our forestry operations involve planted trees, we do not believe that there are any material environmental concerns applicable to us that result from the use of natural forest resources.

We have received an environmental license to operate from the FATMA (Foundation for the Environment) and IAP (Environmental Institute of Parana). The MDF and OSB facilities constructed in Brazil include state-of-the-art solid and liquid waste treatment plants. Based on these investments, the Environmental Institute of Paraná issued an "Installation Authorization", certifying that all the current Brazilian environmental requirements have been met.

Laws 6938/81 and 9605/98 give the general framework for environmental legislation in Brazil. Other norms applicable to Masisa in Brazil include Resolution SEMA 41/02, which defines norms for air emissions, Law 9433/97 and Resolution CONAMA 20/86 which regulate effluents to water, and Law 12493/99 that regulates management of waste and dangerous waste.

Venezuela: Our Venezuelan operations are subject to Venezuelan environmental legislation, including regulation by municipal, provincial and national governmental authorities. Decree 638 regulates air emissions, and norm COVENIN 2253:2001 regulates emissions in the work place. Management of waste and hazardous waste is regulated by Decree 1257, Decree 2635 and Decree 2216. Transportation and management of chemical products is regulated by Decree 1847 and by norms COVENIN 2268:96 and 2817:91. Effluents to water are regulated by Decree 883, and Decree 2217 regulates environmental noise. Safety at the workplace is regulated by the Organic Law of Prevention, Conditions, and Workplace Environment.

Mexico: Our plant in Durango possesses an Environmental License (Licencia Ambiental Única) from the State of Durango, and we believe that we are in material compliance with all environmental laws and regulations affecting our facilities and products in Mexico. Our operations in Mexico are subject to the National Environmental Law—2001 (Ley General de Equilibrio Ecológico y la Protección al Medio Ambiente), and to the local Environmental Law issued by the State of Durango (Ley de Recursos Naturales y Medio Ambiente del Estado de Durango—2001). Norm STPS regulates air emissions, and Federal Laws 052 and 054 regulate management of dangerous waste. Water management is regulated by the National Water Law of 2003, and the Federal Rule on Wastewater Control of 2003 (Reglamento del Gobierno del Estado sobre Control de Aguas Residuales).

Argentina: In Argentina we have made new investments in management of wastewater to allow its re-utilization. All the industrial facilities have ventilation systems, except the moulding plant at which ventilation systems will be installed as of November 2005. We possess Sanitary Authorization from the Department of Development, Ecology and Environmental Control from the Province of Entre Ríos.

All companies in Argentina, including Masisa, are subject to several national and local environmental laws, regulations, decrees and municipal ordinances concerning, among other things, discharges into air and water, handling and disposal of solid and hazardous wastes, and health. Provincial Law No. 6260 "Contamination Prevention by the Industries" with its Reglamentary Decree No. 5837 regulates the wastewater discharges and air quality, solid waste handling, noises and vibrations. National Law No. 24051 "Hazardous Wastes—generation, handling, transport and treatment" and its Reglamentary Decree No. 831 regulate the management of hazardous wastes and air emissions.

As part of the Grupo Nueva group, we are committed to transparency in our environmental and social performance, and publish sustainability reports every two years.

For the period 2002 to 2004, we spent on a consolidated basis US$9.4 million on environmental projects related to complying with environmental regulation. We expect to continue to make substantial expenditures to comply with environmental requirements and management and improvement programs.

Legal and arbitration proceedings

Chile

Chilean law protects the rights of indigenous people. Since 1992, disputes have arisen among Chile's indigenous communities and the forestry industry. We are currently named in three land disputes with communities claiming rights to ancestral land or tenure rights based on titles granted by decree at the beginning of the 19th Century. These disputes could imply partial or total overlap with our legal titles to the land involved in such disputes. The total amount of land as to which our title is disputed is 1,706 hectares or 1.4% of our total land. During 2000, 2001 and 2002 we were in negotiations with several communities and their representatives in order to resolve and avoid possible conflicts. On November 9, 2001, Forestal Millalemu (a subsidiary of ours which was merged into us in 2003) signed an agreement with three indigenous communities in connection with disputes regarding our Santa Elisa and Porthue properties. With this agreement we resolved our conflicts with these three native communities and agreed to use labor from the indigenous communities in the next harvest season with respect to approximately 200 hectares of the disputed lands. After the initial harvest, we also granted the three indigenous communities the right to use 5,000 square meters of land in the Santa Elisa and Porthue properties for their own use for two years. These agreements allowed us to further solve our conflicts with certain indigenous communities and continue our cooperation with them in order to achieve resolution of our disputes. On April 24, 2005, we sold 363.3 hectares near Purén in Chile's Region IX to Corporación Nacional de Desarrollo Indigena (National Corporation for Indigenous Development) for a total purchase price of Ch$382,967,235. The sale of this property settled the claim to title over such land by the Mapuche community. For more information regarding our legal proceedings, see Note 21 to our Consolidated Financial Statements.

By way of Resolution No. 203, the Servicio de Impuestos Internos (the "Chilean Internal Revenue Service" or "SII") notified us not to proceed for corporate income tax purposes with the recognition in Chile of the results of some of our foreign affiliates. According to the information available to us, Resolution No. 203 would affect US$30.4 million of deferred taxes, recoverable taxes and tax losses already recognized or utilized. We have disputed Resolution No. 203 in accordance with the reclamation procedure established in Articles 123 et seq. of the Tax Code. Based on the information available to us, the opinion of our legal advisors and the administrative jurisprudence of the SII in connection with Resolution No. 203, we have estimated as remote the probability that the final decision would be unfavorable to us and that it would have any effect on the US$30.4 million related to deferred taxes, recoverable taxes and tax losses already recognized or utilized.

In connection with the matters addressed by Resolution No. 203, during 2005 the SII sent to us a tax deficiencies assessment (the "Tax Assessment"). According to the Tax Assessment, we should have not recognized the result of some of our foreign affiliates in the tax year 2002 and we should amend our loss carry—forward for the same tax year. The consequences for us of the Tax Assessment are already considered in the effects of Resolution No. 203, because the deficiencies described in the Tax Assessment were already part of Resolution No. 203. We plan to dispute the Tax Assessment in accordance with the procedure established in Articles 123 et. seq. of the Tax Code. Based on the information available to us, the opinion of our legal advisors and the administrative jurisprudence of the SII in connection with the Tax Assessment, we have estimated as remote the probability that the final decision would be unfavorable to us.

Brazil

In 1997, members of indigenous communities occupied forests owned by Hacienda Bom Sucesso, one of our Brazilian subsidiaries in Brazil. The land and plantation occupied by the Duque de Caxias indigenous community has a book value of approximately US$531,000. This indigenous community occupying the land has cut an estimated 10% of the value of the affected plantations. Because Hacienda Bom Sucesso is entitled to indemnification by the Brazilian government with respect to all such losses, no reserves have been set aside.

Preemptive rights offerings

In connection with the combined offering we are required by Chilean law to make a preemptive rights offering to our existing shareholders. In that preemptive rights offering we will offer holders of shares of our common stock the right to subscribe for newly issued shares of common stock. In addition, we will make a separate simultaneous preemptive rights offering in which we will offer holders of our common stock the right to subscribe for treasury shares of common stock. In this document we refer to these two offerings together as the "preemptive rights offerings." On October 13, 2005, we filed a registration statement on Form F-1 relating to the preemptive rights offerings.

On the date of this prospectus, we will issue to holders of shares of our common stock rights to subscribe for up to 650,000,000 newly issued and 18,078,983 treasury shares of common stock. In the preemptive rights offerings, holders of our shares of common stock will have the right to subscribe to the newly issued shares or the treasury shares, as applicable, in proportion to their holdings of shares of common stock on the fifth Chilean business day (including Saturday for this purpose) prior to the commencement of those preemptive rights offerings. The preemptive rights offerings will commence on the date of this prospectus and will end 30 days thereafter.

In addition, although we are not required to do so, in both preemptive rights offerings we will offer to our holders of ADSs, as of the applicable record date, rights to subscribe for newly issued ADSs.

The price at which shares of common stock will be offered in the preemptive rights offerings will be the same as the price at which shares of common stock are being offered in the Chilean offering and the price at which the ADSs are being offered in the international offering (adjusting for the Chilean peso/U.S. dollar exchange rate and the ratio of shares of common stock to ADSs).

In order to make shares available for sale in the combined offering, our controlling shareholders, which together hold approximately 59.5% of our outstanding shares, have indicated their intention to waive their rights to purchase any of the approximately 386.7 million newly issued shares of common stock and any of the approximately 10.8 million treasury shares of common stock to which they are entitled in the preemptive rights offerings. Our controlling shareholders are not obligated to waive any of their preemptive rights nor will our controlling shareholders receive any consideration for the waiver of preemptive rights.

Upon the waiver by our controlling shareholders of their right to purchase the newly issued shares and treasury shares to which they are entitled in the preemptive rights offerings, we will be free to offer and sell shares in the combined offering free of preemptive rights. A maximum of 263,312,750 newly issued shares of common stock and 7,323,734 treasury shares of common stock (including the shares represented by ADSs) will be available for subscription in the preemptive rights offerings (after taking into account the waiver of preemptive rights by our controlling shareholders with respect to the newly issued shares and treasury shares). The sale of ADSs and shares in the combined offering is conditioned upon a valid and timely waiver by our controlling shareholders of their rights to purchase newly issued shares of common stock and treasury shares of common stock pursuant to the preemptive rights offerings.

The preemptive rights of other shareholders for which waivers have not been obtained, representing the right to purchase up to approximately 270 million shares of common stock, may be freely traded and may be exercised at any time until 30 days after their issuance. The ADR rights will not be transferable and will not be listed on any exchange.

We cannot predict how many shares of common stock will actually be subscribed for in the preemptive rights offerings. Any shares of common stock offered to shareholders that are not purchased in the preemptive rights offerings may be sold by us at any time prior to August 29, 2008 subject to certain restrictions as to price and terms of sale. See "Description of Share Capital—Preemptive Rights and Increases in Share Capital". Notwithstanding the foregoing, we, our officers and directors and the controlling shareholders have agreed not to sell any shares other than in the combined offering and the preemptive rights offerings for a period of 90 days after execution of the underwriting agreements for the combined offerings without the prior approval of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. has advised us that it has no present intention or arrangement to release any of the securities subject to a lock-up agreement. J.P. Morgan Securities Inc. has further advised us that the release of any lock-up will be considered on a case-by-case basis. Upon a request to release any securities subject to a lock-up agreement, J.P. Morgan Securities Inc. would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the requested release, the possible impact on the market for our common stock and whether the person seeking the release is an officer, director or affiliate of Masisa. See "Description of share capital—Preemptive rights and increases in share capital" and "Underwriters".

For information with respect to our controlling shareholders' beneficial ownership of the shares of common stock before and after the preemptive rights offerings and the combined offering, see "Principal Shareholders".

Exchange rates

The following table sets forth the annual low, high, average and period-end Observed Exchange Rates for U.S. dollars, as would be used for accounting purposes, for each year beginning in 2000, as reported by the Central Bank, expressed in peso per U.S. dollar.

	Daily Observed Exchange Rate Ch$ per US$(1)
Year	Low(1)	High(1)	Average(2)	Period End

2000	501.04	580.37	542.08	573.65
2001	557.13	716.62	637.57	654.79
2002	641.75	756.56	692.32	718.61
2003	593.10	758.21	686.89	593.80
2004	557.40	649.45	611.11	557.40
2005 (through November 9)	526.56	592.75	570.39	531.30

2005	High	Low

May	583.59	570.83
June	592.75	577.73
July	586.67	563.44
August	561.77	533.66
September	540.05	529.20
October	546.92	526.56

Source: The Central Bank of Chile.

(1)   Rates shown are the actual low and high, on a day-to-day basis, for each period.

(2)   Average of month end rates.

The observed exchange rate, as would be used for accounting purposes, on December 31, 2004 and on June 30, 2005 were Ch$557.40 = US$1.00 and Ch$579.00 = US$1.00, respectively. The observed exchange rate on November 9, 2005 was Ch$531.30 = US$1.00.

Exchange controls

The Central Bank of Chile, among other duties, is responsible for monetary policies and for exchange controls in Chile. On April 19, 2001 and on January 23, 2002, the Central Bank of Chile substantially liberalized Chilean exchange controls by issuing new rules that virtually eliminated the restrictions and limitations that had been previously in force. As a result of these changes, Chapter XXVI of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile, which addressed the issuance of ADSs by Chilean corporations, was eliminated. According to the new regulations, investments made by non-residents of Chile in shares underlying ADSs issued by Chilean corporations are now governed by Chapter XIV of the Compendio de Normas de Cambios Internacionales of the Central Bank of Chile ("Chapter XIV"), which provides that such investments must be carried out through Chile's Mercado Cambiario Formal or the Formal Exchange Market and reported to the Central Bank of Chile. The Formal Exchange Market includes all commercial banks and certain exchange houses and stock broker-dealers authorized by the Central Bank of Chile pursuant to Chapter III of the Compendio de Normas de Cambios Internacionales.

Since the completion of our merger with our former subsidiary Masisa in May 2005 and the share exchange in connection with the merger that occurred on August 4, 2005, all holders of our ADSs representing shares of our common stock have been governed by Chapter XIV.

Pursuant to Chapter XIV, foreign currency payments or remittances to parties abroad (outside of Chile) or made with funds held abroad, that correspond to capital, interest, inflation adjustments, profits and other benefits in connection with our ADSs must be carried out through the Formal Exchange Market and reported to the Central Bank of Chile.

Directors and senior management

Directors

Our administration is conducted by our board of directors which, in accordance with our estatutos, or bylaws, consists of seven directors. The entire board of directors is elected every three years. Our current board of directors was elected on June 6, 2005 for a term of three years. Cumulative voting is permitted for the election of directors. Our Chief Executive Officer is appointed by the board of directors and holds office at the board of directors' discretion. Scheduled meetings of the board of directors are held at least monthly. Extraordinary board of directors meetings may be called by the Chairman, when requested by at least five directors or, in limited circumstances, when requested by one director.

Our current directors are as follows:

Directors	Position	Age

Julio Moura	Chairman	53
Ronald Degen	Vice-President	62
Enrique Seguel M.	Director	67
Juan Carlos Méndez G.	Director	59
Patrick A. Nielson	Director	55
Jorge Carey T.	Director	63
Antonio Tuset J.	Director	61

Unless otherwise noted, the business address of each director is Avenida Apoquindo 3650, Piso 10, Las Condes, Santiago, Chile.

Julio Moura, 53 years old, has been the Chairman of our Board of Directors and Chairman of the Board of Directors of Masisa since 2002. Mr. Moura has also served as Chairman of the Board of Directors and Chief Executive Officer of Grupo Nueva since 1998. Grupo Nueva, a holding company, is, beneficially, a controlling shareholder of Masisa. He has served as Director, Member of the Executive Committee and Executive Vice-President for the Schindler Group and Sika Finanz in Switzerland among others. From 1980 until 1983 he was Senior Associate of the Consulting Company Booz Allen & Hamilton. Mr. Moura obtained a degree in mechanical engineering from the Swiss Federal Institute of Technology (ETH) in Zurich, Switzerland and holds an MBA of M.I.T., Sloan Management School of Management, USA.

Ronald Degen, 62 years old, became Vice-President of our Board in 2004. Mr. Degen has served as Vice-President for Mergers and Acquisitions of Grupo Nueva and a Director of the Board of Directors of Masisa since 2003. Prior to joining Grupo Nueva, Mr. Degen was Chairman of the Board, President and Chief Executive Officer of Amanco Brasil, a PVC pipe manufacturer and affiliate company of Grupo Nueva, from 2000-2004. He was also President and Chief Executive Officer of Companhia Paulista de Força e Luz (CPFL), a Director of the Board of Bandeirantes de Energia, a Director of the Board of Mercado Atacadista de Energia (MAE), President and Chief Executive Officer of Schindler Brasil, Vice-President of Grupo Abril, Executive Director and Chief Operating Officer of Editora Abril, Executive Director and Chief Executive Officer of Listel, Executive Director of Indústria Villares and Project Director of Booz Allen & Hamilton International. He has a Professional Electrical Engineering Degree from Escola de Engenharia

Mauá Brazil, is a Graduate in Automation from the Swiss Federal Institute of Technology (ETH) Switzerland, and has an MBA from the University of Michigan, USA.

Enrique Seguel M., 67 years old, joined the Company in 2004, and has served as a Director on our Board since April 2004. Mr. Seguel has served as Chief Executive Officer of Inmobilaria y Constructora Germania S.A., a property development company, since 1996 and as President of Asesorias e Inversiones ECAD S.A., an investment consulting firm, since 1996. Mr. Seguel is a Director of Rhein (Chile) S.A. He has also served as Minister of Finance of Chile, President of the Central Bank of Chile, Director of Entel S.A., Director of Delta S.A. and Director of Invertec S.A. Mr. Seguel holds a Bachelor of Arts in management from the Catholic University of Chile and a MBA from ESADE business school in Spain. He also is a retired General of the Army of Chile.

Juan Carlos Méndez G., 59 years old, joined the Company in 1994, and has served as a Director on our Board since 1994. In addition, Mr. Méndez serves as an Executive Director of David Del Curto S.A., Director of the Board and the Audit Committee of Cap S.A., Director of the Board of Moneda AFI, and member of the Audit Committee of Banco Estado Chile. Mr. Méndez has also served as a Director of Novaterra and Iansa. Mr. Méndez holds a degree in agricultural engineering from the Catholic University of Chile, a masters degree in agricultural economics from the Catholic University of Chile and a masters degree in economics and is a candidate for a PhD in economics from the University of Chicago, USA.

Patrick A. Nielson, 55 years old, became a Director on our Board of Directors in 2003. He has served as the Vice-President, General Counsel and Secretary of Grupo Nueva since 2002. He has also served on the Board of Directors of Masisa S.A. since 2002. Prior to 2002, he was Vice-President, General Counsel—Food Operations and Vice-President International Legal and Regulatory Affairs of Dole Food Company, Inc., a food company, where he began working in 1983. He has also been a member of the Board of Directors of Pascual Hermanos, S.A. of Spain and The Western Growers Association. Mr. Nielson holds a Bachelor of Arts in Political Science from Lewis & Clark College and a Juris Doctor from Hastings College of the Law, University of California.

Jorge Carey T., 63 years old, has served as a Director on our Board since 2004. Mr. Carey also serves on the board of directors of Masisa since 2002. He has been a senior partner of Carey y Cia., a Chilean legal firm since 1976. Carey y Cia. serves as outside counsel to Masisa from time to time. Mr. Carey is a board member of several publicly traded corporations, including Cemento Melón S.A. (of which he is the Chairman), Quebrada Blanca S.A., Enaex S.A. and CCU. He is also a board member of several other Chilean institutions, including Corporación del Patrimonio Cultural de Chile and Consejo Nacional de Television and of several non-Chilean organizations, including Aur Resources Inc in Toronto, Canada, The Center for International and American Law in Dallas, Texas, U.S.A. and the Moneda Chile Fund in Bermuda. Mr. Carey worked early in his career for three years as a staff attorney in Washington D.C. for the International Monetary Fund and the International Finance Corporation. He has been a professor of law at the Catholic University of Chile Law School and chairman of both the Chilean British Chamber of Commerce and the Chile Canada Chamber of Commerce in Santiago, Chile. He received his law degree from the Catholic University of Chile Law School and a Master's degree in Comparative Jurisprudence from the School of Law of New York University where he was a Fulbright scholar.

Antonio Tuset J., 61 years old, has served as a Director on our Board since June 2005. Mr. Tuset is a board member of several companies including Endesa-Chile S.A., Banmédica S.A., Isapre Banmédica S.A., Cerámicas Industriales, New Briggs (USA), Aeropuerto Internacional de Santiago S.A., Sociedad Concesionaria and Industrias Tricolor S.A. and is Chairman of the Board of Fundación Hogar de Cristo. He has served as Advisor to the President of Agrosuper Ltda., CEO of Celulosa Arauco y Constitución S.A., CEO of Forestal Arauco Ltda., CEO of Forestal Celco Ltda., CEO of Forestal Pedro de Valdivia Ltda., Director of Compañía Cervecerías Unidas S.A., Director of Viña Santa Carolina S.A., Director of Alimentos Watt's S.A., Director of Pesquera Guanaye S.A., Assistant General Manager of the Corporación de Fomento de la Producción and CEO of Industria Procesadora de Acero S.A. Mr. Tuset holds a business degree and is a certified accountant from the University of Chile and holds a diploma in philosophy from the Universidad de Los Andes.

Board committees

Directors Committee. Under the Chilean Stock Companies Act, all public companies must have a comité de directores, or directors committee, which is responsible for:

•
examining and commenting on the financial statements and external auditor's report that is delivered to the Company prior to the final presentation of such financial information at the annual shareholders' meeting;

•
nominating the external auditors and rating agencies that will be presented for approval at the annual shareholders' meeting;

•
evaluating and reporting to the Board of Directors on transactions with related parties pursuant to Article 89 of the Chilean Stock Companies Act as well as transactions in which a director, manager or executive officer of the Company has an interest as required by Article 44 of the Chilean Stock Companies Act; and

•
advising on the compensation of the Company's senior management.

Masisa's directors' committee is composed of three director members and was created in April 2001. The current members of the committee are Enrique Seguel, Juan Carlos Méndez and Antonio Tuset.

Audit committee. Our board of directors has established an audit committee which currently consists of Antonio Tuset, Enrique Seguel, Ronald Degen and Patrick Nielson. Our board of directors has determined that all of our audit committee members meet the criteria for independence set forth in Rule 10A-3(b)(1) of the U.S. Securities Exchange Act of 1934. Our audit committee is responsible for, among other things:

•
assuring the integrity of financial statements;

•
reviewing accounting policies;

•
monitoring legal and regulatory compliance by the Company;

•
discussing audited financial reports with the external auditors;

•
proposing external auditors to the board of directors;

•
reviewing and discussing with the external auditors the Company's internal controls;

•
evaluating potential claims and litigation as well as strategies for managing such risks;

•
establishing confidential and anonymous procedures for reporting accounting problems.

Executive officers

Our current executive officers are as follows:

Executive Officers	Position	Age

Enrique Cibié B.	Chief Executive Officer	52
Alejandro Droste B.	Chief Financial Officer	39
Maria Emilia Correa	Chief Social and Environmental Officer	47
Miguel Oneto R.	Chief Human Resources Officer	48
Patricio Reyes U.	General Counsel	37
Fernando A. Errázuriz O.	Chief Supply Chain Officer	42
Miguel Martí	Chief Communications Officer	50
Eduardo Vial R-T.	Chief Operations Officer—Boards Division	51
Italo Rossi B.	Chief Sales and Marketing Officer—Boards Division	52
Tomas Morales J.	Chief Operations Officer—Solid Wood Division	36
Michel Asselot C.	Chief Sales and Marketing Officer—Solid Wood Division	60
George MacConnell	Chief Executive Officer—Masisa USA	58
Jorge Correa D.	Chief Officer—Forestry Division	57
Matias Mackenna G.H.	Corporate Development Officer	32

Enrique Cibié B., 52 years old, joined Masisa in September 2005 and has served as Chief Executive Officer of Masisa since then. Prior to joining Masisa he was Chief Executive Officer of Farmacias Ahumada S.A. from 2001 to 2005 leading its internazionalization process within Latin America. He is currently Vice President of the Board of Farmacias Benavides, Chairman of the Board of Boticas FASA, FASAMED, and Terramater S.A. and he is on the Board of Directors of Interamericana Compañía de Seguros de Vida S.A., Fundación Alter Ego, Empresas San Cristóbal and Colegio Mariano de Schoenstatt. Mr. Cibié holds an MBA from Stanford University and a Business degree from Catholic University of Chile.

Alejandro Droste B., 39 years old, joined Masisa in February 2003, and has served as Chief Financial Officer since then. Mr. Droste is also a Director of Inversiones Internacionales Terranova S.A. Prior to joining Masisa, Mr. Droste was Chief Financial Officer of Masisa do Brasil from 1999 to 2003. Mr. Droste holds a Business degree from the University of Santiago in Chile and a Masters degree in finance from the London School of Economics, in the United Kingdom.

Maria Emilia Correa, 47 years old, joined Grupo Nueva in 2000, and has served as Vice-President, Social and Environmental Responsibility, since then. In addition, Ms. Correa has served as Chief Social and Environmental Officer for Masisa since July 2004. She divides her time approximately equally between Grupo Nueva and Masisa. Ms. Correa served as Executive Director of Colombian BCSD from 1995 to 2000. Ms. Correa holds a law degree from the

Universidad de los Andes of Bogota in Colombia and a Masters degree in sociology from the New School for Social Research, USA.

Miguel Oneto R., 48 years old, has served as Chief Human Resources Officer since 2003. Prior to his current position, Mr. Oneto served as Chief Human Resources Officer of our former subsidiary Masisa since 1997. Prior to joining Masisa, he was Head of McKay's Holding's Training Department, Head of the Training Department of Banco BHIF and Human Resources and Administration Manager of AFP Habitat S.A., Laboratorio Ballerina and First National Bank of Boston. Mr. Oneto received a degree in Business Administration from the University of Santiago and a postgraduate degree in Human Relations and Labor Psychology from the Catholic University of Chile.

Patricio Reyes U., 37 years old, joined Masisa in 1999, and has served as General Counsel since 2002. He also serves as a Director of IITSA and Oxinova S.A. Prior to joining Masisa, Mr. Reyes worked as associate attorney for Estudio Arturo Alessandri, a Chilean law firm. Mr. Reyes holds a law degree and a Masters degree in corporate law from the Catholic University of Chile. He is a practicing lawyer in Chile as designated by the Supreme Court of Chile and is a member of the Chilean College of Lawyers.

Fernando A. Errázuriz O., 42 years old, joined Masisa in July 2004, and has served as Chief Supply Chain Officer since then. Prior to joining Masisa, Mr. Errázuriz served as Supply Chain Director at Kimberly Clark, a paper company, from 1997-2004. Mr. Errázuriz holds a Civil Engineering degree from Catholic University of Chile and a Masters in Business Administration from Adolfo Ibáñez University in 1997.

Miguel Martí, 50 years old, joined Grupo Nueva in 2000, and since then has served as Vice-President, Corporate Communications. In addition, Mr. Martí has served as Masisa's Chief Communications Officer since February 2005. He divides his time approximately equally between Grupo Nueva and Masisa. Between 1994 and 2000, he was a board member and regional director for Latin America of Porter Novelli Internacional. Mr. Martí is a journalist and graduate of the Autonomous University of Central America.

Eduardo Vial R-T., 51 years old, has served as Chief Operations Officer of our Boards Division since January 2005. Prior to his current position, he was Chief Executive Officer of our former Masisa subsidiary and Chief Operating Officer of our former Masisa subsidiary from 1986 through March 2003. Before joining Masisa, he was in charge of INFORSA's sawmill operations. Mr. Vial holds a degree in Forestry Engineering from the University of Chile.

Italo Rossi B., 52 years old, joined Masisa in 1989, and has served as Chief Sales and Marketing Officer of our Boards Division since January 2005. He served as Chief Executive Officer of Masisa do Brasil from 1999-2004. Before joining Masisa, he was Forestry Director at Fundación Chile. Mr. Rossi holds a degree in Forestry Engineering from the University of Chile.

Tomas Morales J., 36 years old, has served as the Chief Operation Officer of Solid Wood operations of Masisa since October 2004. Prior to his current position, he was the Corporate Development Officer of Masisa from 2003-2004. Mr. Morales is also an alternate director of Forestal Tornagaleones S.A. Prior to joining Masisa, Mr. Morales served as a Senior Consultant for Risk Capital Management, Inc. in New York from 2002-2003. He attended graduate school from 2000-2002. Mr. Morales holds a degree in Forestry Engineering from Universidad Austral de Chile and a Masters in Business Administration from Harvard Business School.

Michel Asselot C., 60 years old, joined Masisa in 1999, and has served as Chief Sales and Marketing Officer of our Solid Wood Division since January 2005. Prior to his current position, Mr. Asselot also served as Chief Executive Officer of Forestal Terranova Mexico and as Vice President of Lumber Sales for the Latin America and Caribbean regions. Mr. Asselot holds a degree in Agronomy Engineering from ESITPA in Paris University.

George MacConnell, 58 years old, joined Masisa in December 2003, and has served as Chief Executive Officer of Masisa USA since December 2003. Mr. MacConnell also serves as a Director of John Wieland Homes, located in Atlanta, GA. Mr. MacConnell served as Chairman and Chief Executive Officer of US Build, a supply chain consultant, from 2000-2003. He was employed with Georgia Pacific Corporation from 1971-1997 and served as a corporate officer from 1983-1997. Mr. MacConnell was Senior Vice-President in charge of GP's building products distribution business from 1987-1997. Mr. MacConnell holds a B.S. from Northeastern University in Boston, MA.

Jorge Correa D., 57 years old, joined Masisa in 1997 and has served as Chief Officer of our Forestry Division since January 2005. Mr. Correa has also served as Chief Executive Officer of Forestal Tornagaleones and Forestal Argentina, forestry subsidiaries of Masisa, since joining the Company in 1997. He divides his time approximately equally among his responsibilities at Forestal Tornagaleones, Forrestal Argentina and as Chief Officer of our Forestry Division. Mr. Correa also works four hours per week as a part-time Professor of Forestry Engineering at the University of Chile. Mr. Correa holds degree in Forestry Engineering from the University of Chile.

Matias Mackenna, G.H., 32 years old, joined Masisa in 2003 and has served as Corporate Development Officer since October 2004. Prior to his current position, he was Vice President of Planning and Management Control. Prior to joining Masisa, Mr. Mackenna served in different positions in the planning area of the Angelini Group. Mr. Mackenna holds a degree in Industrial Engineering from the Pontificia Universidad Catolica de Chile and a Masters in Business Administration from Babson College.

Director and executive officer compensation

For the period ended June 30, 2005, the aggregate amount of compensation we paid to our directors and executive officers was US$1.4 million. Members of our board of directors received per diem fees for attendance at meetings of the board and Directors' Committee meetings, as applicable. We adopted a new profit sharing plan for its directors at an extraordinary shareholders' meeting held on June 6, 2005. Under the new plan, our directors receive 1.5% of our annual consolidated net income with the Chairman and Vice-President of the board receiving five times and two times, respectively, the amount received by the other directors and with a maximum of US$40,000 for directors, US$80,000 for the Vice-President and US$200,000 for the Chairman. Prior to the new plan, we had a profit sharing plan for our directors under which the directors received the excess of 1.5% of dividends paid over their annual per diem fees. Through December 31, 2004, we have never distributed sufficient dividends such that 1.5% of those dividends was greater than our directors' per diem fees and therefore have never paid a portion of our dividends to our directors. However, during 2005 we expect to distribute profits to our directors under such plan with respect to our 2004 operating results. Neither we nor our subsidiaries maintain any pension or retirement programs for our or their directors or executive officers, respectively.

The table below sets forth compensation paid to directors for the six months ended June 30, 2005.

Director compensation

Directors (in US$)	Per Diem for attendance at board meetings	Profit Sharing	Per Diem for attendance at directors committee

Julio Moura	$ 40,000	$16,906	$—
Patrick A. Nielson	17,500	8,453	1,800
Michael Stuart-Smith	—	8,607	—
Ignacio García R.	—	1,799	—
René Reyes S.	—	1,799	—
Jorge Carey T.	17,500	6,654	—
Juan C. Méndez G.	17,500	8,453	1,800
Enrique Seguel M.	17,500	6,654	1,800
Antonio Tuset J.	5,000	—	—
Ronald Degen	22,500	8,453	—
Carlos Marín	5,000	—	—
Total	$142,500	$67,776	$5,400

We paid our executive officers an aggregate amount of compensation of US$1.2 million and severance payments of US$0.3 million during the period ended June 30, 2005. Chilean law does not require us to disclose annual compensation for our executive officers on an individual basis. None of our executive officers received any securities pursuant to a bonus or profit sharing plan.

Share ownership

None of our officers or directors beneficially owned any of our shares as of December 31, 2004. The Company has no stock option plan for its directors, executive officers or employees.

Employees

As of June 30, 2005, we had 4,424 employees, including employees of all our Chilean, Brazilian, Venezuelan, Argentinean, Mexican, U.S., Colombian, Peruvian and Ecuadorian subsidiaries. The significant increase in the number of employees in 2004 is due mainly to changes in Chile's labor code that required us to contract workers that were previously sub-contracted. The following table sets forth the number of employees by main category of activity and geographic location as of the end of each year in the three-year period ended December 31, 2004:

EMPLOYEES BY JOB-CATEGORY(1) AND LOCATION

	Executives(1)			Professionals			Workers			Consolidated
	2003	2004	Jun- 2005	2003	2004	Jun- 2005	2003	2004	Jun- 2005	2003	2004	Jun- 2005

Chile(2)	82	51	59	403	396	413	1,417	2,026	2,097	1,902	2,473	2,569
Brazil	12	8	9	99	89	143	733	820	703	844	917	855
Venezuela	16	15	15	171	114	117	191	234	230	378	363	362
United States	7	2	3	14	23	30	50	62	62	71	87	95
Mexico	11	9	8	53	73	76	125	112	102	189	194	186
Colombia	5	1	1	6	7	7	6	1	1	17	9	9
Costa Rica	1	-	-	3	-	-	1	-	-	5	-	-
Argentina(3)	9	11	12	45	46	53	142	290	277	196	347	342
Peru/Ecuador	1	1	1	5	5	5	-	-	-	6	6	6

Total	144	98	108	799	753	844	2,665	3,545	3,472	3,608	4,396	4,424

(1)   Executives include the CEO, Chief Managers, Deputy Chief Managers and Plant Head Managers. Professionals include Middle Managers, Supervisors and professionals in positions without supervision. Workers include all employees other than executives and professionals.

(2)   Includes Forestal Tornagaleones and Masisa Partes y Piezas.

(3)   Includes Forestal Argentina.

Chile. As of June 30, 2005, we had 2,569 permanent employees in Chile. Approximately 61% of our Chilean employees are represented by nine labor unions.

Chilean law protects the rights of our workers, whether unionized or specially organized as a group (i.e., "Negotiating Group"), for the purpose of the collective bargaining process and to strike in the event that an agreement on labor contracts is not reached. Labor relations for unionized and non-unionized employees in each of our facilities are governed by one or more separate collective bargaining agreements between us and one or more of the unions or Negotiating Groups of which the employees at the facility are members.

During the first half of 2005, we negotiated collective bargaining agreements with one union and did not experience any work stoppages in Chile. The agreements are for 48-month terms and will expire during 2009. We believe we have good relationships with the labor unions. We have no reason to believe that future collective bargaining processes will not follow past practice and we do not anticipate any work stoppages at any of our facilities. Compensation for unionized personnel and employees is established in accordance with the relevant collective bargaining agreements. Pursuant to these agreements, employees receive a salary according to a scale that is based upon job function, performance and seniority. Unionized employees also receive certain benefits provided for by law and certain benefits that vary depending upon the terms of their collective bargaining agreement.

All employees who are dismissed for reasons other than misconduct are entitled by law to severance pay. Non-unionized permanent employees are entitled to a basic payment of one month's salary (with a maximum of UF90, equivalent to US$2,688 as of June 30, 2005) for each year or fraction thereof worked, provided that the fraction is at least six months. This severance payment is limited to a total payment of no more than 11 months' salary for employees hired after August 14, 1981. Severance payments to employees hired before August 14, 1981 are not subject to this limitation.

We do not maintain any pension or retirement programs for our employees in Chile. Workers in Chile are subject to a national pension law that establishes a system of independent pension plans which are administered by Administradoras de Fondos de Pensiones (Pension Fund Administrators). We have no liability for the performance of the pension plans or any pension payments to be made to our employees in Chile.

Brazil. As of June 30, 2005, we had 855 permanent employees in Brazil. Approximately 4% of our Brazilian employees are represented by labor unions.

In Brazil, collective bargaining agreements are negotiated on an industry-wide basis. Our Brazilian employees are members of one industry-wide union. Therefore, all of the collective bargaining agreements between us and the union are the result of industry-wide collective bargaining. The collective bargaining agreements are renewed on an annual basis. We believe our relationship with our employees is good.

We do not maintain any pension or retirement programs for our employees in Brazil. Based on total payroll, we make monthly contributions to severance indemnity plans, government pension and social security. These payments are expensed as incurred. We do not have any liability for the performance of the pension plans or any pension payments to be made to our employees in Brazil.

Venezuela. As of June 30, 2005, we had 362 permanent employees in Venezuela. Approximately 75% of our Venezuelan employees are represented by labor unions.

Venezuelan law protects the rights of our workers, whether unionized or specially organized as a group, for the purpose of the collective bargaining process ("Negotiating Group") to strike in the event that an agreement on labor contracts is not reached. Labor relations for unionized and non-unionized employees in each of our facilities are governed by one or more separate collective bargaining agreements between us and one or more of the unions or Negotiating Groups of which our Venezuelan employees are members.

During the first half of 2005, we did not have any collective bargaining negotiations with any of the unions in Venezuela. During 2004, we negotiated collective bargaining agreements with two unions and did not experience any work stoppages in Venezuela. The terms of the agreements are for 36 months.

We do not maintain any pension or retirement programs for our employees in Venezuela. Based on total payroll, we make monthly contributions to severance indemnity plans, government pension and social security, and such payments are expensed as incurred. We do not have any liability for the performance of the pension plans or any pension payments to be made to our employees in Venezuela.

Argentina. As of June 30, 2005, we had 342 permanent employees in Argentina.

In Argentina, collective bargaining agreements are negotiated on an industry-wide basis. Our employees are members of two industry-wide unions. Therefore, all the collective bargaining agreements between us and the unions are the result of industry-wide bargaining. The collective bargaining agreements are renewed on an annual basis. We believe our relationship with our employees is good.

All employees who are dismissed without cause are entitled by law to severance pay, which is based, among other things, on length of service. These severance payments are subject to a minimum of at least two months salary.

We do not maintain any pension or retirement programs for our employees in Argentina. As in Chile, pension plans in Argentina are administered by independent Administradoras de Fondos de Jubilaciones y Pensiones (Pension Fund Managers). We do not have liability for the performance of the pension plans or any pension payments to be made to our employees in Argentina.

Mexico. As of June 30, 2005, we had 186 permanent employees in Mexico. Approximately 23% of our Mexican employees are unionized and are all represented by one labor union.

In Mexico as in Brazil and Argentina, collective bargaining agreements are negotiated on an industry-wide basis. Our employees at Maderas y Sintéticos de México S.A. de C.V. and Maderas y Sintéticos Servicios S.A. de C.V. belong to one industry-wide union, and all of the collective bargaining agreements between those companies and the union are the result of industry-wide collective bargaining. The collective bargaining agreements are renewed each year. The current collective bargaining agreement was entered into in January 2005.

All employees who are dismissed for reasons other than misconduct are entitled by law to severance pay equal to three months salary plus twelve days salary for each year or fraction thereof that the employee has worked for the company.

We do not maintain any pension or retirement programs for our employees in Mexico. As in Brazil and Argentina, we make monthly contributions to severance indemnity plans, government pension and social security, and such payments are expensed as incurred. We have no liability for the performance of the pension plans or any pension payments to be made to the employees in Mexico.

Principal shareholders

Except as otherwise noted, the following table sets forth information concerning the beneficial ownership of our shares as of September 30, 2005, for the following each person or entity who is known by us to own beneficially more than 5% of our outstanding shares. None of our officers or directors beneficially owned any of our shares as of September 30, 2005.

We are required under Chilean regulations to disclose our twelve largest shareholders, and this information is also included in the following table. None of our major shareholders have different voting rights than any other shareholder of our company.

The number and percentage of shares beneficially owned by each shareholder is determined in accordance with Rule 13d-3 of the Exchange Act and the information provided below is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual or entity has voting power and/or investment power and any shares that the individual has the right to beneficially acquire within sixty days of the date of this document through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares that power with his or her spouse) with respect to the shares shown as beneficially owned.

Our only outstanding voting securities are shares of our common stock without nominal (par) value. As of September 30, 2005, there were 5,030,981,033 shares, with no nominal (par) value, of Masisa issued and outstanding. Eleven record holders resident in the United States held 179,254,446 shares as of September 30, 2005.

	Shares Owned
Shareholder	Total Beneficial Ownership	Percentage of Outstanding Shares

Grupo Nueva S.A.*	1,586,458,695	31.53%
Inversiones Forestales Los Andes S.A.*	1,406,489,402	27.96%
AFP Provida S.A	364,850,952	7.25%
AFP Habitat S.A	329,469,256	6.55%
AFP Cuprum S.A.	216,160,212	4.30%
AFP Santa Maria S.A.	159,504,007	3.17%
AFP Summa Bansander S.A.	125,866,853	2.50%
The Bank of New York	111,996,682	2.23%
Moneda AFI	62,180,923	1.24%
AFP Planvital S.A.	50,656,123	1.01%
Banchile Corredores de Bolsa S.A.	46,526,726	0.92%
Larrain Vial S.A. Corredores de Bolsa	37,596,889	0.75%

*
Grupo Nueva S.A. owns 99.9% of the outstanding share capital of Inversiones Forestales Los Andes S.A.

As shown in the table above, prior to the combined offering Grupo Nueva S.A. and Inversiones Forestales Los Andes S.A. together own 2,992,948,097 shares, or 59.49%, of our common stock. These controlling shareholders are granting the international underwriters an option, exercisable within 30 days of the date of this prospectus, to purchase up to an aggregate of             additional ADSs, solely for the purpose of covering over-allotments, if any. Following

the combined offering, the controlling shareholders will together own                    shares of our common stock, assuming:

  •
  the international underwriters fully exercise the over-allotment option; and

  •
  the controlling shareholders do not exercise any of their preemptive rights to subscribe for newly issued and treasury shares.

The following table summarizes the percentage of our outstanding shares that will be held by our controlling shareholders after giving effect to the combined offering, the exercise of preemptive rights to purchase newly issued shares and treasury shares and the over-allotment option, assuming that our controlling shareholders do not exercise any of their preemptive rights to subscribe for newly issued and treasury shares:

	Over-allotment option
	No Exercise	Full Exercise
No exercise of preemptive rights	55.1%
Full exercise of preemptive rights to purchase newly issued shares(1)	52.6%
Full exercise of preemptive rights to purchase newly issued shares and treasury shares(2)	52.5%
(1) Assumes full exercise of preemptive rights by all shareholders other than the controlling shareholders to purchase newly issued shares.
(2) Assumes full exercise of preemptive rights by all shareholders other than the controlling shareholders to purchase newly issued shares and treasury shares.

Grupo Nueva S.A., formerly known as Compañía de Inversiones Suizandina S.A. and Inversiones Forestales Los Andes S.A. ("Los Andes") are each Chilean corporations. The principal business address of each of Grupo Nueva and Los Andes is Avenida Apoquindo No. 3650, Piso 11, Las Condes, Santiago, Chile. Grupo Nueva S.A. owns 99.9% of the outstanding share capital of Los Andes. Together, Grupo Nueva and Los Andes own approximately 59.5% of our outstanding share capital as of August 31, 2005. Grupo Nueva S.A. is a wholly owned indirect subsidiary of Inversiones VIVA Finance S.A. BVI (formerly known as Tigon Finance Ltd., BVI, "VIVA Finance"), a corporation organized under the laws of the British Virgin Islands. During the preceding three year period, Grupo Nueva S.A. and Los Andes have changed their holdings in our company on one occasion. On April 23, 2003, Forestal Terranova's shareholders approved a capital increase of US$100.0 million divided into 990,897,167 shares. As a result of the capital increase, all Terranova's shareholders were entitled to preemptive rights to purchase shares. On June 27, 2003, Grupo Nueva S.A. Suizandina and Los Andes exercised their rights to subscribe for 63,308,873 shares and 56,165,441 shares, respectively, which was less than the total number of shares for which either company was entitled to subscribe. As a result, the interest of Grupo Nueva and Los Andes was reduced from approximately 42.44% and 37.65%, respectively, immediately prior to the capital increase, to 40.49% and 35.89%, respectively, immediately following the capital increase.

All of the outstanding share capital of VIVA Finance is owned by the Bamont Trust Company Limited, as trustee (the "Trustee") of the VIVA Trust (the "VIVA Trust"), an irrevocable trust established for the benefit of certain charities and charitable purposes under the laws of the Commonwealth of The Bahamas. The Trustee is a Bahamian company. The Trustee manages the VIVA Trust property as directed by the advisory committee (the "Advisory Committee") of the VIVA Trust. All of the VIVA Finance shares were contributed to the VIVA Trust by Stephan Schmidheiny (the "Settlor") on April 3, 2003.

The Advisory Committee is a committee established as part of the VIVA Trust which must consist of between two and seven members and may only act by majority vote. The Advisory Committee, through the Trustee, controls VIVA Finance. None of the members of the Advisory Committee currently have, nor may any of them have at any future time, an economic interest in the property held in trust by the VIVA Trust.

Pursuant to the terms of the VIVA Trust, the members of the Advisory Committee and the Trustee may be appointed and removed, subject to applicable law, by the Protector of the VIVA Trust (the "Protector"). The current protector of the VIVA Trust is Roberto Artavia Loria. In addition, the Protector casts the deciding vote on any matter voted on by the Advisory Committee in the event of an even cast of votes by its members. The Settlor does not currently have, and cannot have at any future time, an economic interest in the property held in trust by the VIVA Trust. The Settlor may, however, appoint and remove the Protector subject to applicable law. In connection with the structure described above, each of Stephan Schmidheiny, as Settlor, and Roberto Artavia Loria, as Protector, may be deemed to have or share voting or investment power with respect to shares of our common stock held by Grupo Nueva and Los Andes.

For information regarding limitations on certain share purchases see "Description of Share Capital—Memorandum and Articles of Association."

Markets

The Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The Santiago Stock Exchange, which is Chile's principal exchange, had a market capitalization of approximately US$121.3 billion as of June 30, 2005 and an average monthly trading volume of approximately US$1.3 billion for the first half of 2005. The Santiago Stock Exchange was established in 1893 and is a private company whose equity consists of 48 shares held by 45 shareholders. As of June 30, 2005, 243 share series were listed on the Santiago Stock Exchange. The Santiago Stock Exchange accounts for approximately 83% of all amounts traded in Chile.

Equity, closed-end funds, fixed-income securities, short-term and money market securities, gold and U.S. dollars are traded on the Santiago Stock Exchange. In 1991, the Santiago Stock Exchange initiated a futures market with two instruments: U.S. dollars futures and Selective Share Price Index ("IPSA") futures. In 1994, the Santiago Stock Exchange initiated an option market. Regarding securities, they are traded primarily through an electronic system of trade, called Telepregón, which operates from 9:30 a.m. to 4:30 p.m. The Electronic Stock Exchange of Chile operates continuously from 9:30 a.m. to 4:30 p.m. on each business day.

The three main share price indices for the Santiago Stock Exchange are the General Share Price Index (the "IGPA"), the IPSA and the Inter-10. The IGPA is calculated using the prices of 159 issues and is broken into five main sectors (although there are 15 sectors in total): banks and finance, farming and forest products, mining, industrials and miscellaneous. The IPSA is a major company index, currently including the Exchange's 40 most active stocks. Shares included in the IPSA are weighted according to the value of shares traded and account for more than 80% of the entire market capitalization. The Inter-10 corresponds to the quarterly l0 most active Chilean ADRs. Masisa's stock is included in both the IGPA and the IPSA. In addition, there are two main share price indices for the Electronic Stock Exchange, the Global Index and the ADRIAN. The Global Index is composed of the 42 shares most representative of the Chilean economy and are integrated by four industrial sectors: electricity, services, industry and natural resources. The ADRIAN incorporates all the Chilean ADRs.

In addition to the Santiago Stock Exchange, the Chilean securities market includes two additional exchanges: The Chilean Electronic Stock Exchange, an electronic trading market which was created by banks and non-member brokerage houses; and the Valparaíso Stock Exchange. As of December 31, 2004, approximately 17% of equity trading was conducted on the Chilean Electronic Stock Exchange, and the remaining 1% of equity was traded on the Valparaíso Stock Exchange.

Related party transactions

In the ordinary course of our business, we engage in a variety of transactions with certain affiliates and related parties. Financial information concerning these transactions is set forth in Note 6 to our Consolidated Financial Statements. Article 89 of the Chilean Corporations Law requires our transactions with related parties be on a market basis or on similar terms to those customarily prevailing in the market. Article 89 requires us to compare the terms of any such transaction to those prevailing in the market at the date the transaction is to be entered into. Directors of companies that violate Article 89 are liable for losses resulting from such violation. In addition, Article 44 of the Chilean Corporations Law provides that any transaction in which a director has a personal interest or is acting on behalf of a third party must be previously approved by the board of directors, which will do so only when it has been informed of such director's interest and the terms of such transaction are similar to those prevailing in the market. If the proposed transaction involves amounts considered to be material, the board must, in order to approve the transaction, previously determine that such transaction is made on market terms. If it is not possible to reach such a judgment, the board may appoint two independent evaluators. The evaluators' final conclusions must be made available to shareholders and directors for a period of 20 business days, during which shareholders representing 5% or more of the issued voting shares may request that the board call a shareholders meeting to resolve the matter, with the agreement of two-thirds of the issued voting shares. For purposes of this regulation, the law deems the amount of a proposed transaction to be material if

•
it exceeds 1% of the company's paid-in capital and reserves, provided that it also exceeds 2,000 UF or

•
it exceeds 20,000 UF.

All resolutions approving such transactions must be reported to the company's shareholders at the next annual shareholders meeting. Violation of Article 44 may result in administrative or criminal sanctions and civil liability to shareholders or third parties who suffer losses as a result of such violation. We believe that we have complied with the requirements of Article 89 and

Article 44 in all transactions with related parties and affirm that we will continue to comply with such requirements. See Note 6 to our Consolidated Financial Statements for a more detailed accounting of transactions with related parties.

In the ordinary course of operations, we enter into related party transactions concerning our normal business matters. These agreements address issues such as the purchase and supply of raw materials and finished wood products and inter-company account receivable or account payable transactions. In addition, we and our subsidiaries have entered into a number of administrative service agreements with certain of our affiliated entities.

Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These accounts receivable in some cases accrue interest at the 180-day London Interbank Offering Rate ("LIBOR") plus a spread ranging from 1.7% to 2.2%. Maturities of these loans are subject to cash availability of our subsidiaries, while commercial accounts have normal collection terms. For more information regarding transactions between us and our related parties, see Note 6 to our Consolidated Financial Statements.

In 1999, we entered into a long-term supply contract with Oxinova C.A., our affiliate in Venezuela, which requires us to purchase all of our resin from Oxinova C.A. Pursuant to the contract, we also have the obligation to purchase an annual minimum amount of resin from Oxinova C.A. Although the contract holds that we have to buy all of our resin from Oxinova C.A., the agreement also allows us to accept other competitive offers to purchase resin from other resin suppliers in the market, pursuant to certain conditions established in the agreement.

In June 2003, Forestal Terranova S.A. entered into an administrative services agreement with Masisa. Pursuant to this agreement, Masisa provided Forestal Terranova S.A. with administrative management services in corporate areas of its business, including human resources, information technology, and treasury. Under the same agreement, Forestal Terranova S.A. provided to Masisa legal services and administrative management services for corporate areas including supply chain management and social and environmental responsibility. The services provided to Forestal Terranova S.A. by Masisa and by Forestal Terranova S.A. to Masisa with respect to such areas of our operations included guidance regarding, among other things, the staffing and assigning of personnel to operations, the organization of sub-divisions of our main corporate areas, the pricing and contracting of external service contractors and suppliers, and the re-negotiation of existing contracts and business relationships. Upon completion of the merger by incorporation of Masisa into and with Terranova, this contract expired.

In addition, in 2003, Terranova S.A. entered into other service agreements with Masisa at the subsidiary level of several of Terranova S.A.'s respective businesses. In Brazil, Masisa Madeiras, which was formerly known as Terranova Brasil, entered into an administrative and forestry services agreement with Masisa do Brasil Limitada. Under this contract, as amended and restated on January 1, 2005, Masisa Brasil provides administrative management for both companies in Brazil. Masisa Madeiras pays Masisa Brasil a monthly fee of US$38,477.70 for these services. Likewise, Masisa's Mexican subsidiary, Masisa Mexico, entered into a similar administrative management and financial services agreement with Masisa Servicios, another of Masisa's Mexican subsidiaries. Pursuant to this agreement, Masisa Servicios manages administrative and financial corporate services for Masisa Mexico. Masisa Servicios charges

Masisa Mexico the cost of the administrative services in addition to a five percent commission rate. Masisa Servicios charges Masisa Mexico a monthly fee of approximately US$297,000. In addition, Terranova Mexico leases a small amount of office space from Masisa Mexico in Mexico City, and, through 2004, Masisa Mexico leased from Terranova Mexico office space in Mexico City.

In 2004, Masisa USA, entered into a contract with Masisa and Masisa Argentina under which Masisa USA sells and distributes MDF mouldings produced by Masisa and Masisa Argentina in the United States. The terms of the contract provide that Masisa USA will purchase MDF mouldings from Masisa and Masisa Argentina according to specific orders Masisa USA receives from its customers. Masisa USA pays the purchase price that its clients pay for the MDF mouldings less a discount of three percent commission and logistical and other transport costs.

With effect as of January 1, 2003, Terranova S.A. entered into a three-year management contract with Masisa for Masisa's management of Terranova S.A.'s indirect subsidiary, Fibranova C.A. Fibranova C.A. owns board production installations in Puerto Ordaz, Venezuela. Under this agreement, Masisa has administrative control of Fibranova's operations, including, with some restrictions, management of all areas of that company, including senior management, finance and administration, marketing, commercial and human resources.

Description of share capital

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our estatutos and Chilean law. As explained above, our estatutos effectively serve the purpose of both the articles or certificate of incorporation and the bylaws of a company incorporated in the United States. For convenience, in this document we refer to our estatutos as our "Bylaws". This description contains all material information concerning the shares. You are encouraged to review our estatutos (a copy of which has been filed as an exhibit to the registration statement of which this document forms a part), the Chilean Corporations Law and the Ley de Mercado de Valores No. 18,045, or the Securities Market Law, each referred to below.

For more information regarding our share capitalization, the history of our share capital for the last three years and our markets, see "Market information" and "Principal shareholders" elsewhere in this prospectus.

Memorandum and articles of association

Set forth below is certain information concerning Masisa S.A.'s capital stock and a brief summary of certain significant provisions of its estatutos (the "Bylaws") and Chilean law. You are encouraged to review our Bylaws, which are filed as Exhibit 3.1 of this prospectus.

Organization and register

We are a publicly-held stock corporation (sociedad anónima abierta) organized under the laws of Chile and have an indefinite corporate duration. We were incorporated by a public deed dated July 17, 1996, an abstract of which was published in the Diario Oficial de la República de Chile No. 15,109 (Official Gazette of Chile No. 15.109) on August 10, 1996. This publication is recorded on page 19,525 No. 15,190 of the Registro de Comercio de Santiago (Commercial

Registry of Santiago) for the year 1996. Our corporate purpose, as stated in our Bylaws, is broadly defined to include the production and sale of wood products, as more fully set forth in the Third Article of our Bylaws.

Shareholder rights

Shareholder rights in Chilean companies are governed generally by a company's bylaws (which effectively serve the purpose of both the articles, or certificate, of incorporation, and the bylaws of a United States company). Additionally, the Chilean Corporations Law governs the operation of Chilean stock corporations and provides for certain shareholder rights.

Shareholder rights can be amended through an agreement adopted in an Extraordinary Shareholders Meeting, which shall subsequently agree upon the corresponding amendment to the bylaws. However, there are certain provisions of Chilean law that cannot be waived by the shareholders, such as the legal formalities prescribed by the Chilean Corporations Law for the organization and validity of a corporation or for the amendment of its by-laws; provisions dealing with the protection of minority shareholders, including the minimum number of board members, the existence of a committee of directors, the list of matters that shareholders may decide upon in an ordinary and/or extraordinary shareholders meeting of the company, the quorum required for the approval of certain supermajority matters; and other public policy provisions, such as the rules for the liquidation of a company, tender offer rules and, generally, all securities market regulation.

The Chilean securities markets are principally regulated by the Superintendencia de Valores y Seguros (the Chilean Securities and Insurance Commission) ("SVS") under the Securities Market Law and the Chilean Corporations Law. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority investors. The Chilean Corporations Law clarifies rules and requirements for establishing publicly-held stock corporations while eliminating government supervision of privately-held companies. The Securities Market Law establishes requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities.

Under Articles 12 and 54 and Title XV of the Securities Market Law, certain information regarding transactions in shares of publicly-held corporations must be reported to the SVS and the Chilean exchanges on which such shares are listed. Holders of shares of publicly-held corporations are required to report to the SVS and the Chilean exchanges:

•
any acquisition or sale of shares that results in the holder's acquiring or disposing of 10% or more of the corporation's capital; and

•
any acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10% or more of the corporation's capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

Persons or entities intending to acquire control of a publicly-held corporation are also required to inform the public in advance through a notice published in a Chilean newspaper, which must disclose the price and conditions of any negotiations. Prior to such publication, a written communication to such effect must be sent to the SVS and the Chilean exchanges.

Chilean law does not contain any provision that discriminates against shareholders or prospective shareholders who own a substantial number of shares. However, a special public offering procedure applies should the controlling shareholder of a company decide to increase its stock in the company, according to which the offer must be made to all shareholders on a pro rata basis in proportion to their respective stock.

Capitalization

Under Chilean law, a corporation increases its capital as soon as the shareholders authorize both the capital increase and the issuance of new stock, provided that the minutes of the corresponding shareholders meeting are put into a public deed, and an abstract of said deed is published in the Official Gazette and registered in the Commercial Registry corresponding to the company's domicile. In addition, in the case of publicly-held stock corporations, the new shares must be registered in the Securities Registry of the SVS before they may be offered to the public. When a shareholder subscribes for shares, the shares are transferred to such shareholder's name, and the shareholder is treated as a shareholder for all purposes, except receipt of dividends in the proportion corresponding to the unpaid price of such shares, unless otherwise stipulated in the bylaws of the corporation. The shareholder becomes eligible to receive dividends once such shareholder has paid for the shares. If a shareholder does not pay for shares for which such shareholder has subscribed on or prior to the date agreed upon for payment, the corporation is entitled to auction the shares on the stock exchange, and has a cause of action against the shareholder for the difference between the subscription price and the price received at auction. However, until such shares are sold at auction, the shareholder continues to exercise all the rights of a shareholder (except the right to receive dividends). Authorized shares which have not been paid for within the period ending three years from the date when the capital increase agreement was made at the shareholders' meeting, are deemed cancelled under Chilean law and are no longer available for sale by the Chilean corporation. At that time, the capital of the corporation is automatically reduced to the amount effectively paid within such period.

The Bylaws authorize a single series of common stock, without par value.

Director requirements

Our Bylaws require the board to consist of seven directors. The entire board is elected every three years. There is no requirement that a director be a stockholder of Masisa.

Our Bylaws do not contain any provision regarding a mandatory retirement age for directors, nor does Chilean law contain any provision in this respect.

According to Chilean Corporations Law, a company can only execute transactions wherein one or more directors have a personal interest or is acting on behalf of a third party if the transaction is previously known to and approved by the Board, which will do so only when the terms of such transaction are similar to those prevailing in the market. Board agreements thereto must be informed in the next shareholders meeting. For this purpose, the law assumes that a director has an interest in any transaction in which:

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he or she intervenes personally or through his or her spouse or relatives up to second degree (brothers or sisters, parents, grandparents, sons or daughters and grandsons or granddaughters);

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through the companies or partnerships in which the director owns more than 10% of their capital;

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through the companies or partnerships wherein any of the aforementioned persons is a director, or directly or indirectly own more than 10% of its capital;

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if the director acts as attorney-in-fact of the company's counterpart; or

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if the director or his or her related parties act as counsel in connection with the transaction.

If the transaction wherein the director has an interest involves a relevant amount (more than 1% of the company's equity, provided such transaction exceeds the equivalent of 2,000 UF, or in any case if it exceeds the equivalent to 20,000 UF) and the Board considers that it is not possible to determine if it is an arm's-length transaction, the Board may approve or reject the execution of the transaction, with the abstention of the interested director, or appoint two independent evaluators. The evaluators' report shall be made available to the shareholders. If shareholders representing at least 5% of the company's voting stock consider that the transaction is not in the company's best interest, or if the evaluators' report differ considerably, they may request that the Board call for an Extraordinary Shareholders Meeting in order to approve or reject the execution of such transaction, in the former case by at least two-thirds of the company's voting stock. The related party that intends to carry out the operation with the company must provide to the Board all relevant information pertaining to such operation.

Any of our borrowings by a director is treated under Chilean law as a related party transaction and is subject to the rules set forth above.

Pursuant to the Chilean Corporations Law, if the bylaws of a company establish compensation for directors, such compensation must be agreed to in a Shareholders Meeting. Our Bylaws establish that the directors will be compensated in an amount determined by the Annual Shareholders Meeting, notwithstanding the right of the Board to agree to compensate a director for the performance of any other duty different from his or her duty as a director.

Preemptive rights and increases of share capital

The Chilean Corporations Law grants certain preemptive rights to shareholders of all Chilean companies. The Chilean Corporations Law generally requires Chilean companies to offer to shareholders the right to purchase a sufficient number of shares or convertible securities to maintain their existing ownership percentage in the company whenever it issues new shares or convertible securities and prior to any sale in the market of its treasury shares of common stock.

Dividend and liquidation rights

In accordance with Chilean law, Masisa must distribute mandatory cash dividends of 30% of its consolidated net income calculated in accordance with Chilean GAAP unless otherwise decided by a unanimous vote of the holders of the Shares. See "Dividends and dividend policy."

At our option, the portion of any dividend which exceeds the mandatory limits established pursuant to Chilean law may be paid in cash, in our shares or in shares of corporations owned by us. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Those dividends not collected by the shareholders entitled thereto within five years as of payment date, must be donated by us to the Chilean Firemen Corps.

In the event of a liquidation of our company, the holders of fully paid shares of common stock would participate in the assets available after payment of all creditors in proportion to the number of shares held by them.

Shareholders' meetings and voting rights

We hold our annual meeting of the shareholders (an "Annual Shareholders' Meeting") during the first fourth months of each year. Extraordinary meetings (an "Extraordinary Shareholders Meeting") may be called by the board of directors when deemed appropriate or when requested by shareholders representing at least 10% of the issued voting shares or by the SVS. Notice to convene the Annual Shareholders' Meeting or an Extraordinary Meeting is given by means of a notice in a newspaper published in Masisa's corporate domicile (currently Santiago) or in the Official Gazette in a prescribed manner. Notice must also be mailed to each shareholder and given to the SVS 15 days in advance of the meeting.

The quorum for a shareholders' meeting is established by the presence, in person or by power of attorney, of shareholders representing at least the absolute majority of our issued voting shares. If a quorum is not present at the first meeting, the meeting can be reconvened and upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented. However, if a shareholders' meeting is called for the purpose of:

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considering a change of our organization, merger or division,

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an amendment to the term of duration or early dissolution,

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a change in our corporate domicile,

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a decrease of our corporate capital,

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approval of capital contributions in assets other than cash and their assessments,

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modification of the authority reserved to shareholders meetings or limitations on the Board of Directors,

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reduction in the number of members of our Board of Directors,

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the sale, transfer or disposition of 50% or more of assets, either including or excluding its corresponding liability, or the formulation or modification of any business plan which contemplates the sale, transfer or disposition of our assets in such amount,

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the form of distributing corporate benefits,

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a guaranty by us of liabilities of any third-party other than a subsidiary, in an amount exceeding 50% of our total assets,

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our purchase of our issued stock in accordance with articles 27A and 27B of Law No. 18,046,

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the amendment of any formal defects in our bylaws which may nullify our incorporation,

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the approval of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation, or

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other matters as may be set forth in our bylaws.

The vote required at such meeting is a two-thirds majority of the issued common stock.

Chilean law does not require a publicly-held Chilean company to provide the level and type of information that United States securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. Under Chilean law, a notice of a shareholders' meeting listing the matters to be addressed must be mailed to shareholders and the SVS not fewer than 15 days prior to the date of a meeting. In cases of an Annual Shareholders' Meeting, an annual report of our activities, which includes our audited financial statements, must also be mailed to shareholders.

The Chilean Corporations Law provides that whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company's annual report must include within the materials dispatched by the board of directors to shareholders, the comments and proposals of such shareholders in relation to the company's affairs. Similarly, the Chilean Corporations Law provides that whenever the board of directors of a publicly-held company convenes a meeting of shareholders and solicits proxies for the meeting, information supporting its decisions or other similar materials, it is obligated to include the pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company's voting shares who request that such comments and proposals be so included.

Only shareholders registered as such with Masisa at least five Chilean business days prior to the date of a shareholders meeting are entitled to attend and vote their shares. A shareholder may appoint by power of attorney another individual (who need not be a shareholder) as his attorney-in-fact to attend and vote on his behalf. Every shareholder entitled to attend and vote at a shareholders meeting shall have one vote for every share subscribed.

Right of dissenting shareholders to tender their shares

The Chilean Corporations Law provides that upon the adoption at an Extraordinary Shareholders Meeting of any of the resolutions enumerated below, dissenting shareholders acquire the right to withdraw from a Chilean company and to compel that company to repurchase their shares, subject to the fulfillment of certain terms and conditions.

"Dissenting" shareholders are defined as those which vote against a resolution which results in the withdrawal right, or if absent at such a meeting, those who state in writing to the company their opposition to the respective resolution. Dissenting shareholders must perfect their withdrawal rights by tendering their stock to the company within 30 days of the resolution (except in the case of pension fund shareholders as discussed below).

The price paid to a dissenting shareholder of a publicly-held company for such shares is the weighted average of the closing sales prices for the shares as reported on the stock exchanges for the two-month period preceding the event giving rise to the withdrawal right.

The resolutions that result in a shareholder's right to withdraw are the following:

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the transformation of Masisa into a different type of legal entity;

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the merger of Masisa with or into another company;

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the disposition of 50% or more of our assets, whether or not that sale includes our liabilities or the proposal or amendment of any business plan involving the transfer of more than 50% of our assets;

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the granting of security interests or personal guarantees to secure or guarantee third parties' obligations exceeding 50% of our assets, except with regard to our subsidiaries;

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the creation of preferential rights for a class of shares or an amendment to those already existing, in which case the right to withdraw only accrues to the dissenting shareholder of the class or classes of shares adversely affected;

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the amendment of our bylaws to correct any formal defect in our incorporation, or any amendment of our bylaws that grants a shareholder a right to withdraw;

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the approval by our shareholders of our ceasing to be subject to the regulations applicable to publicly held corporations in the event we no longer meet the requirements under Chilean law to qualify as such a corporation; and

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any other causes as may be established by Chilean law and our bylaws (our bylaws currently do not establish any instances).

In addition, shareholders of a publicly held corporation, such as Masisa, have the right to withdraw if a person acquires two-thirds or more of the outstanding voting stock of the company (except in the event the company reduces its capital as a result of not having fully subscribed and paid an increase of capital within the statutory term) and does not make a tender offer for the remaining shares within 30 days of that acquisition at a price not lower than the price that would be paid shareholders exercising their rights to withdraw.

Description of American Depositary Receipts

The following is a general description of the depositary arrangement, including a summary of certain provisions of the Deposit Agreement pursuant to which the ADRs will be issued (the "Deposit Agreement"), certain tax consequences to holders and a summary of certain applicable provisions of Chilean law. The Deposit Agreement is among us, The Bank of New York, as depositary (the "Depositary"), and the registered holders and beneficial owners from time to time of ADRs. This is a summary of the material provisions of the Deposit Agreement. You are encouraged to review the Deposit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary in New York, which is presently located at 101 Barclay Street, New York, New York and at the office of the custodian, currently Banco Santander-Chile, or any successor or successors thereto (the "Custodian") in Chile, which is presently located in Santiago, Chile.

American Depositary Receipts

ADRs evidencing American Depositary Shares are issuable pursuant to the Deposit Agreement. An ADR may evidence any number of ADSs. Each ADS will initially represent an ownership interest in 50 Masisa shares which we will deposit with the Custodian, as agent of the Depositary, under the Deposit Agreement.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Chilean law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The Deposit Agreement sets out ADR holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADRs.

Share dividends and other distributions

The Depositary is required, to the extent that in its judgment it can convert Chilean pesos on a reasonable basis into U.S. dollars and transfer the U.S. dollars to the United States, and subject to Chilean law, to convert all cash dividends and other cash distributions that it receives in respect of the deposited shares of Masisa common stock into U.S. dollars and to distribute the amount thus received (net of any conversion expenses of the Depositary) to the holders of ADRs in proportion to the number of ADSs representing such shares held by each of them. See "Exchange controls." The amount distributed also will be reduced by any amounts required to be withheld by us, the Depositary or the Custodian on account of taxes or other governmental charges. If the Depositary determines that in its judgment any currency received by it cannot be so converted on a reasonable basis and transferred, the Depositary may distribute, or in its discretion hold, such foreign currency, without liability for interest thereon, for the respective account of the ADR holders entitled to receive the same.

If a distribution upon the deposited shares of Masisa common stock by us consists of a dividend in, or a free distribution of, shares of Masisa common stock, upon receipt by or on behalf of the Depositary of such additional shares of Masisa common stock from us, the Depositary may or shall, if we so request, distribute to the holders of ADRs, in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of shares of Masisa common stock so received as such dividend or distribution, in either case after deduction or payment of the fees and expenses of the Depositary. If such additional ADRs are not so issued, each ADS shall thereafter also represent the additional shares of Masisa common stock distributed with respect to the shares of Masisa common stock represented thereby. In lieu of issuing ADRs for fractions of ADSs, in any such case, the Depositary will sell the amount of shares of Masisa common stock represented by the aggregate of such fractions and distribute the net proceeds in dollars, all in the manner and subject to the conditions set forth in the Deposit Agreement.

If we offer or cause to be offered to the holders of shares of Masisa common stock any rights to subscribe for additional shares of Masisa common stock or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash. If at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to do so, the Depositary may, after consultation with us, distribute such rights available to holders by means of warrants or otherwise. To the extent the Depositary determines, in its discretion, that it is not lawful or feasible to make the rights available, it may sell such rights, warrants or other instruments, if a market is available therefor, at public or private sale, at such place or places and upon such terms as the Depositary may deem proper and allocate the net proceeds of such sales, net of the fees and expenses of the Depositary, for the accounts of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADRs or otherwise. If, by the terms of the rights offering or by reason of applicable law, the Depositary may neither make such rights available to the holders nor dispose of such rights and distribute the net proceeds thereof, the Depositary shall allow the rights to lapse.

The Depositary will not offer such rights to the holders of ADRs unless both the rights and the securities to which the rights relate are either exempt from registration under the Securities Act or are registered under the Securities Act. If a holder of ADRs requests a distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect the distribution unless it has received an opinion of our United States counsel satisfactory to the Depositary upon which the Depositary may rely that the distribution is exempt from registration under the provisions of the Securities Act. However, we will have no obligation to file a registration statement under the Securities Act to make available to holders of ADRs any right to subscribe for or to purchase any securities. If an exemption from registration is not available and a registration statement is not filed, holders of ADRs will not be permitted to purchase such securities or otherwise exercise such rights and the Depositary may sell such rights for the account of such holders of ADRs as described in the preceding paragraph. Such a disposal of rights may reduce the proportionate equity interest in us of the holders of ADRs.

The Depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

Deposit, withdrawal and cancellation

Issuance of ADSs

The Depositary has agreed that, upon deposit with the Custodian of the requisite number of shares of Masisa common stock and receipt of evidence satisfactory to it that the conditions to deposit described below have been met, and subject to the terms of the Deposit Agreement, the Depositary will execute and deliver at its Corporate Trust Office to, or upon the order of, the person or persons specified by the Depositary upon payment of the fees, governmental charges and taxes provided in the Deposit Agreement, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

Cancellation and withdrawal of ADSs

Upon surrender of ADRs at the Corporate Trust Office of the Depositary and payment of the fees of the Depositary and of the taxes and governmental charges, if any, provided for in the Deposit Agreement and subject to the terms thereof, ADR holders are entitled to delivery of the deposited shares of Masisa common stock, any other property or documents of title at the time represented by the surrendered ADRs and a certificate of the Custodian stating that the deposited shares of Masisa common stock are being delivered to such ADR holder in exchange for the surrendered ADRs. In the event the Depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares of Masisa common stock in exchange for surrendered ADRs the Depositary may require, as a condition to such exchange, that the withdrawing investor provide satisfactory security to the Depositary in an amount sufficient to cover the estimated amount of such tax. The Depositary may also require, as a condition to such exchange, certification from the withdrawing investor or from an institution authorized for such purpose by the Central Bank that such investor's residence and domicile are outside of Chile.

The Depositary is not authorized, in its capacity as Depositary, to deliver shares of Masisa common stock except upon the receipt and cancellation of ADRs. Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may, however, execute and deliver ADRs prior to the receipt of shares of Masisa common stock (a "Pre-Release") and may receive ADRs in lieu of shares of Masisa common stock. Each Pre-Release shall be:

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preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer,

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owns the shares of Masisa common stock or ADRs to be remitted, as the case may be,

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assigns all beneficial right, title and interest in such shares of Masisa common stock to the Depositary for the benefit of the owners of the ADRs, and

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agrees in effect to hold such shares of Masisa common stock for the account of the Depositary until delivery of the same upon the Depositary's request,

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at all times fully collateralized (such collateral marked to market daily) with cash or U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security,

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terminable by the Depositary on not more than five business days' notice, and

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subject to such further indemnities and credit regulations as the Depositary reasonably deems appropriate.

The Depositary will also set limits with respect to the number of Pre-Released ADSs involved in transactions to be done thereunder with any one person on a case by case basis as it deems appropriate. The collateral referred to above shall be held by the Depositary for the benefit of the holders of ADSs as security for the performance of the obligations to deliver shares of Masisa common stock set forth in the clause above (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement). The Depositary will limit the number of ADSs involved in such Pre-Release transactions so that the number of ADSs represented thereby will not, at any one time, exceed thirty percent (30%) of the total number of ADSs then outstanding; however, the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary shall not be required to accept for deposit any shares of Masisa common stock unless it receives evidence satisfactory to the Depositary that any approval, if required, has been granted by any governmental body in Chile that is then performing the function of the regulation of currency exchange.

If the person proposing to deposit shares of Masisa common stock is not domiciled or resident in Chile, the Custodian shall not accept those shares of Masisa common stock unless it receives from or on behalf of that person sufficient evidence that the shares of Masisa common stock were purchased in full compliance with the foreign exchange regulations applicable to investments in Chile (either Chapter XIV of the Compendium of Foreign Exchange Regulation of the Central Bank or Decree Law 600 of 1974, as amended, and related agreements with the Foreign Investment Committee) and, if applicable, an instrument whereby that person assigns and transfers to the Depositary any rights it may have under Chilean regulations relating to currency exchange. Pursuant to Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, the Custodian and/or the Depositary must give notice to the Central Bank of Chile that the shares of Masisa common stock have been deposited in exchange for ADRs.

If required by the Depositary, shares of Masisa common stock presented for deposit at any time, whether or not our transfer books or the transfer books of the Foreign Registrar, if applicable, are closed, must also be accompanied by an agreement or assignment, of other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional shares of Masisa common stock or to receive other property which any person in whose name the shares of Masisa common stock are or have been recorded may thereafter receive upon or in respect of such deposited shares of Masisa common stock, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

At the request, risk and expense of any person proposing to deposit shares of Masisa common stock, and for the account of such person, the Depositary may receive certificates for shares of

Masisa common stock to be deposited, together with the other instruments herein specified, for the purpose of forwarding such share certificates to the Custodian for deposit hereunder.

Upon each delivery to a Custodian of a certificate or certificates for shares of Masisa common stock to be deposited hereunder, together with the other documents above specified, such Custodian must, as soon as transfer and recordation can be accomplished, present such certificate or certificates to us or the Foreign Registrar, if applicable, for transfer and recordation of the shares of Masisa common stock being deposited in the name of the Depositary or its nominee or such Custodian or its nominee.

Voting rights

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holder of shares of Masisa common stock, as defined in the Deposit Agreement, the Depositary has agreed to mail to holders of ADRs registered on the books of the Depositary a notice in English containing

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such information as is contained in such notice,

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a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provisions of Chilean law and our by-laws to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Masisa common stock represented by the ADSs evidenced by such holders' ADRs, and

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a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by us.

Upon the written request of a holder of ADRs on such record date, received on or before the date established by the Depositary for such purpose, the Depositary has agreed to endeavor insofar as practicable to vote or cause to be voted the shares of Masisa common stock represented by the ADSs evidenced by such holder of ADRs in accordance with any instruction set forth in such request. If no instructions are received by the Depositary from a holder of ADRs with respect to any of the shares of Masisa common stock represented by the ADSs evidenced by such holder's ADRs on or before the date established by the Depositary for such purpose, the Depositary will give a discretionary proxy to our president to vote the shares of Masisa common stock represented by the ADSs, unless our president notifies the Depositary that he does not wish to receive that proxy or that the matter to be voted on materially and adversely affects the rights of holders of our shares.

There are no legal or practical impediments to an ADS holder's ability to vote that are not faced by holders of our common shares except that there can be no assurance that ADR holders will receive notice of meetings in time to instruct the Depositary before the applicable cutoff date.

Record dates

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to shares of Masisa common stock or whenever the Depositary shall receive notice of any meeting of holders of shares of Masisa common stock or shareholders generally, the Depositary will fix a record date that will, to the extent practicable, be either:

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the same date as the record date fixed by us with respect to the Masisa common stock, or

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if different from such record date fixed by us, be fixed after consultation with us,

for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement. Subject to the Deposit Agreement, only such holders of ADRs at the close of business on such record date shall be entitled to receive or be affected by any such dividend, distribution, proceeds, exchange or other matter or to give such voting instructions.

In the event that the record date determined by the Depositary (the "ADR Record Date") and that established by us (the "Common Stock Record Date") are not the same, ADR holders on the Common Stock Record Date who dispose of their ADRs prior to the ADR Record Date will not receive dividends paid in respect of the shares of Masisa common stock represented by such ADR holder's ADRs on the Common Stock Record Date. Persons who purchase ADRs after the Common Stock Record Date and continue to own such ADRs on the ADR Record Date may be subject to taxation on a different basis than if such ADR holder had owned such ADRs on or prior to the Common Stock Record Date.

Reports and other communications

The Depositary will maintain at its transfer office in the Borough of Manhattan, the City of New York, facilities for the execution and delivery, registration of transfers and surrender of ADRs, in accordance with the provisions of the Deposit Agreement, which at reasonable times will be open for our inspection and inspection by the holders of ADRs, provided that such inspection shall not be for the purpose of communication with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

We will transmit to the Depositary copies (translated into English) of any communications generally distributed to holders of Masisa common stock. The Depositary will make available for inspection by ADR holders at the Corporate Trust Office of the Depositary any reports and communications, including any material soliciting voting instructions, received from us that are both

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received by the Depositary or the Custodian or the nominee of either as a holder of shares of Masisa common stock and

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made generally available to the holders of shares of Masisa common stock by us.

The Depositary will also send to ADR holders copies of such reports when furnished by us as provided in the Deposit Agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting of the holders of shares of Masisa common stock or shareholders generally, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or offering of any rights, we shall transmit to the Depositary and the Custodian a written English-language version of the notice thereof in the form given or to be given to holders of shares of Masisa common stock. The Depositary will, if we request, at our expense, arrange for the mailing of such notices to all ADR holders.

Fees and expenses

The Depositary will charge any party that receives ADRs against deposit of shares of Masisa common stock and any party surrendering any ADR for delivery of deposited shares of Masisa common stock or other deposited securities, property and cash evidenced by such ADRs, up to US $5.00 for each 100 ADSs (or portion thereof) so issued or surrendered. However, no issuance or cancellation charge will be imposed for any exchange of ADRs required in connection with any split-up or combination of any ADRs. Except as otherwise agreed by us and the Depositary we will pay certain other charges of the Depositary and all charges of any registrar under the Deposit Agreement, except for taxes and other governmental charges (which are payable by holders of ADRs and persons depositing shares of Masisa common stock), any applicable share transfer or registration fees on deposit or withdrawal of shares of Masisa common stock (which are also payable by such holders of ADRs and persons), any applicable fees in connection with the execution, delivery, transfer or surrender of, or distributions on, ADRs (which are also payable by such holders of ADRs and persons), such cable, telex, facsimile transmission and delivery charges and such expenses as are expressly provided in the Deposit Agreement to be at the expense of such holders of ADRs and persons and expenses that are paid or incurred by the Depositary in connection with the conversion into U.S. dollars, pursuant to the Deposit Agreement, of any other currency received by the Depositary in respect of the shares of Masisa common stock held on deposit (which are reimbursable to the Depositary out of such U.S. dollars). In addition, the Depositary will charge holders a fee for the distribution of proceeds of sales of securities or rights, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares of Masisa common stock) but which securities are instead sold by the Depositary and the proceeds distributed by the Depositary to holders of ADRs.

Payment of taxes

If any tax or governmental charge becomes payable with respect to any ADR or any shares of Masisa common stock represented by any ADR, including without limiting the generality of the foregoing any Chilean tax on a gain realized, or deemed to be realized, upon the withdrawal or sale of shares of Masisa common stock, such tax or other governmental charge will be payable to the Depositary by the holder of the ADR, who must pay the amount thereof to the Depositary upon demand. The Depositary may (and at our request will) refuse to effect any transfer of such ADR or any withdrawal of the shares of Masisa common stock represented by ADSs evidenced by such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder of the ADR thereof any part or all of the shares of Masisa common stock represented by the ADSs evidenced by such ADR, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency. In the event the Depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares in exchange for surrendered ADRs the Depositary may require, as a condition to such exchange, that the withdrawing investor provide satisfactory security to the Depositary in an amount sufficient to cover the estimated amount of such tax.

Amendment and termination

The form of the ADRs and the Deposit Agreement may at any time be amended by written agreement between us and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex, or facsimile transmission costs, delivery costs or other such expense) or that otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the record holders of outstanding ADRs. Every holder of ADRs at the time such amendment so becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADR as amended thereby. In no event may any amendment impair the right of any ADR holder to surrender its ADR and receive therefor the shares of Masisa common stock represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the holders of ADRs at least 60 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement at any time 90 days after the Depositary shall have delivered to us its written resignation provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue the collection of dividends and other distributions pertaining to the shares of Masisa common stock, the sale of property and rights as provided in the Deposit Agreement and the delivery of shares of Masisa common stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the shares of Masisa common stock and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore been surrendered.

Limits on our obligations and the obligations of the Depositary; Limits on liability to ADR Holders

Neither we nor the Depositary assume any obligation nor will we be subject to any liability under the Deposit Agreement to holders of ADRs, except that we agree to perform our obligations specifically set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the Depositary will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADRs, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense and liability is furnished as often as may be required, and the Custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is without negligence and in good faith. None of the limitations described in this section will affect investor rights under the U.S. federal securities laws.

Disclosure of interest in ADSs

Holders of ADRs are subject to certain provisions of the rules and regulations promulgated under the Exchange Act relating to the disclosure of interests in the shares of Masisa common stock. Any holder of ADRs who is or becomes directly or indirectly interested in five percent (or such other percentage as may be prescribed by law or regulation) or more of the outstanding shares of Masisa common stock must within ten days after becoming so interested and thereafter upon certain changes in such interests notify us as required by such rules and regulations. In addition, holders of ADRs as a matter of Chilean law are subject to the reporting requirements contained in Articles 12 and 54 and Title XV of Law 18,045 of Chile, which provision may apply when a holder beneficially owns ten percent or more of the Masisa common stock or has the intention of taking control of Masisa. See "Description of share capital."

Requirements for Depositary actions

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any shares of Masisa common stock, we, the Depositary or the Custodian may require from the holder or the presenter of the ADR or the depositor of the shares

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payment of a sum sufficient to pay or reimburse the Depositary, the Custodian or us for any tax or other governmental charge and any stock transfer or registration fee or any charge of the Depositary upon delivery of the ADR or upon surrender of the ADR, as set forth in the Deposit Agreement, and

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the production of proof satisfactory to the Depositary or Custodian of the identity or genuineness of any signature and proof of citizenship, residence, exchange-control approval, legal or beneficial ownership, compliance with all applicable laws and regulations, compliance with all other applicable provisions governing the shares of Masisa common stock and the terms of the Deposit Agreement or other information as the Depositary may deem necessary or proper or as we may require by written request to the Depositary or the Custodian.

The delivery, registration, registration of transfer, split-up or combination of ADRs, or the deposit or withdrawal of shares of other property represented by ADRs, in particular instances or generally, may be suspended during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or us at any time or from time to time.

The Depositary will act as ADR registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing ADSs in accordance with any requirements of the New York Stock Exchange or of any other stock exchange on which the ADSs may be listed or quoted.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADRs or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

Books of Depositary

The transfer of the ADRs is registrable on the books of the Depositary, provided, however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties.

Valuation of underlying shares for Chilean law purposes

For all purposes of valuation under Chilean law, the Deposit Agreement provides that the acquisition value of the shares of Masisa common stock delivered to any holder upon surrender of ADRs shall be the highest reported sales price of the Masisa common stock on the Santiago Stock Exchange for the day on which the transfer of the Masisa common stock is recorded under the name of such holder on our books. In the event that no such sales price is reported by the Santiago Stock Exchange or another organized securities market during that day, the value shall be deemed to be the highest sale price on the day during which the last trade took place. However, if more than 30 days have lapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean Consumer Price Index for the corresponding term.

The Depositary

The Bank of New York, a New York banking corporation, shall serve as the Depositary.

Material contracts

Masonite International Corporation distributes most of our solid wood doors in the United States pursuant to an agreement with our predecessor, Forestal Terranova and Premdor Inc. ("Premdor"), dated December 1, 2000 (the "Masonite Agreement"). The Masonite Agreement has an initial term of five years. Under the Masonite Agreement, we and Premdor have agreed to work together to develop new markets, new products, share technologies and eliminate redundant costs in connection with the distribution of the products covered by the agreement. These products include forest products we manufacture, which can be used by Premdor in its door and entry system business and may also include other millwork products purchased by Premdor's customer base, such as mouldings. The prices of the products covered by the Masonite Agreement are subject to agreements between us and Premdor and are reviewed from time to time.

On January 12, 1989, our subsidiary in Venezuela, Corporación Forestal Imataca, C.A., entered into a lease agreement with the Republic of Venezuela (the "Venezuela Lease"), for the lease of a lot of 42,632.90 hectares in the Maturín District of Monagas State, Venezuela. We pay the Republic of Venezuela 213,164.50 bolivares per year as rent for these leased lands. The Republic of Venezuela may adjust the rent every five years. The Venezuela Lease has a term of 50 years and may be extended for an additional 50 years. Under the terms of the lease, we have the right to use, plant and harvest the land.

Taxation

Material Chilean tax consequences

The following discussion is an accurate description of the Chilean tax consequences of the ownership of Masisa shares or ADSs to a holder who is not domiciled in or resident of Chile or a legal entity that is not organized under Chilean law and does not have a permanent establishment in Chile (a "Foreign Holder"). Subject to the limitations and qualifications set forth below, the discussion under this heading "Taxation—Material Chilean tax consequences," to the extent it describes income tax laws of Chile, constitutes the opinion of Carey y Cia with respect to the Chilean tax consequences to a Foreign Holder of ownership of Masisa shares or ADSs.

For purposes of Chilean tax law, an individual is a resident of Chile if he has resided in Chile either

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more than six months in one calendar year; or

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a total of more than six months, in two consecutive tax years.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is no general income tax treaty between Chile and the United States.

This discussion:

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is based upon the tax laws of Chile as in effect on the effective date of this registration statement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990 of the Chilean tax administration; and

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is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder's particular tax situation or circumstances.

We have not sought and will not seek any rulings from the Chilean tax administration with respect to any matter discussed herein. No assurance can be given that the Chilean tax administration would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Foreign Holders are urged to consult with their own tax advisors concerning the Chilean tax consequences of the ownership of Masisa shares or ADSs.

Chilean tax consequences of ownership of Masisa shares or ADSs by Foreign Holders

The following discussion contains a description of the material Chilean tax consequences relevant to the purchase, ownership and disposition of Masisa shares or ADSs by a Foreign

Holder. This description is based, in part, on the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

Taxation of dividends

Cash dividends paid by Masisa with respect to its common stock or ADSs held by Foreign Holders will be subject to Chile's withholding tax at a rate of 35% (the "Withholding Tax"), unless the dividend is paid out of income exempt from the Withholding Tax. The Withholding Tax must be withheld and paid over to the Chilean Treasury by Masisa. A credit against the Withholding Tax is available in the amount of the First Category Tax actually borne by Masisa on the income paid as a dividend. The basis of the Withholding Tax will be equal to the amount of the cash dividend plus the amount of any available First Category Tax credit.

The example below illustrates the effective Chilean Withholding Tax burden on a cash dividend received by a Foreign Holder, assuming a Withholding Tax rate of 35%, an effective First Category Tax rate of 17% and a distribution of all of the net proceeds available after payment of the First Category Tax.

Taxable income	US$	100
First Category Tax (17% of US$100)		(17)
Net proceeds available		83
Dividend payment		83
Withholding Tax (35% of the sum of the dividend (US$83) and the available First Category Tax credit (US$17)		(35)
First Category Tax credit		17
Net dividend received		65
Payable Withholding Tax	US$	(18)

The tax character of the dividend (taxable or exempt from Withholding Tax) and the amount of any First Category Tax credit will be determined in accordance with the dividend imputation rules contained in Chile's income tax law. Such rules generally provide that dividends are imputed first to the company's oldest profits subject to Withholding Tax, then to any profits exempt from Withholding Tax, and finally to any book-profits in excess of taxable and exempt profits. Masisa does not expect to have retained taxable profits as of December 31, 2005. As a result, while Masisa's current retained-taxable-profits position is sustained, dividends subject to Withholding Tax will not carry any First Category Tax credit.

Dividend distributions made in property (other than shares of common stock) will be taxed as if a cash dividend in the amount of the fair market value of the distributed property had been paid. Stock dividends are not subject to Chilean taxation upon distribution. The exercise of preemptive rights relating to common stock will not be subject to Chilean taxation. Gains from the sale of preemptive rights relating to common stock will be subject to both the First Category Tax and the Withholding Tax (subject to the credit outlined above).

Taxation of capital gains

Gains realized on the sale, exchange or other disposition by a Foreign Holder of the ADSs (or ADRs evidencing ADSs) will not be subject to any Chilean taxes, provided that such sale, exchange or other disposition occurs outside of Chile. The deposit and withdrawal of common stock in exchange for ADRs is not subject to any Chilean taxes.

The tax basis of the shares of common stock received in exchange for ADSs will be the acquisition cost of the shares adjusted for the CPI variation between the month preceding the exchange and the month preceding the sale. The valuation procedure set forth in the Deposit Agreement, which values shares of common stock that are being exchanged at the highest reported sale price at which they trade on the Santiago Stock Exchange on the date the exchange is recorded on the books of the Company, will determine the acquisition cost for this purpose. Consequently, the conversion of ADSs into common stock and the same-day sale of such common stock for the value established under the Deposit Agreement will not generate a taxable capital gain in Chile.

Gain recognized on a sale or exchange of common stock (as distinguished from a sale or exchange of ADSs representing such common stock) held by Foreign Holders will be subject to Chilean income taxes at an effective rate of 35% if either:

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the Foreign Holder has held the common stock for less than one year, counted from the date of acquisition of such common stock or since exchanging the ADSs for such common stock,

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the Foreign Holder acquired and disposed of the common stock in the ordinary course of its business or as a regular trader of shares, or

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the sale is made to a related entity.

Otherwise, gain on the sale or other disposition of common stock will be subject generally to the First Category Tax as a sole income tax, currently imposed at a rate of 17%.

In certain cases and provided certain requirements are met, capital gains realized on the sale of actively traded stock of Chilean public companies may be exempt from Chilean income taxes. The stock of Masisa is currently considered an actively traded stock in the Santiago Stock Exchange, and Foreign Holders of the stock may qualify for an income tax exemption. Foreign Holders are urged to consult with their own tax advisors to determine whether an exemption applies to them.

Other Chilean taxes

There are no Chilean inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of ADSs by a Foreign Holder, but such taxes may apply to transfers from inheritance, gifts or successions of the Masisa common stock or if the transferor acquired the ADSs with Chilean-source resources. There are no Chilean stamp, issue, registration or similar taxes or duties payable by a Foreign Holder of common stock or ADSs.

Chilean Withholding Tax certificates

Upon request, Masisa will provide to Foreign Holders appropriate documentation evidencing the payment of the Withholding Tax (net of applicable First Category Tax).

Material United States tax consequences

The following discussion is an accurate description of the United States tax consequences to a U.S. Holder (as defined below) of the ownership of Masisa shares or ADSs. Subject to the limitations and qualifications set forth below, the discussion under this heading "Material United States tax consequences", to the extent it describes federal income tax laws of the United States, constitutes the opinion of Jones Day with respect to the United States tax consequences to a U.S. Holder of the ownership of Masisa common stock and ADSs. This discussion:

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does not purport to be an analysis of all the potential tax consequences that may be important to a Holder (as defined below) based on the Holder's particular tax situation;

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is based on the current provisions of the United States Internal Revenue Code of 1986, as amended, which we refer to as the "Internal Revenue Code", the existing applicable United States federal income tax regulations promulgated or proposed under the Internal Revenue Code, which we refer to as the "Treasury Regulations", judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect;

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is applicable only to "Holders" who hold the Masisa common stock or ADSs as capital assets for U.S. federal income tax purposes;

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does not describe all of the U.S. tax consequences that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as:

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banks, thrifts, regulated investment companies or other financial institutions;

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insurance companies;

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tax-exempt entities;

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pension funds;

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brokers, dealers and certain traders in securities or foreign currency, or traders that elect to mark-to-market their securities;

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persons holding the shares or ADSs as part of a position in a constructive sale transaction, a risk reduction transaction or other integrated transaction for U.S. federal income tax purposes;

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individuals subject to special rules as a result of the termination of their U.S. citizenship or residency;

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Holders subject to the alternative minimum tax;

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corporations that accumulate earnings in order to avoid U.S. federal income tax;

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U.S. Holders that have a functional currency that is not the U.S. dollar;

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partnerships and other pass-through entities for U.S. federal income tax purposes that hold the shares or ADSs and investors holding interests in such partnerships or pass-through entities;

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does not discuss any possible applicability of any state, local or non-U.S. taxes; and

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does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and tax consequences set forth below.

Holders are urged to consult with their own tax advisors concerning the U.S. federal, state, local and non-U.S. income and other tax consequences of the ownership of Masisa shares or ADSs.

As used herein, the term "U.S. Holder" means a Holder that, for U.S. federal income tax purposes, is:

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a citizen or individual resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the trust's administration, and one or more "United States persons" (as defined in section 7701(a)(30) of the Internal Revenue Code) have the authority to control all of the substantial decisions of that trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. Holders.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a Holder of Masisa common stock or ADSs, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding shares or ADSs should consult their own tax advisors.

Holders are urged to consult their own tax advisors with respect to the application of the U.S. income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. tax, the laws of any state, local or non-U.S. taxing jurisdiction and any applicable treaty.

U.S. Tax consequences of ownership of Masisa shares or ADSs by U.S. Holders

The U.S. Treasury Department has expressed concern that depositaries for American Depositary Receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. Holders of such receipts or shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Chilean taxes and sourcing rules described below could be affected by future actions that may be taken by the depositaries or other intermediaries or the U.S. Treasury Department.

Taxation of distributions

The gross amount of cash distributions or property distributions (other than certain distributions, if any, of Masisa shares or ADSs distributed pro rata to all of Masisa's shareholders, including Holders of ADSs) with respect to Masisa shares or ADSs, to the extent paid out of current or accumulated earnings and profits of Masisa (as determined under U.S.

federal income tax principles), including the net amount of the Chilean withholding tax withheld on the distribution (after taking into account the credit for Chilean corporate income tax (the "First Category Tax")), will be included as a dividend in the gross income of a U.S. Holder of Masisa shares or ADSs as ordinary income when the dividends are received by the Depositary or the Holder, as the case may be. Such distributions will not be eligible for the dividends received deduction generally allowed to corporations under the Internal Revenue Code. To the extent, if any, that the amount of any distribution by Masisa exceeds its current or accumulated earnings and profits as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in its shares or ADSs and, thereafter, as capital gain. Masisa does not maintain calculations of its earnings and profits for U.S. federal income tax purposes.

Subject to the discussion under "Passive foreign investment company rules" below, eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008 in respect of shares or ADSs will generally be taxed at a special reduced rate, provided that certain requirements are met, including a requirement that the U.S. Holder hold the shares or ADSs, as applicable, for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Dividends paid in Chilean pesos will be included in the income of a U.S. Holder in a U.S. dollar amount, regardless of whether the payment is in fact converted into U.S. dollars, calculated by reference to the exchange rate in effect on the day they are received by the Depositary or the Holder, as the case may be. U.S. Holders are urged to consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Chilean pesos received that are converted into U.S. dollars on a date subsequent to receipt. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. The Chilean withholding tax (after taking into account the credit for the First Category Tax) will be treated as a foreign income tax that a U.S. Holder may elect to deduct in computing its income tax or, subject to certain complex limitations and conditions generally applicable to foreign tax credits under the Internal Revenue Code, to credit against its U.S. federal income tax liability. Dividends generally will constitute foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income" or "general category income," which may be relevant for purposes of determining a U.S. Holder's foreign tax credit limitation. U.S. Holders are urged to consult their own advisors concerning the availability of, and limitations on, any such foreign tax credits in light of their particular circumstances.

Taxation of capital gains

Upon the sale, exchange or other disposition of Masisa shares or ADSs, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount of cash or the fair market value of property received for the shares or ADSs and such U.S. Holder's adjusted tax basis (determined in U.S. dollars) in such shares or ADSs at the time of disposition. Subject to the discussion under "Passive foreign investment company rules" below, any such gains or losses generally will be long-term capital gains or losses if the U.S. Holder has held the shares or ADSs as capital assets for more than one year at the time of disposition. Long-term capital gains recognized by an individual U.S. Holder generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Chilean taxes imposed on a sale or other disposition of Masisa shares or ADSs, net of any refund available to the U.S. Holder, generally will be treated as foreign income taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. Gain realized by a U.S. Holder on a sale or other disposition of Masisa shares or ADSs generally will be treated as U.S. source income. Because a U.S. Holder generally may not use a foreign tax credit to reduce its U.S. federal income tax liability in respect of its U.S. source income, in the case of a disposition of shares (which, unlike a disposition of ADSs, would be taxable in Chile), such U.S. Holder generally will not be able to utilize foreign tax credits in respect of Chilean tax imposed on such a disposition unless such Holder has other income from foreign sources, in the appropriate category, for purposes of the foreign tax credit limitation rules. U.S. Holders are urged to consult their tax advisors regarding the application of the foreign tax credit limitation rules to their investment in and disposition of the Masisa shares.

Deposits and withdrawals of common stock by U.S. Holders in exchange for ADRs will not result in the realization of gains or losses for U.S. federal income tax purposes.

Passive foreign investment company rules

Based on Masisa's operations and business plans, Masisa does not believe it is currently a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes, and it does not expect to become a PFIC in the foreseeable future. However, because the determination of whether the Masisa shares or ADSs constitute shares of a PFIC will be based upon the composition of Masisa's income and assets, and entities in which Masisa holds at least a 25% interest, from time to time, there can be no assurance that the shares or ADSs will not be considered shares of a PFIC for any taxable year. If Masisa is treated as a PFIC for any taxable year during which a U.S. Holder holds a Masisa share or ADS, certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply to a U.S. Holder and additional tax form filing requirements. U.S. Holders are urged to consult their tax advisors regarding the consequences to them if Masisa were considered to be a PFIC, as well as the availability and advisability of making an election to avoid the adverse U.S. federal income tax consequences of PFIC status should Masisa be classified as a PFIC for any taxable year. Moreover, dividends on Masisa ADSs would no longer be subject to preferential rates of U.S. federal income tax, as described above.

U.S. backup withholding tax and information reporting requirements

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate Holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or other disposition of, shares of common stock or ADSs made within the United States to a Holder of shares or ADSs other than an "exempt recipient." The term "exempt recipient" includes a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons.

A payor will be generally required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, shares or ADSs within the United States to a Holder of shares or ADSs, other than an "exempt recipient", if such Holder fails to furnish its correct taxpayer identification number and certain other information or otherwise fails to comply with the backup withholding tax requirements. The current backup withholding tax rate is 28 percent. Amounts withheld as backup withholding are allowable as a credit against the Holder's U.S. federal income tax upon furnishing certain required information to the Internal Revenue Service.

Underwriters

Masisa, our controlling shareholders and J.P. Morgan Securities Inc., as representative of the international underwriters of this offering, have entered into an underwriting agreement dated           , 2005 with respect to the ADSs to be offered in the international offering. Each international underwriter has agreed to purchase the number of ADSs set forth opposite its name in the following table.

Name	Number of ADSs

J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Santander Investment Securities Inc.

Total

The underwriting agreement provides that if the international underwriters take any of the ADSs then they must take all of these ADSs. No international underwriter is obligated to take any ADSs allocated to a defaulting international underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the international underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel, their counsel and our independent auditors.

The international underwriters are offering the ADSs, subject to the prior sale of ADSs and when, as and if such ADSs are delivered to and accepted by them. The international underwriters will initially offer to sell ADSs to the public at the initial offering price shown on the cover page of this prospectus. The international underwriters may sell ADSs to securities dealers at a discount of up to US$         per ADS from the initial offering price. Any of these securities dealers may resell ADSs to other brokers or dealers at a discount of up to US$         per ADS from the initial offering price. After the initial offering, the international underwriters may vary the offering price and other selling items.

If the international underwriters sell more ADSs than the total number shown in the table above, the international underwriters have the option to buy up to an additional         ADSs from our controlling shareholders to cover these sales. The international underwriters may exercise this option during the 30-day period from the date of this prospectus.

The closing of the international offering and the closing of the Chilean offering are conditioned upon each other and the closing of the combined offering is conditioned upon the receipt of a waiver by our controlling shareholders of their rights to purchase any of the newly issued shares in the preemptive rights offering.

The following table shows the per-ADS and total underwriting discounts and commissions that the company and, in the case of the over-allotment option, the controlling shareholders will pay to the international underwriters. These amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional ADSs.

Underwriting discounts and commissions	No Exercise	Full Exercise

Per ADS	$	$
Total	$	$

The international underwriters have advised us that they may make short sales of our ADSs in connection with this offering, resulting in the sale by the international underwriters of a greater number of ADSs than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the ADSs subject to the international underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase ADSs in this offering. The international underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing ADSs in the open market. In determining which of these alternatives to pursue, the international underwriters will consider the price at which ADSs are available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. Any "naked" short position will be closed out by purchasing ADSs in the open market. Similar to other stabilizing transactions described below, open market purchases made by the international underwriters to cover all or a portion of their short positions may have the effect of preventing or retarding a decline in the market price of our ADSs following this offering. As a result, our ADSs may trade at a price that is higher than the price that otherwise might prevail in the open market.

The international underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of ADSs on behalf of the international underwriters for the purpose of fixing or maintaining the price of the ADSs. A "penalty bid" is an arrangement permitting the international underwriters to claim the selling concession otherwise accruing to an international underwriter in connection with the offering if the ADSs originally sold by that international underwriter is purchased by the international underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The international underwriters have advised us that stabilizing bids, penalty bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discounted at any time.

We have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the international underwriters for some of their expenses.

We, our controlling shareholders and our executive officers and directors have each agreed during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, not to directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of any ordinary shares or ADSs. This restriction is subject to certain exceptions. J.P. Morgan Securities Inc. has advised us that it has no present intention or arrangement to release any of the securities subject to a lock-up agreement. J.P. Morgan Securities Inc. has further advised us that the release of any lock-up will be considered on a case-by-case basis. Upon a request to release any securities subject to a lock-up agreement, J.P. Morgan Securities Inc. would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the requested release, the possible impact on the market for our common stock and whether the person seeking the release is an officer, director or affiliate of Masisa.

Our ADSs are listed on the New York Stock Exchange under the symbol "MYS".

It is expected that the delivery of the ADSs will be made to investors on or about         , 2005.

The international underwriters, the controlling shareholders and their affiliates have engaged in commercial and investment banking transactions with us and our affiliates in the ordinary course of business. They may continue to do so in the future.

Other expenses of the issuance and distribution

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement.

US$

Securities and Exchange Commission registration fee	17,000
National Association of Securities Dealers fee	13,000
Listing fees	5,000
Fees and expenses of qualification under state securities laws (excluding fees of counsel)	5,000
Printing expenses	250,000
Accounting fees and expenses	180,000
Legal fees and expenses	530,000
Miscellaneous	258,000

Total	1,258,000

Legal matters

The validity of the new shares underlying the new ADSs will be passed upon for us by Carey y Cia, Santiago, Chile. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Jones Day, New York. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the international underwriters by Davis Polk & Wardwell New York, New York. Certain legal matters with respect to Chilean law will be passed upon for the international underwriters by Guerrero, Olivos, Novoa y Errázuriz Ltda., Santiago, Chile.

Experts

The financial statements of Masisa S.A. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this Registration Statement have been so included in reliance on the audit report of PricewaterhouseCoopers, independent registered public accounting firm as experts in auditing and accounting.

Where you can find more information

We file annual and current reports and other information with the SEC. You may also read and copy any reports and other information filed by us at the SEC's Public Reference Room at 100F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. Our SEC filings are available to the public over the SEC's internet web site at www.sec.gov.

We have filed a registration statement on Form F-1 under the Securities Act of 1933 regarding this offering. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. We have summarized certain key provisions of contracts and other document that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of the document. We have included copies of these documents as exhibits to our registration statement.

Service of process and enforcement of civil liabilities

We are a Chilean corporation. None of our directors are residents of the United States and most of our executive officers reside outside the United States. In addition, a substantial portion of our assets and the assets of these individuals are located outside the United States. As a result, it may be difficult for you to:

•
effect service of process outside Chile upon us or such persons; or

•
to bring an original action against us or our directors and executive officers in the United States or Chile to enforce liabilities based upon the U.S. federal securities laws.

It may also be difficult for you to enforce in Chilean courts judgments obtained in U.S. court against us or our directors and executive officers or other persons named in the registration statement, of which this information statement and prospectus is a part, based on civil liability provisions of the U.S. federal securities laws. If a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant "exequator" (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law currently in force, and consequently, subject to the satisfaction of certain factors. The most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances and the Chilean courts' determination that the U.S. courts had jurisdiction, that process was appropriately serviced on the defendant and that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile. If an action is started before Chilean courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. Chilean courts may enter and enforce judgments in foreign countries.

Masisa S.A.

Report of independent registered accounting firm

To the Board of Directors and Shareholders of
Masisa S.A. (formerly Terranova S.A.)

We have audited the accompanying consolidated balance sheets of Masisa S.A. (formerly Terranova S.A.) and its subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2004, all expressed in thousands of United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in both Chile and the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Masisa S.A. (formerly Terranova S.A.) and its subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Chile.

Accounting principles generally accepted in Chile vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

/s/ PricewaterhouseCoopers
Santiago, Chile
June 6, 2005

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Consolidated balance sheets

	December 31,
	2004	2003

	ThUS$	ThUS$
Assets
Current assets
Cash	13,126	19,609
Time deposits	44,139	3,584
Marketable securities (Note 4)	1,265	302
Accounts receivable (net) (Note 5)	145,082	114,671
Notes and accounts receivable from
related companies (Note 6)	9,290	6,951
Inventories (Note 7)	196,445	179,350
Recoverable taxes (Note 8)	44,621	42,008
Prepaid expenses	10,475	6,651
Deferred taxes (Note 8)	2,673	—
Other current assets (Note 9)	574	60,211

Total current assets	467,690	433,337

Property, plant and equipment (note 10)
Land and forests	631,299	610,013
Buildings and other infrastructure	220,158	216,322
Machinery and equipment	809,598	798,483
Other	73,945	75,696
Technical reappraisal of property, plant and equipment	7,390	7,390
Less: Accumulated depreciation	(332,182)	(287,802)

Total property, plant and equipment	1,410,208	1,420,102

Other assets
Investments in unconsolidated affiliates (Note 11)	3,340	2,007
Investment in foreign subsidiaries	176	108
Goodwill (net) (Note 12)	2,040	2,832
Negative goodwill (net) (Note 12)	(44,959)	(48,284)
Long-term receivables	5,779	2,559
Notes and accounts receivable from related companies (Note 6)	597	3,297
Other assets (Note 13)	35,605	38,493

Total other assets	2,578	1,012

Total assets	1,880,476	1,854,451

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Consolidated balance sheets (continued)

	December 31,
	2004	2003

	ThUS$	ThUS$
Liabilities and shareholders' equity
Current liabilities
Short-term bank borrowings (Note 14)	48,791	102,099
Current portion of long-term bank borrowings (Note 15)	62,697	104,993
Current portion of bonds and promissory notes (Note 16)	25,034	10,064
Current portion of other long-term borrowings	111	396
Dividends payable	242	270
Accounts payable and sundry creditors	58,317	51,182
Notes and accounts payable to related companies (Note 6)	5,830	2,213
Accrued liabilities (Note 17)	18,480	19,741
Withholdings	6,509	6,559
Deferred taxes (Note 8)	—	2,187
Other current liabilities	2,555	717

Total current liabilities	228,566	300,421

Long-term liabilities
Long-term bank obligations (Note 15)	190,185	200,742
Bonds and promissory notes (Note 16)	294,685	299,711
Deferred taxes (Note 8)	31,151	8,834
Other long-term borrowings	1,308	671
Other long-term liabilities	16,611	8,436

Total long-term liabilities	533,940	518,394

Minority interest	339,831	304,989

Commitments and contingencies (note 21)	—	—
Shareholders' equity (note 18)
Paid-in capital	583,739	602,117
Other reserves	122,643	113,551
Retained earnings:
Accumulated gains	14,979	39,122
Net income (loss) for the year	56,778	(20,010)
Development stage accumulated deficit	—	(4,133)

Total shareholders' equity	778,139	730,647

Total liabilities and shareholders' equity	1,880,476	1,854,451

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Consolidated statements of income

	For the years ended December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Operating results
Net sales	651,000	480,121	294,964
Cost of sales	(461,778)	(374,187)	(214,905)

Gross margin	189,222	105,934	80,059
Selling and administrative expenses	(94,105)	(84,335)	(51,375)

Operating income	95,117	21,599	28,684

Non-operating results
Financial income	1,920	3,864	6,912
Share of income (loss) from unconsolidated affiliates (Note 11)	1,333	755	(421)
Other non-operating income (Note 19)	47,252	5,907	10,073
Amortization of goodwill (Note 12)	(792)	(949)	(863)
Amortization of negative goodwill (Note 12)	3,325	2,990	1,267
Financial expenses	(39,294)	(39,951)	(23,203)
Other non-operating expenses (Note 20)	(21,767)	(7,314)	(3,449)
Price-level restatements	544	(214)	(5,297)
Foreign exchange (losses) gains	(3,731)	(12,538)	8,899

Non-operating results	(11,210)	(47,450)	(6,082)

Income (loss) before minority interest and income tax (expense) benefit	83,907	(25,851)	22,602
Minority interest	(15,401)	5,236	(3,314)
Income tax (expense) benefit	(11,728)	605	1,721

Net income (loss)	56,778	(20,010)	21,009

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Consolidated statements of cash flows

	For the years ended December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Cash flows from operating activities
Collection of trade receivables	733,997	530,294	317,294
Financial revenues received	2,196	1,810	13,472
Dividend and others payment received	—	—	821
Other income received	20,939	34,218	19,506
Payments to suppliers and employees	(650,495)	(485,991)	(272,419)
Interest paid	(31,525)	(36,326)	(28,017)
Income taxes paid	(6,897)	(13,872)	(2,246)
Other expenses paid	(3,133)	(4,061)	(483)
VAT and other taxes paid	(15,258)	(16,294)	(17,440)

Net cash provided by operating activities	49,824	9,778	30,488

Cash flows from financing activities
Proceeds from sale of common shares	—	90,558	14,142
Borrowings from banks and other	138,894	160,879	163,141
Proceeds from issuance of bonds	—	228,423	—
Loans from related companies	—	5,856	1,119
Dividend paid	—	—	(1,815)
Payment of borrowings	(183,138)	(301,460)	(143,793)
Payment of bonds	(9,000)	(25,000)	—
Payment of loans from related companies	(2,262)	(1,577)	—
Payment of bond issue costs	—	(4,714)	—
Other financing activities	(1,934)	(83)	1,516

Net cash (used in) provided by financing activities	(57,440)	152,882	34,310

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	77,707	143	112
Proceeds from sale of unconsolidated affiliates	—	—	23,083
Collection of loans to related companies	—	—	3,383
Purchase of property, plant and equipment	(46,065)	(42,909)	(41,603)
Acquisition of subsidiary, net of cash acquired	—	(93,850)	(47,267)
Other loans to related companies	(82)	(3,818)	—
Other investing activities	—	(829)	(1,869)

Net cash provided by (used in) investing activities	31,560	(141,263)	(64,161)

Net cash from operating, financing and investing activities	23,944	21,397	637
Inflation effect on cash and cash equivalents	(29)	1,484	2,148

Net increase in cash and cash equivalents	23,915	22,881	2,785
Cash and cash equivalents at beginning of years	34,615	11,734	8,949

Cash and cash equivalents at end of years	58,530	34,615	11,734

	For the years ended December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Reconciliation of net income (loss) to cash flows provided by operating activities
Net income (loss)	56,778	(20,010)	21,009
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gains on sales of asset	(44,300)	(105)	(72)
Depreciation	48,378	43,843	25,423
Amortization of intangibles	808	738	3
Write-offs and provisions	16,398	5,276	2,702
Share of income from unconsolidated affiliates	(1,333)	(755)	421
Amortization of goodwill	792	949	863
Amortization of negative goodwill	(3,325)	(2,990)	(1,267)
Price-level restatements	(544)	214	5,297
Foreign exchange losses	3,731	12,538	(8,899)
Other charges to income not representing cash flows	(1,174)	919	814
Changes in assets and liabilities
Trade accounts receivable	(31,890)	(26,936)	(5,550)
Inventories	(19,980)	(26,850)	(17,067)
Other assets	(2,155)	2,226	3,115
Accounts payable	3,820	16,751	9,934
Interest payable	3,309	1,814	(2,586)
Income taxes payable	1,967	1,080	(2,090)
Value added and other taxes payable	3,143	6,312	(4,876)
Minority interest	15,401	(5,236)	3,314

Net cash provided by operating activities	49,824	9,778	30,488

The accompanying Notes 1 to 23 are an integral part of these consolidated financial statements.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements

Note 1—The company

 Masisa S.A. (formerly, Terranova S.A.) ("Terranova" and together with its controlled subsidiaries, the "Company") is a "sociedad anónima abierta" (a public corporation) whose common stock is listed on the Santiago Stock Exchange. Accordingly, the Company is subject to the regulations of the Superintendency of Securities and Insurance in Chile ("SVS").

The Company is a forestry and wood products industry conglomerate with forestry plantations in Chile, Brazil, Argentina and Venezuela and commercial and industrial operations in Chile, Brazil, Argentina, the United States, Mexico, Venezuela and Colombia. Through its subsidiary Masisa S.A. ("Masisa"), Terranova is a leader in the production and distribution of wood boards in Latin America.

On September 30, 2003 at the Extraordinary Shareholders' Meeting, the Shareholders' agreed to change the name of Terranova Internacional S.A. to Terranova and approved the split of Terranova into two companies, Terranova with a stated capital of ThUS$16,828 and Inversiones Internacionales Terranova S.A. with a stated capital of ThUS$ 86,589.

In October, 2003, Forestal Terranova S.A. acquired a 39.99% interest in Terranova for ThUS$ 21 from its controlling shareholder.

At the Extraordinary Shareholder's Meeting held on October 31, 2003, the Shareholders' approved the merger of Forestal Terranova S.A. with its subsidiary Terranova for which it owns 99.99% and has previously been consolidated in the results of Forestal Terranova S.A. As a result of the merger, Terranova became the legal successor of Forestal Terranova S.A. with a stated equity amounting to ThUS$ 602,117. For financial statement purposes, the merger was accounted for retroactively by combining the financial statements of Forestal Terranova S.A. and Terranova at book values on July 1, 2003.

As a result of such merger, the subsidiaries Andinos S.A. and Sociedad Forestal Millalemu S.A. became 100% owned by Terranova and were legally dissolved and absorbed by Terranova.

As further explained in Note 22, on April 12 and April 13, 2005, respectively, the shareholders of Masisa and Terranova approved the merger by incorporation of Masisa into and with Terranova. At the same shareholder meetings of Masisa and Terranova at which the merger was approved, the shareholders of each company also approved changing the name of the merged company from Terranova S.A. to Masisa S.A.

Note 2—Summary of significant accounting policies

a)    Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.The Company has issued its statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of the consolidated financial statements and, accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

b)    Currency

Foreign Currency Translation of "Stable" Currencies

In the case of Terranova and those subsidiaries authorized to maintain their accounting records in US dollars as well as those foreign subsidiaries considered as an extension of the parent Company's operation, assets and liabilities denominated in other currencies are remeasured to US dollars at the exchange rates prevailing on December 31 of each year except for inventory, property plant and equipment and certain other assets and liabilities. Inventory, property, plant and equipment and certain other assets and liabilities are remeasured at either; (1) the historical exchange rates if the corresponding asset or liability originated subsequent to the date on which an authorization to maintain the accounting records in US dollars was received; or (2) at exchange rate in effect on the date the approval to maintain the Company's accounting records in US dollars was received for those assets or liabilities originated prior to such approval date. Revenues and expenses are generally translated at the exchange rates on the dates of the transactions. Gains or losses from foreign currency remeasurement as described above are included in Consolidated net (loss) income.

For those subsidiaries that maintain their accounting records in currencies others than the US dollar and are "not extensions" of the parent Company's operations (Forestal Tornagaleones S.A. and its subsidiary FTG Overseas Ltd.), all assets, liabilities, revenues and expenses are translated into US dollars using the exchange rates prevailing on the final day of the period presented. The translation adjustment derived from the effect of the variation of the exchange rate between the beginning and the closing of the year over beginning of the year Shareholders' equity is reported as a Cumulative translation gain/(loss) as a separate component of Shareholders' equity.

Foreign Currency Translation of "Not Stable" Currencies

In accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants for all periods presented, the financial statements of subsidiaries located in countries that are subject to significant risks, restrictions or fluctuations due to inflationary or exchange effects (so called "not stable" countries) must be remeasured in US dollars. Accordingly, the financial statements of the subsidiaries located in Argentina, Brazil, Venezuela, Colombia and Ecuador are remeasured in US dollars as follows:

1.
Monetary assets and liabilities were translated at year-end rates of exchange between the US dollar and the local currency.

2.
All non-monetary assets and liabilities and shareholders' equity were translated at historical rates of exchange between the US dollar and the local currency.

3.
Income and expense accounts were translated at average rates of exchange between the US dollar and the local currency for the period, except for those arising from non-monetary accounts, which are included at historic rates of exchange.

4.
Any exchange differences which arise were included in the results of operations for the period.

The difference between the investment's equity value arising from the financial statements remeasured as explained above and the net equity value at the beginning of the year, plus the proportional share of the investment's net income for the year, was recorded in the account, Cumulative translation gain/(loss) as a separate component of Shareholders' equity.

In addition, exchange differences (netted from Chilean inflation) arising from debt obligations that qualify as foreign currency hedges of the foreign investments mentioned above were also recorded in the account "Cumulative Translation Adjustment".

c)    Consolidation

The consolidated financial statements include the accounts of Terranova and the following subsidiaries which it controls:

	Ownership December
Company	2004	2003	2002

	%	%	%
Inversiones Internacionales Terranova S.A.	60.0000	60.0000	60.0000
Masisa S.A.(1)	52.4340	52.4340	51.8960
Terranova Forest Product Inc.	70.0480	70.0480	70.0480
Terranova Panamá S.A.	60.0000	60.0000	60.0000
Terranova de Venezuela S.A. y Filial	60.0000	60.0000	60.0000
Terranova Costa Rica S.A.(2)	—	60.0000	60.0000
Forestal Terranova Mexico S.A. de C.V.	59.9940	59.9940	59.9940
Cor. Forestal Guayamure C.A.	51.0000	51.0000	51.0000
Terranova Brasil Ltda.	59.9940	59.9940	59.9940
Terranova Colombia S.A.	59.9940	59.9940	59.9940
Terranova Guatemala S.A.(2)	—	60.0000	60.0000
Cor. Forestal Imataca C.A. y filiales	60.0000	60.0000	60.0000
Andinos C.A.	60.0000	60.0000	60.0000
Terranova Argentina S.A.(3)	—	—	59.9940
Terranova Honduras S.A.(4)	—	—	59.9940
Inversiones Coronel Ltda.	52.4340	52.4340	51.8960
Masisa Inversiones Ltda.	52.4340	52.4340	51.8960
Masisa Partes y Piezas Ltda.	52.4340	52.4340	51.8960
Forestal Tornagaleones S.A.(7)	31.6980	31.6960	31.3710
Masisa Concepción Ltda.	52.4340	52.4340	51.8960
Masisa Overseas Ltd.	52.4340	52.4340	51.8960
Maderas y Sintéticos del Perú S.A.C.	52.3820	52.3820	51.8960
Maderas y Sintéticos Mexico S.A. de C.V.	52.4340	52.4340	51.8960
Maderas y Sintéticos Servicios S.A. de C.V.	52.4340	52.4340	51.8960
Masisa do Brasil Ltda.	52.4340	52.4340	51.8960
Forestal Argentina S.A.(5)	15.8810	15.8810	15.7170
Forestal Tornagaleones Overseas Ltd.(2)	—	31.6960	31.3710
Masisa Argentina S.A.	52.4340	52.4340	51.8960
Masisa Ecuador S.A.	52.4340	52.4340	51.8960
Fibranova C.A.(6)	60.0000	60.0000	—
Masnova	56.2170	56.2170	56.2170

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements, and the participation of the minority investors has been recognized, presented as minority interest.

(1)
On July 22, 2002, Terranova acquired 400,776,639 shares of Masisa S.A. ("Masisa"), representing 43.16% of Masisa's equity. As a result of this acquisition, the Company's interest in Masisa totalled 481,861,555 shares, representing 51.89% of Masisa's equity. Therefore, commencing July 22, 2002, the financial statements of Masisa are consolidated with Terranova's.

  On June 27, 2003, Terranova acquired 5,000,000 shares of Masisa, equivalent to 0.544% of Masisa's equity. The purchase price for the shares amounted to ThUS$ 1,256 and was accounted for consistent with the policy described in Note 2 m).

(2)
Subsidiaries dissolved in 2004.

(3)
Subsidiary dissolved in December 2003.

(4)
Subsidiary dissolved in October 2002.

(5)
Controlled subsidiaries of Masisa which are consolidated by Terranova due to Terranova's controlling 52.434% interest in Masisa.

(6)
Beginning on April 1, 2003, the subsidiary Fibranova C.A. completed its pre-operating stage and began its production phase. Consequently, from that date Fibranova C.A. is consolidated in the financial statements.

(7)
On August 12, 2004, Masisa acquired 1,315 shares of Forestal Tornagaleones S.A., equivalent to 0.002% of Tornagaleones's equity. The purchase price for the shares amounted to ThUS$ 4 and was accounted for consistent with the policy described in Note 2 m).

d)    Price-level restatements

Certain of Terranova's subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and Forestal Tornagalones Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean generally accepted accounting principles ("GAAP"). For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64. Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 2.5% and 1.0% for the years ended November 30, 2004 and 2003, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

e)    Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than the US dollar have been translated into the US dollar at the observed exchange rates, as reported by the Central Bank of Chile.

The observed exchange rates for foreign currencies into one US dollar as of December 31, 2004, 2003 and 2002, were as follows:

	At December 31,
	2004	2003	2002

Brazilian reais	2.654	2.862	3.542
Bolivian bolivars	1,920.000	1,596.000	1,392.000
Colon Costa Rica	—	409.070	390.100
Argentine Peso	2.979	2.940	3.390
Chilean Peso	557.400	593.800	718.610
Colombian Peso	2,389.750	2,773.200	2,925.700
Mexican Peso	11.218	11.225	10.479
Guatemalan quetzal	—	7.812	8.006
Unidad de Fomento(1)	0,032	0,035	0,043

(1)
An inflation-indexed-Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month's inflation rate.

f)    Marketable securities

Marketable securities consist of investments in money market funds and are stated at market value based on year-end quoted values.

g)    Allowance for doubtful accounts

The Company has recorded an allowance for doubtful accounts for possible non-collection of accounts receivable, which is shown as a deduction from accounts receivable.

h)    Inventories

Inventories are valued at the lower of production or acquisition cost, including indirect manufacturing costs, or market value. Inventory costs are determined using the average cost method. The valuation of inventories are periodically assessed and, if necessary, a write-down of the value for estimated excess and obsolete inventory is recorded based on estimates about future demand and actual usage.

As of each period end, forests and plantation inventories in the process of exploitation are stated at the commercially appraised value at which these forests were transferred from fixed assets in conjunction with the revaluation of timber resources described in Note 2 i), below.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 2—Summary of significant accounting policies (continued)

i)    Property, plant and equipment

Property, plant and equipment, except timber resources, are stated at cost, which includes capitalized interest.

Timber and timberlands are stated at cost less cost of timber harvested. The costs incurred in developing and growing timber such as site preparation, property taxes, seedlings, planting, fertilization, insect and wildlife control, herbicide application and thinning, are capitalized. These capitalized costs are accumulated by specifically identifiable farm blocks. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences. Costs incurred related to logging roads are capitalized and amortized over their expected useful lives or as the related timber is harvested. These capitalized costs are included in the historical cost of the timber. At each period-end, the timber resources are adjusted to reflect values based on technical appraisals performed by specialized forestry engineers.

Depletion, or costs attributed to timber harvested is determined by each identifiable farm block that is in the harvesting stage based on the relationship of unamortized timber costs to the estimated volume of recoverable timber multiplied by the amount of timber cut. The estimated volume of recoverable timber is determined using statistical information and other data related to growth rates and yields gathered from physical observations, models, and other information gathering techniques. Changes in yields are generally due to adjustments in growth rates and similar matters and are accounted for prospectively as changes in estimates. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties. The depletion rate calculations do not include an estimate for future costs associated with existing stands, future reforestation costs associated with a stand's final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

As a result of the above accounting treatment, the Company records timber resources at appraisal value prior to cutting with the offsetting adjustment recorded as Forestry Reserves in Shareholders' equity. When the timber is cut and sold, the component of Cost of Sales associated with the appraisal value is offset against Forestry Reserves in Shareholders' equity.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Direct and indirect interest costs incurred in connection with the development of forests are also capitalized.

Other fixed assets include spare parts inventories with turnover of less than one-year. Those items with significant value and with an ongoing benefit are depreciated in the same period of time as the asset with which they are associated, while those items with frequent use are charged to cost of production when used.

Assets purchased under financing leases are recorded at their fair value on the date of the lease agreement, which is determined by discounting the amounts payable in installments and the bargain purchase option, if any, at the interest rate implicit, or explicit, in the contract. These assets are not legally considered property of the Company until the purchase option is exercised and are presented under Other assets.

Disbursements for the development of internal use software are charged to the results of operations as incurred. External direct costs of materials and services rendered in developing an enterprise resource planning system (an SAP R/3 system) and interest costs incurred during development are capitalized. Payroll related costs were not material and have been expensed. Training costs and data conversion costs are expensed as incurred.

Assets to be disposed of at year-end have been recorded under Other assets at fair value based on an independent appraisal.

j)    Depreciation

Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, which were as follows:

Years

Plants, buildings and other installations	25-40
Machinery and equipment	10-20
Other fixed assets	1-10

Depreciation for the years ended December 31, 2004, 2003 and 2002 amounted to ThUS$48,378, ThUS$43,843 and ThUS$25,423 respectively.

Certain machinery, moving equipment and other similar items are depreciated according to a maximum number of productive hours.

k)    Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment. The carrying value of a long-lived asset is considered impaired by the Company when the expected undiscounted cash flows from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

l)    Investments in unconsolidated affiliates

Investments in unconsolidated affiliates are accounted for using the equity method when they represent between 20% and 50% of the voting stock of the investee. Accordingly, the Company's proportional share in the net income (or loss) of each investee is recognized on an accrual basis, after eliminating any unrealized profits or losses from transactions with the investees in Non-operating results in the Consolidated Statements of Income.

m)    Goodwill and negative goodwill

Under Chilean GAAP, for acquisitions before January 1, 2004, goodwill arose from the excess of the purchase price of companies acquired over their net book value; negative goodwill arises when net book value of the acquired company exceeds the purchase price of companies acquired. Effective January 1, 2004, Technical Bulletin 72 (TB 72) requires the determination of goodwill and negative goodwill based on the fair value of the acquired company.

Goodwill and negative goodwill are amortized over ten to twenty years considering the expected period of return of the investment. The Company evaluates the recoverability of goodwill on a periodic basis.

n)    Bonds and promissory notes

Bonds and promissory notes are recorded at face value plus accrued interest. The discount on, and expenses incurred, in the issuance of the bonds are included in Prepaid expenses and other assets in the Consolidated Balance Sheets and are amortized using the interest method of amortization over the term of the instruments. Total capitalized costs associated with bonds were ThUS$4,604 as of December 31, 2004 and 2003, respectively, and ThUS$951, ThUS$238 and ThUS$—was amortized to expense in the years ended December 31, 2004, 2003 and 2002, respectively.

o)    Income tax and deferred taxes

The effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 and 69 of the Chilean Institute of Accountants and Circular No. 1,466 of the SVS. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account ("complementary accounts") and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability relates.

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

p)    Employee vacations

The cost of employee vacations is recognized as an expense on an accrual basis as the vacations are earned by employees and are included in Accrued liabilities in the Consolidated Balance Sheets.

q)    Revenue recognition

Revenues are recorded at the time of shipment of products to the customer. The following criteria must be met in order to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price to the buyer is fixed or determinable; and (4) collection is reasonably assured. Revenues which the Company has billed and collected in advance are deferred until the related products are shipped and the criteria above have been met.

r)    Derivative contracts

The Company enters into hedging contracts including interest rate swap agreements and forward exchange contracts. The contracts are accounted for in accordance with Technical Bulletin No. 57, "Accounting for Derivative Contracts" ("TB 57") of the Chilean Institute of Accountants. Under TB 57 all derivative financial instruments are recognized on the Consolidated Balance Sheets at their fair value. Derivative instruments are accounted for as follows:

Hedges of forecasted transactions:

The derivative instrument is stated at its fair value on the Consolidated Balance Sheets and any change in the fair value is recognized on the balance sheet as an unrealized gain or loss in Other current liabilities or in Other assets. When the contract is settled, the unrealized gain or loss on the instrument is recognized in earnings in Non-operating income in the Consolidated Statements of Income.

Firm commitments hedging contracts (Hedges of "existing items"):

The hedged item and derivative instrument are measured at fair value on the balance sheet. Unrealized gains and losses are recorded in earnings in Non-operating income in the Consolidated Statements of Income if the net effect is a loss and deferred and recognized when the contract is settled if it is a gain. The unrecognized gains associated with the derivative instrument are included in Other current liabilities in the Consolidated Balance Sheets.

One of the qualifying criteria for hedge accounting is that the hedging relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in those fair values or cash flows that are attributable to the hedged risk, both at the inception of the hedge and on an ongoing basis. If, at any point, the prospective consideration indicates that the hedging instrument is not expected to be highly effective in the future, hedge accounting is discontinued from that point forward.

The impact of the Company's hedging activities included in Financial expenses for the years ended December 31, 2004, 2003 and 2002 totaled ThUS$4,038, ThUS$3,482 and ThUS$1,198, respectively. The unrealized gains included in Other long-term liabilities as of December 31, 2004 and 2003 totaled ThUS$1,526 and ThUS$—, respectively. The unrealized losses included in Other assets as of December 31, 2004 and 2003 totaled ThUS$1,397 and ThUS$4,873, respectively.

s)    Securities purchased under resale agreements

Time deposits are recorded at cost plus accrued interest at each period-end. Securities purchased under resale agreements are presented at cost plus accrued interest at the period-end. The values of these investments did not exceed their respective market values at December 31, 2004 and 2003.

t)    Research and development expenses

Research and development expenses are charged to income in the period in which they occur. The Company has not incurred significant research and development expenses during the years ended December 31, 2004, 2003 and 2002.

u)    Development stage accumulated deficit

Investments in majority-owned subsidiaries considered to be in the development stage are recorded in accordance with the equity method of accounting on the Consolidated Balance Sheet; however, the Company's share of the investee's results of operations during the development stage are recorded as a reserve which forms part of shareholders' equity.

v)    Cash equivalents

The Company considers all short-term, highly-liquid investment securities purchased with original maturities of three months or less to be cash equivalents for purposes of the Consolidated Statement of Cash Flows.

The balances of cash and cash equivalents were as follows:

	December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Cash	13,126	19,609	6,491
Time deposits and money market fund	45,404	3,886	5,243
Securities purchased under resale agreements (Note 9)	—	11,120	—

Total	58,530	34,615	11,734

Note 3—Accounting changes

 Until March 31, 2003, the financial statements of the subsidiary Fibranova C.A. were not consolidated because the subsidiary was considered to be in the development stage. On April 1, 2003, Fibranova C.A. ended its developmental stage and commenced its production activities. As such, on that date, the Company began to consolidate this subsidiary.

Note 4—Marketable securities

 Marketable securities are summarized as follows:

	December 31,
	2004	2003

	ThUS$	ThUS$
Money market funds	1,265	302

Total marketable securities	1,265	302

Note 5—Accounts receivable (net)

 Accounts receivable (net) includes the following:

	Accounts receivable aging
	1-90 days	91-360 days	December 31, 2004

	ThUS$	ThUS$	ThUS$
Trade accounts receivable	100,031	14,042	114,073
Notes receivable	8,025	1,467	9,492
Other accounts receivable	18,768	7,931	26,699
Less: Allowances for doubtful accounts			(5,182)

Total			145,082

	Accounts receivable aging
			December 31, 2003
	1-90 days	91-360 days

	ThUS$	ThUS$	ThUS$
Trades accounts receivable	86,372	4,313	90,685
Notes receivable	8,568	575	9,143
Other accounts receivable	12,337	7,405	19,742
Less: Allowances for doubtful accounts			(4,899)

Total			114,671

Note 6—Balances and transactions with related companies

 Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These are expressed in US dollars and in some cases accrue interest at the 180-day London Interbank Offering Rate ("LIBOR") plus a spread.

Maturities of loans are subject to cash availability of the subsidiaries, while commercial accounts have normal collection terms.

a)
Notes and accounts receivable from related companies

	Short-term		Long-term
	December 31,		December 31,
Company	2004	2003	2004	2003

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	8,564	6,512	—	—
Plycem Construsistemas de Costa Rica	373	322	—	—
Plycem Construsistemas de Guatemala	160	13	—	—
Comercializadora T&T C.A.	—	8	—	—
Forestal Río Calle-Calle S.A	3	—	597	3,297
Plycem Construsistemas Honduras	51	—	—	—
Plycem Construsistemas Nicaragua	90	—	—	—
Plycem Construsistemas El Salvador	49	96	—	—

Total	9,290	6,951	597	3,297

b)
Notes and accounts payable to related companies

	Short-term		Long-term
	December 31,		December 31,
Company	2004	2003	2004	2003

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	5,830	1,979	—	—
Forestal Río Calle-Calle S.A.	—	228	—	—
Comercializadora T&T C.A.	—	1	—	—
Hondulit S.A.	—	3	—	—
Nicalit S.A.	—	2	—	—

Total	5,830	2,213	—	—

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 6—Balances and transactions with related companies (continued)

c) Transactions

			2004		December 31, 2003		2002
Company	Relationship	Transactions	Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit	Amount	Effects in results (charge)/credit

			ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Fibranova C.A.	Indirect subsidiary	Purchase of panels	—	—	—	—	7,725	—
	Indirect subsidiary	Sale of raw material	—	—	—	—	8,215	—
	Indirect subsidiary	Administrative services	—	—	—	—	392	392
	Indirect subsidiary	Administrative services	—	—	—	—	197	(197)
	Indirect subsidiary	Rental of assets	—	—	—	—	24	24
	Indirect subsidiary	Sale of products	—	—	—	—	236
Comercializadora T&T C.A.	Investee	Sale of panels	—	—	—	—	2,444	1,405
	Investee	Commercial discounts	—	—	130	(130)	—	—
Plycem Construsistemas Costa Rica S.A.	Affiliate	Sale of products	721	238	581	300	949	837
	Affiliate	Recognition of dividends	—	—	1	(1)	—	—
	Affiliate	Collection of invoices	—	—	53	—	—	—
Plycem Construsistemas Guatemala S.A.	Affiliate	Sale of products	268	88	366	148	—	—
	Affiliate	Administrative services	—	—	1	—	—	—
	Affiliate	Collection of invoices	—	—	247	—	—	—
Plycem Construsistemas Honduras S.A.	Affiliate	Sale of products	58	19	—	—	—	—
Plycem Construsistemas Nicaragua S.A.	Affiliate	Sale of products	163	54	—	—	—	—
Oxinova C.A.	Investee	Rental of assets	32	32	—	—	12	12
	Investee	Administrative services	72	72	117	117	—	—
	Investee	Purchase of chemical products	17,655	(17,655)	9,165	(9,165)	—	—
	Investee	Sale of products	1	1	—	—	—	—
Nicalit S.A.	Affiliate	Sale of products	—	—	95	33	202	202
	Affiliate	Collection of invoices	—	—	80	—	—	—
Plycem Construsistemas El Salvador S.A.	Affiliate	Sale of products	—	—	112	22	319	315
	Affiliate	Sale of merchandise	317	105	—	—	163	163
	Affiliate	Collection of invoices	—	—	74	—	—	—
	Affiliate	Other payments	—	—	3	(3)	—	—
Hondulit S.A. de Honduras	Affiliate	Sale of products	—	—	166	54	220	202
	Affiliate	Collection of invoices	—	—	143	—	—	—
Prod. Duralita Guatemala S.A.	Affiliate	Sale of products	—	—	—	—	400	384
	Affiliate	Administrative services	—	—	—	—	2	(2)
Forestal Río Calle-Calle S.A.	Investee	Interest on loans	34	34	99	99	570	570
	Investee	Expense and service invoices	—	—	1,186	(1,002)	—	—
	Investee	Purchase of timber	—	—	1,688	(853)	—	—
Terranova de Venezuela S.A.	Indirect subsiary	Purchase of material	—	—	—	—	18	—
	Indirect subsiary	Purchase of products	—	—	—	—	57	—

Note 7—Inventories

 Inventories include the following:

	December 31,
	2004	2003

	ThUS$	ThUS$
Standing timber	33,821	36,250
Finished products and work in progress	78,695	77,328
Products for the resale	17,345	30,387
Materials, spare parts, supplies and other items	39,987	25,107
Inventory in transit among the consolidated group	26,597	10,278

Total inventories	196,445	179,350

As of December 31, 2004 and 2003, inventories are shown net of the allowance for obsolescence amounting to ThUS$ 4,061 and ThUS$ 1,975, respectively, and allowances to reduce inventories to net realizable value of ThUS$ 1,437 and ThUS$ 2,955, respectively.

Note 8—Deferred taxes and income tax

a)
Income tax

The income tax provisions in the Consolidated Statements of Income were as follows:

	(Charges)/credits December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Current year provision for income tax	(6,024)	(5,193)	(10,294)
Deferred income tax (expense) benefit	(3,096)	5,978	11,797
Other	(2,608)	(180)	218

Total	(11,728)	605	1,721

b)
Taxes recoverable and payable were as follows:

	December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Income tax provision	(6,117)	(5,193)	(10,294)
Refund of income taxes of prior years	15,911	10,792	—
Provisional monthly income tax prepayments	3,246	3,494	1,349
Value added taxes recoverable	26,900	32,216	19,878
Others	4,681	699	1,312

Total	44,621	42,008	12,245

c)
Accumulated tax losses carryforward

The detail of accumulated tax losses for Terranova and each subsidiary is as follows:

	December 2004	Tax rate	December 2003	Tax rate	Expiration date

	ThUS$	%	ThUS$	%	ThUS$
Terranova S.A.	422,416	17.0	400,133	16.5	No term
Terranova Brasil Ltd.	4,504	34.0	3,391	34.0	No term
Forestal Terranova Mexico S.A.	1,727	33.0	1,756	33.0	6 years
Forestal Terranova Mexico S.A.	574	33.0	583	33.0	7 years
Forestal Terranova Mexico S.A.	7,029	33.0	7,144	33.0	8 years
Forestal Terranova Mexico S.A.	1,397	33.0	1,420	33.0	10 years
Terranova Forest Product Inc.	1,753	37.5	8,602	37.5	19 years
Masisa S.A.	19,888	17.0	19,181	16.5	No term
Masisa Argentina S.A.	10,986	35.0	14,654	35.0	5 years
Masisa do Brasil Ltd.	23,853	34.0	17,769	34.0	No term
Masisa de Mexico S.A.	18,412	34.0	20,048	34.0	10 years
Others	700	—	—	—

Total tax losses	513,239		494,681

Masisa S.A. (formerly Terranova S.A.) and subsidiaries

Notes to the consolidated financial statements (continued)

Note 8—Deferred taxes and income tax (continued)

d)
Deferred taxes

The accumulated balances from deferred taxes originating from temporary differences were as follows:

	December 31, 2004				December 31, 2003
	Deferred assets		Deferred liabilities		Deferred assets		Deferred liabilities
Temporary differences	Short-term	Long-term	Short-term	Long-term	Short-term	Long-term	Short-term	Long-term

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Allowance for doubtful accounts	723	647	—	—	643	10	—	—
Vacation accrual	509	—	—	—	385	—	—	—
Overhead costs	—	—	1,013	2,901	—	—	1,399	3,552
Depreciation	—	—	—	27,975	—	—	—	20,885
Other events	251	1,002	212	555	710	666	—	—
Other provisions	1,768	290	—	597	637	102	—	—
Tax losses carryforward	1,207	131,606	—	—	1,566	97,506	—	—
Cost of forest	—	—	394	17,883	—	—	745	23,281
Forest reserve	—	—	—	43,771	—	—	70	32,996
Brazil exchange rate variation	—	—	—	—	—	—	3,979	—
Asset financing cost	—	486	2,111	—	—	—	1,774
Provision for particle board line	282	1,627	—	—	—	1,159	—	—
Complementary accounts net of amortization	(29)	(1,456)	(67)	(29,941)	(30)	(126)	(95)	(38,778)
Valuation allowance	—	(99,015)	—	—	—	(64,441)	—	—

Total	4,711	34,701	2,038	65,852	3,911	34,876	6,098	43,710

Note 9—Other current assets (continued)

 Other current assets include the following:

	December 31,
	2004	2003

	ThUS$	ThUS$
Time deposits	—	29,104
Unrealized losses on interest rate swap agreements	372	842
Securities purchased under resale agreements	—	11,120
Treasury stock(1)	—	18,378
Other	202	767

Total	574	60,211

(1)
Refers to the Company's own shares obtained as a result of the merger described in Note 1 amounting to ThUS$16,828 and shares purchased from dissenting shareholders who exercised their redemption rights, pursuant to article 69 of Law 18.046, amounting to ThUS$1,550. These shares have been cancelled in 2004. See Note 18.

Note 10—Property, plant and equipment

 Property, plant and equipment include the following:

	December 31,
	2004			2003
ThUS$	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value

Land
Land	126,217	—	126,217	132,959	—	132,959
Plantations	505,082	—	505,082	477,054	—	477,054
Buildings and infrastructure	220,158	(58,799)	161,359	216,322	(54,363)	161,959
Machinery and equipment	809,598	(231,651)	577,947	798,483	(194,847)	603,636
Other property, plant and equipment	73,945	(37,484)	36,461	75,696	(34,373)	41,323
Reappraisals
Land	2,671	—	2,671	2,671	—	2,671
Buildings and infrastructure	4,719	(4,248)	471	4,719	(4,219)	500

Total	1,742,390	(332,182)	1,410,208	1,707,904	(287,802)	1,420,102

Capitalized plantation financing costs for the years ended December 2004 and 2003 amounted to ThUS$4,363 and ThUS$6,013, respectively.

Government grants awarded for forestry activities are accounted for as a reduction of Plantations. Grants balances related to non-harvested plantations amounted to ThUS$5,372 and ThUS$6,174 as of December 31, 2004 and 2003, respectively.

Net book value of idle plants amounted to ThUS$7,557 and ThUS$9,638 at December 31, 2004 and 2003 respectively.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 11—Investments in unconsolidated affiliates

Investments in unconsolidated affiliates included the following at December 31, 2004 and 2003:

				Ownership percentage		Shareholders' equity of investee		Result for the year			Equity in earnings (losses)			Equity value		Investment book value
			Number of shares
Company	Country	Currency		2004	2003	2004	2003	2004	2003	2002	2004	2003	2002	2004	2003	2004	2003

				%	%	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	Venezuela	Dollar	1,963,564	49.000	49.000	6,816	4,096	2,720	1,915	(1,670)	1,333	939	(818)	3,340	2,007	3,340	2,007
Comercializadora T&T C.A.(1)	Venezuela	Dollar	50	—	50.00	—	(237)	—	(371)	(6)	—	(184)	(3)	—	—	—	—
Fibramold S.A.(2)	Chile	Dollar	—	—	—	—	—	—	—	—	—	—	400	—	—	—	—

Total											1,333	755	(421)	3,340	2,007	3,340	2,007

(1)
This investment was sold in October 2004.

(2)
This investment was sold on June 28, 2002 for ThUS$16,061, resulting in a gain of ThUS$725.

The Company has recorded a provision in Accrued liabilities for investments in unconsolidated affiliates with negative equity totaling ThUS$693 and ThUS$666 at December 31, 2004 and 2003, respectively.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 11—Investments in unconsolidated affiliates (continued)

a)
In accordance with Circular Letter No. 150 issued by the SVS, the Company has completed an evaluation of the net asset value of its subsidiaries in Brazil, Venezuela, Argentina and Mexico by estimating cash flows to be generated by the subsidiaries in the future. Based on these estimates, the Company concluded that at December 31, 2004 no impairment adjustments are necessary.

b)
At December 31, 2004 and 2003, the Company held investments in Venezuela, through its subsidiary Inversiones Internacionales Terranova S.A., as follows:

•
Terranova Venezuela S.A.

•
Fibranova C.A.

•
Andinos C.A.

•
Oxinova C.A.

•
Corporacion Forestal Itamaca C.A.

•
Corporacion Forestal Guayamure C.A.

•
Comercializadora T&T C.A.

On December 2002, business associations, trade unions as well as political and civil organizations called a National Civic Strike in Venezuela with a significant impact on the economic activities of the country, primarily in the oil and petrochemical industry. This situation has led to an irregular supply of raw material necessary for the manufacturing operation of the subsidiaries in Venezuela.

Additionally, on January 21, 2003, the National Executive enabled the Finance Ministry to confirm with the Central Bank of Venezuela (BCV), temporary measures to establish limits and restrictions to convertibility of the Bolivar and to the transfer of funds abroad. Based on this action, on the same date the Finance Ministry and the BCV agreed to suspend the trading of foreign currencies in Venezuela. On February 5, 2003, two exchange agreements to establish a new system of foreign exchange management were established. The exchange rate was fixed at Bs1,596/US$1 (buying) and Bs1,600/US$1 (selling). To date, the respective regulation has not been completed and it is not possible to fully evaluate the effects such measure may have on the Company's future operations.

The financial statements have been prepared assuming that the subsidiaries in Venezuela will continue their operations as a going concern. Consequently, the adjustments that could result from these uncertain circumstances have not been included.

Note 12—Goodwill and negative goodwill

 Goodwill includes the following:

	December 31,
	2004		2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill

	ThUS$	ThUS$	ThUS$	ThUS$
Terranova Forest Products, Inc.(1)	707	706	707	1,413
Maderas y Paneles S.A.(2)	—	—	152	—
Masisa Cabrero S.A.(3)	85	1,334	90	1,419

Total	792	2,040	949	2,832

Negative goodwill includes the following:

	December 31,
	2004		2003
Company	Amount amortized in the period	Balance of goodwill	Amount amortized in the period	Balance of goodwill

	ThUS$	ThUS$	ThUS$	ThUS$
Corporación Forest Guayamure C.A.(4)	124	1,998	124	2,122
Masisa(5)	2,766	34,833	2,766	37,599
Forestal Tornagaleones S.A.(6)	100	1,754	100	1,854
Terranova(7)	335	6,374	—	6,709

Total	3,325	44,959	2,990	48,284

(1)
This subsidiary was acquired in 1997 and goodwill is being amortized over ten years.

(2)
On August 16, 1993, the Company's subsidary Masisa purchased a 3.8% interest in Maderas y Paneles S.A. from Inversiones Pathfinder S.A. (at that time the majority shareholder of Masisa) for ThUS$3,855, which resulted in goodwill of ThUS$2,690. The goodwill has been fully amortized over a term of ten years.

(3)
During 2000, the Company's subsidiary Masisa purchased a 92.61% interest in Masisa Cabrero S.A. from Forestal Terranova and Fibras del Noreste S.A. for ThUS$43,469, which resulted in goodwill of ThUS$1,753. The goodwill is being amortized over twenty years.

(4)
The negative goodwill originated as a result of the acquisition of Corporación Forestal Guayamure C.A., a Venezuelan company and is being amortized over twenty years.

(5)
The acquisition of a 43.16% interest in Masisa in July 2002 and a 0.544% interest in June 2003 resulted in negative goodwill.This negative goodwill is being amortized over fifteen years.

(6)
On June 27, 2002, the Company's subsidiary Masisa made a capital investment of ThUS$7,372 in its subsidiary Forestal Tornagaleones S.A., which increased its ownership by 6.45%. This investment resulted in negative goodwill of ThUS$ 2,012. This negative goodwill is being amortized to income over twenty years.

(7)
The acquisition of a 39.99% interest in Terranova Internacional S.A. by Forestal Terranova S.A. (a company merged into Terranova) in October 2003 resulted in a negative goodwill of ThUS$6,709. This negative goodwill is being amortized to income over twenty years.

Note 13—Other assets

 Other assets include the following:

	At December 31,
	2004	2003

	ThUS$	ThUS$
Forestry exploitation rights(1)	11,237	11,721
Assets for disposal(2)	1,266	5,555
Fees paid and tax credits(3)	786	1,702
Receivable for swap agreements	8,377	—
Fair value swap agreements	1,025	4,031
Discount on bonds issued	8,359	9,244
Bond issuance costs	3,020	4,306
Other	1,535	1,934

Total	35,605	38,493

(1)
In May 1997, the Company entered into a US$28.5 million contract with CVG-Proforca, a Venezuelan governmental entity, for the rights to use and harvest 59,000 hectares of plantation consisting of Caribbean type lumber for a term of 30 years. As a condition to enter into this contract, the Company was required to enter into a fifteen year operating lease contract for a sawmill owned by CVG Proforca requiring a payment of US$10 million. At the inception of both contracts, the Company paid the full amounts totaling US$38.5 million.

Under Chilean GAAP, the US$28.5 million paid was capitalized as purchased timber resources and included in Property, plant and equipment in the Consolidated Balance Sheet. The accounting policy pursuant to Chilean GAAP for timber resources is described above in Note 2 i). Further, under Chilean GAAP, the US$10 million paid for the lease contract was capitalized as an intangible and included under Other assets in the Consolidated Balance Sheets. This intangible is amortized proportionally based on the cubic meters of forest harvested as a percentage of total forests estimated to be harvested.

During 2000, Terranova de Venezuela S.A. acquired from its subsidiary Coforven S.A., the exploitation rights to 236,000 annual M3 of lumber and a sawmill for ThUS$3,324. The exploitation rights will be amortized according to the amount of cubic meters of harvested products from the forest owned by Terranova de Venezuela S.A. to supply the plants. The balance of Coforven's goodwill amounting to ThUS$987 at the date of sale, has been included as part of exploitation rights since Terranova de Venezuela acquired a significant part of the production assets of Coforven S.A.

(2)
Corresponds to property, plant and equipment amounting to ThUS$1,266 at December 31, 2004 (ThUS$5,555 at 2003) of the subsidiary Terranova Brasil Ltda., Masisa and Terranova Venezuela. The sale of the equipment of the subsidiary Terranova Brasil Ltda. is committed to the Brazilian companies Logasa, Alta Floresta and Rafter. During 2004, the Company wrote-off certain assets for disposal amounting to ThUS$5,534. See Note 20, Other non-operating expenses.

(3)
Corresponds to prepaid fees and tax expenses incurred for obtaining long-term loans by the Company and its subsidiary Inversiones Internacionales Terranova S.A. These expenses are amortized over the term of the loans.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 14—Short-term bank borrowings

 Short-term bank borrowings maturing in one year or less included the following at December 31, 2004 and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco Security	—	2,005	—	—	—	—	2,005
Banco WLB	10,111	10,114	—	—	—	—	10,111	10,114
Banco Dresdner	—	1,002	—	—	—	—	—	1,002
Banco del Desarrollo	5,454	9,950	—	—	—	—	5,454	9,950
Banco Bice	—	6,665	—	—	—	—	—	6,665
Banco Itau	1,723	6,044	—	1,709	—	—	1,723	7,753
Banco Estado	7,077	7,846	—	—	—	—	7,077	7,846
Banco Ganadero BBVA	—	—	—	900	—	—	—	900
Banco de Chile	—	9,133	—	—	—	2,512	—	11,645
Banco Crédito Inversiones	—	14,528	—	—	—	—	—	14,528
ABN AMRO Bank	—	—	8,812	1,056	—	1,155	8,812	2,211
HSBC Bank USA	—	1,906	—	—	—	—	—	1,906
Banco Rabobank Curacao N.V.	—	5,075	—	—	—	—	—	5,075
Corpbanca Venezuela	—	—	7,657	7,801	—	—	7,657	7,801
Corpbanca	—	5,080	—	—	—	—	—	5,080
HSBC Bank Brasil S/A	3,615	1,003	—	—	—	—	3,615	1,003
HSBC Bank	—	3,609	—	—	—	—	—	3,609
Banco Mercantil	—	—	1,306	—	—	—	1,306	—
BBVA Banco BHIF	3,036	3,006	—	—	—	—	3,036	3,006

Total	31,016	86,966	17,775	11,466	—	3,667	48,791	102,099

Principal outstanding	30,912	86,310	17,558	11,065	—	3,667	48,470	101,042

Average annual interest rate	3.6%	2.10%	3.01%	5.19%	—	4.77%

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 14—Short-term bank borrowings (continued)

 Accrued interest totaling ThUS$ 170 and ThUS$ 3,573 at December 31, 2004 and 2003, respectively, is included in the outstanding balances.

At December 31, 2004, the Company had ThUS$ 262,383 of short-term lines of credit, of which ThUS$ 213,592 were unused and available for borrowing on an unsecured basis.

Note 15—Long-term bank obligations

a)
Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2004 and 2003:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		UF		Total
Issuer	2004	2003	2004	2003	2004	2003	2004	2003

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Westdeutsche Landesbank(1)	2,945	2,939	—	—	—	—	2,945	2.939
Kreditanstal Fur Wieder(2)	11,433	9,354	—	—	—	—	11,433	9,354
Banco BBVA, Chile(3)	1,508	3,334	—	—	—	—	1,508	3,334
Banco Estado(4)	2,925	6,392	—	—	—	—	2,925	6,392
Corpbanca(5)	2,219	15,331	—	—	—	—	2,219	15,331
Raboinvestments Chile S.A.(6)	3,106	1,090	—	—	—	—	3,106	1,090
Banco Crédito e Inversiones(7)(8)	2,453	3,832			1,414	2,594	3,867	6,426
Security Bank(9)	955	962	—	—	—	—	955	962
Dresdner Bank Latinamerica(10)	2,106	1,101	—	—	—	—	2,106	1,101
Comerica Bank(11)	4,360	4,360	—	—	—	—	4,360	4,360
Citibank N.A.(12)	67	135	—	—	—	—	67	135
Banco de Chile—New York Branch(13)	4,399	2,234	—	—	—	—	4,399	2,234
The Bank of Nova Scotia(14)	4,045	266	—	—	—	—	4,045	266
Bank Boston N.A.(15)	—	305	16	86	—	—	16	391
HSBC Bank(16)	1,000	—	—	—	—	—	1,000	—
HSBC Bndes(16)	628	—	—	—	—	—	628	—
Banco Santander Chile(17)	10,624	19,687	—	—	—	—	10,624	19,687
Banco Security(18)	1,195	1,789	—	—	—	—	1,195	1,789
Banco Rabobank Nederland(19)	1,299	—	—	—	—	—	1,299	—
Banco Itau Bra Pre-Export(20)	4,000	—	—	—	—	—	4,000	—
Banco Rabobank Ireland	—	29,121	—	—	—	—	—	29,121
Others	—	81	—	—	—	—	—	81

Total	61,267	102,313	16	86	1,414	2,594	62,697	104,993

Principal outstanding	61,203	98,906	—	86	1,324	2,428	62,527	101,420

Average annual interest rate	2.94%	3.30%

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 15—Long-term bank obligations

b)    Long-term bank borrowings with banks and financial institutions are summarized as follows at December 31, 2004 and 2003:

							December 31, 2004		December 31, 2003
			Maturities
								Average annual interest rate
Issuer	Currency		1 year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long-term		Total long-term

			ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Westdeutsche Landesbank(1)	US$		2,911	2,911	4,952	—	10,774	LIBOR+0.45%	13,685
Kreditanstal Fur Wieder(2)	US$		13,126	7,130	14,260	5,230	39,746	LIBOR+1.27%	31,973
BBVA Banco BHIF(3)	US$		1,445	1,445	1,444	—	4,334	LIBOR+2.10%	4,875
Banco Estado(4)	US$		2,778	2,778	2,778	—	8,334	LIBOR+2.10%	9,375
Corpbanca(5)	US$		2,167	2,167	2,166	—	6,500	LIBOR+2.10%	8,125
Raboinvestments Chile S.A.(6)	UF$		4,500	5,500	—	—	10,000	LIBOR+1.875%	13,000
Banco Crédito Inversiones(7)	US$		5,000	5,000	7,500	2,500	20,000	LIBOR+1.69%	9,375
Banco Crédito Inversiones(8)		UF	2,648	—	—	—	2,648	6.7%	4,857
Security Bank(9)	US$		933	—	—	—	933	LIBOR+1.50%	1,867
Dresdner Bank Latinamerica(10)	US$		2,000	1,000	—	—	3,000	LIBOR+1.9%	5,000
Comerica Bank(11)	US$		4,286	2,141	—	—	6,427	LIBOR+1.35%	10,714
Citibank N.A.(12)	US$		272	—	—	—	272	5.2%	2,783
Banco Chile New York Branch(13)	US$		4,300	4,250	—	—	8,550	LIBOR+1.25%	12,850
The Bank of Nova Scotia(14)	US$		7,500	7,500	6,250	—	21,250	LIBOR+1.15%	25,000
Bank Boston N.A.(15)		Other currency	—	—	—	—	—		8
Banco Hsbc(16)	US$		—	—		—	—		1,256
Banco Santander Chile(17)	US$		10,222	10,222	10,222	—	30,666	LIBOR+2.10%	37,623
Banco Security(18)	US$		1,167	1,167	1,167	—	3,501	LIBOR+2.10%	4,376
Banco Rabobank Nederland(19)	US$		2,500	2,500	5,000	1,250	11,250	LIBOR+1.5%	—
Banco Itaú Bra Pre-Export(20)	US$		2,000	—	—	—	2,000	LIBOR+5.0%	4,000

Total			69,755	55,711	55,739	8,980	190,185		200,742

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 15—Long-term bank obligations (continued)

(1)
Corresponds to two loans. First loan with an outstanding balance of ThUS$5,849 is repayable in ten semi-annual installments starting in April 2004. Second loan with an outstanding balance of ThUS$7,837 is repayable in nine semi-annual installments starting in June 2005. Both loans require semi-annual interest payments.

(2)
Corresponds to four loans. First loan with an outstanding balance of ThUS$11,992 is repayable in four semi-annual installments starting in June 2005. Second loan with an outstanding balance of ThUS$ 19,981 is repayable in twelve semi-annual installments starting in June 2005. Third loan with an outstanding balance of ThUS$17,100 is repayable in ten semi-annual installments starting in September 2005. Fourth loan with an outstanding balance of ThUS$1,710 is repayable in ten semi-annual installments starting in September 2005. All loans require semi-annual interest payments.

(3)
The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments starting in March 2005 with interest payments semi-annually.

(4)
The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting in March 31, 2005, with interest payments semi-annually.

(5)
The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting in April 30, 2005, with interest payments semi-annually.

(6)
The outstanding balance of this loan as of December 31, 2004 is repayable in six semi-annual installments commencing April 2005, with interest payments semi-annually.

(7)
The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, commencing April 2005, with interest payments to be made semi-annually.

(8)
The outstanding balance of this loan is repayable in four semi-annual installments, starting in February 2005. Interest is paid semi-annually.

(9)
The outstanding balance of this loan is repayable in four semi-annual installments, commencing March 2005, with interest payments semi-annually.

(10)
This loan is repayable in five semi-annual installments, commencing January 2005, with interest payments semi-annually.

(11)
The outstanding balance of this loan as of December 31, 2004 is repayable in three semi-annual installments, commencing April 2005, with interest payments semi-annually.

(12)
The Company prepaid ThUS$49,720 of the outstanding balance of this loan on December 29, 2003 with proceeds from the 2003 bond offering included in Bonds and promissory notes in the Consolidated Balance Sheets.

(13)
This loan is repayable in six semi-annual installments, commencing April 2005, with interest payments semi-annually.

(14)
The Company entered into this loan in January, 2003. This loan is repayable in six semi-annual installments, commencing July 2005, with interest payments semi-annually.

(15)
This loan is repayable in monthly installments of principal and interest.

(16)
The outstanding balance of this loan is repayable in October 31, 2005. Interest is paid semi-annually.

(17)
Corresponds to two loans. The first loan with has an outstanding balance of ThUS$20,889 and is repayable in eight semi-annual installments, commencing March 2005. The second loan with an outstanding balance of ThUS$20,000 and is repayable in eight semi-annual installments, commencing April 2005. Both loans require semi-annual interest payments.

(18)
The outstanding balance of this loan as of December 31, 2004 is repayable in six semi-annual installments, starting in April 2005, with interest payments semi-annually.

(19)
The outstanding balance of this loan as of December 31, 2004 is repayable in eight semi-annual installments, starting in April 2005, with interest payments semi-annually.

(20)
The outstanding balance of this loan as of December 31, 2004 is repayable in four semi-annual installments, starting in June 2005, with interest payments semi-annually.

Scheduled payments of long-term bank borrowings at December 31, 2004 are as follows:

Amounts payable during the years ending December 31,	ThUS$

2005	62,697
2006	69,755
2007	55,711
2008	41,560
2009 and thereafter	23,159

Total	252,882

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 16—Bonds and promissory notes

Bonds and promissory notes include the following.

								At December 31,
						Commencement of interest payment
		Notional amounts		Interest rate	Maturity date		Principal repayment
	Series		Currency					2004	2003

		ThUS$		%				ThUS$	ThUS$
Short-term portion
Terranova bonds	A	4,000	U.F.	5.0	06/15/2009	Semiannually	2005	15,308	234
Terranova bonds	B	1,000	U.F.	6.0	06/15/2024	Semiannually	2009	77	70
Terranova bonds	C	30,000	US$	5.0	06/15/2008	Semiannually	2008	62	62
Private Placement	B	9,000	US$	8.06	05/14/2008	Semiannually	2005	9,371	9,484
Masisa bonds	A	2,500	U.F.	5.0	12/15/2010	Semiannually	2006	160	158
Masisa bonds	B	702	U.F.	6.25	12/15/2024	Semiannually	2011	56	56

Total								25,034	10,064

Long-term portion
Terranova bonds	A	4,000	U.F.	5.0	06/15/2009	Semiannually	2009	108,320	113,978
Terranova bonds	B	1,000	U.F.	6.0	06/15/2024	Semiannually	2024	31,068	28,494
Terranova bonds	C	30,000	US$	5.0	06/15/2008	Semiannually	2008	30,000	30,000
Private Placement	B	27,000	US$	8.06	06/15/2008	Semiannually	2008	27,000	36,000
Masisa bonds	A	2,500	U.F.	5.0	12/15/2010	Semiannually	2010	76,488	71,236
Masisa bonds	B	702	U.F.	6.25	06/15/2024	Semiannually	2024	21,809	20,003

Total								294,685	299,711

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 16—Bonds and promissory notes (continued)

a)
Bonds

In June 2003, the Company issued UF 4,000,000 Series A fixed rate UF denominated bonds in the Chilean market. Series A bonds mature on June 15, 2009 and pay interest at 5.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003. Principal is payable on June 15 and December 15 of each year with the first payment due on December 15, 2005.

In June 2003, the Company issued UF 1,000,000 Series B fixed rate UF denominated bonds in the Chilean market. Series B bonds mature on June 15 2024 and pay interest at 6.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003. Principal is payable on June 15 and December 15 of each year with the first payment due on December 15, 2009.

In June 2003, the Company issued ThUS$ 30,000 Series C fixed rate US$ denominated bonds in the Chilean market. Series C bonds mature on June 15, 2008 and pay interest at 5.0%. Interest is payable on June 15 and December 15 of each year with the first payment due on December 15, 2003.

In December 2003, the Company's subsidiary Masisa S.A. issued ThUS$ 91,453 of fixed rate bonds in the Chilean market. Series A bonds of ThUS$ 71,394 mature in seven years and pay interest at 5.0%. Series B bonds of ThUS$ 20,059 mature in twenty one years and pay interest at 6.25%. Interest is payable on both Series A and B bonds on June 15 and December 15 of each year with the first payment due on June 15, 2004.

b)
Promissory notes

In May, 1996, the Company's indirect subsidiary Masisa Overseas Ltd, issued ThUS$ 70,000 of fixed rate Promissory notes. Series A Promissory notes of ThUS$ 25,000 mature in 2003 and pay interest at 7.82%. Series B Promissory notes of ThUS$ 45,000 mature in 2008 and pay interest at 8.06%.

Scheduled payments of the long-term portion of bonds and promissory notes at December 31, 2004 are as follows:

Amounts payable during the years ending December 31,	ThUS$

2005	25,034
2006	55,601
2007	55,601
2008	85,601
2009 and thereafter	97,882

Total	319,719

Note 17—Accrued liabilities

 Accrued liabilities include the following:

	December 31,
	2004	2003

	ThUS$	ThUS$
Accrued vacations	3,705	3,308
Provision for bonuses	1,649	1,004
Consulting services	3,190	3,180
Export expenses and freight	1,643	2,059
Import expenses	36	3,068
Services	1,702	1,000
Fines from Venezuela	89	2,368
Provision for major repairs	970	1,197
Others	5,496	2,557

Total	18,480	19,741

Note 18—Shareholders' equity

a)
Changes in capital and reserve accounts for the years ended December 31, 2004, 2003 and 2002 were as follows:

ThUS$	Common stock	Other reserves	Retained earnings	Development stage deficit	Net (loss) income for the year	Total Equity

2002
Balance at December 31, 2001	480,588	126,829	35,281	(15,338)	21,499	648,859
Transfer to retained earnings	—	—	6,161	15,338	(21,499)	—
Capital increase	14,143	—	—	—	—	14,143
Dividends paid			(1,815)	—	—	(1,815)
Decrease in forestry reserve due to appraisal	—	(357)	—	—	—	(357)
Cumulative translation adjustment	—	(3,759)	—	—	—	(3,759)
Deficit of subsidiary in development stage	—	—	—	(21,514)	—	(21,514)
Net income for the year	—	—	—	—	21,009	21,009

Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566

	Common stock	Other reserves	Retained earnings	Development stage deficit	Net (loss) income for the year	Total Equity

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2003
Balance at December 31, 2002	494,731	122,713	39,627	(21,514)	21,009	656,566
Transfer to retained earnings	—	—	(505)	21,514	(21,009)	—
Capital increase	90,558	—	—	—		90,558
Incorporation of net equity balance of Terranova S.A.	16,828	—	—	—	—	16,828
Decrease in forestry reserve due to appraisal	—	(8,391)	—	—	—	(8,391)
Cumulative translation adjustment	—	(771)	—	—	—	(771)
Deficit of subsidiary in development stage	—	—	—	(4,133)	—	(4,133)
Net loss for the year	—	—	—	—	(20,010)	(20,010)

Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647

2004
Balance at December 31, 2003	602,117	113,551	39,122	(4,133)	(20,010)	730,647
Transfer to retained earnings	—	—	(24,143)	4,133	20,010	—
Cancellation of treasury shares	(18,378)	—	—	—	—	(18,378)
Increase in forestry reserve due to appraisal	—	9,795	—	—	—	9,795
Cumulative translation adjustment	—	(703)	—	—	—	(703)
Net income for the year	—	—	—	—	56,778	56,778

Balance at December 31, 2004	583,739	122,643	14,979	—	56,778	778,139

b)    Paid-in capital

At December 31, 2004 and 2003, the capital of the Company was divided into 3,918,427,856 and 4,019,837,304 shares outstanding without nominal value, respectively.

On September 30, 2003, the Extraordinary Shareholders' Meeting approved the stock split of Terranova International S.A. into two companies, Terranova with a stated equity balance of ThUS$ 16,828 and Inversiones Internacionales Terranova S.A. with a stated equity balance of ThUS$ 86,589. Following the split on October 31, 2003, Forestal Terranova S.A. was merged into its subsidiary Terranova. As a result of the merger, Terranova's stated equity balance amounted to ThUS$ 602,117. Representing the sum of the equity balance of Terranova (ThUS$ 16,828) plus the equity balance of Forestal Terranova S.A (ThUS$ 585,289).

During 2003 and in accordance with a capital increase approved at the Extraordinary Shareholders' Meeting of Forestal Terranova S.A. (the company merged into Terrranova S.A.)

held on April 23, 2003, a total of 215,000,000 no-par-value shares were subscribed and paid for a total of ThUS$ 90,558.

c)    Other reserves

Other reserves include the following:

	December 31,
	2004	2003

	ThUS$	ThUS$
Forestry reserve	130,156	120,461
Cumulative translation adjustment	(7,613)	(6,910)
Other	100	—

Total	122,643	113,551

d)    Treasury shares

As a result of the merger described above, Terranova acquired 87,871,054 of its own shares that were held by Forestal Terranova S.A. before the merger. Additionally, as allowed by Chilean Law certain dissenting shareholders of Forestal Terranova S.A. excercised their redemption rights for the receipt of cash payments. As such, Terranova acquired 2,937,494 shares of Forestal Terranova S.A. which after the merger resulted Terranova holding 13,538,394 of its own shares.

These treasury shares did not have voting rights, were recorded at cost and included under Other long-term assets in the Consolidated Balance Sheets.

On December 26, 2004, the treasury shares were cancelled. As such, common stock was decreased by ThUS$ 18,378.

Note 19—Other non-operating income

 Other non-operating income during each period includes the following:

	Year ended December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Gain on sale of forests	44,284	—	—
Gain on sale of goods and services	364	688	662
Lease of offices, parking lots and others	474	610	190
Recovery of write-offs	—	35	797
Compensation from insurance	1,120	3,620	4,907
Services and commissions related companies	—	—	631
Forest bonuses	—	—	783
Compensation associated with land expropriated	—	82	208
Gain on sale of investments	—	—	725
Gain on sale of affiliate (Premdor Mexico)	—	—	167
Other	1,010	872	1,003

Total	47,252	5,907	10,073

Note 20—Other non-operating expenses

 Other non-operating expenses during each period includes the following:

	Year ended December 31,
	2004	2003	2002

	ThUS$	ThUS$	ThUS$
Provision for idle assets(1)	9,190	—	—
Temporary shut-down of industrial plant(2)	155	1,973	521
Idle sawmill expenses(3)	—	140	300
Depreciation	575	313	481
Loss on sale of related company (Fibramold S.A.)	—	—	121
Provision for doubtful accounts non-operational accounts	2,762	—	—
Fees on sale of shares	—	133	25
Donations	350	324	37
Expenses on advisory services for merger with Masisa	—	58	—
Loss on sale of goods and services	63	649	414
Severance indemnities	2,094	331	—
Corporate reorganization expenses	411	200	—
Write off of VAT receivable as a result of merger	—	809	—
Lease of assets from third parties	1,376	651	200
Provision for insurance	—	95	—
Provision for product obsolescence	—	—	400
Cost of losses (damages)	987	671	55
Other	3,804	967	895

Total	21,767	7,314	3,449

(1)
During the fourth quarter of 2004, the Company recognized a ThUS$4,912 provision for wood scanners in Chile and Brazil that after a testing period and negotiations with the supplier were determined to be unusable for their intended purpose. The provision was for the total cost of the equipment. Additionally, the Company recognized a provision for ThUS$1,023 during 2004 as a result of obsolete particle board line equipment in Masisa Mexico. The equipment was partially used to recondition a different particle board line and the remaining balance was completely written off since the expected recoverable value is negligible. The Company also recognized a provision for ThUS$ 640 during 2004 for equipment on Masisa Argentina's impregnation line considered obsolete. The provision was for the entire book value of the equipment. The remaining ThUS$ 2,615 provisions were for various obsolete plant and equipment in Terranova Chile and Venezuela representing the entire book value of such equipment since the expected recoverable value is negligible.

(2)
Corresponds to expenses associated with an industrial plant of Masisa which was temporarily idled and depreciation and other expenses generated by the temporary shut down of the Menque industrial plant and the furniture line of the Chillan plant.

(3)
Corresponds to overhead costs incurred on idle sawmills in Venezuela.

Note 21—Commitments and contingencies

Lawsuits

(1)
The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company's consolidated financial position, operating results or cash flows when resolved in a future period.

As
of December 31, 2004, there is an outstanding complaint amounting to ThUS$ 663 for damages to property caused in opinion of the complaint by Forestal Tornagaleones. On September 22, 2003, an appealable judgement was issued against the Company, which limited the scope of the claimed damages but did not fix the amount payable. Such judgement was appealed by the Company. On January 9, 2004, the Court of Appeals of Valdivia accepted the appeal, by annulling the judgement and refusing to accept the complaint filed against the Company in all its parts, including legal costs. The complainant filed a motion to appeal, which remains pending at the date of issuance of these consolidated financial statements. Given the judgement pronounced by the Court of Appeals of Valdivia, the Company believes that the likelihood of success for the complainant is minimal.

On
May 30, 2002, the Chilean Internal Revenue Service issued a tax assessment amounting to ThCh$ 406,545 (ThUS$ 729 at December 31, 2004) for alleged differences in the determination of income taxes by Inversiones Coronel Limitada. The Company has made no provision for this assessment as management believes it will prevail in this case.

(2)
By way of Resolution No. 203, the Servicio de Impuestos Internos (the "Chilean Internal Revenue Service" or "SII") notified the Company not to proceed for corporate income tax purposes with the recognition in Chile of the results of some of its foreign affiliates. According to the information available to the Company, Resolution No. 203 would affect US$30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 21—Commitments and contingencies (continued)

The
Company has disputed the decision of Resolution No. 203 with respect to the established procedure in Articles 123 and according to the Tax Code. Based on the available information to the Company, the opinion of its legal advisors and the administrative jurisprudence of the SII that would affect the resolution of Resolution No. 203, it is estimated as remote the probability that the final decision would be unfavorable and have any effect on the US$ 30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

Financial covenants and restrictions

As a result of certain loan contracts entered by the Company and its subsidiaries, Terranova must abide to certain covenants. The covenants are associated with loan with K.F.W Bank and West L.B Bank, a syndicated loan for ThUS$ 85,000 with various institutions, and a syndicated loan for ThUS$ 65,000 with various institutions. Under the covenants the Company may not substantially change its activities, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral. In addition, the Company must maintain the following financial ratios based on its consolidated financial statements:

  •
  A maximum debt leverage ratio of 0.85

  •
  A maximum financial debt to cash generation ratio of 5.50

  •
  A minimum cash generation to financial expenses of 2.0

  •
  Minimum net tangible equity of ThUS$ 700,000

All of these obligations are complied with as of the date of the accompanying financial statements.

August 2003 Bond Placement—Terranova

In association with the Company's August 6 and 13, 2003 bond placements of UF 4,000,000, and UF 1,000,000, and ThUS$30,000, the Company must abide by the following covenants:

  •
  the registration of the Company in the Securities Register of the SVS.

  •
  Maintain certain insurance policies with respect to operating assets.

  •
  Perform operations between related parties under market conditions.

  •
  Maintain a minimum forestry of 60,000 hectares of Radiata pine forests in Chile with an average age exceeding 8 years.

  •
  Maintain equity greater than the ThUS$ 600,000

  •
  Maintain a ratio of current liabilities to equity no higher than:

  i)
  1.1 times, between September 30, 2003 through December 31, 2003;

  ii)
  0.95 times, between March 31, 2004 through December 31, 2004; and,

  iii)
  0.85 times, from March 31, 2005 through the maturity of bonds.

All these obligations are complied with as of the date of the accompanying financial statements

2003 Bond placement—Masisa

The bonds issued in 2003 contain covenants establishing certain obligations for Masisa and its subsidiaries, including the following: maintenance of insurance on the principal assets of Masisa in accordance with the industry's standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of Masisa and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; a prohibition on providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. All these obligations are complied with as of the date of the accompanying financial statements

Promissory Notes from Private Placement—Masisa

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

  •
  Compliance with all laws

  •
  Maintenance of insurance on properties and businesses

  •
  Maintenance of properties in good repair, working order and condition

  •
  Payment of taxes and claims

  •
  Maintenance of financial covenants as follows:

  a)
  Masisa must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders' equity less intangible assets) of an amount equal to the sum of

    (a) not less than ThUS$ 236 million as of December 31, 2004 and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of Masisa for each fiscal year commencing after December 31, 1996 (as shown in the consolidated financial statements)

  b)
  Masisa will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

  c)
  Masisa will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

  •
  Ownership obligations

  a)
  Masisa will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

  b)
  Masisa will at all times own at least 66 ?% of the outstanding voting securities of Masisa Argentina S.A.

All these obligations are complied with as of the date of the accompanying financial statements.

Fibranova C.A. and Andinos C.A.

The ThUS$ 19,000 loan obtained by the Venezuelan subsidiaries, Fibranova C.A. and Andinos C.A., on February 26, 2004 requires the Company, as a guarantor, to adere to certain covenants. Under the covenants, the Company may not substantially change its activities, may not substantially change its ownership in the subsidiaries, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral.

All of these obligations have been complied with as of the date of the accompanying financial statements.

Raboinvestments Chile S.A.

On October 15, 1998, Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 15,800. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,964 and the book value of the land is ThUS$ 5,642 at December 31, 2004.

Dresdner Bank and Banco Security

Forestal Tornagaleones S.A., through its subsidiary Forestal Argentina S.A., has loans outstanding with Dresdner Bank and Banco Security which commenced in December 2001. Such loans proceeds were used for financing new plantations, purchase of property and financial debt restructuring. The loan covenants require the maintenance of equity of at least ThUS$ 80,000, debt leverage ratio lower than or equal to 0.4 times, ratio of equity and long-term debt to fixed assets equal to or higher than 1, and a ratio of EBITDA to financial expenses higher than or equal to 1.5 times.

On March 18, 2004, Masisa replaced its subdidiary Forestal Tornagaleones as the guarantor of this debt.

All these obligations are complied with as of the date of these financial statements.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, Masisa and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then ThUS$ 345,000 at December 31, 2004; Masisa cannot sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; Masisa cannot pledge assets that are essential for the normal operation of the business, except under the conditions provided for in the contract; Masisa cannot grant loans to its shareholders for operations outside the regular course of business. All these obligations are complied with as of the date of the accompanying financial statements

Comerica Bank

Masisa has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of Masisa and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of Masisa is line of business; prohibition on issuing certain guarantees on its assets, except for those existing upon signature of the agreement and others such as chattel mortgage on new assets purchased in Masisa's ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition on merging Masisa with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except on the terms agreed upon in the contract; limitation on the debt contracted and loans granted to those conforming with the conditions stated in the agreement; maintenance of a consolidated equity at December 31,

2004 not lower than ThUS$ 345,000; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. All these obligations are complied with as of the date of the accompanying financial statements.

Banco de Chile

Masisa has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least ThUS$ 345,000; and a prohibition on selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in accordance with the terms agreed upon in the contract. All these obligations are complied with as of the date of the accompanying financial statements.

Dresdner Bank L.A.—Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

  •
  A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 1.8 times;

  •
  Debt leverage lower or equal to 0.50 and

  •
  Net equity of at least US$ 50 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable.

The subsidiary was not in compliance with its net equity covenant based on its subsidiary's financial statements at December 31, 2003 and 2002. On August 27, 2002, Dresdner Bank L.A. released the Company from its obligation to comply with the financial covenants set forth in its loan contract. On January 28, 2003, the bank extended the release from complying with the covenant of maintaining a minimal equity until April 30, 2003. On May 12, 2003 the bank reported in writing to Forestal Argentina S.A. that it was in the process of studying the balance sheets audited at December 31, 2002. It also advised that, as long as such analysis, as well as the restructuring of the covenant of minimum equity is not concluded, it would not declare a default event for non-complying with such covenant. On August 22, 2003, the bank advised the subsidiary that it was still studying such balance sheets and, as long as the examination has not been concluded, it would not declare a default event for non-compliance of the covenant. On January 8, 2004, the bank reported to the Company that, with retroactive effect to June 30, 2003 and until February 29, 2004, it released the Company from complying with the obligation to maintain a minimum equity as outlined in the borrowing documents.

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from Masisa's financial statement and not Forestal Argentina S.A.

As of December 31, 2004, Masisa is in compliance with the covenants.

Other contracts and commitments

Shareholders' agreement—Oxinova C.A

With the incorporation of the unconsolidated subsidiary, Oxinova C.A,. in Venezuela, the Company's subsidiary, Inversiones Internacionales Terranova S.A., signed a shareholders' agreement with Oxiquim S.A., restricting it from selling its shares in Oxinova C.A., pledging such shares as collateral, or establishing rights in favor of third parties of such shares. Inversiones Internacionales Terranova S. A. must also maintain direct control of Fibranova C.A. through Terranova S.A.

In relation to this, on May 23, 2002, Inversiones Internacionales Terranova S.A. signed a shareholders' agreement with Corporación Venezolana de Guayana (CVG), a Venezuelan governmental agency, to regulate and manage the construction and operation of a river port in the north riverside of the Orinoco River, Macapaima, Venezuela. At of the issuance date of these financial statements, such company has not been established.

Wood purchase contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A. for the right to use two plots of land of 59,000 hectares in the State of Monogas in Venezuela. The term of this contract is 30 years.

The signed contract implies the following conditions:

  •
  The land where the plantations are located are the sole property of CVG Proforca C.A. and are not part of the contract.

  •
  All future expenses and costs to obtain all required permits shall be the responsibility of Terranova de Venezuela S.A.

  •
  CVG Proforca C.A. shall compensate Terranova de Venezuela S.A. for any costs incurred due to a breach of contract by CVG Proforca C.A., the owner and operator of the assets.

  •
  Terranova de Venezuela S.A. shall comply with all environmental standards regarding fire prevention, industrial hygiene and safety, logging operations, and the maintenance of roads and infrastructure, plus fire prevention and operating plan.

  •
  Terranova de Venezuela S.A. shall purchase insurance policies to cover third party expenses with CVG Proforca C.A. being appointed as the beneficiary.

Uverito sawmill lease contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a sawmill lease contract with CVG Proforca C.A. for fifteen years starting in 1997, for a lump sum payment of ThUS$10,000. The Company is subject to the following conditions:

  •
  The Company shall be responsible for all necessary equipment maintenance and repair expenses.

  •
  All improvements shall be the property of the Company and may be removed by the lessee as long as such removal does not damage the leased property.

  •
  The Company shall be responsible for all utility expenses, including electricity, water, telephone and other services, incurred in the commercial operation of the sawmill. The lessor shall be liable for all property taxes, and the lessee for any operations-related taxes.

  •
  All equipment must be insured against all risks with CVG Proforca C.A. being appointed as beneficiary.

Contract for the use of 30,000 hectares

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A., giving it the rights to use a plot of land of 30,000 hectares. The term of this contract is 30 years; however, the rights to use it will cease after Terranova de Venezuela S.A. has exploited all the forestry resources, after the twentieth year. In consideration, Terranova de Venezuela S.A. will transfer to CVG Proforca ownership over certain forestry resources.

Under the contract, Terranova de Venezuela committed, among other things, to the following:

  •
  Reforest at its expense and for its benefit, (except for the previously mentioned consideration to CVG Proforca) the portions of land that have been harvested by the Company during the first twenty years of the term of that contract.

  •
  Post a surety bond in favor of CVG Proforca for a total amount of ThUS$ 300 for the obligations assumed under this contract.

Annual contract with the company CVG. PROFORCA.

During the month of April 2000, Terranova Venezuela S.A., signed a contract with CVG PROFORCA, for the annual purchase of 400,000 cubic meters SSC of Caribbean pine commercial wood at a fixed price.

Deferred customs duties

As of December 31, 2004, Terranova S.A. owes deferred customs duties in the amount of ThUS$ 1,160 (ThUS$ 1,330 in 2003). From these duties, ThUS$ 978 have not been recorded as liabilities since it is expected that certain export incentive credits due from the custom authorities will be applied against the amounts due. The remainder of ThUS$ 182 has been recorded as long-term liabilities as no offsetting credits are anticipated.

Insurance Contracts

The significant insurance policies purchased by Terranova and its subsidiaries as of December 31, 2004, are the following:

  •
  Plantation insurance for a total coverage of ThUS$ 357,290 for certain Chilean subsidiaries

  •
  Property and inventory insurance for certain Chilean subsidiaries for a total coverage of approximately ThUS$ 247,811 and ThUS$ 87,496 to cover fixed costs in case of plant shutdown.

  •
  Civil liability, personal accident and third-party liability insurance for a total coverage of ThUS$ 10,000

  •
  The Brazilian subsidiaries have plantation insurance for a total coverage of ThUS$ 71,194, other property of ThUS$ 197,154 and civil liability for ThUS$ 54,750

  •
  The Venezuelan subsidiaries have insurance as follows: coverage of ThUS$ 236,902 for construction and building and coverage of ThUS$ 22,508 for certain other risks.

  •
  Subsidiaries in Mexico have insurance for a total coverage of ThUS$ 42,429 for physical property, and coverage of ThUS$ 9,310 for civil liability and other.

  •
  The subsidiaries in Argentina have the following insurance: coverage of ThUS$ 40,086 corresponding to forest plantations, coverage of ThUS$ 172,915 relating to other assets and coverage of ThUS$ 32,663 corresponding to civil liability.

The Company maintains the following indirect guarantees:

				Balances pending December 31,
			Type of guarantee
Guarantee creditor	Entity	Relation		2004	2003

				ThUS$	ThUS$
Banco Santander	Oxinova C.A.	Equity investee	Surety Bond	429	1,286
Banco de Chile	Oxinova C.A.	Equity investee	Surety Bond	4,900	4,900

Note 22—Subsequent events

 On April 12 and April 13, 2005, respectively, the shareholders of Masisa and Terranova approved the merger by incorporation of Masisa into and with Terranova. In order to complete the merger, Terranova must complete or obtain various registrations and approvals which are required before Terranova can issue and list for trading the shares and American depositary shares ("ADSs") which will be exchanged for the shares and ADSs of Masisa.

At the same shareholder meetings of Masisa and Terranova at which the merger was approved, the shareholders of each company also approved changing the name of the merged company from Terranova S.A. to Masisa S.A. The name change is now effective and the name of the Company in all future filings by the Company with the U.S. Securities and Exchange Commission (the "SEC") will be Masisa S.A.

On May 16, 2005, Terranova and Masisa announced the expiration of the withdrawal rights period and successful completion of the merger by incorporation of Masisa into Terranova. The completion of the merger was subject to certain conditions with respect to the exercise of withdrawal rights established at the respective Extraordinary Shareholders' Meetings of Masisa and Terranova, which were called to approve the merger, and such conditions were successfully met. Dissenting shareholders exercised withdrawal rights in amounts equal to approximately US$3.2 million and US$1.4 million for Terranova and Masisa, respectively. Upon completion of administrative and regulatory filings, which Terranova believes will take between 30 and 60 days, Terranova will issue shares and ADSs in exchange for Masisa shares and ADSs.

Note 23—Differences between Chilean and United States generally accepted accounting principles

 Accounting principles generally accepted in Chile ("Chilean GAAP") vary in certain important respects from the accounting principles generally accepted in the United States of America ("US GAAP"). Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

1.
Differences in measurement methods

The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts which differ from those that would have otherwise been determined under US GAAP are as follows:

a)
Functional currency, reporting currency and inflation accounting

i)
Terranova

Since the year ended December 31, 1992, the functional and reporting currency of the Company has been the US dollar. For the years prior to 1992, the Company presented its financial statements in Chilean pesos restated to reflect the full effects of the change in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2 d), is based on a model which enables the calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of the local currency by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the year-end, and allows direct utilization of replacement values for the restatement of inventories as an alternative to the price-level restatement of those assets, but only if the resulting variation is not material.

As a result of the change in functional and reporting currency in 1992, for Chilean GAAP purposes, the Company's accounting records, which until December 31, 1991 had been maintained in its former functional currency, Chilean pesos adjusted for the effects of price level changes, were translated to US dollars by dividing all of the Company's assets and liabilities by the Chilean peso—US dollar exchange rate prevailing on December 31, 1991.

Pursuant to US GAAP, when a change in functional currency occurs previously issued financial statements should not be restated and a change in the functional currency should be reported prospectively from the date of the change. If the functional currency changes from a non-inflation adjusted local currency to the U.S. dollar, the translated amounts using the exchange rate prevailing at the end of the period prior to the change for nonmonetary assets and liabilities and equity accounts become the accounting basis in the period of the change and in subsequent periods. However, in the case of a change from a price-level adjusted currency, such as the Chilean peso, to the US dollar, US GAAP requires the elimination of the accumulated inflation effects on all assets and liabilities for all periods prior to the date of the change before the translation to US dollar. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for the year ended December 31, 2004 and 2003, the Company has (1) eliminated all price-level adjustments of all non-monetary assets and liabilities originated prior to January 1, 1992 and (2) translated all non-monetary assets, liabilities and shareholders' equity accounts based on the prevailing exchange rate on December 31, 1991.

ii)
Masisa

For the year ended December 31, 2004 and 2003, the reporting currency of the consolidated subsidiary Masisa is the US dollar. Prior to January 1, 2003, Masisa reported its financial statements in Chilean pesos. Effective January 1, 2003 and following the approval of the appropriate Chilean regulatory authorities, Masisa changed its reporting currency to the US dollar in order to be consistent with Terranova's financial functional and reporting currency and to facilitate Terranova's consolidation process for financial reporting purposes. Masisa's functional currency has not changed and remains the US dollar.

As a result of the change in reporting currency in 2003, for Chilean GAAP purposes, Masisa's accounting records, which until December 31, 2002 had been maintained in Chilean pesos adjusted for the effects of price level changes, were translated to US dollars by dividing all of the Company's assets and liabilities by the Chilean peso—US dollar exchange rate prevailing on December 31, 2002.

Under US GAAP, a change in reporting currency from a price-level adjusted currency such as the Chilean peso to the US dollar requires the financial statements for the years ended December 31, 2004 and 2003 to be recast as if the US dollar had been used for all periods. Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for all periods presented, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; and (3) remeasured non-monetary assets and liabilities based upon exchange rates at the date of acquisition of Terranova's control or historical exchange rates if later.

iii)
Subsidiaries with accounting records maintained in inflation adjusted Chilean pesos

The Company consolidates those subsidiaries that maintain their accounting records in Chilean pesos adjusted for inflation by translating all peso adjusted for inflation assets, liabilities, revenues and expenses using the exchange rate prevailing at the end of each period. Also, in accordance with Chilean GAAP, the Company records a translation adjustment included in shareholders' equity derived from the net difference between the value of its investment in those subsidiaries resulting from the movement in the exchange rate between the Chilean peso and the US dollar, the Company's functional currency.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 23—Differences between Chilean and United States generally accepted accounting principles (continued)

 Pursuant to US GAAP, subsidiaries which maintain their records in a currency other than its functional currency, must remeasure their financial statements into the functional currency before translating to the reporting currency. For all subsidiaries, the functional currency is the US dollar for US GAAP purposes. All monetary assets and liabilities are remeasured based on current exchange rates and all non-monetary assets and liabilities and shareholders' equity are remeasured based on historical exchange rates. Revenues and expenses are remeasured at the weighted-average of the exchange rates in the period. All remeasurement effects are recorded as a component of net income.

Accordingly, for the reconciliation of net income and equity from Chilean GAAP to US GAAP for December 31, 2004 and 2003, the Company has (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; (3) remeasured non-monetary assets, liabilities and shareholders' equity accounts based on historical exchange rates; and (4) remeasured revenues and expenses at the weighted-average of the exchange rates in the period.

In accordance with Chilean GAAP, for subsidiaries that maintain accounting records in Chilean pesos, monetary assets or liabilities denominated in US dollars are translated to Chilean pesos at year-end exchange rates and the corresponding adjustment is included in net income for the subsidiary. Pursuant to US GAAP, this adjustment is not required for monetary assets and liabilities denominated in US dollars as the Company's functional currency is the US dollar.

The effects resulting from the above differences between the Chilean GAAP financial statement presentation and currency translation and the methods described above for US GAAP purposes are presented as an adjustment to Chilean GAAP net income. The cumulative effect of these adjustments has been presented net of the corresponding tax effect as an adjustment to Chilean GAAP net equity. The adjustments are included in paragraph 1 s) below.

b)
Income taxes

Under Chilean GAAP, effective January 1, 2000, the Company began applying Technical Bulletin No. 60 of the Chilean Institute of Accountants concerning deferred income taxes. Technical Bulletin No. 60 requires the recognition of deferred income taxes for all temporary differences, whether recurring or not, using an asset and liability approach. For US GAAP purposes, in prior years the Company applied Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes", whereby income taxes are also recognized using substantially the same asset and liability approach. Deferred income tax assets and liabilities established for temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities are based on enacted rates at the dates that the temporary differences are expected to reverse. The effect of changes in tax rates is included in income for the period that includes the enactment date.

After the year ended December 31, 1999, Chilean GAAP and US GAAP differ due to the recognition for US GAAP purposes of the reversal of deferred income taxes included in the US GAAP reconciliation in years prior to 2000.

Prior to the implementation of Technical Bulletin No. 60, no deferred income taxes were recorded under Chilean GAAP if the related timing differences were expected to be offset in the year that they were projected to reverse by new timing differences of a similar nature.

Furthermore, deferred income tax assets under both Chilean and US GAAP should be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized.

The effect of providing for deferred income taxes for the differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities is included in paragraph 1 s) below and certain disclosures required under SFAS No. 109 are set forth in paragraph 2 a) below.

c)
Revaluation of timber resources

As mentioned in Note 2 i) certain timber assets are reported in the financial statements at amounts determined in accordance with an annual technical appraisal. Revaluation of property, plant and equipment is an accounting principle that is not generally accepted in the United States. The effects of the reversal of this revaluation for both investments in unconsolidated affiliates and consolidated subsidiaries are shown in the reconciliation of shareholder's equity in paragraph 1 s), below. As previously indicated in Note 2 i), the revaluation of timber resources is not given effect in the Consolidated Statement of Income under Chilean GAAP and therefore no US GAAP adjustment is necessary.

d)
Revaluation of property, plant and equipment

As described in Note 2 i), certain property, plant and equipment has been reported in the financial statements at amounts determined in accordance with a one-time technical appraisal. The revaluation of property, plant and equipment is an accounting principle not generally accepted under U.S. GAAP. The effects of the reversal of this revaluation as well as the related accumulated depreciation and depreciation expense for the year is shown in the Chilean GAAP to U.S. GAAP reconciliation below under paragraph 1 s).

e)
Business combinations, goodwill and negative goodwill

Under US GAAP, the purchase method is used for all business combinations. The acquired company's assets and liabilities are adjusted to give effect to the purchase price paid by the acquiring company. If, after the assets, including intangibles, and liabilities of the acquired company have been adjusted to their fair value, at the acquisition date, the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill. SFAS No. 141, "Business Combinations", establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets or written off immediately as an extraordinary gain. Goodwill and certain specifically identified intangibles are assigned an indefinite useful life. Accordingly, no goodwill amortization expense is recorded for US GAAP purposes. Goodwill and indefinite life intangibles are subject to annual impairment tests based on the fair value method.

Until December 31, 2003, under Chilean GAAP, the excess of cost over the net book value of a purchased company is recorded as goodwill (the book value purchase method), which is then amortized to income over a maximum period of twenty years. Amortization of goodwill may be accelerated if the acquired company generates sufficient income to absorb the additional amortization in any given year. The excess of net book value over the cost of an investment is considered to be negative goodwill under Chilean GAAP and is also amortized to income over a maximum period of twenty years. The amortization of negative goodwill may be accelerated if the acquired company sustains losses.

i)
Acquisition of Masisa

Under Chilean GAAP, the purchase of 43.16% interest in Masisa in July 2002 resulted in negative goodwill amounting to ThUS$ 40,381 as described in Note 12.

The following table sets forth the US GAAP purchase accounting adjustment relating to the purchase of 43.06% interest in Masisa:

ThUS$

Net book value of Masisa (as of date of acquisition)	426,086
Incremental fair value of identified intangible asset(1)	20,658
Increase in deferred taxes for intangible asset	(3,512)
Elimination of acquired Masisa's goodwill and negative goodwill	(695)
Adjustment to net tangible assets of Masisa to reconcile to fair value	(64,718)
Increase in deferred taxes for adjustment to net
tangible assets of Masisa to reconciliable to fair value	13,012

Fair value of Masisa as of date of acquisition.	390,831
Fair value of interest acquired in Masisa (43.16%)	168,683

Purchase price(2)	145,580
Negative goodwill under US GAAP allocated to property, plant and equipment and intangible assets(3)	(29,245)

Negative goodwill under US GAAP allocated to
Deferred income taxes(3)	6,142

(1)
Identified intangible with an indefinite life associated with Masisa brand name.

(2)
Purchase price pursuant to US GAAP includes acquisition expenses amounting to ThUS$ 957. Under Chilean GAAP, acquisition expenses are expensed as incurred.

(3)
Negative goodwill has been allocated as a pro rata reduction to property, plant and equipment, intangible assets and related deferred income taxes effects, in accordance with the provisions of SFAS No. 141.

ii)
Maderas y Paneles S.A., Masisa Cabrero S.A. and Forestal Tornagaleones S.A.

Under Chilean GAAP, goodwill and negative arising from the purchases made by Masisa of Maderas y Paneles S.A., Masisa Cabrero S.A. and Forestal Tornagaleones S.A in years prior to its acquisition from the Company are recorded at book values and amortized over 20 years. Under US GAAP, an acquiring company should not recognize the goodwill previously recorded by an acquired entity.

iii)
Corporación Forest Guayamure C.A.

Negative goodwill resulting from the purchase by the Company of Corporación Forest Guayamure C.A. is being amortized over 20 years under Chilean GAAP. Under US GAAP, this negative goodwill would have been allocated pro-rata to the forests as of the acquisition date resulting in lower cost of sales when the forest acquired is harvested. The difference between amortizing the negative goodwill to income over 20 years under Chilean GAAP and the impact under the full allocation method pursuant to US GAAP has been included in the reconciliation of net income and shareholders' equity.

iv)
Terranova

As described in Note 12, Terranova acquired the remaining 40% interest in Terranova International S.A. from its indirect controlling shareholder in October 2003. Under Chilean GAAP, the difference between the consideration paid and the book value of Terranova Internacional S.A. was recorded as negative goodwill which is being amortized to income over twenty years. Under US GAAP, the shares acquired from indirect controlling shareholders were considered to be an exchange of ownership interests between companies under common control. As such, the difference between the purchase price paid by Terranova and the 40% of net book value of Terranova International S.A. would have been considered a capital investment and recorded as additional paid-in capital in the consolidated shareholders' equity of Terranova.

v)
Amortization of Goodwill and Intangible Assets

Under US GAAP, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets", ("SFAS 142") as of January 1, 2002. SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Beginning January 1, 2002, all goodwill, including that acquired before initial application of the standard, and indefinite-lived intangible assets are not amortized, but must be tested for impairment at least annually.

The Company has performed the impairment test of the goodwill originated on the acquisition of Terranova Forest Products, Inc and the intangible asset associated with the 43.16% acquisition of Masisa and did not identify any impairment.

The adjustments for the differences in accounting for business combinations, goodwill and negative goodwill between Chilean GAAP and US GAAP, as described above, are shown in the reconciliation of net income and shareholder's equity in paragraph 1 s) below.

f)
Capitalization of interest and exchange differences

Under Chilean GAAP, the capitalization of interest costs is optional. As described in Note 2 i), the Company capitalizes financing costs on long-term investment projects in a manner consistent with US GAAP.

Under Chilean GAAP, foreign exchange gains and losses associated with foreign-currency denominated debt, which qualifies for interest capitalization, can be netted against the corresponding capitalized interest. Under US GAAP, only the interest on the qualifying debt related to investment projects is capitalized and foreign currency gains and losses on foreign-currency denominated debt is recorded in income as a non-operating gain or loss.

Under Chilean GAAP, the Company also capitalizes interest costs incurred in connection with the development of its forests. Under US GAAP, interest costs incurred to finance the development of forests are not normally capitalized.

The adjustments for the reversal of capitalizing interest costs incurred in connection with the development of forests and the netting of foreign-currency gains and losses against interest capitalized pursuant to Chilean GAAP is shown in the reconciliations of net income and shareholder's equity in paragraph 1 s) below.

g)
Development stage results of operations

For Chilean GAAP purposes, the investment in the majority-owned subsidiary Fibranova C.A. was accounted for pursuant to the equity method until March 31, 2003 and the investor's proportional share of the subsidiary's results of operations during its development stage are recorded as a direct debit to shareholders' equity and are never recognized in earnings. For US GAAP purposes, majority-owned subsidiaries in the development stage would be consolidated and the results of their operations charged directly to income. The difference between recording development stage results to equity under Chilean GAAP and to income under US GAAP has been included in the reconciliation of net income under paragraph 1 s) below.

h)
Treasury stock

As mentioned in Note 9, during the fourth quarter of 2003, the Company recorded its own shares obtained as a result of the legal reorganization described in Note 1 and shares purchased from dissenting shareholders who exercised their redemption rights as an asset. Under US GAAP, such shares would be recorded as Treasury stock as a reduction of Shareholders' equity. The effect of such difference at December 31, 2003 is included under paragraph 1 s) below. As mentioned in Note 18 d) on December 26, 2004, the treasury shares were cancelled. As such, common stock under both Chilean GAAP and USGAAP was decreased by ThUS$ 18,378.

i)
Derivative contracts

At December 31, 2004 and, 2003, the Company had derivative contracts consisting of interest rate swap agreements which have been designated as hedges of forecasted transactions. These contracts were obtained to mitigate interest rate risk with respect to certain variable interest rate debt.

Pursuant to Chilean GAAP, derivatives are accounted for in accordance with Technical Bulletin No. 57, "Accounting for Derivative Contracts" ("TB 57"). Pursuant to TB 57, all derivative financial instruments should be recognized on the balance sheet at their fair value. In addition, TB 57 requires that derivative financial instruments be classified as non-hedging (investment) instruments and hedging instruments, the latter further divided into those covering recognized assets or liabilities or an unrecognized firm commitment and those covering forecasted transactions.

Contracts to hedge forecasted transactions are those that have the objective of protecting cash flow risks of a transaction expected to occur in the future (a cash flow hedge). The hedging instrument should be recorded at its fair value and the changes in fair value should be stated on the balance sheet as unrealized gains or losses. When the contract is closed, the unrealized gains or losses on the derivative instrument should be recognized in earnings without affecting the cost or sales price of the asset acquired or sold in the transaction. However, probable losses arising from purchase commitments should not be deferred.

At December 31, 2004 and 2003, the Company has not entered into hedges of existing items.

For US GAAP reconciliation purpose only, the Company has adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS 138 (collectively referred to herein as "SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or to the variability of the cash flows that are to be received or paid in connection with a recognized asset or liability or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, a foreign-currency-denominated forecasted transaction or a recognized asset or liability.

While the Company entered into derivatives for the purpose of mitigating its interest rate risk, these contracts do not meet the requirements to qualify for hedge accounting under US GAAP. Therefore changes in the respective fair values of all derivative instruments are reported in earnings when they occur.

The effect of the differences in accounting for derivative financial instruments are included in the reconciliation of Chilean GAAP and US GAAP in paragraph 1 s) below.

j)
Timber cutting rights

In May 1997, the Company entered into a US$ 28.5 million contract with CVG-Proforca, a Venezuelan governmental entity, for the rights to use and harvest 59,000 hectares of plantation consisting of Caribbean type lumber for a term of 30 years. As a condition to enter into this contract, the Company was required to enter into a fifteen year operating lease contract for a sawmill owned by CVG Proforca requiring a payment of US$ 10 million. At the inception of both contracts, the Company paid the full amounts totaling US$ 38.5 million.

Under Chilean GAAP, the US$ 28.5 million paid was capitalized as purchased timber resources and included in Property, plant and equipment in the Consolidated Balance Sheet. The accounting policy pursuant to Chilean GAAP for timber resources is described above in Note 2 i). Further, under Chilean GAAP, the US$ 10 million paid for the lease contract was capitalized as an intangible and included under Other assets in the Consolidated Balance Sheets. This intangible is amortized proportionally based on the cubic meters of forest harvested as a percentage of total forests estimated to be harvested.

Under US GAAP, the US$ 38.5 million paid would be allocated to the estimated fair values of (1) the timber purchased as of the date of the contract, (2) the lease contract for the sawmill with an estimated useful life of eighteen years and (3) the intangible asset acquired for the right to cut timber. The Company is not using the sawmill in its own operations; however, it is sub-leased to a third party under an operating lease. Additionally and based on the conditions of the lease contract, the lease would be accounted for as a capital lease. Subsequently, the cost of the timber purchased would be charged to cost of sales proportionally based on the cubic meters of timber harvested as a percentage of total timber purchased. Cost of sales would also include the amortization of the intangible (forest rights) which would be amortized based on the volume of timber harvested as a percentage of total timber to be harvested under the contract.

The effect of the differences in accounting for the contracts described above are included in the reconciliation of Chilean GAAP and US GAAP in paragraph 1 s) below.

k)
Asset retirement obligation

As part of the contract with CVG-Proforca for the right to use and harvest 59,000 hectares of plantation, the Company is required to reforest 7,500 hectares upon the termination of the contract on May 23, 2027. The contract requires that on expiration of the contract, each hectare should have at least four hundred Caribbean type lumber trees with a minimum age of ten years.

Pursuant to US GAAP, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") as of January 1, 2003. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. For US GAAP purposes, the Company considers that the contractual obligation to reforest 7,500 hectares meets the definition of an asset retirement obligation under SFAS 143.

Under Chilean GAAP, there is no specific pronouncement related to asset retirement obligations; however, under current practice, the cost associated with the asset retirement obligation is typically recorded when incurred. Through December 31, 2004, the Company has not incurred any costs associated with this obligation for Chilean GAAP reporting.

The adjustments for the differences in accounting for asset retirement obligations between Chilean GAAP and US GAAP, as described above, are shown in the reconciliation of net income and shareholder's equity in paragraph 1 s) below.

l)
Direct financing lease agreement

During 2001 and 2002, the Company's subsidiary, Terranova Brazil Ltd., sold certain harvesting equipment financed without interest charges over 48 months but retained title with respect to the machinery. The agreements were consummated as part of an outsourcing initiative related to harvesting activities to third parties. Contemporaneous with the sale of the equipment, service agreements were consummated for such parties to whom the equipment was sold to provide services to Terranova Brazil Ltd. Payments for services by Terranova Brazil Ltd. to the counterparties are reduced by the amount of the installments due by such counterparties under the financed sale of equipment.

Pursuant to Chilean GAAP, the Company has classified the historical cost of equipment sold under the agreement under Other assets in the Consolidated Balance Sheet and has not depreciated the equipment since the date of the sale agreements. A liability has been recorded under Other current liabilities in the Consolidated Balance Sheet for installments paid by the counterparties or for which service payments were reduced in the amount of the installments.

Under US GAAP, this transaction would be accounted for as a sale pursuant to a direct financing lease agreement.

An adjustment to derecognize the equipment and the liability received for payments received from the Consolidated Balance Sheet and to recognize the receivable from counterparties discounted to present value and the interest earned has been included in the Chilean GAAP to US GAAP reconciliation below under paragraph 1 s).

m)
Equipment held for sale

The Company's subsidiary, Terranova Brazil Ltd., has discontinued the use of certain equipment and during 2003 decided to sell it. Under Chilean GAAP, the Company reclassified such equipment to Other assets in the Consolidated Balance Sheet and discontinued its depreciation.

For US GAAP purposes and until December 31, 2002, such equipment did not meet the criteria of a long-lived asset to be disposed of by sale or otherwise as defined by SFAS No. 144, "Accounting for the Impairment or Disposal of long-lived Assets." During 2003, the conditions for considering the equipment as an asset to be disposed of by sale were met. As such, the equipment would be recorded at the lower of carrying amount or fair value less costs to sell in the US GAAP balance sheet as of December 31, 2004 and 2003.

An adjustment to recognize depreciation expense and accumulated depreciation until the date the equipment qualified as an asset held for sale under US GAAP and to recognize the difference between carrying amount and fair value less cost to sell has been included in the Chilean GAAP to US GAAP reconciliation below under paragraph 1 s).

n)
Minority interest

The proportional effects of the US GAAP adjustments described above related to the Company's subsidiaries, have been included in the reconciliation of net income and shareholders equity in paragraph 1 s) below.

o)
Comprehensive income

SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income represents the change in shareholder's equity of the Company during the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. There are no differences between net income in accordance with US GAAP and comprehensive income in accordance with US GAAP. Additionally, there are no items impacting accumulated comprehensive income.

p)
Variable Interest Entities

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," which addresses consolidation by business enterprises of variable interest entities ("VIEs") either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations on proposed modifications to FIN 46 and re-issued FIN 46 ("Revised Interpretation") resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The Revised Interpretation for all VIEs was effective for the Company's second quarter of fiscal 2004. The Company has not entered into any material arrangements with VIEs created after January 31, 2003. Further, the Company evaluated the provisions under the Revised Interpretation on its arrangements prior to February 1, 2003 and determined that the Company did not have an interest in any material VIEs, including Special Purpose Entities, which have an impact on its financial position, results of operations and cash flows.

q)
Balance sheet and Income statement classifications under US GAAP

i)
As disclosed in Note 2 n), under Chilean GAAP, the Company has classified the discount on the issuance of bonds amounting to ThUS$ 9,936 and ThUS$ 10,853 as of December 31, 2004 and 2003, respectively, in prepaid assets and other assets. Under US GAAP, in accordance with APB Opinion No. 21, "Interest on Receivables and Payables", the discount on the issuance of bonds should be reported in the balance sheet as a direct reduction from the face amount of the related bonds instead of a deferred charge.

ii)
As disclosed in Notes 19 and 20, under Chilean GAAP, the Company has classified certain items in non-operating results (i.e., certain gains and losses on sales of property, plant and equipment; write-downs of property, plant and equipment;

    depreciation of equipment temporarily out of service, provisions for accounts receivable losses, etc.) that under US GAAP, are included in operating income. In addition, differences in classification of income and expenses and goodwill as well as other differences between Chilean GAAP and US GAAP exist as summarized in Note 23 s) bellow. As a result of these reclassifications pursuant to US GAAP, operating income amounted to ThUS$ 138,187 and ThUS$ 12,853, for the years ended December 31, 2004 and 2003, respectively.

r)
Minimum dividend

As required by the Chilean Companies Act, unless otherwise decided by the unanimous vote of the holders of issued and subscribed shares, the Company must distribute a cash dividend in an amount equal to at least 30% of the Company's net income for each year as determined in accordance with Chilean GAAP, unless and except to the extent the Company has unabsorbed prior year losses. Since the payment of the 30% dividend out of each year's income is a legal requirement in Chile a provision has been made in the accompanying US GAAP reconciliation in paragraph 1 s) below to recognize the corresponding decrease in Shareholder's equity at December 31 of the year to which the minimum dividend is attributed.

s)
Effects of conforming to US GAAP

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	2004	2003
	Year ended December 31,

	ThUS$	ThUS$
Net income (loss) as shown in the Chilean GAAP financial statements	56,778	(20,010)
Effect for change in functional currency (par. 1 a)	1,715	(3,405)
Effect for change in reporting currency (par. 1 a)	353	(547)
Inflation adjustments (par. 1 a)	(164)	(567)
Deferred income taxes-reversal of complementary accounts (par. 1 b)	6,538	(510)
Revaluation of property, plant and equipment (par. 1 d)	29	29
Business combinations, goodwill and negative goodwill (par. 1 e):
—Goodwill and negative goodwill amortization	(1,166)	583
—Acquisition of Masisa—amortization of fair value of assets and liabilities	4,435	4,434
—Elimination of acquired goodwill and negative goodwill—Masisa	(2,781)	(2,472)
Capitalization of interest (par. 1 f)	2,981	(6,639)
Capitalization of exchange differences (par. 1 f)	(1,240)	1,473
Development stage results of operations (par. 1 g)	—	(4,133)
Derivative contracts (par. 1 i)	5,002	(4,477)
Timber cutting rights (par. 1 j)	1,780	1,118
Asset retirement obligation (par. 1 k)	(117)	(92)
Direct financing lease agreement (par. 1 l)	419	163
Equipment held for sale (par. 1 m)	68	(193)
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	(2,674)	(546)
Net effects of US GAAP adjustments on minority interest (par. 1 n)	(550)	5,570

Net income (loss) in accordance with US GAAP	71,406	(30,221)

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 23—Differences between Chilean and United States generally accepted accounting principles (continued)

 The adjustments required to conform shareholders' equity to US GAAP include the following:

	At December 31,
	2004	2003

	ThUS$	ThUS$
Shareholders' equity as shown in the Chilean GAAP financial statements	778,139	730,647
Effect for change in functional currency (par. 1 a)	(22,413)	(24,128)
Effect for change in reporting currency (par. 1 a)	78,474	78,121
Inflation adjustments (par. 1 a)	(54,854)	(54,690)
Deferred income taxes—reversal of complementary accounts (par. 1 b)	(18,197)	(24,735)
Revaluation of timber resources (par. 1 c)	(127,014)	(117,290)
Revaluation of property, plant and equipment (par. 1 d)	(3,142)	(3,171)
Business combinations, goodwill and negative goodwill (par. 1 e):
-Goodwill and negative goodwill amortization	6,709	7,875
-Acquisition of Masisa—amortization of fair value of assets and liabilities	10,946	6,511
-Elimination of acquired goodwill and negative goodwill—Masisa	(6,240)	(3,459)
Capitalization of interest (par. 1 f)	(47,406)	(50,387)
Capitalization of exchange differences (par. 1 f)	(3,570)	(2,330)
Treasury stock (par. 1 h)	—	(18,378)
Derivative contracts (par. 1 i)	129	(4,873)
Timber cutting rights (par. 1 j)	(46)	(1,826)
Asset retirement obligation (par. 1 k)	(539)	(422)
Direct financing lease agreement (par. 1 l)	24	(395)
Equipment held for sale (par. 1 m)	(305)	(373)
Net deferred income tax effects on US GAAP adjustments (par. 1 b)	3,218	5,892
Minimum Dividend (par. 1 r)	(17,033)	—
Net effect of US GAAP adjustments on minority interest (par. 1 o)	(1,938)	(2,020)

Shareholders' equity in accordance with US GAAP	574,942	520,569

The changes in shareholders' equity determined under US GAAP were as follows:

ThUS$

Balance at December 31, 2002	455,073
Capital increases	90,558
Additional paid-in capital	6,709
Treasury stock	(1,550)
Net loss for the year	(30,221)

Balance at December 31, 2003	520,569
Minimum Dividend	(17,033)
Net income for the period	71,406

Balance at December 31, 2004	574,942

2.
Additional US GAAP disclosure requirements

a)
Earnings per share

SFAS No. 128, "Earning Per Share", requires the disclosure of basic and diluted earnings per share (EPS). Basic EPS is calculated using income available to common stockholders divided by the weighted-average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares that can be acquired from the proceeds of the options assumed to be exercised. Diluted EPS is equal to basic EPS for all periods presented as the Company did not have any potentially dilutive securities. The following disclosure of earnings per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under US GAAP:

	Year ended December 31,
	2004	2003

	US$	US$
Basic and diluted earnings (losses) per share under Chilean GAAP	0.014	(0.006)

Basic and diluted earnings (losses) per share under US GAAP	0.018	(0.009)

Weighted average number of shares of common stock outstanding (in thousands)	3,918,428	3,391,168

b)
Income taxes

The provisions for income taxes charged to the results of operations pursuant to US GAAP were as follows:

	Year ended December 31,
	2004	2003

	ThUS$	ThUS$
Deferred tax expense (benefit) under Chilean GAAP:
Chile	(3,384)	(4,718)
Foreign	6,480	(1,260)
Additional deferred tax expense (benefit) under US GAAP:
Chile adjustment	(471)	1,044
Foreign adjustment	(3,393)	12

Total deferred tax provision under US GAAP	(768)	(4,922)

Current year provision for income tax:
Chile	2,598	4,433
Foreign	6,034	940

Total current income tax provision under US GAAP	8,632	5,373

Total provision under US GAAP	7,864	451

All of the income tax provision in each year arise from Chilean, Argentine, Mexican, Ecuadorian, Peruvian, Venezuelan, United States and Brazilian sources.

Deferred tax assets (liabilities) are summarized as follows:

	At December 31,
	2004	2003

	ThUS$	ThUS$
Property, plant and equipment	(44,207)	(41,621)
Inventories	(3,914)	(4,951)
Other	(2,788)	(3,979)

Gross deferred tax liabilities	(50,909)	(50,551)

Tax loss carryforwards	132,813	99,072
Valuation allowance	(99,015)	(64,441)
Notes and accounts receivable	1,370	653
Accrued vacations	509	385
Other provisions	3,967	2,374
Other	1,253	1,728

Gross deferred tax assets	40,897	39,771

Net deferred tax liabilities under US GAAP	(10,012)	(10,780)

The provision for income taxes differs from the amount of income tax determined by applying the applicable Chilean statutory income tax rate (16.5% in 2003 and 17% in 2004) to US GAAP pretax income as a result of the following differences:

	Year ended December 31,
	2004	2003

	ThUS$	ThUS$
US GAAP pretax income
Chile	42,823	(12,145)
Foreign	36,447	(17,625)

Total	79,270	(29,770)

At statutory Chilean tax rates
Chile	7,280	(2,004)
Foreign	6,196	(2,908)

Total	13,476	(4,912)

Increase (decrease) in rates resulting from:
Foreign exchange differences	13,478	8,904
Non-taxable income	(1,050)	(949)
Non-deductible expenses	3,560	1,289
Adjustments of income tax provision of prior year	(301)	(278)
Other local income taxes	1,840	864
Difference between tax rate in Chile and foreign subsidiaries	9,267	2,966
Change in valuation allowance	(34,574)	(7,111)
Other	2,168	(322)

At effective tax rates	7,864	451

c)
The following methods and assumptions were used to estimate the fair value of each class of financial instrument at December 31, 2004 and 2003 for which it is practicable to estimate that value:

  •
  For cash, time deposits, marketable securities, securities purchased under resale agreements, short-term bank loans, current accounts receivable and current accounts payable, the carrying amounts approximate fair value due to the short-term maturity of these instruments.

  •
  For long-term receivables, the fair values were estimated using the interest rate the Company could obtain on long-term time deposits with a term similar to the estimated collection period of the receivable.

  •
  For long-term time deposits, the fair values were estimated using interest rates available for time deposits with similar remaining terms.

  •
  For long-term bank borrowings, bonds and promissory notes, other long-term borrowings and other long-term liabilities, the fair values were estimated based on rates available to the Company for obligations with similar terms and remaining maturities.

  •
  For interest rate swaps, fair values were estimated based on quotes obtained from brokers for derivatives with similar terms and remaining maturities.

	December 31, 2004		December 31, 2003
ThUS$	Carrying amount	Fair value	Carrying amount	Fair value

Assets
Cash	13,126	13,126	19,609	19,609
Time deposits (short-term)	44,139	44,139	3,584	3,584
Marketable securities	1,265	1,265	302	302
Securities purchased under resale agreements	—	—	11,120	11,120
Accounts receivable (current)	145,082	145,082	114,671	114,671
Accounts receivable (long-term)	5,779	5,779	2,559	2,559
Derivate contracts	6,520	6,520	—	—
Liabilities
Short-term bank borrowings	48,791	48,791	102,099	102,099
Accounts payable (current)	58,317	58,317	51,182	51,182
Long-term bank borrowings (including current portion)	252,882	254,375	305,735	305,945
Bonds and promissory notes (including current portion)	319,719	328,711	309,775	306,836
Other long-term borrowings (including current portion)	1,419	1,419	1,067	1,067
Other long-term liabilities	16,611	16,611	8,436	8,436
Derivate contracts	—	—	4,873	4,873

d)
Concentration of credit risk

The assets of the Company that are potentially subject to significant concentrations of credit risk are deposits held with banks and financial institutions, investments in derivative instruments and trade accounts receivable.

The Company holds accounts with a variety of banks and does not hold significant deposits or derivative instruments with any single bank. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution. The Company has a wide customer base and trades with a large number of small customers. Consequently, the Company does not believe that it had any significant concentrations of credit risk at December 31, 2004.

e)
Segment information

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Establishes standards for public enterprises to determine and report information about operating segments in their annual and interim reports. The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.

The Company has determined that the information used by the Company's key decision makers for making operating decisions and assessing performance is based on geographical segments. The Company's reportable geographical segments are United States-Terranova, Chile-Terranova, Brazil-Terranova, Venezuela-Terranova, Mexico-Terranova, Chile-Masisa, Argentina-Masisa Brazil-Masisa and Mexico-Masisa. Management views these segments as key components of the entity's business and expects the segments to meet the quantitative thresholds in future years.

The Company measures its reportable segments and evaluates their performance based on operating income (loss), which includes inter-segment revenues and corporate expenses that are allocated to the operating segments. The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 2).

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries
Notes to the consolidated financial statements (continued)

Note 23—Differences between Chilean and United States generally accepted accounting principles (continued)

The following table below presents sales information about reportable segments based on the location in which the sale is originated for the year ended December 31, 2004 and 2003:

December 31, 2004	United States Terranova	Chile Terranova	Brazil Terranova	Venezuela Terranova	Mexico Terranova	Chile Masisa	Argentina Masisa	Brazil Masisa	Mexico Masisa	Other(1)	Total

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	139,551	95,638	36,906	94,254	57,513	144,681	90,809	118,720	55,599	(182,671)	651,000
Operating income	6,716	5,825	7,416	4,354	2,102	15,017	14,619	34,680	5,170	(782)	95,117
Capital expenditures	116	12,459	5,168	4,313	6	8,123	6,708	6,960	2,134	78	46,065
Depreciation	708	5,363	3,421	10,954	198	11,168	8,426	7,157	951	32	48,378

December 31, 2003	United States Terranova	Chile Terranova	Brazil Terranova	Venezuela Terranova	Mexico Terranova	Chile Masisa	Argentina Masisa	Brazil Masisa	Mexico Masisa	Other(1)	Total

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	118,042	77,487	30,061	57,269	37,623	117,477	68,854	73,756	34,885	(135,333)	480,121
Operating income (loss)	1,722	3,352	765	(11,469)	(1,083)	10,006	4,443	12,867	(1,812)	2,808	21,599
Capital expenditures	383	11,924	1,198	3,335	29	10,856	3,498	9,153	2,453	80	42,909
Depreciation	742	6,142	3,297	7,544	274	11,482	8,119	5,317	893	33	43,843

(1)
Other includes inter-company eliminations.

Masisa S.A. (Formerly Terranova S.A.) and Subsidiaries

Notes to the consolidated financial statements (continued)

Note 23—Differences between Chilean and United States generally accepted accounting principles (continued)

 The following table presents sales information based on the location to which the product is shipped and long-lived asset information by geographic area:

	Sales for the year ended December 31,		Property, plant and equipment at December 31,
ThUS$	2004	2003	2004	2003

Domestic:
Chile	109,261	87,305	580,231	588,605
Argentina	43,416	28,641	219,511	220,873
Brazil	91,607	76,026	280,624	269,173
Mexico	105,076	74,561	31,127	21,794
United States	190,039	131,360	—	13,493
Venezuela	39,037	23,288	298,583	306,005
Colombia	15,464	8,958	111	117
Foreign	57,100	49,982	21	42

Total	651,000	480,121	1,410,208	1,420,102

Foreign revenue in the table above includes sales from Chile, Mexico, Argentina, Venezuela and Brazil to other countries. Such amounts are detailed by major geographic area as follows, for year ended December 31, 2004 and 2003:

	Year ended December 31,
	2004	2003

	ThUS$	ThUS$
Central and South America	28,666	21,110
Asia	17,876	22,709
Africa	3,216	2,022
Oceania	25	—
Europe	7,317	4,141

Total export sales from Chile, Mexico, Argentina and Brazil	57,100	49,982

Export sales from Chile, Mexico Argentina, Venezuela and Brazil as a percentage of total sales	8.77%	10.41%

Enterprise wide sales information based on the Company's products follows:

	Year ended December 31,
	2004	2003

	ThUS$	ThUS$
Particle Board	125,872	100,576
MDF	215,853	154,588
OSB	53,448	27,652
Solid wood-doors	37,859	32,844
MDF Mouldings	32,836	16,589
Finger-Joint Mouldings	81,396	75,626
Sawn Lumber	55,963	37,196
Saw and pulp logs	27,144	18,181
Other products	20,629	16,869

Total	651,000	480,121

f)
Accounting developments

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs—an amendment of ARB No. 43" ("FAS 151"), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. FAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. FAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. FAS 151 is not expected to have any impact on the Company's financial position or results of operations.

In December 2004, the FASB issued FASB Statement No. 153, "Exchange of Non-monetary Assets and amendment of APB No. 29" ("FAS 153"), which is the result of its efforts to improve comparability of U.S. accounting standards for non-monetary transactions with International Accounting Standards. FAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets outlined in APB No. 29 and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. FAS No. 153 will be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. FAS 153 is not expected to have any impact on the Company's financial position or results of operations.

In May 2005, the FASB issued FASB Statement No. 154 "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"), which changes the requirements for the accounting and reporting of a change in an accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is not expected to have any impact on the Company's financial position or results of operations.

Masisa S.A. and Subsidiaries

Condensed consolidated balance sheets

(unaudited)

	June 30,
	2005	2004

	ThUS$	ThUS$
Assets
Current assets
Cash	13,900	11,915
Time deposits	16,643	7,570
Marketable securities	674	217
Accounts receivable (net) (Note 4)	157,161	133,172
Notes and accounts receivable from related companies (Note 5)	3,468	7,269
Inventories (Note 6)	211,097	173,389
Recoverable taxes	42,626	39,097
Prepaid expenses	11,473	6,605
Deferred taxes	2,675	301
Other current assets	6,292	19,370

Total current assets	466,009	398,905

Property, plant and equipment (note 7)
Land and forests	635,926	614,900
Buildings and other infrastructure	222,861	213,380
Machinery and equipment	821,071	799,448
Other	80,333	84,603
Technical reappraisal of property, plant and equipment	7,390	7,390
Less: Accumulated depreciation	(356,267)	(308,897)

Total property, plant and equipment	1,411,314	1,410,824

Other assets
Investments in unconsolidated affiliates	3,834	2,507
Investment in foreign subsidiaries	199	95
Goodwill (net)	1,645	2,437
Negative goodwill (net)	(43,296)	(46,789)
Long-term receivables	5,255	2,124
Notes and accounts receivable from
related companies (Note 5)	—	3,297
Other assets (Note 8)	30,428	35,283

Total other assets	(1,935)	(1,046)

Total assets	1,875,388	1,808,683

The accompanying Notes 1 to 18 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and subsidiaries

Condensed consolidated balance sheets

(unaudited)

	June 30,
	2005	2004

	ThUS$	ThUS$
Liabilities and shareholders' equity
Current liabilities
Short-term bank borrowings (Note 9)	101,390	83,056
Current portion of long-term bank borrowings (Note 10)	73,250	67,293
Current portion of bonds and promissory notes (Note 11)	47,433	9,909
Current portion of other long-term borrowings	271	349
Dividends payable	297	223
Accounts payable and sundry creditors	65,123	50,010
Notes and accounts payable to related companies (Note 5)	5	2,750
Accrued liabilities (Note 12)	16,490	16,915
Withholdings	12,406	5,269
Deferred taxes	—	—
Other current liabilities	1,273	1,574

Total current liabilities	317,938	237,348

Long-term liabilities
Long-term bank obligations (Note 10)	156,102	206,876
Bonds and promissory notes (Note 11)	257,240	276,329
Deferred taxes	35,985	16,145
Other long-term borrowings	939	2,817
Other long-term liabilities	19,204	9,343

Total long-term liabilities	469,470	511,510

Minority interest	99,018	308,003

Commitments and contingencies (note 16)	—	—
Shareholders' equity (note 13)
Paid-in capital	696,481	602,117
Other reserves	159,379	118,678
Retained earnings:
Accumulated gains	111,552	14,979
Net income for the period	21,550	16,048

Total shareholders' equity	988,962	751,822

Total liabilities and shareholders' equity	1,875,388	1,808,683

The accompanying Notes 1 to 18 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Condensed consolidated statements of income

(unaudited)

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Operating results
Net sales	353,992	303,496
Cost of sales	(255,704)	(219,978)

Gross margin	98,288	83,518
Selling and administrative expenses	(50,658)	(41,344)

Operating income	47,630	42,174

Non-operating results
Financial income	1,735	1,165
Share of income from
unconsolidated affiliates	494	501
Other non-operating income (Note 14)	2,282	2,678
Amortization of goodwill	(396)	(396)
Amortization of negative goodwill	1,662	1,495
Financial expenses	(18,651)	(19,769)
Other non-operating expenses (Note 15)	(2,997)	(4,258)
Foreign exchange (losses) gains	(2,705)	8,945

Non-operating results	(18,576)	(9,639)

Income before minority interest and income tax expense	29,054	32,535
Minority interest	1,367	(8,523)
Income tax expense	(8,871)	(7,964)

Net income for the period	21,550	16,048

The accompanying Notes 1 to 18 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and subsidiaries

Condensed consolidated statements of cash flows

(unaudited)

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Cash flows from operating activities
Collection of trade receivables	426,363	319,874
Financial revenues received	3,960	2,228
Other income received	13,158	13,420
Payments to suppliers and employees	(373,638)	(273,155)
Interest paid	(16,317)	(19,251)
Income taxes paid	(5,735)	(4,349)
Other expenses paid	(2,162)	(3,103)
VAT and other taxes paid	(8,185)	(5,842)

Net cash provided by operating activities	37,444	29,822

Cash flows from financing activities
Borrowings from banks and other	69,312	75,974
Loans from related companies	—	157
Dividends paid	(52,111)	—
Payment of borrowings	(34,934)	(91,212)
Payment of bonds	(9,000)	(9,000)
Other financing activities	(6)	(1,887)

Net cash used in financing activities	(26,739)	(25,968)

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	1,062	4,575
Collection of loans to related companies	1,622	—
Purchase of property, plant and equipment	(34,305)	(23,030)
Other investing activities	(5,019)	88

Net cash used in investing activities	(36,640)	(18,367)

Net cash from operating, financing and investing activities	(25,935)	(14,513)
Inflation effect on cash and cash equivalents	(8)	(400)

Net decrease in cash and cash equivalents	(25,943)	(14,913)
Cash and cash equivalents at beginning of period	58,530	34,615

Cash and cash equivalents at end of period	32,587	19,702

The accompanying Notes 1 to 18 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Condensed consolidated statements of cash flows—(continued)

(unaudited)

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Reconciliation of net income to cash flows provided by operating activities
Net income	21,550	16,048
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sales of assets	(863)	(573)
Depreciation	23,615	23,162
Amortization of intangibles	407	402
Write-offs and provisions	7,256	3,797
Share of income from unconsolidated affiliates	(494)	(501)
Amortization of goodwill	396	396
Amortization of negative goodwill	(1,662)	(1,495)
Foreign exchange losses	2,705	(8,945)
Other charges to income not representing cash flows	269	819
Changes in assets and liabilities
Trade accounts receivable	(9,198)	(25,429)
Inventories	(12,446)	4,735
Other assets	3,123	4,168
Accounts payable	3,384	(4,465)
Interest payable	4,001	(1,638)
Income taxes payable	(5,792)	(1,004)
Value added and other taxes payable	2,560	11,822
Minority interest	(1,367)	8,523

Net cash provided by operating activities	37,444	29,822

The accompanying Notes 1 to 18 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements

(unaudited)

Note 1—The company

 Masisa S.A. (together with its controlled subsidiaries, the "Company") (formerly Terranova S.A.) is a "sociedad anónima abierta" (a public corporation) whose common stock is listed on the Santiago Stock Exchange. Accordingly, the Company is subject to the regulations of the Superintendency of Securities and Insurance in Chile ("SVS").

The Company is a forestry and wood products industry conglomerate with forestry plantations in Chile, Brazil, Argentina and Venezuela and commercial and industrial operations in Chile, Brazil, Argentina, the United States, Mexico, Venezuela and Colombia. The Company is also a leader in the production and distribution of wood boards in Latin America.

On April 12 and April 13, 2005, respectively, the shareholders of the Company and it's then 52.434% owned and consolidated subsidiary Masisa S.A. ("Masisa"), approved the merger by incorporation of Masisa into and with the Company. Holders of Masisa common stock received the right to receive 2.56 shares of the Company's shares for each share of Masisa common stock they owned and the right to receive 1.536 ADS's of the Company for each Masisa ADS owned.

Conditions required to ratify the merger were completed on May 31, 2005. The Company continued as the surviving entity and is the legal successor of Masisa for all purposes. The merger by incorporation of the subsidiary resulted in all of the shareholders and net worth of Masisa being incorporated into the Company. As a consequence of the merger, Masisa no longer exists. At the same shareholder meetings, the shareholders of each company approved changing the name of the merged company from Terranova S.A. to Masisa S.A.

As of the June 30, 2005, shares and American depositary shares ("ADS's") of Masisa had not yet been exchanged for shares and ADS's of the Company. In anticipation of this exchange, the Company issued 1,130,632,161 shares of common stock in May 2005 with no nominal value or privileges. These shares are to be distributed to Masisa shareholders in accordance with the merger exchange ratio. This issuance resulted in a capital increase of ThUS$ 112,724 (see Note 13).

The merger transaction was accounted for in accordance with Technical Bulletin 72 of Generally Accepted Accounting Principles in Chile (TB 72). In accordance with TB 72, as the Company and Masisa were considered to be under common control, the acquisition of the 47.566% was accounted for as a merger of commonly controlled companies prospectively as of January 1, 2005. Accordingly, the merged assets of Masisa were combined with the Company and recorded at book value and prior year balances were not restated.

Note 2—Summary of significant accounting policies

a) Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The Company has issued its unaudited statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of these unaudited condensed consolidated financial statements and accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

All significant accounting policies followed in the preparation of these unaudited interim consolidated financial statements are described in Note 2 to the audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included else where in this offering circular.

The accompanying interim condensed consolidated financial statements are unaudited. In the opinion of Management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of normal and recurring nature, which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Certain information and note disclosures normally included in the annual audited consolidated financial statements have been omitted. However, the Company believes that the disclosures made are adequate. The results of these interim periods are not necessarily indicative of results for the entire year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

b) Consolidation

The condensed consolidated financial statements include the accounts of Masisa S.A. and the following subsidiaries which it controls:

	Ownership June 30,
Company	2005	2004

	%	%
Inversiones Internacionales Terranova S.A.	60.0000	60.0000
Masisa S.A.	—	52.4340
Terranova Forest Product Inc.	70.0480	70.0480
Terranova Panamá S.A.	60.0000	60.0000
Terranova de Venezuela S.A. y Filial	60.0000	60.0000
Corporación Forestal Venezuela S.A	59.9700	59.9700
Forestal Terranova Mexico S.A. de C.V.	59.9940	59.9940
Corporación Forestal Guayamure C.A.	51.0000	51.0000
Masisa Maderas Limitada (formerly Terranova Brasil Limitada).	59.9940	59.9940
Masisa Colombia S.A.(formerly Terranova Colombia S.A.)	59.9940	59.9940
Corporación Forestal Imataca C.A. y filiales	60.0000	60.0000
Andinos C.A.	60.0000	60.0000
Fibranova C.A.	60.0000	60.0000
Inversiones Coronel Ltda.	100.0000	52.4340
Masisa Inversiones Ltda.	100.0000	52.4340
Masisa Partes y Piezas Ltda.	100.0000	52.4340
Forestal Tornagaleones S.A.	60.4538	31.6960
Masisa Concepción Ltda.	100.0000	52.4340
Masisa Overseas Ltd.	100.0000	52.4340
Maderas y Sintéticos del Perú S.A.C.	99.9011	52.3820
Maderas y Sintéticos Mexico S.A. de C.V.	99.9998	52.4340
Maderas y Sintéticos Servicios S.A. de C.V.	100.0000	52.4340
Masisa do Brasil Ltda.	99.9990	52.4340
Forestal Argentina S.A.	30.2874	15.8810
Masisa Argentina S.A.	100.0000	52.4340
Masisa Ecuador S.A.	99.9000	52.4340
Masnova	80.0000	56.2170
Terranova Costa Rica S.A(1)	—	60.0000
Terranova Guatemala S.A.(1)	—	60.0000

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements, and the participation of the minority investors has been recognized, presented as minority interest.

(1)
Subsidiaries dissolved in 2004.

c)    Price-level restatements

Certain of Masisa's subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and Forestal Tornagalones Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean generally accepted accounting principles ("GAAP"). For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64. Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 1.0% and 0.8% for the periods ended May 31, 2005 and 2004, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

d)    Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than the US dollar have been translated into the US dollar at the observed exchange rates, as reported by the Central Bank of Chile.

The observed exchange rates for foreign currencies into one US dollar as of June 30, 2005 and 2004 were as follows:

	At June 30,
	2005	2004

Brazilian Reais	2.3335	3.1075
Bolivian Bolivars	2,150.0000	1,920.000
Argentine Peso	2.8850	2.9580
Chilean Peso	579.0000	636.3000
Colombian Peso	2,326.0000	2,699.5800
Mexican Peso	10.7435	11.5297
Unidad de Fomento(1)	0.0331	0.03740

(1)
An inflation-indexed-Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month's inflation rate.

The balances of cash and cash equivalents were as follows:

	June 30,
	2005	2004

	ThUS$	ThUS$
Cash	13,900	11,915
Time deposits and money market fund	17,317	7,787
Securities purchased under resale agreements	1,370	—

Total	32,587	19,702

Note 3—Accounting changes

 During the six-month period ended on June 30th, 2005, there have been no changes in the use of accounting principles, relevant changes in any accounting estimate or changes related to the reporting entity with regard to the previous year that may significantly affect the interpretation of these interim condensed consolidated financial statements.

Note 4—Accounts receivable (net)

 Accounts receivable (net) includes the following:

	Accounts receivable aging
			June 30, 2005
ThUS$	1-90 days	91-360 days

Trade accounts receivable	101,799	15,130	116,929
Notes receivable	6,886	3,973	10,859
Other accounts receivable	26,893	8,280	35,173
Less: Allowances for doubtful accounts			(5,800)

Total			157,161

	Accounts receivable aging
			June 30, 2004
ThUS$	1-90 days	91-360 days

Trades accounts receivable	104,063	5,977	110,040
Notes receivable	8,909	691	9,600
Other accounts receivable	16,563	2,377	18,940
Less: Allowances for doubtful accounts			(5,408)

Total			133,172

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements

(unaudited)

Note 5—Balances and transactions with related companies

 Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These are expressed in US dollars and in some cases accrue interest at the 180-day London Interbank Offering Rate ("LIBOR") plus a spread.

Maturities of loans are subject to cash availability of the subsidiaries, while commercial accounts have normal collection terms.

a) Notes and accounts receivable from related companies

	Short-term June 30,		Long-term June 30,
Company	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	2,148	6,916	—	—
Grupo Nueva S.A.	8	—	—	—
Plycem Construsistemas de Costa Rica S.A.	1,052	233	—	—
Plycem Construsistemas de Guatemala S.A.	165	87	—	—
Forestal Río Calle-Calle S.A	—	—	—	3,297
Plycem Construsistemas Nicaragua S.A.	51	—	—	—
Plycem Construsistemas El Salvador S.A.	44	33	—	—

Total	3,468	7,269	—	3,297

b) Notes and accounts payable to related companies

	Short-term June 30,		Long-term June 30,
Company	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	—	2,741	—	—
Plycem Construsistemas Nicaragua S.A.	—	2	—	—
Plycem Construsistemas Honduras S.A.	5	7	—	—

Total	5	2,750	—	—

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 5—Balances and transactions with related companies (continued)

c) Transactions

			June 30,
			2005		2004
Company	Relationship	Transactions	Amount	Effects in results (charge)/ credit	Amount	Effects in results (charge)/ credit

			ThUS$	ThUS$	ThUS$	ThUS$
Grupo Nueva S.A.	Parent	Services	8	1	—	—
Plycem Construsistemas Costa Rica S.A.	Affiliate	Collection of invoices	420	—	347	—
	Affiliate	Sale of products	1,633	245	312	47
Plycem Construsistemas Guatemala S.A.	Affiliate	Collection of invoices	347	—	74	—
	Affiliate	Sale of products	434	65	151	23
Plycem Construsistemas Honduras S.A.	Affiliate	Collection of invoices	232	—	132	—
	Affiliate	Sale of products	171	26	128	19
Plycem Construsistemas Nicaragua S.A.	Affiliate	Collection of invoices	97	—	—	—
	Affiliate	Sale of products	124	19	—	—
Plycem Construsistemas El Salvador S.A.	Affiliate	Collection of invoices	80	—	128	—
	Affiliate	Sale of products	120	18	65	10

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 6—Inventories

 Inventories include the following:

	June 30,
	2005	2004

	ThUS$	ThUS$
Standing timber	33,998	38,213
Finished products and work in progress	130,171	95,525
Spare Parts	16,638	18,432
Materials, supplies and other items	30,290	21,219

Total inventories	211,097	173,389

As of June 30, 2005 and 2004, inventories are shown net of the allowance for obsolescence amounting to ThUS$ 3,910 and ThUS$ 3,641, respectively.

Note 7—Property, plant and equipment

 Property, plant and equipment include the following:

	June 30,
	2005			2004
ThUS$	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value

Land
Land	125,462	—	125,462	130,999	—	130,999
Plantations	510,464	—	510,464	483,901	—	483,901
Buildings and infrastructure	222,861	(62,131)	160,730	213,380	(57,515)	155,865
Machinery and equipment	821,071	(249,603)	571,468	799,448	(212,787)	586,661
Other property, plant and equipment	80,333	(40,270)	40,063	84,603	(34,361)	50,242
Reappraisals
Land	2,672	—	2,672	2,672	—	2,672
Buildings and infrastructure	4,718	(4,263)	455	4,718	(4,234)	484

Total	1,767,581	(356,267)	1,411,314	1,719,721	(308,897)	1,410,824

Capitalized plantation financing costs for the six months ended June 30, 2005 and 2004 amounted to ThUS$ 2,744 and ThUS$ 1,331, respectively.

Government grants awarded for forestry activities are accounted for as a reduction of Plantations. Grants related to non-harvested plantations amounted to ThUS$ 5,303 and ThUS$ 5,335 as of June 30, 2005 and 2004, respectively.

Net book value of idle plants amounted to ThUS$ 7,251 and ThUS$ 7,763 at June 30, 2005 and 2004 respectively.

Note 8—Other assets

 Other assets include the following:

	At June 30,
	2005	2004

	ThUS$	ThUS$
Forestry exploitation rights	10,993	11,478
Assets for disposal	1,163	5,561
Fees paid and tax credits	541	3,778
Fair value swap agreements	6,104	1,506
Discount on bonds issued	7,364	8,173
Bond issuance costs	2,613	3,155
Other	1,547	1,517

Total	30,325	35,168

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 9—Short-term bank borrowings

Short-term bank borrowings maturing in one year or less included the following at June 30, 2005 and 2004:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		Total
Issuer	2005	2004	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
BankBoston N.A.	17,075	—	—	—	17,075	—
Banco Corpbanca	9,047	12,010	—	—	9,047	12,010
Banco ABN Amro Bank	8,034	—	—	—	8,034	—
Hsbc Bank Chile	6,549	—	—	—	6,549	—
Banco Estado de Chile	6,546	4,805	—	—	6,546	4,805
Banco de Chile	5,022	18	—	—	5,022	18
Banco del Desarrollo	3,956	9,990	—	—	3,956	9,990
Citibank N.A.	3,305	—	—	—	3,305	—
Banco Bice	—	3,590	—	—	—	3,590
Banco de Crédito e Inversiones	—	14,529	—	—	—	14,529
Banco Santander	—	37	—	—	—	37
Banco Security	—	6,702	—	—	—	6,702
ABN AMRO Bank	—	—	9,283	—	9,283	—
Westdeutsche Landesbank	10,317	10,270	—	—	10,317	10,270
Banco BBVA	3,039	3,016	—	—	3,039	3,016
Hsbc Bank Brasil S/A	72	4,554	—	—	72	4,554
Hsbc Bank USA	—	1,900	—	—	—	1,900
Banco Itau	—	3,203	—	—	—	3,203
Banco Mercantil	—	—	14,152	—	14,152	—
Corpbanca Venezuela	—	—	4,993	6,582	4,993	6,582
Banco Alfa S.A.	—	—	—	932	—	932
Banco Ganadero BBA	—	—	—	918	—	918

Total	72,962	74,624	28,428	8,432	101,390	83,056

Principal outstanding	72,272	74,212	27,979	8,318	100,251	82,530
Average annual interest rate	4.04%	3.01%	15.92%	3.01%

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

9.    Short-term bank borrowings (continued)

 Accrued interest totaling ThUS$ 2,296 and ThUS$ 692 at June 30, 2005 and 2004, respectively, is included in the outstanding balances.

At June 30, 2004, the Company had ThUS$ 244,561 of short-term lines of credit, of which ThUS$ 144,310 were unused and available for borrowing on an unsecured basis.

10.    Long-term bank obligations

a)
Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at June 30, 2005 and 2004:

	Currency or indexation rate borrowing denominated in
	US Dollars		UF		Total
Issuer	2005	2004	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco de Crédito e Inversiones	4,004	3,847	2,661	22	6,665	3,869
Banco Estado de Chile	4,300	6,366	—	—	4,300	6,366
Banco Security	1,184	1,782	—	—	1,184	1,782
Banco Corpbanca	6,302	3,309	—	—	6,302	3,309
Banco Santander	5,107	19,605	—	—	5,107	19,605
Raboinvestments Chile S.A.	5,384	2,086	—	—	5,384	2,086
Westdeutsche Landesbank	2,955	2,934	—	—	2,955	2,934
Security Bank	953	956	—	—	953	956
Dresdner Bank Lanteiamerica	2,104	2,105	—	—	2,104	2,105
Citibank N.A.	30	134	—	—	30	134
Comerica Bank	4,363	4,350	—	—	4,363	4,350
Banco Chile New York Branch	4,415	4,384	—	—	4,415	4,384
The Bank Of Nova Scotia	7,966	292	—	—	7,966	292
Rabobank Nederland	2,564	44	—	—	2,564	44
Kreditanstalt Fur Wiederaufbau	13,440	9,360	—	—	13,440	9,360
Banco BBVA	1,518	3,317	—	—	1,518	3,317
Banco Itau BBA	3,000	1,000	—	—	3,000	1,000
Hsbc Bank Brasil SA	1,000	1,256	—	—	1,000	1,256
Landesbank Scheswing	—	143	—	—	—	143
Bank Boston	—	1	—	—	—	1

Total	70,589	67,271	2,661	22	73,250	67,293

Principal outstanding	68,380	66,601	2,574	—	70,954	66,601
Average annual interest rate	4.72%	2.94%	6.70%

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

10.    Long-term bank obligations (continued)

b)
Long-term bank borrowings with banks and financial institutions are summarized as follows at June 30, 2005 and 2004:

		Maturities				June 30, 2005		June 30, 2004
Issuer	Currency	1 year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long-term	Average annual interest rate	Total long term

		ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Banco de Crédito e Inversiones	U.F.	1,287	—	—	—	1,287	6.70	3,417
Banco de Crédito e Inversiones	US$	2,778	2,778	5,555	—	11,111	Libor+1.44	20,000
Raboinvestments Chile S.A.	US$	5,000	2,750	—	—	7,750	Libor+1.875	11,500
Banco Estado de Chile	US$	4,232	4,232	2,117	—	10,581	Libor+2.10	6,250
Banco Santander	US$	4,950	4,950	2,476	—	12,376	Libor+2.10	26,751
Banco Corpbanca	US$	5,983	5,983	2,993	—	14,959	Libor+2.10	6,500
Banco de Crédito e Inversiones	US$	2,500	2,500	1,250	—	6,250	Libor+2.10	—
Banco Security	US$	1,167	1,167	583	—	2,917	Libor+2.10	3,500
Dresdner Bank Lanteiamerica	US$	2,000	—	—	—	2,000	Libor+1.90	4,000
Security Bank	US$	467	—	—	—	467	Libor+1.50	1,400
Comerica Bank	US$	4,286	—	—	—	4,286	Libor+1.35	8,572
Banco Chile New York	US$	4,300	2,100	—	—	6,400	Libor+1.25	10,700
The Bank Of Nova Scotia	US$	7,500	10,000	—	—	17,500	Libor+1.15	25,000
Citibank	US$	106	—	—	—	106	5.20	—
Rabobank Nederland	US$	2,500	2,500	5,000	—	10,000	Libor+1.00	12,500
Kreditanstalt Fur Wiederaufbau	US$	10,128	7,130	14,260	1,665	33,183	Libor+0.69	46,308
Westdeutsche Landesbank	US$	4,081	2,911	2,326	—	9,318	Libor+0.45	12,228
Banco BBVA	US$	1,445	1,445	721	—	3,611	Libor+2.10	3,250
Banco Itau BBA)	US$	2,000	—	—	—	2,000	Libor+5.00	5,000

Total		66,710	50,446	37,281	1,665	156,102		206,876

Note 11—Bonds and promissory notes

 Bonds and promissory notes include the following.

								At June 30,
						Commencement of interest payment
		Notional amounts		Interest rate	Maturity date		Principal repayment
	Series		Currency					2005	2004

				%				ThUS$	ThUS$
Short-term portion
Masisa bonds	A	4,000	UF	5.0	06/15/2009	Semiannually	2005	30,249	218
Masisa bonds	B	1,000	UF	6.0	06/15/2024	Semiannually	2009	74	65
Masisa bonds	C	30,000	US$	5.0	06/15/2008	Semiannually	2008	66	62
Private Placement	B	9,000	US$	8.06	05/14/2008	Semiannually	2005	9,284	9,378
Masisa bonds	A	2,500	UF	5.0	12/15/2010	Semiannually	2006	7,706	138
Masisa bonds	B	702	UF	6.25	12/15/2024	Semiannually	2011	54	48

Total								47,433
Long-term portion
Masisa bonds	A	4,000	UF	5.0	06/15/2009	Semiannually	2009	90,554	106,965
Masisa bonds	B	1,000	UF	6.0	06/15/2024	Semiannually	2024	30,206	26,741
Masisa bonds	C	30,000	US$	5.0	06/15/2008	Semiannually	2008	30,000	30,000
Private Placement	B	27,000	US$	8.06	06/15/2008	Semiannually	2008	18,000	27,000
Masisa bonds	A	2,500	UF	5.0	12/15/2010	Semiannually	2010	67,275	66,851
Masisa bonds	B	702	UF	6.25	06/15/2024	Semiannually	2024	21,205	18,772

Total								257,240	276,329

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 12—Accrued liabilities

 Accrued liabilities include the following:

	June 30,
	2005	2004

	ThUS$	ThUS$
Accrued vacations	3,432	2,441
Consulting services	1,429	1,533
Commissions	1,349	1,362
Accrued operating expenses	1,576	280
Tax contingencies	2,369	—
Provision for major repairs	1,330	1,856
Others	5,005	9,443

Total	16,490	16,915

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (unaudited) (continued)

Note 13—Shareholders' equity

a)
Changes in capital and reserve accounts for the six-month periods ended June 30, 2005 and 2004 were as follows:

ThUS$	Number of shares issued	Common stock	Reserve for future dividends	Other reserves	Retained earnings	Development stage deficit	Net (loss) income for the period	Total equity

2004
Balance at December 31, 2003	4,019,837,304	602,117	—	113,551	39,122	(4,133)	(20,010)	730,647
Transfer to retained earnings	—	—	—	—	(24,143)	4,133	20,010	—
Decrease in forestry reserve due to appraisal	—	—	—	4,645	—	—	—	4,645
Cumulative translation adjustment	—	—	—	482	—	—	—	482
Net loss for the period	—	—	—	—	—	—	16,048	16,048

Balance at June 30, 2004	4,019,837,304	602,117		118,678	14,979	—	16,048	751,822

2005
Balance at December 31, 2004	3,918,427,856	583,739	—	122,643	14,979	—	56,778	778,139
Transfer to retained earnings	—	—	26,425	—	30,353	—	(56,778)	—
Dividend payment	—	—	(38,304)	—	(13,807)	—	—	(52,111)
Capital effects due to merger	1,130,632,161	112,742	63,303	33,403	28,603	—	—	238,051
Increase in forestry reserve due to appraisal	—	—	—	3,862	—	—	—	3,862
Cumulative translation adjustment	—	—	—	(529)	—	—	—	(529)
Net income for the period	—	—	—	—	—	—	21,550	21,550

Balance at June 30, 2005	5,049,060,017	696,481	51,424	159,379	60,128	—	21,550	988,962

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 13—Shareholders' equity (continued)

b) Paid-in capital

At June 30, 2005 the capital of the Company was divided into 5,049,060,017 shares of outstanding stock with no nominal value.

As part of the merger transaction, the Company issued 1,130,632,161 shares of common stock with no nominal value or privileges to be distributed to the acquired subsidiary Old Masisa shareholders resulting in a capital increase of ThUS$ 112,724.

c) Other reserves

Other reserves include the following:

	June 30,
	2005	2004

	ThUS$	ThUS$
Forestry reserve	145,982	125,105
Cumulative translation adjustment	13,297	(6,527)
Other	100	100

Total	159,379	118,678

d) Treasury shares

As a result of the previous merger transaction, between the Company and its consolidated subsidiary Forestal Terranova, the Company acquired 87,871,054 of its own shares that were held by Forestal Terranova S.A. before the merger. Additionally, as allowed by Chilean Law certain dissenting shareholders of Forestal Terranova S.A. exercised their redemption rights for the receipt of cash payments. As such, the Company acquired 2,937,494 shares of Forestal Terranova S.A. which after the merger resulted in the Company holding 13,538,394 of its own shares. These treasury shares did not have voting rights, were recorded at cost and included under Other long-term assets in the Consolidated Balance Sheets. On December 26, 2004, the treasury shares were cancelled. As such, common stock was decreased by ThUS$ 18,378, and outstanding shares were reduced by 101,409,448 during the fourth quarter of 2004.

As a result of the merger transaction between the Company and Old Masisa, the Company acquired 18,078,984 shares of Old Masisa shares for ThUS$ 4,581 from certain dissenting shareholder's. These shares are recorded in Other current assets.

Note 14—Other non-operating income

 Other non-operating income during each period includes the following:

	2005	2004
	Six months ended June 30,

	ThUS$	ThUS$
Gain on sale of assets	1,832	1,052
Other	450	1,626

Total	2,282	2,678

Note 15—Other non-operating expenses

 Other non-operating expenses during each period includes the following:

	2005	2004
	Six months ended June 30,

	ThUS$	ThUS$
Amortizations and Depreciations(1)	427	569
Loss on sale of asset sales	635	419
Write off of non operating debt	—	958
Other	1,935	2,312

Total	2,997	4,258

(1)
Corresponds to expenses associated with an industrial plant of Masisa which was temporarily idled and depreciation and other expenses generated by the temporary shut down of the Menque industrial plant and the furniture line of the Chillan plant.

Note 16—Commitments and contingencies

 The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company's consolidated financial position, operating results or cash flows when resolved in a future period.

The Company has been notified by the Chilean Internal Revenue Service (Servicio de Impuestos Internos) that under Resolution No. 203, it can not recognize the results of some of its foreign affiliates. According to the information available to the Company this resolution could result in the Company not being able to recognize US$ 30.4 in already utilized deferred taxes, recoverable taxes and tax losses.

The Company has disputed the decision of Resolution No. 203 with respect to the established procedure in Articles 123 and according to the Tax Code. Based on the available information to the Company, the opinion of its legal advisors and the administrative jurisprudence that would affect Resolution No. 203, it is estimated that the probability is remote that the final decision would be unfavorable and have any effect on the US$ 30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

Financial covenants and restrictions

As a result of certain loan contracts entered by the Company and its subsidiaries, it must abide to certain covenants. The covenants are associated with loans with K.F.W Bank and West L.B Bank, a syndicated loan for ThUS$ 85,000 with various institutions. Under the covenants the Company may not substantially change its activities, must provide financial information on a regular basis, must keep its obligations with third parties up to date, and obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral. In addition, the Company must maintain the following financial ratios based on its consolidated financial statements:

Maximum indebtedness ratio: 0.85

Maximum financial debt to cash generation ratio: 5.5 (2004); 5.0 (2005); 4.5 (2006); 4.0 (2007)

Minimum cash generation to financial expenses ratio: 2.5 (2004); 2.65 (2005); 3.0 (2006); 3.25 (2007)

Tangible net worth, minimal: ThUS$ 700,000

All of these obligations are complied with as of the date of the accompanying financial statements.

August 2003 bond placement—Masisa

In association with the Company's August 6 and 13, 2003 bond placements of UF 4,000,000, and UF 1,000,000, and ThUS$ 30,000, the Company must abide by the following covenants:

  •
  Maintain the registration of the Company in the Securities Register of the SVS.

  •
  Maintain certain insurance policies with respect to operating assets.

  •
  Perform operations between related parties under market conditions.

  •
  Maintain a minimum forestry of 60,000 hectares of Radiata pine forests in Chile with an average age exceeding 8 years.

  •
  Maintain equity greater than the ThUS$ 600,000

  •
  Maintain a ratio of current liabilities to equity no higher than:

  i)
  1.1 times, between September 30, 2003 through December 31, 2003;

  ii)
  0.95 times, between March 31, 2004 through December 31, 2004; and,

  iii)
  0.85 times, from March 31, 2005 through the maturity of bonds.

All these obligations are complied with as of the date of the accompanying financial statements

2003 bond placement—Masisa

The bonds issued in 2003 contain covenants establishing certain obligations for Masisa and its subsidiaries, including the following: maintenance of insurance on the principal assets of Masisa in accordance with the industry's standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of Masisa and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; a prohibition on providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. All these obligations are complied with as of the date of the accompanying financial statements

Promissory notes from private placement—Masisa

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltda. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

  •
  Compliance with all laws

  •
  Maintenance of insurance on properties and businesses

  •
  Maintenance of properties in good repair, working order and condition

  •
  Payment of taxes and claims

  •
  Maintenance of financial covenants as follows:

  a)
  Masisa must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders' equity less intangible assets) of an amount equal to the sum of (a) not less than ThUS$ 255 million as of June 30, 2005 and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of Masisa for each fiscal year commencing after December 31, 1996 (as shown in the consolidated financial statements)

  b)
  Masisa will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

  c)
  Masisa will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

  •
  Ownership obligations

  a)
  Masisa will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

  b)
  Masisa will at all times own at least 66% of the outstanding voting securities of Masisa Argentina S.A.

All these obligations are complied with as of the date of the accompanying financial statements.

Fibranova C.A. and Andinos C.A.

The ThUS$ 19,000 loan obtained by the Venezuelan subsidiaries, Fibranova C.A. and Andinos C.A., on February 26, 2004 requires the Company, as a guarantor, to adere to certain covenants. Under the covenants, the Company may not substantially change its activities, may not substantially change its ownership in the subsidiaries, must provide financial information on a regular basis, must keep its obligations with third parties up to date, and obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral.

All of these obligations have been complied with as of the date of the accompanying financial statements.

Raboinvestments Chile S.A.

On October 15, 1998, Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 15,800. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,559 and the book value of the land is ThUS$ 4,528 at June 30, 2005.

Dresdner Bank and Banco Security

Forestal Tornagaleones S.A., through its subsidiary Forestal Argentina S.A., has loans outstanding with Dresdner Bank and Banco Security which commenced in December 2001. Such loans proceeds were used for financing new plantations purchase of property and financial debt restructuring. The loan covenants require the maintenance of equity of at least ThUS$ 80,000, debt leverage ratio lower than or equal to 0.4 times, ratio of equity and long-term debt to fixed assets equal to or higher than 1, and a ratio of EBITDA to financial expenses higher than or equal to 1.5 times.

On March 18, 2004, Masisa replaced its subdidiary Forestal Tornagaleones as the guarantor of this debt.

All these obligations are complied with as of the date of these financial statements.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, Masisa and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then ThUS$ 700,000 at June 30, 2005; Masisa cannot sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; Masisa cannot pledge assets that are essential for the normal operation of the business, except under the conditions provided for in the contract; Masisa cannot grant loans to its shareholders for operations outside the regular course of business. All these obligations are complied with as of the date of the accompanying financial statements

Comerica Bank

Masisa has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of Masisa and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of Masisa is line of business; prohibition on issuing certain guarantees on its assets, except for those existing upon signature of the agreement and others such as chattel mortgage on new assets purchased in Masisa's ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition on merging Masisa with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except on the terms agreed upon in the contract; limitation on the debt contracted and loans granted to those conforming with the conditions stated in the agreement; maintenance of a consolidated equity at June 30, 2005 not lower than ThUS$ 321,000; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. All these obligations are complied with as of the date of the accompanying financial statements.

Banco de Chile

Masisa has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least ThUS$ 345,000; and a prohibition on selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in accordance with the terms agreed upon in the contract. All these obligations are complied with as of the date of the accompanying financial statements.

Dresdner Bank L.A.—Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the Company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

  •
  A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 2 times;

  •
  Net equity of at least US$ 37 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable.

The subsidiary was not in compliance with its net equity covenant based on its subsidiary's financial statements at December 31, 2003 and 2002. On August 27, 2002, Dresdner Bank L.A. released the Company from its obligation to comply with the financial covenants set forth in its loan contract. On January 28, 2003, the bank extended the release from complying with the covenant of maintaining a minimal equity until April 30, 2003. On May 12, 2003 the bank reported in writing to Forestal Argentina S.A. that it was in the process of studying the balance sheets audited at December 31, 2002. It also advised that, as long as such analysis, as well as the restructuring of the covenant of minimum equity is not concluded, it would not declare a default event for non-complying with such covenant. On August 22, 2003, the bank advised the subsidiary that it was still studying such balance sheets and, as long as the examination has not been concluded, it would not declare a default event for non-compliance of the covenant. On January 8, 2004, the bank reported to the Company that, with retroactive effect to June 30, 2003 and until February 29, 2004, it released the Company from complying with the obligation to maintain a minimum equity as outlined in the borrowing documents.

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from Masisa's financial statement and not Forestal Argentina S.A.

As of June 30, 2005, Masisa is in compliance with the covenants.

The parent company has guaranteed credits obtained by the subsidiary Masisa Argentina S.A. These include the fulfillment of certain obligations that are normal for these kinds of operations, including, among others, those that are stated in the following paragraphs, in the specific terms and conditions detailed in the respective credit contracts. The obligations related to finance rates must be calculated on a consolidated financial statements' basis.

  •
  Rabobank Nederland

The loan entered by Masisa Argentina S.A. with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland) for US$ 12.5 million, establishes for the parent Masisa S.A. and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

Maintenance of the normal continuousness of the Company and legal existence, maintenance of Properties needed for the normal course of business, follow the current laws and regulations, send opportunely the financial information of the Company, maintain e insurance over their principal assets following the industry standards, maintain a Leverage Ratio not higher than 0,9 times, maintain a hedge over financial expenses not lower than 3; maintain Consolidated Tangible Net Worth not less than US$ 345 million, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement, to make transactions with related parties at market conditions, forbiddance to make loans to any entity of the business group which is not the issuing company or any of its subsidiaries or allied.

  •
  Banco de Crédito e Inversiones

The loan entered by Masisa Argentina S.A. with Banco de Crédito e Inversiones for US$ 12.5 million, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement: maintenance of the normal continuousness of the Company, send opportunely the financial information of the Company, maintain insurance over their principal assets following the industry standards, maintain a Leverage Ratio not higher than 0,9 times, maintain a hedge over financial expenses not lower than 3, maintain Consolidated Tangible Net Worth not less than US$ 345 million, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement.

  •
  Forestal Argentina:

On March 18th, 2004, Masisa S.A. became joint and several co debtor and guarantor in the name of Dresdner Bank for a loan granted by said bank in 2001 to subsidiary Forestal Argentina S.A. This loan was used to finance new plantations, to purchase land and to restructure its financial debt. As of that date, the loan agreement was amended. Consequently, as of this date, the loan agreement establishes for Masisa S.A., as guarantor, certain common obligations for this type of operations.

Other contracts and commitments

Shareholders' agreement—Oxinova C.A

With the incorporation of the unconsolidated subsidiary, Oxinova C.A., in Venezuela, the Company's subsidiary, Inversiones Internacionales Terranova S.A., signed a shareholders' agreement with Oxiquim S.A., restricting it from selling its shares in Oxinova C.A., pledging such shares as collateral, or establishing rights in favor of third parties of such shares. Inversiones Internacionales Terranova S. A. must also maintain direct control of Fibranova C.A. through Terranova S.A.

In relation to this, on May 23, 2002, Inversiones Internacionales Terranova S.A. signed a shareholders' agreement with Corporación Venezolana de Guayana (CVG), a Venezuelan governmental agency, to regulate and manage the construction and operation of a river port in the north riverside of the Orinoco River, Macapaima, Venezuela. At of the issuance date of these financial statements, such company has not been established.

Wood purchase contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A. for the right to use two plots of land of 59,000 hectares in the State of Monogas in Venezuela. The term of this contract is 30 years.

The signed contract implies the following conditions:

  •
  The land where the plantations are located are the sole property of CVG Proforca C.A. and are not part of the contract.

  •
  All future expenses and costs to obtain all required permits shall be the responsibility of Terranova de Venezuela S.A.

  •
  CVG Proforca C.A. shall compensate Terranova de Venezuela S.A. for any costs incurred due to a breach of contract by CVG Proforca C.A., the owner and operator of the assets.

  •
  Terranova de Venezuela S.A. shall comply with all environmental standards regarding fire prevention, industrial hygiene and safety, logging operations and the maintenance of roads and infrastructure, plus fire prevention and operating plan.

  •
  Terranova de Venezuela S.A. shall purchase insurance policies to cover third party expenses with CVG Proforca C.A. being appointed as the beneficiary.

Uverito sawmill lease contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a sawmill lease contract with CVG Proforca C.A. for fifteen years starting in 1997, for a lump sum payment of ThUS$ 10,000. The Company is subject to the following conditions:

  •
  The Company shall be responsible for all necessary equipment maintenance and repair expenses.

  •
  All improvements shall be the property of the Company and may be removed by the lessee as long as such removal does not damage the leased property.

  •
  The Company shall be responsible for all utility expenses, including electricity, water, telephone and other services, incurred in the commercial operation of the sawmill. The lessor shall be liable for all property taxes, and the lessee for any operations-related taxes.

  •
  All equipment must be insured against all risks with CVG Proforca C.A. being appointed as beneficiary.

Contract for the use of 30,000 hectares

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A., giving it the rights to use a plot of land of 30,000 hectares. The term of this contract is 30 years; however, the rights to use it will cease after Terranova de Venezuela S.A. has exploited all the forestry resources, after the twentieth year. In consideration, Terranova de Venezuela S.A. will transfer to CVG Proforca ownership over certain forestry resources.

Under the contract, Terranova de Venezuela committed, among other things, to the following:

  •
  Reforest at its expense and for its benefit, (except for the previously mentioned consideration to CVG Proforca) the portions of land that have been harvested by the Company during the first twenty years of the term of that contract.

  •
  Post a surety bond in favor of CVG Proforca for a total amount of ThUS$ 300 for the obligations assumed under this contract.

Annual contract with the company CVG. PROFORCA.

During the month of April 2000, Terranova Venezuela S.A. signed a contract with CVG PROFORCA, for the annual purchase of 400,000 cubic meters SSC of Caribbean pine commercial wood at a fixed price.

Deferred customs duties

As of June 30, 2005, Masisa owes deferred customs duties in the amount of ThUS$ 1,160 (ThUS$ 1,330 in 2004). From these duties, ThUS$ 978 have not been recorded as liabilities since it is expected that certain export incentive credits due from the custom authorities will be applied against the amounts due. The remainder of ThUS$ 182 has been recorded as long-term liabilities as no offsetting credits are anticipated.

Insurance Contracts

The significant insurance policies purchased by Masisa and its subsidiaries as of June 30, 2005, are the following:

  •
  In Chile, we maintain coverage of our fixed assets in an aggregate amount of ThUS$ 650,900. This amount includes US$ 315.6 million for losses on our plantations and ThUS$ 335,300 for losses due to interruptions in the operations of our plants and broken equipment.

  •
  In Brazil, we maintain coverage of our fixed assets in an aggregate amount of ThUS$ 323,000. This amount includes ThU$ 71,200 million for losses on our plantations and ThUS$ 251,900 for losses due to interruptions in the operations of our plants and broken equipment.

  •
  In Venezuela, we maintain coverage of ThUS$ 259,400 for losses due to interruptions in the operations of our plants and broken equipment. Our plantations in Venezuela are not insured because Venezuela's insurance market did not offer insurance coverage for these types of risks.

  •
  In Argentina, we maintain coverage of our fixed assets in an aggregate amount of ThUS$ 249,600. This amount includes ThUS$ 40,100 for losses on our plantations and ThUS$ 209,500 for losses due to interruptions in the operations of our plants and broken equipment.

  •
  In Mexico, we maintain coverage of ThUS$ 51,700 for losses due to interruptions in the operations of our plants and broken equipment.

  •
  In United States, we maintain coverage of ThUS$ 24,900 for losses due to interruptions in the operations of our plants and broken equipment.

  •
  We maintain coverage of ThUS$ 10 million for liabilities arising out of civil corporate responsibility claims.

The Company maintains the following indirect guarantees:

				Balances pending June 30,
Guarantee creditor	Entity	Relation	Type of guarantee	2005 ThUS$	2004 ThUS$

Banco de Chile	Oxinova C.A.	Equity investee	Surety Bond	4,900	4,900

Note 17—Subsequent events

 The Company's Board of Directors, in a meeting held on July 27th, 2005, accepted the resignation of Mr. Gonzalo Zegers Ruiz-Tagle as CEO of Masisa S.A. During that same Board of Directors' session, the board designated Mr. Enrique Cibié Bluth as the new CEO of Masisa S.A. He will assume the position as of September 1st, 2005.

In a meeting held June 29th, 2005, the Company informed that on, August 5th, 2005, it would exchange and deliver in accordance with the 2.56 exchange ratio of the merger, new Company shares due to the shareholders of the Old Masisa (former Terranova S.A.) for each share of the Old Masisa held.

Note 18—Differences between Chilean and United States generally accepted accounting principles

 Accounting principles generally accepted in Chile ("Chilean GAAP") vary in certain important respects from the accounting principles generally accepted in the United States of America ("US GAAP"). Such differences involve certain methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP. A detailed description of the significant differences between Chilean GAAP and US GAAP as they apply to the Company is included in Note 23 to the audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 included in our Form 20-F filed with the U.S Securities and Exchange Commission and included in this registration statement.

a) Effects of conforming to US GAAP

The adjustments to reported net income and shareholders? equity pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States are presented below. All note references are to the GAAP differences disclosed in Note 23 to the Company's audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the two years ended December 31, 2004. Additional disclosure is provided below for transactions occurring in the six-months interim period ended June 30, 2005 including the difference between Chilean GAAP and US GAAP with regard to the merger transaction of the Company with its previously consolidated subsidiary which occurred May 31, 2005. See Note 1—"The Company" for more details.

The adjustments to reported net income pursuant to Chilean GAAP required to conform with accounting principles generally accepted in the United States of America include the following:

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Net income as shown in the Chilean GAAP financial statements	21,550	16,048
Effect for change in functional currency (par, 1 a)	593	681
Effect for change in reporting currency (par, 1 a)	(174)	3,473
Inflation adjustments (par, 1 a)	(120)	(32)
Deferred income taxes-reversal of complementary accounts (par, 1 b)	830	1,921
Revaluation of property, plant and equipment (par, 1 d)	15	(763)
Business combinations, goodwill and negative goodwill (par, 1 e):
— Goodwill and negative goodwill amortization	123	291
— Acquisition of Masisa—amortization of fair value of assets and liabilities	421	1,089
— Elimination of acquired goodwill and negative goodwill—Masisa	(1,389)	(1,390)
Capitalization of interest (par, 1 f)	(843)	(249)
Capitalization of exchange differences (par, 1 f)	(460)	(620)
Derivative contracts (par, 1 i)	2,259	2,728
Timber cutting rights (par, 1 j)	844	759
Asset retirement obligation (par, 1 k)	(59)	(59)
Direct financing lease agreement (par, 1 l)	68	38
Equipment held for sale (par, 1 m)	232	—
Deferred income tax effects on US GAAP adjustments (par, 1 b)	1,528	346
Effects of US GAAP adjustments on minority interest (par, 1 n)	(289)	(560)
Capitalization of acquisition costs related to Masisa merger (see Note 18 (b) below)	3,560	—
Minority interest effect of Masisa merger (see Note 18 (b) below)	(4,765)	—

Net income in accordance with US GAAP	23,924	23,701

The adjustments required to conform shareholders' equity to US GAAP include the following:

Period ended June 30, 2005

ThUS$
Shareholders' equity as shown in the Chilean GAAP financial statements	988,962
Effect for change in functional currency (par, 1 a)	(21,820)
Effect for change in reporting currency (par, 1 a)	78,300
Inflation adjustments (par, 1 a)	(54,974)
Deferred income taxes—reversal of complementary accounts (par, 1 b)	(17,367)
Revaluation of timber resources (par, 1 c)	(130,892)
Revaluation of property, plant and equipment (par, 1 d)	(3,127)
Business combinations, goodwill and negative goodwill (par, 1 e):
— Goodwill and negative goodwill amortization	6,832
— Acquisition of Masisa—amortization of fair value of assets and liabilities	11,367
— Elimination of acquired goodwill and negative goodwill—Masisa	(7,629)
Capitalization of interest (par, 1 f)	(48,249)
Capitalization of exchange differences (par, 1 f)	(4,030)
Treasury stock (par, 1 h)	(4,581)
Derivative contracts (par, 1 i)	2,388
Timber cutting rights (par, 1 j)	798
Asset retirement obligation (par, 1 k)	(598)
Direct financing lease agreement (par, 1 l)	92
Equipment held for sale (par, 1 m)	(73)
Deferred income tax effects on US GAAP adjustments (par, 1 b)	4,746
Minimum Dividend (par, 1 r)	(6,466)
Effect of US GAAP adjustments on minority interest (par, 1 o)	(1,683)
Capitalization of acquisition costs—Masisa merger (see Note 18 (b) below)	3,560
Effect of purchase accounting—Masisa merger (see Note 18 (b) below)	8,246
Effect of Masisa merger on minority interest (see Note 18 (b) below)	(4,765)

Shareholders' equity in accordance with US GAAP	799,037

The changes in shareholders' equity determined under US GAAP were as follows:

ThUS$

Balance at December 31, 2004	574,941

Capital increase	246,297
Paid dividend	(52,111)
Minimum Dividend–Reverse	17,033
Treasury stock	(4,581)
Minimum Dividend	(6,466)
Net income for the period	23,924

Balance at June 30, 2005	799,037

b) Merger with Masisa

In April 2005 the shareholders of the Company and its 52.434% owned subsidiary, Masisa, approved the merger by incorporation of the subsidiary into and with the Company. Conditions required to ratify the merger were completed on May 31, 2005. See Note 1 for details.

Under Chilean GAAP, the acquisition of the 47.566% of Masisa, was accounted for as a merger of commonly controlled companies on a prospective basis as of January 1, 2005. Thus, effective January 1, 2005, the historical values of Masisa's assets and liabilities were combined with the Company's and the minority interest related to Masisa was eliminated as of that date. Accordingly, under Chilean GAAP, the operating results for the six months ended June 30, 2005 reflect no minority interest impact for Masisa as the subsidiary is considered wholly-owned beginning January 1, 2005. Historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Costs related to the merger were expensed under Chilean GAAP.

Under US GAAP the merger transaction was accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". Accordingly, the acquired 47.566% interest of the former subsidiary was incorporated into the Company using the purchase method of accounting. The purchase price was determined based on the market value of the Company shares offered as of May 31, 2005 (the date of the merger under US GAAP), plus incremental direct costs. The book values of individual assets and liabilities were adjusted to their fair values as of the merger date for the proportional interest that was acquired. As for Chilean GAAP purposes the merger transaction became effective on January 1,

2005 whereas for US GAAP purposes the date of the merger was May 31, 2005, there is a reconciling amount to provide for the minority interest in the operating results of Masisa under Chilean GAAP for the first five months of the year, resulting in an adjustment of ThUS$ 4,765 (calculated as the 47.566% minority interest on Masisa's net income for the five-months period ended May 31, 2005). Additionally, as a result of the application of FAS 141 and the fair value adjustments under U.S. GAAP, the Company recognized an intangible asset for the Masisa brand name which was not recognized under Chilean GAAP. The impact of the amortization charge for the change in the book value and fair value of the assets acquired for the month of June is reflected as a reconciling item and included in the line, Business combinations, acquisition of Masisa. For U.S. GAAP purposes, goodwill is not amortized but is subject to annual impairment tests based on the fair value method. The purchase accounting adjustments and related calculation of goodwill related to the merger are as follows:

ThUS$

Net book value of Masisa under US GAAP (as of date of acquisition)	421,346
Incremental fair value of identified intangible asset(i)
(net of deferred taxes of ThUS$3,512)	17,146
Adjustment to net assets of Masisa to reconcile to fair value
(net of deferred taxes of ThUS$17,355)	(96,282)

Fair value of Masisa (at date of acquisition)(ii)	342,210

Fair value of minority interest acquired in Masisa (47.566%)	162,776
Purchase price, including expenses related to the acquisition(iii)	249,857

Goodwill under US GAAP	87,081

(i)
Identified intangible associated with Masisa brand name.

(ii)
The Company is in the process of finalizing the determination of these fair values and related allocation of the purchase price.

(iii)
The purchase price represents the market value on the Santiago Stock Exchange at May 31, 2005 of 1,130,632,161 of the Company's shares at a price of US$0.2178, plus external incremental cost directly related to the acquisition amounting to ThUS$ 3,560.

As a result of the different accounting treatment followed for the merger transaction (merger of commonly controlled companies under Chilean GAAP and purchase method under US GAAP), the shareholder's equity reconciliation shows a reconciling item for the difference between the capital increase recorded under Chilean GAAP (ThUS$238,051) and the capital increase determined under US GAAP (ThUS$246,297), amounting to ThUS$ 8,246.

c) Treasury stock

As mentioned in Note 13, as a result of the merger of Masisa with and into the Company, the Company acquired 18,078,000 of its own shares for ThUS $4,581 obtained from dissenting shareholders who exercised their redemption rights. Under Chilean GAAP, such acquired shares were recorded as Other current assets. Under US GAAP, such shares would be recorded as Treasury stock as a reduction of Shareholders' equity. The effect of this difference at June 30, 2005 is included in the above Shareholders? equity reconciliation.

d) Balance sheet and Income statement classifications under US GAAP

i)
As disclosed in Note 2 n) to the December 31, 2004 audited financial statements included in this registration statement, under Chilean GAAP, the Company has classified the discount on the issuance of bonds amounting to ThUS$ 8,849 and ThUS$ 9,553 as of June 30, 2005 and 2004, respectively, in prepaid assets and other assets. Under US GAAP, in accordance with APB Opinion No, 21, "Interest on Receivables and Payables", the discount on the issuance of bonds should be reported in the balance sheet as a direct reduction from the face amount of the related bonds instead of a deferred charge.

ii)
As disclosed in Notes 19 and 20 to the December 31, 2004 audited financial statements included in this registration statement, under Chilean GAAP, the Company has classified certain items in non-operating results (i.e., certain gains and losses on sales of property, plant and equipment; write-downs of property, plant and equipment; depreciation of equipment temporarily out of service; provisions for accounts receivable losses, etc.) that under US GAAP, are included in operating income. In addition, differences in classification of income and expenses and goodwill as well as other differences between Chilean GAAP and US GAAP exist as summarized in Note 23 s) to the audited financial statements. As a result of these reclassifications pursuant to US GAAP, operating income amounted to ThUS$ 48,626 and ThUS$ 46,131, for the periods ended June 30, 2005 and 2004, respectively.

Additional US GAAP disclosure requirements

e) Earnings per share

SFAS No, 128, "Earning Per Share", requires the disclosure of basic and diluted earnings per share (EPS). Basic EPS is calculated using income available to common stockholders divided by the weighted-average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares that can be acquired from the proceeds of the options assumed to be exercised. Diluted EPS is equal to basic EPS for all periods presented as the Company did not have any potentially dilutive securities. The following disclosure of earnings per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under US GAAP:

	Six-months period ended June 30,
	2005	2004

	US$	US$
Basic and diluted earnings per share under Chilean GAAP	0.0052	0.0041

Basic and diluted earnings per share under US GAAP	0.0058	0.0060

Weighted average number of shares of common stock outstanding (in thousands)	4,107,928	3,918,428

f) Segment information

SFAS No, 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for public enterprises to determine and report information about operating segments in their annual and interim reports. The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.

As a result of the merger with its previously consolidated subsidiary, the Company and its key decision makers have revised the segments of the Company and how they utilize such segment information. The Company has determined that the information used by the Company's key decision makers for making operating decisions and assessing performance is now based primarily on geographical segments. The Company's reportable geographical segments are the United States, Chile, Brazil, Venezuela, Mexico, Argentina and others. Historical segment presentations have been restated to reflect these new segments. Management views these segments as key components of the entity's business and expects the segments to meet the quantitative thresholds in future years.

The Company measures its reportable segments and evaluates their performance based on operating income (loss), which includes inter-segment revenues and corporate expenses that are allocated to the operating segments. The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 2) in our audited financial statements included in our Form 20-F and in this registration statement.

Masisa S.A. and Subsidiaries
Notes to the condensed consolidated financial statements
(continued)
(unaudited)

Note 18—Differences between Chilean and United States generally accepted accounting principles

The following table below presents sales information about reportable segments based on the location in which the sale is originated for the six months periods ended June 30, 2005 and 2004:

	Chile	Brazil	Venezuela	Mexico	United States	Argentina	Other(1)	Total

June 30, 2005	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	111,788	80,070	50,680	56,168	86,843	48,564	(80,121)	353,992
Operating income	12,416	13,586	3,834	3,531	778	7,576	5,909	47,630
Capital expenditures	16,514	10,125	2,661	1,180	437	3,330	58	34,305
Depreciation	7,795	5,922	4,934	629	198	4,133	4	23,615

	Chile	Brazil	Venezuela	Mexico	United States	Argentina	Other(1)	Total

2004	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Sales	111,103	73,672	35,980	49,673	60,228	40,380	(67,540)	303,496
Operating income	7,914	19,314	3,104	3,214	2,384	4,816	1,428	42,174
Capital expenditures	11,889	3,190	2,582	2,712	67	2,588	2	23,030
Depreciation	8,274	5,203	5,207	630	365	3,472	11	23,162

(1)
Other includes inter-company eliminations.

  Masisa S.A. and Subsidiaries

  Notes to the condensed consolidated financial statements (continued)

  (unaudited)

Note 18—Differences between Chilean and United States generally accepted accounting principles (continued)

The following table presents sales information based on the location to which the product is shipped and long-lived asset information by geographic area:

	Sales for the six-month period ended June 30,		Property, plant and equipment at June 30,
	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$
Domestic:
Chile	55,423	51,929	563,980	586,630
Argentina	25,729	18,395	213,838	216,371
Brazil	48,508	42,963	299,612	271,485
Mexico	55,450	48,184	25,016	23,875
United States	97,628	85,875	10,583	10,807
Venezuela	30,655	16,209	298,117	301,517
Other	10,818	7,060	157	122
Foreign	29,781	32,881	11	17

Total	353,992	303,496	1,411,314	1,410,824

Foreign revenue in the table above includes sales from Chile, Mexico, Argentina, Venezuela and Brazil to other countries. Such amounts are detailed by major geographic area as follows, for the six-months periods ended June 30, 2005 and 2004:

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Central and South America	20,381	12,899
Asia	6,430	13,384
Africa	1,586	631
Oceania	—	60
Europe	1,384	5,907
Total export sales from Chile, Mexico, Argentina and Brazil	29,781	32,881

Export sales from Chile, Mexico, Argentina, Venezuela and Brazil as a percentage of total sales	8.4%	10.8%

Enterprise wide sales information based on the Company's products follows:

	Six-months period ended June 30,
	2005	2004

	ThUS$	ThUS$
Particle Board	72,247	60,520
MDF	120,581	99,459
OSB	25,802	29,433
Solid wood-doors	17,933	17,740
MDF Mouldings	20,686	10,848
Finger-Joint Mouldings	40,406	36,073
Sawn Lumber	32,274	27,803
Saw and pulp logs	14,889	12,233
Other products	9,174	9,387

Total	353,992	303,496

g) Accounting developments

In May 2005, the FASB issued FASB Statement No. 154 "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"), which changes the requirements for the accounting and reporting of a change in an accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is not expected to have any impact on the Company's financial position or results of operations.

In December 2004, the FASB issued FASB Statement No. 153, "Exchange of Non-monetary Assets and amendment of APB No. 29" ("FAS 153"), which is the result of its efforts to improve comparability of U.S. accounting standards for non-monetary transactions with International Accounting Standards. FAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets outlined in APB No. 29 and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. FAS No. 153 will be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. FAS 153 is not expected to have any impact on the Company's financial position or results of operations.

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs—an amendment of ARB No. 43" ("FAS 151"), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards.

FAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. FAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. FAS 151 is not expected to have any impact on the Company's financial position or results of operations.

Masisa S.A. and Subsidiaries

Condensed consolidated balance sheets

(unaudited)

	September 30,
	2005	2004

	ThUS$	ThUS$
Assets
Current assets
Cash	27,411	19,130
Time deposits	34,305	14,426
Marketable securities	678	936
Accounts receivable (net) (Note 4)	156,962	143,492
Notes and accounts receivable from related companies (Note 5)	4,998	7,828
Inventories (Note 6)	209,856	182,386
Recoverable taxes	47,865	39,294
Prepaid expenses	10,693	7,230
Deferred taxes	2,842	379
Other current assets	4,924	20,675

Total current assets	500,534	435,776

Property, plant and equipment (Note 7)
Land and forests	658,566	636,321
Buildings and other infrastructure	223,729	218,850
Machinery and equipment	821,844	799,395
Other	75,872	80,741
Technical reappraisal of property, plant and equipment	7,390	7,390
Less: Accumulated depreciation	(361,816)	(320,519)

Total property, plant and equipment	1,425,585	1,422,178

Other assets
Investments in unconsolidated affiliates	4,264	3,001
Investment in foreign subsidiaries	205	170
Goodwill (net)	1,448	2,239
Negative goodwill (net)	(42,465)	(45,790)
Long-term receivables	5,412	4,366
Notes and accounts receivable from related companies (Note 5)	—	597
Other assets (Note 8)	25,142	33,138

Total other assets	(5,994)	(2,279)

Total assets	1,920,125	1,855,675

The accompanying Notes 1 to 17 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Condensed consolidated balance sheets (continued)

(unaudited)

	September 30,
	2005	2004

	ThUS$	ThUS$
Liabilities and shareholders' equity
Current liabilities
Short-term bank borrowings (Note 9)	104,677	81,439
Current portion of long-term bank borrowings (Note 10)	62,317	57,948
Current portion of bonds and promissory notes (Note 11)	56,260	14,038
Current portion of other long-term borrowings	165	274
Dividends payable	316	232
Accounts payable and sundry creditors	55,393	58,326
Notes and accounts payable to related companies (Note 5)	4,487	5,986
Accrued liabilities (Note 12)	21,140	13,783
Withholdings	14,703	8,384
Other current liabilities	668	1,562

Total current liabilities	320,126	241,972

Long-term liabilities
Long-term bank obligations (Note 10)	159,466	210,249
Bonds and promissory notes (Note 11)	280,752	288,564
Deferred taxes Long-term	39,241	11,467
Other long-term borrowings	969	2,549
Other long-term liabilities	17,793	11,960

Total long-term liabilities	498,221	524,789

Minority interest	102,532	319,867

Commitments and contingencies (Note 16)	—	—
Shareholders' equity (Note 13)
Paid-in capital	696,481	602,117
Other reserves	163,520	125,729
Retained earnings:
Accumulated gains	111,552	14,979
Net income for the period	27,693	26,222

Total shareholders' equity	999,246	769,047

Total liabilities and shareholders' equity	1,920,125	1,855,675

The accompanying Notes 1 to 17 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Condensed consolidated statements of income

(unaudited)

	Nine-months ended September 30,
	2005	2004

	ThUS$	ThUS$
Operating results
Net sales	549,934	475,682
Cost of sales	(400,227)	(336,895)

Gross margin	149,707	138,787
Selling and administrative expenses	(79,641)	(65,302)

Operating income	70,066	73,485

Non-operating results
Financial income	2,547	1,562
Share of income from unconsolidated affiliates	924	994
Other non-operating income (Note 14)	2,947	4,737
Amortization of goodwill	(594)	(594)
Amortization of negative goodwill	2,494	2,494
Financial expenses	(28,797)	(27,958)
Other non-operating expenses (Note 15)	(4,678)	(10,004)
Foreign exchange (losses) gains	(3,546)	716

Non-operating results	(28,703)	(28,053)

Income before minority interest and income tax expense	41,363	45,432
Minority interest	1,322	(14,128)
Income tax expense	(14,992)	(5,082)

Net income for the period	27,693	26,222

The accompanying Notes 1 to 17 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and subsidiaries

Condensed consolidated statements of cash flows

(unaudited)

	Nine-months ended September 30,
	2005	2004

	ThUS$	ThUS$
Cash flows from operating activities
Collection of trade receivables	631,384	528,432
Financial revenues received	9,769	2,298
Other income received	20,542	16,448
Payments to suppliers and employees	(533,937)	(440,726)
Interest paid	(21,904)	(17,783)
Income taxes paid	(7,235)	(5,572)
Other expenses paid	(2,775)	(1,578)
VAT and other taxes paid	(16,235)	(10,456)

Net cash provided by operating activities	79,609	71,063

Cash flows from financing activities
Borrowings from banks and other	114,416	81,664
Dividends paid	(52,111)	(1,809)
Payment of borrowings	(79,180)	(110,080)
Payment of bonds	(9,000)	(9,000)
Payment of loans from related companies	(1,691)	(10)

Net cash used in financing activities	(27,566)	(39,235)

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	1,477	4,632
Purchase of property, plant and equipment	(49,642)	(35,135)
Other loans to related companies	—	(81)

Net cash used in investing activities	(48,165)	(30,584)

Net cash from operating, financing and investing activities	3,878	1,244
Inflation effect on cash and cash equivalents	(14)	(334)

Net increase in cash and cash equivalents	3,864	910
Cash and cash equivalents at beginning of period	58,530	34,613

Cash and cash equivalents at end of period	62,394	35,523

The accompanying Notes 1 to 17 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and subsidiaries

Condensed consolidated statements of cash flows (continued)

(unaudited)

	Nine-months ended September 30,
	2005	2004

	ThUS$	ThUS$
Reconciliation of net income to cash flows provided by operating activities
Net income	27,693	26,222
Adjustments to reconcile net income to net cash provided by operating activities:
Losses (gains) on sales of assets	44	(2,281)
Depreciation	37,919	35,761
Amortization of intangibles	609	610
Write-offs and provisions	—	6,484
Share of income from unconsolidated affiliates	(924)	(994)
Amortization of goodwill	594	594
Amortization of negative goodwill	(2,494)	(2,494)
Foreign exchange losses	3,546	(716)
Other charges to income not representing cash flows	764	6,622
Changes in assets and liabilities
Trade accounts receivable	(11,327)	(31,451)
Inventories	(10,188)	65
Other assets	17,867	10,987
Accounts payable	6,533	406
Interest payable	6,893	5,764
Income taxes payable	(3,659)	(8,416)
Value added and other taxes payable	7,061	9,772
Minority interest	(1,322)	14,128

Net cash provided by operating activities	79,609	71,063

The accompanying Notes 1 to 17 are an integral part of these condensed consolidated financial statements.

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements

(unaudited)

Note 1—The company

 Masisa S.A. (together with its controlled subsidiaries, the "Company") (formerly Terranova S.A.) is a "sociedad anónima abierta" (a public corporation) whose common stock is listed on the Santiago Stock Exchange. Accordingly, the Company is subject to the regulations of the Superintendency of Securities and Insurance in Chile ("SVS").

The Company is a forestry and wood products industry conglomerate with forestry plantations in Chile, Brazil, Argentina and Venezuela and commercial and industrial operations in Chile, Brazil, Argentina, the United States, Mexico, Venezuela and Colombia. The Company is also a leader in the production and distribution of wood boards in Latin America.

On April 12 and April 13, 2005, respectively, the shareholders of the Company and it's then 52.434% owned and consolidated subsidiary Masisa S.A. ("Old Masisa"), approved the merger by incorporation of Old Masisa into and with the Company. Holders of Old Masisa common stock received the right to receive 2.56 shares of the Company's shares for each share of Masisa common stock they owned and the right to receive 1.536 ADS's of the Company for each Old Masisa ADS owned.

Conditions required to ratify the merger were completed on May 31, 2005. The Company continued as the surviving entity and is the legal successor of Old Masisa for all purposes. The merger by incorporation of the subsidiary resulted in all of the shareholders and net worth of Old Masisa being incorporated into the Company. As a consequence of the merger, Old Masisa no longer exists. At the same shareholder meetings, the shareholders of each company approved changing the name of the merged company from Terranova S.A. to Masisa S.A.

In accordance with the merger agreement, shares and American depositary shares ("ADS's") of Old Masisa were exchanged for shares and ADS's of the Company. The Company issued 1,130,632,161 shares of common stock in May 2005 with no nominal value or privileges. These shares were distributed to Old Masisa shareholders in August 2005 in accordance with the merger exchange ratio. This issuance resulted in a capital increase of ThUS$ 112,742. (see Note 13).

The merger transaction was accounted for in accordance with Technical Bulletin 72 of Generally Accepted Accounting Principles in Chile (TB 72). In accordance with TB 72, as the Company and Old Masisa were considered to be under common control, the acquisition of the 47.566% was accounted for as a merger of commonly controlled companies prospectively as of January 1, 2005. Accordingly, the merged assets of Old Masisa were combined with the Company and recorded at book value and prior year balances were not restated.

Note 2—Summary of significant accounting policies

a)    Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Chile and the accounting regulations of the SVS.

The Company has issued its unaudited statutory consolidated financial statements in Spanish and in conformity with accounting principles generally accepted in Chile, which include certain notes and additional information required by the SVS for statutory purposes. Management believes that these additional notes and information are not essential for the complete understanding of these unaudited condensed consolidated financial statements and accordingly, these notes and additional information have been excluded from the accompanying consolidated financial statements.

All significant accounting policies followed in the preparation of these unaudited interim consolidated financial statements are described in Note 2 to the audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included else where in this offering circular.

The accompanying interim condensed consolidated financial statements are unaudited. In the opinion of Management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of normal and recurring nature, which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Certain information and note disclosures normally included in the annual audited consolidated financial statements have been omitted. However, the Company believes that the disclosures made are adequate. The results of these interim periods are not necessarily indicative of results for the entire year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent liabilities. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Areas where the nature of the estimate makes it reasonably possible that actual results could differ from amounts estimated include: valuation of long-lived assets, valuation of accounts receivable, valuation of inventory, assumptions used in the valuation and accounting for timber resources, accounting for income taxes and accounting for potential litigation claims and contingencies.

b)    Consolidation

The condensed consolidated financial statements include the accounts of Masisa S.A. and the following subsidiaries which it controls:

	Ownership September 30,
Company	2005	2004

	%	%
Inversiones Internacionales Terranova S.A.	60.0000	60.0000
Masisa S.A.	—	52.4340
Terranova Forest Product Inc.	70.0480	70.0480
Terranova Panamá S.A.	60.0000	60.0000
Terranova de Venezuela S.A. y Filial	60.0000	60.0000
Corporación Forestal Venezuela S.A	59.9700	59.9700
Forestal Terranova Mexico S.A. de C.V.	59.9940	59.9940
Corporación Forestal Guayamure C.A.	51.0000	51.0000
Masisa Maderas Limitada (formerly Terranova Brasil Limitada).	59.9940	59.9940
Masisa Colombia S.A.(formerly Terranova Colombia S.A.)	59.9940	59.9940
Corporación Forestal Imataca C.A. y filiales	60.0000	60.0000
Andinos C.A.	60.0000	60.0000
Fibranova C.A.	60.0000	60.0000
Inversiones Coronel Ltda.	100.0000	52.4340
Masisa Inversiones Ltda.	100.0000	52.4340
Masisa Partes y Piezas Ltda.	100.0000	52.4340
Forestal Tornagaleones S.A.	60.4538	31.6960
Masisa Concepción Ltda.	100.0000	52.4340
Masisa Overseas Ltd.	100.0000	52.4340
Maderas y Sintéticos del Perú S.A.C.	99.9011	52.3820
Maderas y Sintéticos Mexico S.A. de C.V.	100.0000	52.4340
Maderas y Sintéticos Servicios S.A. de C.V.	100.0000	52.4340
Masisa do Brasil Ltda.	100.0000	52.4340
Forestal Argentina S.A.	30.2874	15.8810
Masisa Argentina S.A.	100.0000	52.4340
Masisa Ecuador S.A.	100.0000	52.4340
Masnova	80.0000	56.2170
Terranova Costa Rica S.A.(1)	—	60.0000
Terranova Guatemala S.A.(1)	—	60.0000

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements, and the participation of the minority investors has been recognized, presented as minority interest.

(1)
Subsidiaries dissolved in 2004.

c)    Price-level restatements

Certain of Masisa's subsidiaries have not received approval to maintain their accounting records in US dollars. Forestal Tornagaleones S.A. and Forestal Tornagalones Overseas Ltd. continue to maintain Chilean peso accounting records and apply the principle of price-level restatements in accordance with Chilean generally accepted accounting principles ("GAAP"). For this purpose, non-monetary assets, liabilities and equity accounts have been restated by charges or credits to income, unless not required by Technical Bulletin No. 64. Furthermore, the income and expense accounts have been restated in terms of year-end constant pesos.

In accordance with Chilean tax regulations and accounting practices, the restatements are calculated based on the official Consumer Price Index of the National Institute of Statistics, applied one month in arrears, which was 2.4% and 1.9% for the periods ended August 31, 2005 and 2004, respectively. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

d)    Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than the US dollar have been translated into the US dollar at the observed exchange rates, as reported by the Central Bank of Chile.

The observed exchange rates for foreign currencies into one US dollar as of September 30, 2005 and 2004 were as follows:

	At September 30,
	2005	2004

Brazilian Reais	2.2302	2.8586
Bolivian Bolivars	2,150.0000	1,920.0000
Argentine Peso	2.9090	2.9810
Chilean Peso	529.2000	608.90000
Colombian Peso	2,289.6100	2,629.9200
Mexican Peso	10.7605	11.4288
Quetzal Peso	—	7.7009
Colons Peso	—	437.7600
Unidad de Fomento(1)	0.0299	0.0354

(1)
An inflation-indexed-Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the previous month's inflation rate.

The balances of cash and cash equivalents were as follows:

	September 30,
	2005	2004

	ThUS$	ThUS$
Cash	27,411	19,130
Time deposits and money market fund	34,983	15,362
Securities purchased under resale agreements	—	1,031

Total	62,394	35,523

Note 3—Accounting changes

 During the nine-month period ended on September 30th, 2005, there have been no changes in the use of accounting principles, relevant changes in any accounting estimate or changes related to the reporting entity with regard to the previous year that may significantly affect the interpretation of these interim condensed consolidated financial statements.

Note 4—Accounts receivable (net)

 Accounts receivable (net) includes the following:

	Accounts receivable aging September 30,
	1-90 days	91-360 days	2005

	ThUS$	ThUS$	ThUS$
Trade accounts receivable	115,581	8,108	123,689
Notes receivable	9,950	1,315	11,265
Other accounts receivable	20,552	6,593	27,145
Less: Allowances for doubtful accounts			(5,137)

Total			156,962

	Accounts receivable aging September 30,
	1-90 days	91-360 days	2004

	ThUS$	ThUS$	ThUS$
Trades accounts receivable	109,588	7,594	117,182
Notes receivable	7,886	1,451	9,337
Other accounts receivable	16,111	6,876	22,987
Less: Allowances for doubtful accounts			(6,014)

Total			143,492

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 5—Balances and transactions with related companies

 Accounts receivable from related companies are commercial accounts and loans granted to subsidiaries to carry out their activities. These are expressed in US dollars and in some cases accrue interest at the 180-day London Interbank Offering Rate ("LIBOR") plus a spread.

Maturities of loans are subject to cash availability of the subsidiaries, while commercial accounts have normal collection terms.

a) Notes and accounts receivable from related companies

	Short-term		Long-term
	September 30,		September 30,
Company	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	4,593	7,062	—	—
Plycem Construsistemas de Costa Rica S.A.	285	397	—	—
Plycem Construsistemas de Guatemala S.A.	54	—	—	—
Forestal Río Calle-Calle S.A	—	126	—	597
Plycem Construsistemas Nicaragua S.A	40	75	—	—
Plycem Construsistemas El Salvador S.A.	26	168	—	—

Total	4,998	7,828	—	597

b) Notes and accounts payable to related companies

	Short-term		Long-term
	September 30,		September 30,
Company	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$
Oxinova C.A.	4,487	5,979	—	—
Plycem Construsistemas Honduras S.A	—	7	—	—

Total	4,487	5,986	—	—

c) Transactions

			September 30,
			2005		2004
Company	Relationship	Transactions	Amount	Effects in results (charge)/ credit	Amount	Effects in results (charge)/ credit

			ThUS$	ThUS$	ThUS$	ThUS$
Forestal Río Calle Calle S.A.	Affiliate	Collection of invoices	—	—	47	47
		Services	—	—	157	—
Plycem Construsistemas Costa Rica S.A.	Affiliate	Collection of invoices
	Affiliate	Sale of products	1,408	167	467	30
Plycem Construsistemas Guatemala S.A.	Affiliate	Collection of invoices
	Affiliate	Sale of products	327	40	409	221
Plycem Construsistemas Honduras S.A.	Affiliate	Collection of invoices
	Affiliate	Sale of products	408	19	—	—
Plycem Construsistemas Nicaragua S.A.	Affiliate	Collection of invoices
	Affiliate	Sale of products	103	11	77	36
Plycem Construsistemas El Salvador S.A.	Affiliate	Collection of invoices
	Affiliate	Sale of products	93	9	292	189

Note 6—Inventories

 Inventories include the following:

	September 30,
	2005	2004

	ThUS$	ThUS$
Standing timber	32,738	31,694
Finished products and work in progress	130,587	104,756
Spare Parts	17,618	22,070
Materials, supplies and other items	28,913	23,866

Total inventories	209,856	182,386

As of September 30, 2005 and 2004, inventories are shown net of the allowance for obsolescence amounting to ThUS$ 6,396 and ThUS$ 4,880 respectively.

Note 7—Property, plant and equipment

 Property, plant and equipment include the following:

	September 30,
	2005			2004
	Gross value	Accumulated depreciation	Net value	Gross value	Accumulated depreciation	Net value

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Land	131,079	—	131,079	131,255	—	131,255
Plantations	527,487	—	527,487	505,066	—	505,066
Buildings and infrastructure	223,729	(61,123)	162,606	218,850	(57,800)	161,050
Machinery and equipment	821,844	(253,647)	568,197	799,395	(221,902)	577,493
Other property, plant and equipment	75,872	(42,776)	33,096	80,741	(36,576)	44,165
Reappraisals land	2,672	—	2,672	2,671		2,671
Buildings and infrastructure	4,718	(4,270)	448	4,719	(4,241)	478

Total	1,787,401	(361,816)	1,425,585	1,742,697	(320,519)	1,422,178

Capitalized plantation financing costs for the nine months ended September 30, 2005 and 2004 amounted to ThUS$ 4,103 and ThUS$ 4,079 respectively.

Government grants awarded for forestry activities are accounted for as a reduction of Plantations. Grants related to non-harvested plantations amounted to ThUS$ 5,594 and ThUS$ 6,091 as of September 30, 2005 and 2004, respectively.

Net book value of idle plants amounted to ThUS$ 7,108 and ThUS$ 7,465 at September 30, 2005 and 2004 respectively.

Note 8—Other assets

 Other assets include the following:

	At September 30,
	2005	2004

	ThUS$	ThUS$
Forestry exploitation rights	10,874	11,356
Assets for disposal	1,163	5,367
Fees paid and tax credits	88	1,318
Fair value swap agreements	727	1,239
Discount on bonds issued	7,604	7,860
Bond issuance costs	2,552	3,395
Other	2,134	2,603

Total	25,142	33,138

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 9—Short-term bank borrowings

 Short-term bank borrowings maturing in one year or less included the following at September 30, 2005 and 2004:

	Currency or indexation rate borrowing denominated in
	US Dollars		Other foreign currencies		Total
Issuer	2005	2004	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
BankBoston N.A.	17,239	—	—	—	17,239	—
Banco Corpbanca	9,134	12,114	—	—	9,134	12,114
Dresdner Bank	—	2,000	—	—	—	2,000
Banco ABN Amro Bank	8,112	—	—	—	8,112	—
Banco Estado de Chile	—	4,837	—	—	—	4,837
Banco de Chile	5,070	5	—	—	5,070	5
Banco del Desarrollo	3,035	8,459	—	—	3,035	8,459
Citibank N.A.	3,338	—	—	—	3,338	—
Banco Bice	—	1,830	—	—	—	1,830
Banco de Crédito e Inversiones	—	16,139	—	—	—	16,139
Banco Santander	—	9	—	—	—	9
Bradesco—ACC	—	34	—	—	—	34
Banco Security	—	6,728	—	—	—	6,728
ABN AMRO Bank	—	—	9,420	2,015	9,420	2,015
Westdeutsche Landesbank	—	10,028	—	—	—	10,028
Banco BBVA	3,001	3,010	—	—	3,001	3,010
Hsbc Bank Brasil S/A	—	3,611	—	—	—	3,611
Hsbc Bank USA	4,527	1,900	—	—	4,527	1,900
Banco Itau	—	2,160	—	—	—	2,160
Banco Mercantil	—	—	16,420	—	16,420	—
Corpbanca Venezuela	—	—	2,184	6,546	2,184	6,546
Banco Alfa S.A.	—	14	—	—	—	14
Banco Venezuela	—	—	23,178	—	23,178	—
Rabobank Nederland	19	—	—	—	19	—

Total	53,475	72,878	51,202	8,561	104,677	81,439

Principal outstanding	52,800	72,435	50,353	8,526	103,153	80,961

Average annual interest rate	3.54%	3.52%	14.51%	3.01%

Accrued interest totaling ThUS$ 2,426 and ThUS$ 1,183 at September 30, 2005 and 2004, respectively, is included in the outstanding balances.

At September 30, 2005, the Company had ThUS$ 339,141 of short-term lines of credit, of which ThUS$ 169,233 were unused and available for borrowing on an unsecured basis.

Note 10—Long-term bank obligations

a) Current portion of long-term bank borrowings with banks and financial institutions are summarized as follows at September 30, 2005 and 2004:

	Currency or indexation rate borrowing denominated in
	US Dollars		UF		Total
Issuer	2005	2004	2005	2004	2005	2004

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Banco de Crédito e Inversiones	4,283	2,793	2,869	1,223	7,152	4,016
Banco Estado de Chile	3,714	2,804	—	—	3,714	2,804
Banco Security	1,240	1,242	—	—	1,240	1,242
Banco Corpbanca	6,259	2,304	—	—	6,259	2,304
Banco Santander	5,811	10,859	—	—	5,811	10,859
Raboinvestments Chile S.A.	305	2,193	—	—	305	2,193
Westdeutsche Landesbank	3,084	3,017	—	—	3,084	3,017
Security Bank	—	940	—	—	—	940
Dresdner Bank Lanteiamerica	—	2,053	—	—	—	2,053
Citibank N.A.	73	1,229	—	—	73	1,229
Comerica Bank	4,465	4,439	—	—	4,465	4,439
Banco Chile New York Branch	5,435	2,175	—	—	5,435	2,175
The Bank Of Nova Scotia	3,976	3,884	—	—	3,976	3,884
Rabobank Nederland	2,708	140	—	—	2,708	140
Kreditanstalt Fur Wiederaufbau	13,483	11,519	—	—	13,483	11,519
Banco BBVA	1,612	1,465	—	—	1,612	1,465
Banco Itau BBA	3,000	3,000	—	—	3,000	3,000
Hsbc Bank Brasil SA	—	628	—	—	—	628
Bank Boston	—	—	—	41	—	41

Total	59,448	56,684	2,869	1,264	62,317	57,948

Principal outstanding	58,626	55,999	2,789	1,244	61,415	57,243

Average annual interest rate	4,00%	2,94%	6,70%	2,94%

b) Long-term bank borrowings with banks and financial institutions are summarized as follows at September 30, 2005 and 2004:

			Maturities				September 30, 2005		September 30, 2004
Issuer	Currency		1year to 2 years	2 years to 3 years	3 years to 5 years	5 years to 10 years	Total long term	Average annual interest rate	Total long term

			ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	%	ThUS$
Banco de Crédito e Inversiones		U.F.						6.70	2,406
Banco de Crédito e Inversiones	US$		5,278	5,278	6,805	—	17,361	Libor+1.44	21,250
Raboinvestments Chile S.A.	US$		13,000	—	—	—	13,000	Libor+1.875	11,500
Banco Estado de Chile	US$		4,232	4,232	—	—	8,464	Libor+2.10	8,332
Banco Santander	US$		4,950	4,950	591	—	10,491	Libor+2.10	33,166
Banco Corpbanca	US$		5,983	5,983	2,993	—	14,959	Libor+2.10	7,583
Banco Corpbanca		Others	1,936	1,937	—	—	3,873	Libor+2.1	—
Banco Security	US$		—	—	—	—	—	Libor+2.1	4,083
Dresdner Bank Lanteiamerica	US$		—	—	—	—	—	Libor+1.9	3,000
Security Bank	US$		1,167	1,167	583	—	2,917	Libor+1.50	933
Comerica Bank	US$		4,286	—	—	—	4,286	Libor+1.35	8,571
Banco Chile New York	US$		4,300	2,100	—	—	6,400	Libor+1.25	10,700
The Bank Of Nova Scotia	US$		11,250	6,250	—	—	17,500	Libor+1.15	21,250
Corpbanca Venezuela	US$		139	140	—	—	279	Libor+2.10	—
Banco HSBC	US$		—	—	—	—	—	Libor+2.10	1,000
Citibank	US$		45	—	—	—	45	5.20	—
Rabobank Nederland	US$		2,860	2,950	6,080	3,510	15,400	Libor+1.00	12,500
Kreditanstalt Fur Wiederaufbau	US$		10,126	7,130	12,360	1,665	31,281	Libor+0.69	44,410
Westdeutsche Landesbank	US$		1,989	1,989	5,342	—	9,320	Libor+0.45	12,230
Banco BBVA	US$		1,445	1,445	—	—	2,890	Libor+2.10	4,335
Banco Itau BBA	US$		—	1,000	—	—	1,000	Libor+5.00	3,000

Total			72,986	46,551	34,754	5,175	159,466		210,249

Note 11—Bonds and promissory notes

 Bonds and promissory notes include the following.

							Commencement of interest payment		At September 30,
		Notional amounts			Interest rate	Maturity date		Principal repayment
	Series		Currency						2005	2004

					%				ThUS$	ThUS$
Short-term portion
Masisa bonds	A	4,000		UF	5.0	06/15/2009	Semiannually	2005	35,409	1,627
Masisa bonds	B	1,000		UF	6.0	06/15/2024	Semiannually	2005	581	487
Masisa bonds	C	30,000	US$		5.0	06/15/2008	Semiannually	2005	432	432
Masisa bonds	A	2,500		UF	5.0	12/15/2010	Semiannually	2005	9,576	1,017
Masisa bonds	B	702		UF	6.25	12/15/2024	Semiannually	2005	422	355
Private Placement	B	9,000	US$		8.06	05/14/2010	Semiannually	2006	9,840	10,120

Total									56,260	14,038

Long-term portion
Masisa bonds	A	4,000		UF	5.0	06/15/2009	Semiannually	2009	100,440	112,930
Masisa bonds	B	1,000		UF	6.0	06/15/2024	Semiannually	2024	33,480	28,233
Masisa bonds	C	30,000	US$		5.0	06/15/2008	Semiannually	2008	30,000	30,000
Masisa bonds	A	2,500		UF	5.0	12/15/2010	Semiannually	2010	75,330	70,581
Masisa bonds	B	702		UF	6.25	12/15/2024	Semiannually	2024	23,502	19,820
Private Placement	B	27,000	US$		8.06	06/15/2008	Semiannually	2008	18,000	27,000

Total									280,752	288,564

The Company uses derivative contracts in order to reduce the effects of fluctuations in currency and interest rates. In September 2005, the Company sold certain currency contracts with notional amounts of ThUS$ 130,000 resulting in a gain of ThUS$ 5,135. This gain was recorded as part of foreign exchange gains and losses for the period.

Note 12—Accrued liabilities

 Accrued liabilities include the following:

	September 30,
	2005	2004

	ThUS$	ThUS$
Tax contingencies	3,723	—
Accrued vacations	3,486	3,019
Commissions	3,108	3,821
Accrued operating expenses	3,030	2,838
Provision for major repairs	2,215	1,420
Provision for other salaries	1,971	1,175
Consulting services	1,277	1,283
Others	2,330	227

Total	21,140	13,783

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 13—Shareholders' equity

a) Changes in capital and reserve accounts for the nine-month periods ended September 30, 2005 and 2004 were as follows:

	Number of shares issued	Common stock	Reserve for future dividends	Other reserves	Retained earnings	Development stage deficit	Net (loss) income for the period	Total equity

	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
2004
Balance at December 31, 2003	4,019,837,304	602,117	—	113,551	39,122	(4,133)	(20,010)	730,647
Transfer to retained earnings	—	—	—	—	(24,143)	4,133	20,010	—
Decrease in forestry reserve due to appraisal	—	—	—	12,042	—	—	—	12,042
Cumulative translation adjustment	—	—	—	36	—	—	—	36
Legal Reserve	—	—	—	100	—	—	—	100
Net loss for the period	—	—	—	—	—	—	26,222	26,222

Balance at September 30, 2004	4,019,837,304	602,117	—	125,729	14,979	—	26,222	769,047

2005
Balance at December 31, 2004	3,918,427,856	583,739	—	122,643	14,979	—	56,778	778,139
Transfer to retained earnings	—	—	26,425	—	30,353	—	(56,778)	—
Dividend payment	—	—	(38,304)	—	(13,807)	—	—	(52,111)
Capital effects due to merger	1,130,632,161	112,742	63,303	33,403	28,603	—	—	238,051
Increase in forestry reserve due to appraisal	—	—	—	5,936	—	—	—	5,936
Cumulative translation adjustment	—	—	—	1,538	—	—	—	1,538
Net income for the period	—	—	—	—	—	—	27,693	27,693

Balance at September 30, 2005	5,049,060,017	696,481	51,424	163,520	60,128	—	27,693	999,246

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 13—Shareholders' equity (continued)

b) Paid-in capital

At September 30, 2005 the capital of the Company was divided into 5,049,060,017 shares of outstanding stock with no nominal value.

As part of the merger transaction, the Company issued 1,130,632,161 shares of common stock with no nominal value or privileges which were distributed to the acquired subsidiary Old Masisa shareholders resulting in a capital increase of ThUS$ 112,742.

c) Other reserves

Other reserves include the following:

	September 30,
	2005	2004

	ThUS$	ThUS$
Forestry reserve	128,579	125,593
Cumulative translation adjustment	1,538	36
Other	33,403	100

Total	163,520	125,729

d) Treasury shares

As a result of the previous merger transaction, between the Company and its consolidated subsidiary Forestal Terranova, the Company acquired 87,871,054 of its own shares that were held by Forestal Terranova S.A. before the merger. Additionally, as allowed by Chilean Law certain dissenting shareholders of Forestal Terranova S.A. exercised their redemption rights for the receipt of cash payments. As such, the Company acquired 2,937,494 shares of Forestal Terranova S.A. which after the merger resulted in the Company holding 13,538,394 of its own shares. These treasury shares did not have voting rights, were recorded at cost and included under Other long-term assets in the Consolidated Balance Sheets. On December 26, 2004, the treasury shares were cancelled. As such, common stock was decreased by ThUS$ 18,378, and outstanding shares were reduced by 101,409,448 during the fourth quarter of 2004.

As a result of the merger transaction between the Company and Old Masisa, the Company acquired 18,078,984 shares of Old Masisa shares for ThUS$ 4,581 from certain dissenting shareholder's. These shares are recorded in Other current assets.

Note 14—Other non-operating income

 Other non-operating income during each period includes the following:

	Nine months ended September 30,
	2005	2004

	ThUS$	ThUS$
Gain on sale of assets	1,073	2,880
Insurance reimbursement	82	1,102
Other	1,792	755

Total	2,947	4,737

Note 15—Other non-operating expenses

 Other non-operating expenses during each period includes the following:

	Nine months ended September 30,
	2005	2004

	ThUS$	ThUS$
Losses for catastrophe	(1,272)	(782)
Amortization and depreciation(1)	(1,261)	(557)
Provision for idle assets	—	(2,832)
Loss on sale of assets	(352)	(552)
Write off of non operating debt	—	(2,777)
Other	(1,793)	(2,504)

Total	(4,678)	(10,004)

(1)
Corresponds to expenses associated with an industrial plant of Masisa which was temporarily idled and depreciation and other expenses generated by the temporary shut down of the Menque industrial plant and the furniture line of the Chillan plant.

Masisa S.A. and Subsidiaries

Notes to the condensed consolidated financial statements (continued)

(unaudited)

Note 16—Commitments and contingencies

 The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, these matters will not materially affect the Company's consolidated financial position, operating results or cash flows when resolved in a future period.

The Company has been notified by the Chilean Internal Revenue Service (Servicio de Impuestos Internos) that under Resolution No. 203, it can not recognize the results of some of its foreign affiliates. According to the information available to the Company this resolution could result in the Company not being able to recognize US$ 30.4 in already utilized deferred taxes, recoverable taxes and tax losses.

The Company has disputed the decision of Resolution No. 203 with respect to the established procedure in Articles 123 and according to the Tax Code. Based on the available information to the Company, the opinion of its legal advisors and the administrative jurisprudence that would affect Resolution No. 203, it is estimated that the probability is remote that the final decision would be unfavorable and have any effect on the US$ 30.4 million related to deferred taxes, recoverable taxes and tax losses already utilized.

Financial Covenants and Restrictions

As a result of certain loan contracts entered by the Company and its subsidiaries, it must abide to certain covenants. The covenants are associated with loans with K.F.W Bank and West L.B Bank, a syndicated loan for ThUS$ 85,000 with various institutions. Under the covenants the Company may not substantially change its activities, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral. In addition, the Company must maintain the following financial ratios based on its consolidated financial statements:

Maximum
indebtedness ratio: 0.85

Maximum
financial debt to cash generation ratio: 5.5 (2004); 5.0 (2005); 4.5 (2006); 4.0 (2007)

Minimum
cash generation to financial expenses ratio: 2.5 (2004); 2.65 (2005); 3.0 (2006); 3.25 (2007)

Tangible
net worth, minimal: THUS$ 700,000

All of these obligations are complied with as of the date of the accompanying financial statements.

August 2003 Bond placement—Masisa

In association with the Company's August 6 and 13, 2003 bond placements of UF 4,000,000, and UF 1,000,000, and ThUS$ 30,000, the Company must abide by the following covenants:

  •
  Maintain the registration of the Company in the Securities Register of the SVS.

  •
  Maintain certain insurance policies with respect to operating assets.

  •
  Perform operations between related parties under market conditions.

  •
  Maintain a minimum forestry of 60,000 hectares of Radiata pine forests in Chile with an average age exceeding 8 years.

  •
  Maintain equity greater than the ThUS$ 600,000

  •
  Maintain a ratio of current liabilities to equity no higher than:

  i)
  1.1 times, between September 30, 2003 through December 31, 2003;

  ii)
  0.95 times, between March 31, 2004 through December 31, 2004; and,

  iii)
  0.85 times, from March 31, 2005 through the maturity of bonds.

All these obligations are complied with as of the date of the accompanying financial statements

2003 Bond placement—Masisa

The bonds issued in 2003 contain covenants establishing certain obligations for Masisa and its subsidiaries, including the following: maintenance of insurance on the principal assets of Masisa in accordance with the industry's standards; issuance of quarterly and annual financial statements to the representative of the bondholders, both individual and consolidated, abiding by the standards applicable to public corporations; the obligation to provide copies of risk rating reports; the obligation to update the accounting books of Masisa and its subsidiaries; the obligation to perform transactions with subsidiaries under market conditions; a prohibition on providing financing to any entity of the business group, other than the issuer or any of its subsidiaries or investees; and the requirement to maintain a quarterly leverage ratio (defined as the ratio between current liabilities and equity based on the consolidated financial statements) not higher than 0.9 times. All these obligations are complied with as of the date of the accompanying financial statements

Promissory Notes from Private Placement—Masisa

In connection with notes issued in a private placement in the United States during 1996, Masisa and its subsidiaries, Masisa Overseas Ltd. and Masisa Argentina S.A., are contractually committed to maintain certain covenants, which are summarized as follows:

  •
  Compliance with all laws

  •
  Maintenance of insurance on properties and businesses

  •
  Maintenance of properties in good repair, working order and condition

  •
  Payment of taxes and claims

  •
  Maintenance of financial covenants as follows:

  a)
  Masisa must maintain Consolidated Tangible Net Worth (defined as consolidated stockholders' equity less intangible assets) of an amount equal to the sum of (a) not less than ThUS$ 255 million as of September 30, 2005 and (b) an amount equal to 40% of the cumulative amount of Recurring Net Income (defined as net income less extraordinary or non-recurring gains) of Masisa for each fiscal year commencing after December 31, 1996 (as shown in the consolidated financial statements)

  b)
  Masisa will not at any time permit the Leverage Ratio (defined as the ratio of consolidated indebtedness to Consolidated Tangible Net Worth) to exceed 1 to 1.

  c)
  Masisa will not at any time permit the Interest Charges Coverage Ratio (the ratio of consolidated income plus interest expense and income taxes to interest expense) to be less than 1.5 to 1.

  •
  Ownership obligations

  a)
  Masisa will at all times own 100% of the outstanding equity securities of Masisa Overseas Ltd.

  b)
  Masisa will at all times own at least 66% of the outstanding voting securities of Masisa Argentina S.A.

All these obligations are complied with as of the date of the accompanying financial statements.

Fibranova C.A. and Andinos C.A.

The ThUS$ 19,000 loan obtained by the Venezuelan subsidiaries, Fibranova C.A. and Andinos C.A., on February 26, 2004 requires the Company, as a guarantor, to adere to certain covenants. Under the covenants, the Company may not substantially change its activities, may not substantially change its ownership in the subsidiaries, must provide financial information on a regular basis, must keep its obligations with third parties up to date, obtain the prior approval before transferring or selling a substantial part of its assets or granting such assets as collateral.

All of these obligations have been complied with as of the date of the accompanying financial statements.

Raboinvestments Chile S.A.

On October 15, 1998, Tornagaleones entered into a loan agreement with Raboinvestments Chile S.A. for ThUS$ 15,800. Under terms of the agreement the company collateralized the loan with plantations and land for the term of the loan that expires in 3 years. The book value of the plantations is ThUS$ 20,559 and the book value of the land is ThUS$ 4,528 at September 30, 2005.

Dresdner Bank and Banco Security

Forestal Tornagaleones S.A., through its subsidiary Forestal Argentina S.A., has loans outstanding with Dresdner Bank and Banco Security which commenced in December 2001. Such loans proceeds were used for financing new plantations, purchase of property and financial debt restructuring. The loan covenants require the maintenance of equity of at least ThUS$ 80,000, debt leverage ratio lower than or equal to 0.4 times, ratio of equity and long-term debt to fixed assets equal to or higher than 1, and a ratio of EBITDA to financial expenses higher than or equal to 1.5 times.

On March 18, 2004, Masisa replaced its subdidiary Forestal Tornagaleones as the guarantor of this debt.

All these obligations are complied with as of the date of these financial statements.

The Bank of Nova Scotia

In connection with the loan of US$ 25 million granted by The Bank of Nova Scotia, in which Scotiabank Sud Americano acted as an agent, Masisa and/or its subsidiaries are obligated to the following covenants: maintaining a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintaining a coverage over financial expenses not lower than 3; maintaining a consolidated equity not lower then ThUS$ 700,000 at September 30, 2005; Masisa cannot sell, transfer, dispose of, promise to sell or dispose of its current stake in the ownership of its subsidiaries, with the exceptions set forth in the contract; Masisa cannot pledge assets that are essential for the normal operation of the business, except under the conditions provided for in the contract; Masisa cannot grant loans to its shareholders for operations outside the regular course of business. All these obligations are complied with as of the date of the accompanying financial statements

Comerica Bank

Masisa has the following covenants associated with its loan of US$ 15 million granted by Comerica Bank. Convenants include: maintenance of insurance on the principal assets in accordance with industry standards; updating accounting records of Masisa and its subsidiaries; compliance with current laws and regulations; compliance with the payment of every obligation derived from debt contracts; maintenance of Masisa is line of business; prohibition on issuing certain guarantees on its assets, except for those existing upon signature of the agreement and others such as chattel mortgage on new assets purchased in Masisa's ordinary line of business; performance of transactions with the subsidiaries under market conditions; prohibition on merging Masisa with any other company, or liquidating or dissolving it, and selling or renting its assets, property or businesses, except on the terms agreed upon in the contract; limitation on the debt contracted and loans granted to those conforming with the conditions stated in the agreement; maintenance of a consolidated equity at September 30, 2005 not lower than ThUS$ 321,000; maintenance of an interest coverage ratio (defined as operating cash flow over net financial expenses) of at least 3; and maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1. All these obligations are complied with as of the date of the accompanying financial statements.

Banco de Chile

Masisa has the following covenants associated with its credit line for US$ 15 million granted by Banco de Chile. Convenants include: maintenance of a leverage ratio (defined as the ratio of consolidated net liabilities to consolidated tangible net worth) not higher than 1; maintenance of a coverage ratio against financial expenses of at least 3; maintenance of a consolidated equity of at least ThUS$ 345,000; and a prohibition on selling, transferring, pledging to sell or disposing of, in any way or manner, its present equity investment in the property of its subsidiaries except in accordance with the terms agreed upon in the contract. All these obligations are complied with as of the date of the accompanying financial statements.

Dresdner Bank L.A.—Forestal Argentina S.A.

In accordance with loans contracted by this subsidiary, the company is obligated to comply with certain covenants that are derived from the financial statements of this subsidiary issued in accordance with accounting principles generally accepted in Argentina.

These covenants include the maintenance of:

  •
  A ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to financial expenses equal to or higher than 2 times;

  •
  Net equity of at least US$ 37 million.

Non-compliance with any of the above obligations can require the immediate payment of the quantities owed, as if they had matured and were currently collectable.

The subsidiary was not in compliance with its net equity covenant based on its subsidiary's financial statements at December 31, 2003 and 2002. On August 27, 2002, Dresdner Bank L.A. released the Company from its obligation to comply with the financial covenants set forth in its loan contract. On January 28, 2003, the bank extended the release from complying with the covenant of maintaining a minimal equity until April 30, 2003. On May 12, 2003 the bank reported in writing to Forestal Argentina S.A. that it was in the process of studying the balance sheets audited at December 31, 2002. It also advised that, as long as such analysis, as well as the restructuring of the covenant of minimum equity is not concluded, it would not declare a default event for non-complying with such covenant. On August 22, 2003, the bank advised the subsidiary that it was still studying such balance sheets and, as long as the examination has not been concluded, it would not declare a default event for non-compliance of the covenant. On January 8, 2004, the bank reported to the Company that, with retroactive effect to June 30, 2003 and until February 29, 2004, it released the Company from complying with the obligation to maintain a minimum equity as outlined in the borrowing documents.

On March 18, 2004, Masisa became the guarantor of this loan. As guarantor, the above covenants are derived from Masisa's financial statement and not Forestal Argentina S.A.

As of September 30, 2005, Masisa is in compliance with the covenants.

The parent company has guaranteed credits obtained by the subsidiary Masisa Argentina S.A. These include the fulfillment of certain obligations that are normal for these kind of operations, including, among others, those that are stated in the following paragraphs, in the specific terms and conditions detailed in the respective credit contracts. The obligations related to finance rates must be calculated on a consolidated financial statements' basis.

  •
  Rabobank Nederland

The loan entered by Masisa Argentina S.A. with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank Nederland) for US$ 12.5 million, establishes for the parent Masisa S.A. and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement:

Maintenance of the normal continuousness of the Company and legal existence, maintenance of Properties needed for the normal course of business, follow the current laws and regulations, send opportunely the financial information of the Company, maintain e insurance over their principal assets following the industry standards, maintain a Leverage Ratio not higher than 0.9 times, maintain a hedge over financial expenses not lower than 3; maintain Consolidated Tangible Net Worth not less than US$ 345 million, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement, to make transactions with related parties at market conditions, forbiddance to make loans to any entity of the business group which is not the issuing company or any of its subsidiaries or allied.

  •
  Banco de Crédito e Inversiones

The loan entered by Masisa Argentina S.A. with Banco de Crédito e Inversiones for US$ 12.5 million, establishes for the parent and /or their branch subsidiaries some obligations that are normal in this kind of agreement, such as the ones as follows, in the specific terms and conditions as appears in the respective loan agreement: maintenance of the normal continuousness of the Company, send opportunely the financial information of the Company, maintain insurance over their principal assets following the industry standards, maintain a Leverage Ratio not higher than 0.9 times, maintain a hedge over financial expenses not lower than 3, maintain Consolidated Tangible Net Worth not less than US$ 345 million, the forbiddance to some guarantees over their assets except in the conditions settled in the agreement.

Other Contracts and Commitments

Shareholders' agreement—Oxinova C.A

With the incorporation of the unconsolidated subsidiary, Oxinova C.A., in Venezuela, the Company's subsidiary, Inversiones Internacionales Terranova S.A., signed a shareholders' agreement with Oxiquim S.A., restricting it from selling its shares in Oxinova C.A., pledging such shares as collateral, or establishing rights in favor of third parties of such shares. Inversiones Internacionales Terranova S. A. must also maintain direct control of Fibranova C.A. through Terranova S.A.

In relation to this, on May 23, 2002, Inversiones Internacionales Terranova S.A. signed a shareholders' agreement with Corporación Venezolana de Guayana (CVG), a Venezuelan governmental agency, to regulate and manage the construction and operation of a river port in the north riverside of the Orinoco River, Macapaima, Venezuela. At of the issuance date of these financial statements, such company has not been established.

Wood purchase contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A. for the right to use two plots of land of 59,000 hectares in the State of Monogas in Venezuela. The term of this contract is 30 years.

The signed contract implies the following conditions:

  •
  The land where the plantations are located are the sole property of CVG Proforca C.A. and are not part of the contract.

  •
  All future expenses and costs to obtain all required permits shall be the responsibility of Terranova de Venezuela S.A.

  •
  CVG Proforca C.A. shall compensate Terranova de Venezuela S.A. for any costs incurred due to a breach of contract by CVG Proforca C.A., the owner and operator of the assets.

  •
  Terranova de Venezuela S.A. shall comply with all environmental standards regarding fire prevention, industrial hygiene and safety, logging operations, and the maintenance of roads and infrastructure, plus fire prevention and operating plan.

  •
  Terranova de Venezuela S.A. shall purchase insurance policies to cover third party expenses with CVG Proforca C.A. being appointed as the beneficiary.

Uverito sawmill lease contract

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a sawmill lease contract with CVG Proforca C.A. for fifteen years starting in 1997, for a lump sum payment of ThUS$ 10,000. The Company is subject to the following conditions:

  •
  The Company shall be responsible for all necessary equipment maintenance and repair expenses.

  •
  All improvements shall be the property of the Company and may be removed by the lessee as long as such removal does not damage the leased property.

  •
  The Company shall be responsible for all utility expenses, including electricity, water, telephone and other services, incurred in the commercial operation of the sawmill. The lessor shall be liable for all property taxes, and the lessee for any operations-related taxes.

  •
  All equipment must be insured against all risks with CVG Proforca C.A. being appointed as beneficiary.

Contract for the use of 30,000 hectares

In May 1997, the subsidiary Terranova de Venezuela S.A. signed a contract with CVG Proforca C.A., giving it the rights to use a plot of land of 30,000 hectares. The term of this contract is 30 years; however, the rights to use it will cease after Terranova de Venezuela S.A. has exploited all the forestry resources, after the twentieth year. In consideration, Terranova de Venezuela S.A. will transfer to CVG Proforca ownership over certain forestry resources.

Under the contract, Terranova de Venezuela committed, among other things, to the following:

  •
  Reforest at its expense and for its benefit, (except for the previously mentioned consideration to CVG Proforca) the portions of land that have been harvested by the Company during the first twenty years of the term of that contract.

  •
  Post a surety bond in favor of CVG Proforca for a total amount of ThUS$ 300 for the obligations assumed under this contract.

Annual contract with the company CVG. PROFORCA.

During the month of April 2000, Terranova Venezuela S.A., signed a contract with CVG PROFORCA, for the annual purchase of 400,000 cubic meters SSC of Caribbean pine commercial wood at a fixed price.

Deferred customs duties

As of September 30th, 2005, the Company owes deferred customs rights for ThUS$ 231 (ThUS$ 1,174 in 2004). Of these rights, ThUS$ 61 (ThUS$ 1,024 in 2004) are not registered as liabilities, because it is expected to take advantage of the incentives for the export activity, which is exempt of payment of these rights, and in balance are registered as long term liabilities.

Insurance Contracts

The principal insurance policies contracted by the Head Company and its subsidiaries as of September 30th, 2005 are the following:

  •
  Insurance policies for plantations of national subsidiaries for ThUS$ 315,592.

  •
  Insurance policies for physical assets and inventories of national subsidiaries for approximately ThUS$ 247,811 and ThUS$ 87,496 for fixed costs in case of plant stoppage.

  •
  Insurance policies for corporate civil responsibility, including coverage for personal accidents and injuries to third parties for ThUS$ 10,000.

  •
  Regarding its subsidiaries in Brazil, insurance policies for plantations amount to ThUS$ 71,194, for physical assets and inventories amount to ThUS$ 197,154 and ThUS$ 54,750 for fixed costs in case of plant stoppage.

  •
  The companies in Venezuela have contracted insurance policies for physical assets and inventories for ThUS$ 236,902 and ThUS$ 22,508 for fixed costs in case of plant stoppage.

  •
  The subsidiaries in Mexico are insured on physical assets and inventories for ThUS$ 42,429 and ThUS$ 9,310 for fixed costs in case of plant stoppage.

  •
  The companies in Argentina have contracted the following insurance policies: for forestry plantations ThUS$ 40,086, physical assets and inventories ThUS$ 178,015 and ThUS$ 31,438 for fixed costs in case of plant stoppage.

  •
  The subsidiary in the United States is insured for physical assets and inventories for ThUS$ 21,441 and ThUS$ 3,500 for fixed costs in case of plant stoppage.

Other Contingencies

  •
  Through Resolution No. 203, dated August 26th, 2003, the Chilean Internal Revenue Service (Servicio de Impuestos Internos) notified the company that it should not proceed to recognize in Chile, for first category net income tax determination effects, the result of some of its foreign affiliates. According to the information available to the Company Resolution No. 203 could result in losses for which the company has already accounted US$ 39.2 million in already utilized deferred taxes, recoverable taxes and tax losses.

The Company maintains the following indirect guarantees:

				Balances pending September 30,
			Type of guarantee
Guarantee creditor	Entity	Relation		2005	2004

				ThUS$	ThUS$
Banco de Chile	Oxinova C.A.	Equity investee	Surety Bond	10,000	4,900

Note 17—Subsequent Events

 On October 26, 2005, the Company entered into an agreement with Timber Fund IA, LP to purchase for $29,890,000 an additional 34.54% interest in the Company's 60.45% owned and consolidated subsidiary Forestal Tornagaleones S.A. ("FTG"). The Company also made an offer to purchase a 5.09% interest in FTG from CMB-Prime S.A. at the same price per share. The offer expires on November 15, 2005.

On the same day, the Company announced it has entered into an agreement with Xylem Chile Ltda. ("Xylem") to purchase for $14,520,000 an additional 29.15% interest in Forestal Argentina S.A. FTG directly owns a 50.10% interest (with 30.29% owned indirectly) in Forestal Argentina, which is also a consolidated subsidiary of the Company. Under the Forestal Argentina shareholders' agreement, the other minority shareholders have a right to purchase the interest of Xylem and a right to sell their interests together with the interest of Xylem. Xylem has notified the other minority shareholders of the purchase agreement with the Company, and requested that they give notice regarding whether or not they intend to exercise their purchase or sale rights under the shareholders' agreement. If all minority shareholders of FTG and Forestal Argentina sell to the Company their interests in these two companies, the total purchase price for all outstanding minority interests in the common equity securities of FTG and Forestal Argentina will be approximately US$34.3 million and US$24.8 million, respectively.

The closing of the purchases of the minority interests in FTG is expected to occur on or about November 15, 2005. The closing of the purchase of Xylem's minority interest in Forestal Argentina is subject to obtaining an unqualified approval of the transaction by the Comisión de Defensa de Libre Competencia of Argentina, which could take up to three months.

There were no other significant events between September 30, 2005 and the issuance of these financial statements that could significantly affect their balances or interpretation.

7,948,850 ADSs

Each Representing 50 Shares of Common Stock

American Depositary Shares

Prospectus

JPMorgan

Deutsche Bank Securities	Santander Investment

                           , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, American Depositary Shares ("ADSs") only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers

Neither the laws of Chile nor the Registrant's constitutive documents provide for the indemnification of directors or officers. However, under Chilean law, when a director or officer of a corporation acts within the scope of his or her authority, the corporation will be responsible for any resulting liabilities or expenses as long as the director or officer acted in a manner consistent with the fiduciary duties imposed on officers or directors by Chilean law.

Item 7. Recent sales of unregistered securities

The information below sets forth the date of sale, title, amount and purchasers of our securities sold within the last three years by us that were not registered under the Securities Act. We believe that the issuances of all such securities described below were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering and/or Regulation S promulgated under the Securities Act regarding transactions involving an offshore sale to non-U.S. persons.

Date of sale	Title	Number of securities	Amount	Purchaser

August 5, 2005(1)	Shares of common stock	951,226,823	US$94.2 million(2)	Holders of shares of common stock of our former subsidiary Masisa S.A. in connection with such entity's merger into and with Terranova S.A.
December 19, 2003(3)	Bonds Series A	5,000	UF 2,500,000	Institutional and individual investors in Chile
December 19, 2003(3)	Bonds Series B	1,404	UF 702,000	Institutional and individual investors in Chile
August 6, 2003(4)	Bonds Series A	3,500	UF 4,000,000	Institutional and individual investors in Chile
August 6, 2003(4)	Bonds Series B	2,000	UF 1,000,000	Institutional and individual investors in Chile
August 6, 2003(4)	Bonds Series C	1,200	US$30,000,000	Institutional and individual investors in Chile
April 23, 2003(5)	Shares of common stock	990,897,167	US$90.6 million	Institutional and individual investors in Chile

(1)   The shares were issued in Chile in an exchange offer to Chilean holders of shares of common stock of our former subsidiary Masisa S.A. in connection with such entity's merger into and with Terranova S.A. Such shares excluded shares of common stock underlying ADSs and shares of common stock held directly by U.S. shareholders that were registered on a Registration Statement on Form F-4 in connection with the merger.

(2)   Represents the increase in paid-in capital in connection with the merger of our former subsidiary Masisa S.A. in connection with such entity's merger into and with Terranova S.A., excluding the paid-in capital representing the shares underlying ADSs and shares of common stock held directly by U.S. shareholders that were registered on a Registration Statement on Form F-4 in connection with the merger.

(3)   In December 2003, we completed the issuance in Chile of local currency denominated bonds. We issued 6,404 bonds in two series for a total amount of UF3,202,000 to institutional and individual investors in Chile in an offering underwritten by IM Trust, a Chilean investment bank.

(4)   In August 2003, we completed the issuance in Chile of 6,700 bonds. We issued 5,500 local currency denominated bonds in two series for a total amount of UF5,000,000 and 1,200 bonds in one series for a total amount of US$30 million to institutional and individual investors in Chile in an offering underwritten by IM Trust, a Chilean investment bank.

(5)   In April 2003, we completed the issuance in Chile of 990,897,167 shares (adjusted to reflect an exchange ratio of 4.61 in connection with the merger-reorganization of Forestal Terranova S.A. into and with Terranova S.A) for a total amount of US$90.6 million to institutional and individual investors in Chile in an offering underwritten by IM Trust, a Chilean investment bank.

Item 8. Index to exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.
3.1	Estatutos of Terranova, which include its Articles of Association (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein).
4.1**	Deposit agreement, dated March 24, 2005, among Terranova S.A., The Bank of New York and Owners and Beneficial Owners of ADSs issued thereunder, including the form of ADRs representing the ADSs.
5.1**	Form of Opinion of Carey y Cía regarding validity of the shares.
8.1	Form of Opinion of Carey y Cía regarding certain Chilean tax matters relating to the shares and ADSs (included in Exhibit 5.1).
8.2**	Opinion of Jones Day regarding certain U.S. tax matters relating to the shares and ADSs.
10.1	Strategic Alliance Agreement, dated December 1, 2000, between Forestal Terranova S.A. and Premdor Inc. and Letter Agreement, dated January 12, 2001, between Premdor Inc. and Forestal Terranova S.A., previously filed with the Securities and Exchange Commission as Exhibit 10.1 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein.
10.2	Lease Contract, dated January 12, 1989, between the Republic of Venezuela and Corporación Forestal Imataca, C.A., previously filed with the Securities and Exchange Commission as Exhibit 10.2 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein.
10.3	Supply contract between Oxinova C.A. and Fibranova C.A., dated November 15, 1999.
10.4	Administrative services agreement between Forestal Terranova S.A. and Masisa S.A., amended July 5, 2004.
10.5	Administrative and forestry services agreement between Terranova Brasil and Masisa do Brasil Limitada, dated January 1, 2005.
10.6	Administrative management and financial services agreement between Maderas and Masisa Servicios, dated August 16, 2004.
10.7	Office lease between Masisa Mexico and Forestal Terranova Mexico, dated December 1, 2004.
10.8	Office lease between Forestal Terranova Mexico and Racine, dated March 2, 2001.
10.9	Sales and distribution agreement among Terranova S.A., Terranova Forest Products Inc., Masisa S.A. and Masisa Argentina, dated July 1, 2004.
10.10	Management agreement between Forestal Terranova S.A. and Masisa S.A. with respect to Fibranova C.A., dated November 11, 2002.
21.1	List of Masisa's subsidiaries (incorporated herein by reference to Exhibit 8.1 to our Annual Report on Form 20-F, File No. 001-32555, filed on June 29, 2005).
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Carey y Cía (included in Exhibit 5.1).
23.3	Consent of Jones Day (included in Exhibit 8.2).
24.1	Power of Attorney.

*      To be filed by amendment.

**    Previously filed.

Item 9. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Masisa, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 10th day of November, 2005.

MASISA S.A.
By:	/s/ ENRIQUE CIBIÉ B.

Name:	Enrique Cibié B.
Title:	Chief Executive Officer
By:	/s/ ALEJANDRO DROSTE B.

Name:	Alejandro Droste B.
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Julio Moura	Chairman and Director	November 10, 2005
* Ronald Degen	Vice-President and Director	November 10, 2005
* Enrique Seguel M.	Director	November 10, 2005
Juan Carlos Méndez G.	Director
* Patrick A. Nielson	Director	November 10, 2005

Jorge Carey T.	Director
Antonio Tuset J.	Director
/s/ ENRIQUE CIBIÉ B. Enrique Cibié B.	Chief Executive Officer	November 10, 2005
/s/ ALEJANDRO DROSTE B. Alejandro Droste B.	Chief Financial Officer (Principal Financial Officer)	November 10, 2005
* Rodrigo Saldivia	Chief Accounting Officer (Principal Accounting Officer)	November 10, 2005
* Cristián Bargsted	Authorized Representative in the United States	November 10, 2005
*By:	/s/ ALEJANDRO DROSTE B. Alejandro Droste B. As Attorney-in-fact, pursuant to powers of attorney filed herewith or previously filed with the Securities and Exchange Commission	November 10, 2005

Index to exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.
3.1	Estatutos of Terranova, which include its Articles of Association (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein).
4.1**	Deposit agreement, dated March 24, 2005, among Terranova S.A., The Bank of New York and Owners and Beneficial Owners of ADSs issued thereunder, including the form of ADRs representing the ADSs.
5.1**	Form of Opinion of Carey y Cía regarding validity of the shares.
8.1	Form of Opinion of Carey y Cía regarding certain Chilean tax matters relating to the shares and ADSs (included in Exhibit 5.1).
8.2**	Opinion of Jones Day regarding certain U.S. tax matters relating to the shares and ADSs.
10.1	Strategic Alliance Agreement, dated December 1, 2000, between Forestal Terranova S.A. and Premdor Inc. and Letter Agreement, dated January 12, 2001, between Premdor Inc. and Forestal Terranova S.A., previously filed with the Securities and Exchange Commission as Exhibit 10.1 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein.
10.2	Lease Contract, dated January 12, 1989, between the Republic of Venezuela and Corporación Forestal Imataca, C.A., previously filed with the Securities and Exchange Commission as Exhibit 10.2 to our Registration Statement on Form F-4 (File No. 333-123459) filed on March 18, 2005, as subsequently amended, and incorporated by reference herein.
10.3	Supply contract between Oxinova C.A. and Fibranova C.A., dated November 15, 1999.
10.4	Administrative services agreement between Forestal Terranova S.A. and Masisa S.A., amended July 5, 2004.
10.5	Administrative and forestry services agreement between Terranova Brasil and Masisa do Brasil Limitada, dated January 1, 2005.
10.6	Administrative management and financial services agreement between Maderas and Masisa Servicios, dated August 16, 2004.
10.7	Office lease between Masisa Mexico and Forestal Terranova Mexico, dated December 1, 2004.
10.8	Office lease between Forestal Terranova Mexico and Racine, dated March 2, 2001.
10.9	Sales and distribution agreement among Terranova S.A., Terranova Forest Products Inc., Masisa S.A. and Masisa Argentina, dated July 1, 2004.
10.10	Management agreement between Forestal Terranova S.A. and Masisa S.A. with respect to Fibranova C.A., dated November 11, 2002.
21.1	List of Masisa's subsidiaries (incorporated herein by reference to Exhibit 8.1 to our Annual Report on Form 20-F, File No. 001-32555, filed on June 30, 2005).
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Carey y Cía (included in Exhibit 5.1).
23.3	Consent of Jones Day (included in Exhibit 8.2).
24.1	Power of Attorney.

*      To be filed by amendment.

**    Previously filed.